     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 7, 2000



                                                      REGISTRATION NO. 333-39362

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 --------------
                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                               ------------------
                             BANK MUTUAL CORPORATION
             (Exact name of Registrant as specified in its charter)

                                ----------------

        WISCONSIN                                    6035                                39-0491685
 (State or other jurisdiction             (Primary Standard Industrial               (I.R.S. Employer
of incorporation or organization)         Classification Code Number)               Identification No.)*

                            4949 WEST BROWN DEER ROAD
                           BROWN DEER, WISCONSIN 53223
                                 (414) 354-1500
               (Address, including zip Code, and telephone number,
        including area code, of Registrant's principal executive offices)

                             MICHAEL T. CROWLEY, JR.
                               MUTUAL SAVINGS BANK
                            4949 WEST BROWN DEER ROAD
                           BROWN DEER, WISCONSIN 53223
                                 (414) 354-1500
            (Name, address, including zip Code, and telephone number,
                   including area code, of agent for service)

                                ----------------

                                   COPIES TO:
    KENNETH V. HALLETT                                          KENNETH R. LEHMAN
    QUARLES & BRADY LLP                                    LUSE LEHMAN GORMAN POMERENK
 411 EAST WISCONSIN AVENUE                            & SCHICK, A PROFESSIONAL CORPORATION
MILWAUKEE, WISCONSIN 53202                           5335 WISCONSIN AVENUE, N.W., SUITE 400
      (414) 277-5000                                         WASHINGTON, D.C. 20015
                                                                 (202) 274-2000

                                ----------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] _______________

* FEIN of Mutual Savings Bank. Bank Mutual is a corporation in formation in a regulatory restructuring of Mutual Savings Bank, and has not yet been assigned an employer ID number.


                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                                               PROPOSED
                                                           PROPOSED             MAXIMUM
                                         AMOUNT             MAXIMUM            AGGREGATE           AMOUNT OF
      TITLE OF EACH CLASS OF              TO BE         OFFERING PRICE         OFFERING           REGISTRATION
   SECURITIES TO BE REGISTERED         REGISTERED        PER UNIT (1)          PRICE (1)            FEE (1)

------------------------------------------------------------------------------------------------------------------
Common stock, $.01 par value        8,701,000 shares        $10.00            $87,010,000           $22,971
------------------------------------------------------------------------------------------------------------------
Plan interests                      500,000 interests         (2)                 (2)                 (2)
==================================================================================================================


                                ----------------



         (1)      Estimated under Rule 457. Previously paid.
         (2) The plan interests represents plan interests in the Mutual Savings Bank Savings and Incentive Plan, a 401(k) plan. The securities to be purchased by the 401(k) plan are included in the amount shown for common stock. However, pursuant to Rule 457(h) of the Securities Act, no separate fee is required for the plan interests. Pursuant to that rule, the amount being registered has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of the 401(k) Plan plus a reasonable allowance for asset growth, with each plan interest representing one share of common stock.



         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS

                                                    PROPOSED HOLDING COMPANY FOR
                                                             MUTUAL SAVINGS BANK
                                                          UP TO 8,701,000 SHARES
                                                                 OF COMMON STOCK
[BANK MUTUAL LOGO]


    Bank Mutual Corporation is a new corporation that is offering shares of its common stock for sale. Mutual Savings Bank formed Bank Mutual to own Mutual Savings as part of a restructuring of its corporate form of organization. Bank Mutual expects to acquire First Northern Savings Bank in a separate transaction which will occur at the same time as the restructuring and stock offering. Our offering begins immediately and will end at 10:00 a.m. central time, on October 16, 2000. We may extend the offering, but if we extend it beyond November 30, 2000, we will resolicit your order.


    If you are a current or former depositor of Mutual Savings --

       - You may have priority rights in our subscription offering to purchase shares.

       - You will not need to pay a commission to buy shares.

    If you are not a depositor, but are interested in purchasing shares of our common stock --

       - You may be able to purchase shares after subscription offering orders are filled.

       - You will not need to pay a commission to buy shares.

    If you are a participant in the Mutual Savings 401(k) plan --

        - If you participate in the Mutual Savings Bank Savings and Investment Plan, you may be eligible to purchase shares using your 401(k) plan account. See the separate prospectus supplement which we are providing to 401(k) plan participants.

    The shares of common stock to be issued to the public in this offering and in the acquisition of First Northern will represent less than half of the common stock of Bank Mutual. More than half of the shares will be issued to Mutual Savings Bancorp, MHC, a new company formed by Mutual Savings.

    Ryan, Beck & Co., Inc. will serve as marketing agent for the offering on a best efforts basis. Ryan, Beck is not obligated to purchase any shares. The common stock of Bank Mutual will be listed for trading on the Nasdaq National Market under the symbol "BKMU." Ryan, Beck intends to make a market in the common stock.

                             TERMS OF THE OFFERING

                                                                MINIMUM        MAXIMUM
                                                              ------------   ------------
PRICE: $10.00 PER SHARE
Number of shares............................................     4,692,782      7,237,682
Marketing agent commissions and other expenses..............  $  3,462,000   $  3,813,000
Net proceeds to Bank Mutual.................................  $ 43,466,000   $ 68,564,000
Net proceeds per share to Bank Mutual.......................  $       9.26   $       9.47


    We may sell up to 8,701,000 shares because of regulatory considerations or changes in market or economic conditions. If we do not sell the minimum number of shares offered, we will promptly refund your funds. Office of Thrift Supervision regulations require that the offering be completed by February 21, 2002.


               PLEASE READ THE RISK FACTORS BEGINNING ON PAGE 19.

THESE SHARES OF STOCK ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, ARE NOT GUARANTEED BY MUTUAL SAVINGS OR BANK MUTUAL, AND ARE SUBJECT TO INVESTMENT AND MARKET RISK.

NEITHER OF THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               September   , 2000

                                RYAN, BECK & CO.

                                 STATE MAP/LOGO

                                    SUMMARY

     To more fully understand the offering, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements. The table of contents appears on the back cover.

     In this offering, certain current and former depositors of Mutual Savings Bank, and other members of the public, may purchase shares of common stock of Bank Mutual Corporation, a new corporation which will be a mid-tier holding company for Mutual Savings and First Northern Savings Bank. This prospectus gives you information about Bank Mutual, including related information about Mutual Savings, First Northern and the First Northern merger. It also gives you information about Mutual's regulatory restructuring, which includes the formation of a mutual holding company.

     In this prospectus, we also give you information about the terms of Bank Mutual's stock offering, including purchase limitations, means of subscribing, priorities in the offering and similar issues.

OUR RESTRUCTURING, STOCK OFFERING AND FIRST NORTHERN MERGER

     Mutual Savings is restructuring into the mutual holding company form of organization. As part of the restructuring, we formed Bank Mutual, a mid-tier stock holding company, and Mutual Savings Bancorp, MHC, a mutual holding company which we call the MHC. As part of the transaction, Mutual Savings will convert from a mutual to a stock savings bank. At the conclusion of the restructuring, Bank Mutual will own all of the stock of Mutual Savings and, in turn, will be partially owned by the MHC.

     Simultaneously with the restructuring, we will complete two other transactions -- a merger transaction and a stock offering. As a result of the merger transaction, Bank Mutual will own First Northern Savings, which will continue to operate under that name. In significant part, the restructuring is being undertaken to accommodate the First Northern merger. In the stock offering, Bank Mutual is hereby offering for sale to the public a substantial portion of the shares of common stock not to be issued to the MHC in the restructuring.

     The following charts show our current structure, and new structure, which is commonly referred to as a mutual holding company structure with a mid-tier holding company. The new structure reflects completion of the restructuring, the offering and the First Northern merger.

                                  [FLOWCHART]

--------------------------------------------------------------------------------
THE OFFERING -- QUESTIONS AND ANSWERS
--------------------------------------------------------------------------------

THE OFFERING INCLUDES A SUBSCRIPTION OFFERING AND A COMMUNITY OFFERING.

Q.  HOW MUCH COMMON STOCK IS BEING ISSUED?

A. Bank Mutual is offering for sale between 4,692,782 and 7,237,682 shares of common stock, subject to an increase to 8,701,000 shares, at a price of $10.00 per share. The offering range is based on an independent appraisal of the pro forma market value of the common stock, assuming completion of the offering and the First Northern merger.

    In addition to shares issued in the offering, shares will be issued in connection with the First Northern merger. Together, the amount of shares sold in the stock offering and issued to First Northern shareholders will represent 49.9% of the outstanding stock of Bank Mutual. The remaining 50.1% of the outstanding stock will be owned by Mutual Savings Bancorp, MHC.

Q.  WHO MAY PURCHASE BANK MUTUAL COMMON STOCK IN THE OFFERING?

A. No one is obligated to buy stock, but eligible depositors of Mutual Savings have priority subscription rights to subscribe for Bank Mutual common stock during the subscription offering. Subscription rights have been granted, in order of priority, to:

          (1) depositors of Mutual Savings with aggregate deposits of $50 or more on January 31, 1999;

          (2) Bank Mutual's Employee Stock Ownership Plan;

          (3) depositors with aggregate deposits of $50 or more on June 30, 2000;

          (4) depositors on August 31, 2000; and

          (5) directors, officers and employees of Mutual Savings who are not eligible in one of the previous categories.

     If any shares remain unsubscribed in the subscription offering, Bank Mutual may sell shares to the public, with a preference to residents of the counties in which Mutual Savings or First Northern Savings maintains branch offices. The counties are listed on pages 127 and 128. The community offering may be conducted during or after the subscription offering.

     Ryan, Beck & Co., Inc. will use its best efforts to assist us in selling our stock. Ryan, Beck is not obligated to take or purchase any shares of common stock in the offering. See "The Restructuring and the Offering -- the Offering."

Q. AS AN ELIGIBLE DEPOSITOR OF MUTUAL SAVINGS AT JANUARY 31, 1999, JUNE 30, 2000 OR AUGUST 31, 2000, MAY I REGISTER STOCK SHARES IN SOMEONE ELSE'S NAME?

A. No. On your Stock Order Form, you must register in the name or names of deposit account holders at the applicable date. You may not add names of non-account holders or depositors eligible only at a later date.

Q.  ARE MY SUBSCRIPTION RIGHTS AS AN ELIGIBLE DEPOSITOR TRANSFERABLE?

A. No. If you order stock in the subscription offering, you will be required to state that you are purchasing the stock for yourself and that you have no agreement or understanding to sell or transfer your rights. Federal law prohibits you from selling or giving away your subscription rights. We intend to take legal action against anyone who sells or gives away their subscription rights. We will not accept your order if we have reason to believe that you sold or transferred your subscription rights. If anyone offers to give you money to buy stock in your name, in exchange for later transferring the stock, or if someone requests to share in proceeds upon your future sale of Bank Mutual stock, please inform our Stock Information Center at (800) 580-0029.

Q.  WHAT IS THE PRICE PER SHARE IN THE OFFERING?

A. The stock is offered at $10.00 per share. All purchasers, including Mutual Savings' directors, officers and employees, will pay the same price per share. NO COMMISSION WILL BE CHARGED TO THOSE WHO PURCHASE STOCK IN THE OFFERING.

Q.  WILL MANAGEMENT OF MUTUAL SAVINGS PURCHASE SHARES?


A. Yes. Reflecting their commitment to our future, Mutual Savings' 11 executive officers and directors, and their associates, expect to purchase an aggregate of 253,000 shares in the offering.


Q.  HOW DO I PURCHASE COMMON STOCK IN THE OFFERING?


A. Complete the Stock Order Form and submit it, with payment, so that it is received by 10:00 a.m. central time, on October 16, 2000. Orders may not be changed and are not cancelable. Payment may be made by personal check, bank check, money order or by authorization of withdrawal from your savings or certificate of deposit accounts at Mutual Savings. (If you wish to use IRA funds, see the discussion below). ANY APPLICABLE PENALTY FOR EARLY WITHDRAWAL FROM A CERTIFICATE OF DEPOSIT TO PURCHASE STOCK IN THE OFFERING WILL BE WAIVED. Authorized withdrawals will not be made until the completion of the offering, but the designated funds will not be available to you for withdrawal in the interim.


Q.  MAY I USE MY IRA TO PURCHASE THE COMMON STOCK?


A. Yes. However, stock shares purchased with retirement (or "tax-qualified") funds must be held in self-directed retirement accounts. By regulation, Mutual Savings' IRAs are not self-directed. In order to purchase shares using funds in a Mutual Savings IRA, you will need to transfer the IRA (or the portion necessary to pay for the shares) to an independent trustee, such as a brokerage firm, that offers self-directed retirement accounts. BECAUSE INDIVIDUAL SITUATIONS VARY AND PROCESSING TAKES TIME, WE RECOMMEND THAT YOU CONTACT THE STOCK INFORMATION CENTER BY OCTOBER 6, 2000 FOR ASSISTANCE WITH PURCHASES USING YOUR MUTUAL SAVINGS IRA OR ANOTHER RETIREMENT ACCOUNT THAT YOU MAY HAVE. Whether you may use such funds for the purchase of shares in the offering may depend on timing constraints and, possibly, the institution where the funds are currently held.


Q.  HOW MAY I DELIVER MY STOCK ORDER FORM?

A. Delivery may be made by (1) mailing the Stock Order Form in the Stock Order Reply Envelope provided in your stock offering materials, (2) overnight delivery of the Stock Order Form to the address indicated on the back of the Stock Order Form or (3) hand-delivery to our Stock Information Center, located at our corporate headquarters, 4949 West Brown Deer Road, Brown Deer, Wisconsin. Please do not deliver Stock Order Forms to our branches.

Q. WHAT ARE THE MINIMUM AND MAXIMUM NUMBER OF SHARES THAT I MAY ORDER IN THE OFFERING?

A. The minimum purchase is 25 shares. No one may purchase more than $800,000 (80,000 shares) of common stock in the subscription offering or in the community offering. Further, no one, together with associates or persons acting in concert, may purchase more than $1,000,000 of common stock in all categories of the offering, combined.

    We may increase or decrease either of the maximum purchase limitations at our discretion. If we receive orders for a greater number of shares than we are offering, we will allocate the shares that we issue; this may result in your receiving a smaller number of shares than you ordered. For additional information on these purchase limitations, see "The Restructuring and The Offering -- Limitations on Common Stock Purchases."

Q.  WHEN DOES THE OFFERING PERIOD END?


A. The deadline for receipt of completed Stock Order Forms is 10:00 a.m. central time, on October 16, 2000. We may extend the offering, without notice to you and without resoliciting your order, until November 30, 2000. Office of Thrift Supervision regulations require that the offering be completed by February 21, 2002.

Q.  WILL I RECEIVE INTEREST ON STOCK PURCHASE FUNDS?

A. Yes. Funds that you submit by check or money order will be immediately cashed and will earn interest at Mutual Savings' passbook savings rate from the date received until the completion of the offering. At that time, a check will be mailed to you reflecting interest earned. With respect to an account withdrawal for the purchase of stock, interest will continue to accrue in the account at its contractual rate until the funds are withdrawn, at the completion of the stock offering.

Q. CAN MY LOCAL MUTUAL SAVINGS BRANCH ASSIST ME WITH PURCHASING SHARES OR COMPLETING MY STOCK ORDER FORM?

A. No. Our branch personnel may not, by law, assist with investment-related questions about the offering. We have established a Stock Information Center that is staffed by registered representatives able to assist you. The Stock Information Center can be reached at the number shown below.

Q.  MAY I OBTAIN A LOAN OR LINE OF CREDIT FROM MUTUAL SAVINGS TO PAY FOR MY
    STOCK?

A. No. Regulations do not allow Mutual Savings to make loans for this purpose, but other financial institutions may be willing to make such a loan.

Q.  WILL THE COMMON STOCK BE INSURED BY THE FDIC?

A. No. Bank Mutual common stock is not a deposit and cannot be insured or guaranteed by the FDIC or any other government agency. The trading price of common stock may fluctuate, so common stock is subject to investment risk, including total loss of principal invested.

Q.  WHEN WILL I RECEIVE MY STOCK CERTIFICATE?

A. The stock will commence trading, and stock certificates will be mailed to investors, as soon as practicable after the offering is completed. Please be aware that you may not be able to sell the shares that you purchased until you have received a stock certificate.

Q.  WILL DIVIDENDS BE PAID ON BANK MUTUAL STOCK?

A. We anticipate that Bank Mutual will pay an annual cash dividend of $0.28 per share, payable quarterly at $0.07 per share, starting for the first quarter after the completion of the offering. There can be no assurance that dividends will be paid or that they will not subsequently be reduced or eliminated. The Bank Mutual board of directors will make a decision quarterly concerning whether to pay dividends and, if so, the dividend amount.

Q.  HOW MAY I PURCHASE OR SELL BANK MUTUAL STOCK SHARES IN THE FUTURE?

A. You may purchase or sell shares through your stockbroker or a discount brokerage firm. The stock will trade on the Nasdaq National Market, under symbol "BKMU". We cannot assure, however, that an active and liquid market for the common stock will develop, and we cannot assure that you will be able to sell shares at or above the $10.00 per share purchase price paid in the offering.

                             ADDITIONAL QUESTIONS?
                    PLEASE CALL OUR STOCK INFORMATION CENTER
                                 (800)580-0029
        FROM 9:00 A.M. TO 4:00 P.M., CENTRAL TIME, MONDAY THROUGH FRIDAY

MUTUAL SAVINGS AND RELATED ENTITIES

  Mutual Savings Bank

     Mutual Savings is a community-oriented savings bank which emphasizes traditional financial services to individuals and businesses within its market areas. Our principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from other operations, in residential mortgage loans, consumer loans, multi-family and commercial real estate loans, and commercial business loans. We also invest in various mortgage-related securities and investment securities. We seek to differentiate ourselves from our competitors by:

     - creating financial security for our customers in ways that continually emphasize quality, high value and uncompromising integrity;

     - providing our employees with an environment that encourages and recognizes professional development, creativity and ambition; and

     - supporting our communities in activities that improve the quality of life for all of their residents.

     Mutual Savings has 50 branches located in Wisconsin, primarily in the southern and northwestern parts of the state, and one office in eastern Minnesota. It serves over 80,000 households. At June 30, 2000, it had assets of $1.8 billion, deposits of $1.3 billion and equity of $167.6 million. By asset size, it is the largest mutual savings institution headquartered in Wisconsin, and one of the largest mutual savings institutions in the country. Mutual Savings has grown both through acquisitions and internal growth. Its most recent acquisition was of the $730.7 million asset First Federal Bancshares of Eau Claire in March 1997.

     As part of this transaction, Mutual Savings is converting from a Wisconsin-chartered mutual savings bank into a federal stock savings bank. When we refer to Mutual Savings, we also include the federal savings bank after that conversion.

  Bank Mutual Corporation

     Bank Mutual will become a holding company by owning all of the common stock of Mutual Savings and of First Northern Savings after the restructuring. Bank Mutual has not engaged in any business to date. The primary office of Bank Mutual is located at 4949 West Brown Deer Road, Brown Deer, Wisconsin 53223. Brown Deer is a suburb of Milwaukee, Wisconsin.

     After the restructuring, the stock offering and the First Northern merger, we expect Bank Mutual to be the fifth largest financial institution headquartered in the state of Wisconsin, based on pro forma total assets of $2.7 billion at June 30, 2000.

  Mutual Savings Bancorp, MHC

     The MHC will own more than half of the outstanding common stock of Bank Mutual after the restructuring. We do not expect that the MHC will engage in any business activity other than owning a majority of the common stock of Bank Mutual and managing dividends, if any, it receives from Bank Mutual. We expect that the MHC initially will waive the receipt of dividends declared by Bank Mutual.

REASONS FOR THE RESTRUCTURING

     By implementing the plan of restructuring, we will be organized in the stock form, a corporate structure used by most businesses, including many savings banks. This structure will increase our operating flexibility, allowing us to better compete with other financial institutions and more easily take advantage of business opportunities. The restructuring is necessary in order to provide Bank Mutual stock to be sold in the offering and to be used as part of the consideration in the First Northern merger. The opportunity for the First Northern merger is the reason we are proposing the restructuring at this time. In effecting the restructuring, we will preserve our ability to remain independent and community-oriented, because a majority of Bank Mutual's stock will be controlled by the MHC, rather than being held by public shareholders.

HOW WE DETERMINED THE OFFERING RANGE AND THE $10.00 PRICE PER SHARE

     The offering range is based on an independent appraisal of Mutual Savings' pro forma market value prepared by RP Financial, LC, an appraisal firm experienced in appraisals of savings institutions.

     The appraisal incorporated an analysis of a peer group of publicly-traded mutual holding company institutions that RP Financial considered to be comparable to Mutual Savings, including an evaluation of the average and median price-to-earnings, price-to-core earnings, price-to-book value, price-to-tangible book value and price-to-assets ratios indicated by the market prices of the peer group companies, with such ratios adjusted to their fully converted equivalent basis. RP Financial applied the peer group's fully converted pricing ratios, as adjusted for certain qualitative valuation adjustments to account for differences between Mutual Savings and the peer group, to Mutual Savings' pro forma earnings, core earnings, book value, tangible book value and assets to derive the estimated pro forma market value of Mutual Savings. RP Financial has estimated that in its opinion as of August 28, 2000 the estimated pro forma market value of Bank Mutual was between $144.5 million and $195.5 million, with a midpoint of $170.0 million.



     The appraisal placed the greatest weight on the price-to-earnings approaches to valuation, but also considered the price-to-book value approaches and price-to-assets approach. Compared to the average fully converted pricing ratios of the peer group, Mutual Savings' pro forma fully converted ratios at the estimated pro forma market value indicated a discount of 5% based on the price-to-core earnings approach, a discount of 22% based on the price-to-book value approach, a discount of 7% based on the price-to-tangible book value approach, and a discount of 45% based on the price-to-assets approach. The estimated appraised value and the resulting discounts relative to the peer group's fully converted pricing ratios took into consideration the potential benefits of the restructuring and the merger. The appraisal also noted Mutual Savings' fully converted pro forma price-to-book value and price-to-tangible book value ratios reflected premiums relative to the issuance pricing of recent conversion and mutual holding company transactions. Compared to most of the recent conversion and mutual holding company transactions, Mutual Savings has more assets, greater market value and anticipated liquidity in the shares, and a more leveraged balance sheet (resulting in a lower tangible equity-to-assets ratio), which all contributed to the premium price-to-book value and price-to-tangible book value ratios indicated relative to the recent conversions and mutual holding companies.



     The board of directors of Mutual Savings has determined to sell shares in the stock offering at $10.00 share. Based on that price, assuming the issuance of 5,025,485 shares to former shareholders of First Northern, the pro forma market value of Mutual Savings ranged between $194.8 million and $245.8 million, with a midpoint pro forma market value of $220.2 million. This is the "estimated valuation range." The stock issuance plan provides that total outstanding shares must reflect the estimated valuation range and that public ownership will equal 49.9% of outstanding shares, while the MHC's ownership will equal 50.1%. Given the 5,025,485 shares to be issued to the former shareholders of First Northern, this results in an offering range of between 4,692,782 and 7,237,682 shares, with a midpoint of 5,965,232 shares. Following the stock offering and First Northern merger, shares outstanding to the public will therefore range between 9,718,267 and 12,263,167, with a midpoint of 10,990,717 shares. Total outstanding shares, held by the MHC and public owners, will range between 19,475,485 and 24,575,485.


     The appraisal was based in part upon Mutual Savings' financial condition and operations, the financial condition and operations of First Northern, the effect of the First Northern merger and the effect of the additional capital Bank Mutual will raise from the sale of common stock. RP Financial's independent appraisal will be updated at the end of the offering process before we complete our restructuring. At that time, the estimated pro forma market value may change, but there will be no resolicitation of subscribers if it is neither less than the minimum nor greater than the adjusted maximum of the estimated valuation range.

     The $10.00 price per share was chosen by Mutual Savings' board of directors because it is the price per share most commonly used in stock offerings involving conversions and reorganizations of savings institutions.

OUR DIRECTORS, OFFICERS AND EMPLOYEES WILL HAVE ADDITIONAL COMPENSATION AND BENEFIT PROGRAMS AFTER THE RESTRUCTURING

     We are adding a new benefit plan for our officers and employees at no cost to them, and will enter into new employment agreements.

     - Employee Stock Ownership Plan. This plan will cover most of Mutual Savings' employees, and may be extended to First Northern Savings' and other employees. We will lend it money to buy up to 8% of the shares we sell in the offering and issue in the First Northern merger, combined. The ESOP will buy the shares either in the offering or in the open market. The plan will allocate the stock to employees over a ten-year period as additional compensation for their services.

     - Employment Agreements. Mutual Savings has employment agreements with Michael T. Crowley, Sr. and Michael T. Crowley, Jr., which will continue after the restructuring. If Mutual Savings discharges either of them without cause, or if either of them resigns because Mutual Savings does not meet its obligations under these agreements, it must make a termination payment. Mutual Savings is also entering into new employment agreements with four other executive officers. The new employment agreements will provide these officers with rights they do not currently have to receive severance benefits in the event of their actual or constructive discharge without cause.

     - First Northern Employment Agreements. In connection with the First Northern merger, we will assume the employment agreement of First Northern's chief executive officer and offer to replace existing employment agreements for the other executive officers of First Northern. These agreements will have provisions similar to those of the Mutual Savings employment agreements, except that Mr. Meeuwsen's agreement is for a period of five years and the others are for three years.

     We also plan to add the following stock-based benefit plans for our directors, officers and employees in the near future:

     - Stock Option Plan. Under this plan, Bank Mutual may grant officers, directors and employees options to purchase Bank Mutual stock at a price that is set on the date we grant the option. The price that we set will not be less than our stock's current trading price when we grant the options, so the options will have realizable value only if our stock price increases. Recipients of options will have up to ten years to exercise their options. If we implement the stock option plan more than one year after restructuring, it may also include provisions allowing payment upon a change in control or retirement. The OTS has proposed regulations which would allow such a provision earlier.

     - Management Recognition Plan. This plan will allow selected officers, directors and employees to receive shares of our stock, without making any payment, if they work for us until the end of a specified service period or attain other performance goals. If we implement the management recognition plan more than one year after restructuring, it may also include provisions allowing payment upon a change in control or retirement. The OTS has proposed regulations which would allow such a provision earlier.

Assuming we sell 5,965,232 shares in the offering and issue 5,025,485 shares in the First Northern merger, we expect to ask our shareholders for approval to grant options to purchase up to 1,099,071 of our shares and make stock grants under a management recognition plan of up to 367,895 shares under the plans described above. We will not implement a stock option plan or management recognition plan unless shareholders approve them. We do not expect to ask Bank Mutual shareholders to approve these plans until at least six months after we complete the offering. We expect to obtain the shares we would need for these plans in the stock offering and/or through stock repurchases on the open market afterward.

     The following table presents the dollar value of the shares that we expect to grant under the employee stock ownership plan and the contemplated management recognition plan and of those underlying options to be granted under the stock option plan, and the percentage of Bank Mutual's outstanding common stock that will be represented by these shares, all assuming the issuances discussed above. We based the value of the shares for the employee stock ownership plan and management recognition plan on a price of $10.00 per share in this offering.

                                                                            PERCENTAGE OF TOTAL
                                                                            COMMON STOCK ISSUED
                                                          VALUE OF          IN THE OFFERING AND
BENEFIT PLAN                                        SHARES TO BE GRANTED   FIRST NORTHERN MERGER
------------                                        --------------------   ---------------------
                                                       (IN MILLIONS)
Employee stock ownership plan.....................         $ 8.8                     8%
Management recognition plan.......................           3.3                     3
Stock option plan.................................            --*                   10
                                                           -----                    --
                                                           $12.1                    21%

-------------------------

* We expect that options will be granted at then-current market prices. The fair value of the options will depend upon whether there is subsequent appreciation in Bank Mutual's stock price, the amount of that appreciation and other factors.

HOW WE INTEND TO USE THE PROCEEDS WE RAISE FROM THE OFFERING

     Assuming we sell 5,965,232 shares in the offering and that we issue 5,025,485 shares to First Northern shareholders, we intend to use the net proceeds from the offering as follows:

     - $27.0 million will be used as part of the cash consideration to First Northern shareholders in the First Northern merger, reflecting that 60% of the consideration is paid in cash;

     - $8.8 million will be loaned to the employee stock ownership plan to fund its purchase of common stock;

     - $20.2 million will be retained by Bank Mutual.

     The amount of cash needed for the First Northern merger will vary between 30% and 60% of the total merger consideration. Assuming that 60% of the total consideration is paid in cash, the total cash payment will be approximately $75.4 million. If a higher percentage is paid in stock, the cash needs will decrease. For example, if 50% of the total consideration is paid in cash and 50% in stock, the total cash payment will be approximately $62.8 million. See "The Parties -- First Northern Savings; The First Northern Merger". Bank Mutual will obtain the additional funds to pay the balance of the purchase price, together with the costs of the merger and required cash-out of First Northern stock options, from Mutual Savings' and First Northern Savings' existing capital and earnings.

     Bank Mutual may use some of the net proceeds of the offering as a possible source of funds to pay dividends to shareholders, to repurchase common stock, to finance the possible acquisition of other financial institutions and other businesses that are related to banking, or for other general corporate purposes.

TERMINATION

     Mutual Savings' Board of Directors may terminate the restructuring at any time. For example, it could terminate the plan of restructuring if we do not receive regulatory approval, if conditions for the First Northern merger are not met, or if any other condition for the restructuring is not met.

     If we terminate the restructuring, any subscription funds sent to us will be returned together with interest at Mutual Savings' passbook rate of interest promptly after the termination. If you elected to have your subscription paid by a withdrawal from a Mutual Savings account, the "hold" placed on your account will be released.

NO CHANGES TO DEPOSIT AND LOAN RELATIONSHIPS

     The transactions we describe in this prospectus will not affect your deposit or loan relationships with Mutual Savings or the FDIC insurance on your accounts. The federally-chartered stock bank that will be a successor to the state-chartered Mutual Savings will continue all Mutual Savings' accounts, loans and similar business relationships without a change in terms.

POSSIBLE CONVERSION OF THE MHC TO STOCK FORM

     In the future, the MHC may convert from mutual to capital stock form, in a transaction commonly known as a "full conversion." If MHC were to undertake a full conversion, we expect that Bank Mutual's public shareholders would own the same percentage of the resulting entity as they owned prior to the full conversion. Any full conversion would need to be conducted under laws and regulations then in effect, which could affect what Bank Mutual shareholders would actually receive. The board of directors has no current plan to undertake a full conversion transaction, and we cannot assure that one will occur. For a description of this possible full conversion, see "The Restructuring and The Offering -- Possible Conversion of the MHC to Stock Form."

HOW YOU MAY OBTAIN ADDITIONAL INFORMATION REGARDING THE OFFERING

     If you have any questions regarding the offering or the restructuring, please call the Stock Information Center at (800) 580-0029, Monday through Friday, between 9 a.m. and 4 p.m. central time.

FIRST NORTHERN

     First Northern Savings Bank, S.A. is a Wisconsin-chartered stock savings and loan association, with 19 branches located in northeastern Wisconsin. First Northern Capital Corp. wholly owns First Northern Savings. At June 30, 2000, First Northern had assets of $904.9 million, deposits of $568.6 million and shareholders' equity of $75.6 million. The primary office of First Northern is located at 201 North Monroe Avenue, Green Bay, Wisconsin 54305.

     As part of the transactions which Mutual contemplates, Bank Mutual will acquire First Northern Capital Corp. simultaneously with completion of this offering. Mutual Savings and First Northern have signed a merger agreement for that acquisition. As part of this transaction, First Northern Savings will convert into a federally-chartered savings bank; when we refer to First Northern Savings, we also include the federal savings bank after that conversion. After the transaction, First Northern Savings will be wholly-owned by Bank Mutual.

     Mutual Savings does not expect to complete the restructuring and stock offering if it does not believe that it will be able to complete the First Northern merger. We also do not expect to complete the First Northern merger if it does not believe that it will be able to complete the restructuring and stock offering. For further information about First Northern and the merger, see "The Parties" and "Index to Financial Statements -- First Northern Data."

THE FIRST NORTHERN MERGER

     Bank Mutual will acquire First Northern Savings in a merger transaction. The consideration payable to First Northern shareholders will be paid partly in cash and partly in Bank Mutual common stock. Before the merger closes, Mutual will determine the relative proportion between cash and stock, but the stock portion must be between 40% and 70% of the total consideration paid. The stock percentage will be at least 40%. If shares of Bank Mutual common stock are available after all orders have been filled in the subscription offering, Bank Mutual may issue any amount of such available shares to former First Northern shareholders, in lieu of cash. Under no circumstances, however, will more than 70% of the consideration in the First Northern merger be paid in shares of common stock.

     In this prospectus, unless we say otherwise, we assume that 40% of the consideration will be Bank Mutual stock; in that case, Bank Mutual will issue approximately 5,025,485 shares and pay approximately

$75.4 million in cash. We also assume in all calculations relating to the First Northern merger that the number of First Northern shares outstanding is the number outstanding as of June 30, 2000. This number would change if Mutual Savings elects a higher percentage to be paid in stock. Mutual Savings may vary the stock percentage between 40% and 70% at its discretion. For example, it may increase the stock percentage above 40% if shareholders of First Northern request to receive more than 40% of the consideration in stock. For example, if the stock percentage is 50%, Bank Mutual will issue 6,281,856 shares and pay approximately $62.8 million in cash in the merger.

     The total number of shares that Bank Mutual may issue in its stock offering and the First Northern merger combined is limited. The limits arise out of OTS regulatory requirements.

     - Bank Mutual may not issue shares beyond the maximum of the appraisal, as adjusted.

     - The MHC must own at least a majority of the shares of Bank Mutual.

     Both the number of shares to be sold by Bank Mutual in the stock offering and the number of shares to be issued in the First Northern merger can vary within those limits. Thus, in some circumstances, if Bank Mutual issues more shares in one transaction, it may be limited to issuing fewer shares in the other.

     From a financial perspective, it will not make a difference to Bank Mutual whether a share is issued in the First Northern merger or sold in the stock offering, since the issuance of additional shares in the First Northern merger will result in a corresponding decrease in Bank Mutual's cash requirements in the merger. From Bank Mutual's perspective, the result is the same whether Bank Mutual sells a share for $10.00, and then pays that $10.00 to a First Northern shareholder, or if it issues a First Northern shareholder a share of common stock but does not have to pay the $10.00 in cash.

     The Mutual Savings' board of directors believes that the First Northern merger is attractive for various reasons. From Mutual Savings' perspective, the First Northern merger would:

     - combine two financial institutions of complementary business focuses.

     - significantly expand our presence in northeastern Wisconsin, allowing us to enter attractive new markets through an established and attractive operation.

     - permit us to acquire this presence for fair consideration.

     - allow elimination of certain duplicative costs and achievement of potential economies of scale over time by increasing size.

     - complement the restructuring by providing a productive use for some of the offering's cash proceeds.

     - obtain additional experienced and well-qualified employees.

     The merger will be accounted for as a purchase. Initially after the restructuring, Bank Mutual expects to maintain First Northern Savings as a subsidiary separate from Mutual Savings. See "The Parties -- First Northern Savings; The First Northern Merger."

                MUTUAL SAVINGS SELECTED FINANCIAL AND OTHER DATA

     In the following table, Mutual Savings provides selected financial data for its past five fiscal years. Mutual Savings derived this information from its audited financial statements, although the table itself is not audited. The table also includes information at June 30, 2000 and for the six months ended June 30, 2000 and 1999, derived from Mutual Savings' unaudited financial statements. Operating results for the interim periods do not necessarily indicate the results of Mutual Savings that you may expect for the entire year. The following data should be read together with Mutual Savings' consolidated financial statements and related notes and "Management's Discussion and Analysis" which appear in this prospectus beginning at pages F-1 and 51, respectively.

     We are presenting information for Mutual Savings rather than Bank Mutual because Bank Mutual has not had any operations or material assets prior to this time. In the restructuring, Bank Mutual will become the sole shareholder of Mutual Savings immediately prior to the First Northern merger.

     In 1999, non-interest expense includes a special write-off of intangible assets of $15.6 million which Mutual deemed to be impaired. The intangible assets resulted from the 1997 acquisition of First Federal. The effect on results for the year was a decrease of $13.6 million. See footnote 2 to Mutual Savings' consolidated financial statements. Also, in 1996, non-interest expense includes a one-time FDIC Savings Association Insurance Fund ("SAIF") assessment of $6.4 million. All SAIF insured savings associations were specially assessed in this quarter. The effect on net income of the assessment in 1996 was a decrease of $3.9 million.

                                                                  AT DECEMBER 31,
                             AT JUNE 30,   --------------------------------------------------------------
                                2000          1999         1998         1997         1996         1995
                             -----------   ----------   ----------   ----------   ----------   ----------
                                                            (IN THOUSANDS)
SELECTED FINANCIAL
  CONDITION DATA:
Total assets...............  $1,759,170    $1,769,506   $1,872,862   $1,826,080   $1,169,271   $1,205,092
Loans receivable, net......   1,127,987     1,082,795    1,037,589    1,255,082      825,131      790,713
Loans available for sale...       1,632           541       27,723       13,397        4,357        2,479
Investment securities
  available for sale.......      57,461        57,763      116,534      159,208      159,513      120,081
Mortgage-related securities
  available for sale.......     461,377       374,100      270,897      225,906       90,452      196,902
Total cash and cash
  equivalents..............      31,817       178,959      330,248       79,064       37,151       55,234
Federal Home Loan Bank
  stock....................      14,585        13,537       13,537       20,237        8,001        7,841
Intangible assets..........      11,027        11,496       29,786       32,589           --           --
Foreclosed real estate,
  net......................       2,977         3,018        3,505          159          258          333
Total deposits.............   1,300,613     1,343,007    1,398,858    1,362,330      994,283    1,004,559
Total borrowings...........     264,667       242,699      270,822      270,867           --       25,000
Total equity...............     167,588       163,820      175,743      163,052      151,294      147,031

                                   FOR THE
                              SIX MONTHS ENDED
                                  JUNE 30,                 FOR THE YEAR ENDED DECEMBER 31,
                              -----------------   --------------------------------------------------
                               2000      1999       1999       1998       1997      1996      1995
                              -------   -------   --------   --------   --------   -------   -------
                                                          (IN THOUSANDS)
SELECTED OPERATING DATA:
Total interest income.......  $60,482   $58,653   $118,302   $125,470   $115,993   $81,674   $81,793
Total interest expense......   37,061    38,128     75,337     80,017     72,194    49,595    50,390
                              -------   -------   --------   --------   --------   -------   -------
  Net interest income.......   23,421    20,525     42,965     45,453     43,799    32,079    31,403
Provision for loan losses...      236       203        350        637      1,065       672       597
                              -------   -------   --------   --------   --------   -------   -------
  Net interest income after
     provision for loan
     losses.................   23,185    20,322     42,615     44,816     42,734    31,407    30,806
                              -------   -------   --------   --------   --------   -------   -------
Non-interest income:
  Fees and service
     charges................    3,109     2,937      6,100      6,097      4,758     2,816     2,840
  Gain on sale of loans,
     mortgage-related
     securities and
     investment securities..       43       328        655      1,025        474       333       563
  Other non-interest
     income.................      864       634      1,229      1,318        927       520       406
                              -------   -------   --------   --------   --------   -------   -------
          Total non-interest
            income..........    4,016     3,899      7,984      8,440      6,159     3,669     3,809
Non-interest expense:
  Amortization of intangible
     assets.................      469     1,355     18,290      2,738      1,941        --        --
  Other non-interest
     expense................   16,217    16,590     32,989     32,783     30,145    29,904    22,790
                              -------   -------   --------   --------   --------   -------   -------
          Total non-interest
            expense.........   16,686    17,945     51,279     35,521     32,086    29,904    22,790
                              -------   -------   --------   --------   --------   -------   -------
  Income before income
     taxes..................   10,515     6,276       (680)    17,735     16,807     5,172    11,825
Income tax expense..........    4,001     2,386      3,803      6,584      6,622     1,671     4,181
                              -------   -------   --------   --------   --------   -------   -------
  Net income (loss).........  $ 6,514   $ 3,890   $ (4,483)  $ 11,151   $ 10,185   $ 3,501   $ 7,644
                              =======   =======   ========   ========   ========   =======   =======

                                        AT OR FOR THE
                                      SIX MONTHS ENDED
                                          JUNE 30,         AT OR FOR THE YEARS ENDED DECEMBER 31,
                                      -----------------   -----------------------------------------
                                       2000      1999      1999     1998    1997     1996     1995
                                      -------   -------   ------   ------   -----   ------   ------
SELECTED FINANCIAL RATIOS AND OTHER
  DATA:
PERFORMANCE RATIOS:
Return on average assets............    0.74%     0.42%    (0.24)%   0.60%   0.62%    0.29%    0.64%
Return on average assets excluding
  amortization of intangible
  assets............................    0.79      0.54      0.63     0.73    0.72     0.29     0.64
Return on average equity............    7.95      4.41     (2.55)    6.57    6.52     2.34     5.42
Return on average equity excluding
  amortization of intangible
  assets............................    8.46      5.69      6.63     7.95    7.59     2.34     5.42
Net interest rate spread(a).........    2.31      1.94      2.03     2.16    2.31     2.09     2.07
Net interest margin(b)..............    2.78      2.33      2.44     2.58    2.76     2.77     2.69
Non-interest income to average
  assets............................    0.46      0.42      0.43     0.46    0.37     0.31     0.32
Non-interest expense (excluding
  amortization of intangible assets)
  as a percent of average assets....    1.85      1.79      1.79     1.77    1.82     1.97     1.90
Efficiency ratio(c).................   59.11     67.92     64.75    60.83   60.34    83.65    64.72
Average interest-earning assets to
  average interest-bearing
  liabilities.......................    1.11x     1.09x     1.10x    1.09x   1.10x    1.16x    1.14x
CAPITAL RATIOS:
Average equity to average assets....    9.37%     9.51%     9.56%    9.17%   9.44%   12.54%   11.72%
Equity to assets....................    9.53      9.44      9.26     9.38    8.93    12.94    12.20
Leverage capital....................    9.37      8.04      8.66     7.78    7.40    12.69    12.26
Total risk-based capital............   18.69     17.60     18.51    17.02   14.80    24.58    24.04
ASSET QUALITY RATIOS:
Non-performing loans to total
  loans.............................    0.20%     0.53%     0.44%    0.65%   0.84%    0.29%    0.10%
Non-performing assets to total
  assets............................    0.30      0.48      0.44     0.55    0.58     0.23     0.09
Allowance for loan losses to non-
  performing loans..................  319.14    123.21    144.54   101.86   68.65   163.31   433.21
Allowance for loan losses to non-
  performing assets.................  136.33     77.62     88.79    66.98   67.62   147.46   303.94
Allowance for loan losses to total
  loans.............................    0.63      0.65      0.64     0.66    0.57     0.48     0.43
OTHER DATA:
Offices.............................      51        51        51       52      53       33       33


-------------------------

(a) "Net interest rate spread" means the difference between the average yield on the average balance of interest-earning assets and the average cost of the average balance of interest-bearing liabilities.

(b) "Net interest margin" means the net interest income divided by the average balance of interest-earning assets.

(c) Computed using net interest income plus non-interest income as the denominator and non-interest expense (excluding amortization of intangible assets) as the numerator.

                FIRST NORTHERN SELECTED FINANCIAL AND OTHER DATA

     In the following table, we provide selected financial data for First Northern for its past five fiscal years. First Northern derived this information from its audited financial statements, although the table itself is not audited. The table also includes information at June 30, 2000 and for the six months ended June 30, 2000 and 1999, derived from First Northern's unaudited financial statements. Operating results for the interim periods do not necessarily indicate the results of First Northern that you may expect for the entire year. The following data should be read together with First Northern's consolidated financial statements and related notes and First Northern "Management's Discussion and Analysis of Financial Condition and Results of Operations" which appear beginning on page FN-1 of this prospectus.

     In 1996, non-interest expense includes a one-time SAIF assessment of $2.9 million. The effect on net income of this assessment in 1996 was a decrease of $1.7 million. Earnings per share in 1996 were decreased by $0.19.

                                    AT                         AT DECEMBER 31,
                                 JUNE 30,    ----------------------------------------------------
                                   2000        1999       1998       1997       1996       1995
                                 ---------   --------   --------   --------   --------   --------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL CONDITION
  DATA:
Total assets...................  $904,875    $839,623   $719,713   $667,696   $615,503   $553,467
Loans receivable, net..........   795,094     736,880    631,739    593,529    553,995    500,535
Loans held for sale............     2,083       1,085      3,075      2,119      2,532      2,989
Securities held to maturity....    36,435      36,263     35,263     31,906     25,908     23,388
Investment securities available
  for sale.....................    10,941       8,444      9,205      6,799      5,635      2,978
Mortgage-related securities
  available for sale...........     5,304       5,554        996        932      1,837      2,013
Total cash and cash
  equivalents..................    11,234      12,372      7,211        964      3,563      1,274
Federal Home Loan Bank stock...    12,500       9,250      5,250      5,250      3,773      3,768
Foreclosed real estate, net....       456         382        106        153        189        136
Total deposits.................   568,625     566,908    542,372    481,788    458,323    449,954
Total borrowings...............   247,353     185,899     91,977    103,277     77,272     21,000
Total shareholders' equity.....    75,604      76,795     76,093     73,817     70,224     72,579
Book value per share...........  $   9.03    $   8.98   $   8.68   $   8.34   $   8.00   $   7.97
Shares outstanding, net of
  treasury shares..............     8,376       8,549      8,765      8,846      8,775      9,110

                                   FOR THE
                              SIX MONTHS ENDED
                                  JUNE 30,                FOR THE YEAR ENDED DECEMBER 31,
                              -----------------   -----------------------------------------------
                               2000      1999      1999      1998      1997      1996      1995
                              -------   -------   -------   -------   -------   -------   -------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:
Total interest income.......  $30,051   $25,218   $52,770   $49,690   $46,596   $41,876   $39,025
Total interest expense......   19,186    14,335    30,686    29,003    26,491    23,203    22,036
                              -------   -------   -------   -------   -------   -------   -------
  Net interest income.......   10,865    10,883    22,084    20,687    20,105    18,673    16,989
Provision for loan losses...      330       174       472       420       320       370       240
                              -------   -------   -------   -------   -------   -------   -------
  Net interest income after
     provision for loan
     losses.................   10,535    10,709    21,612    20,267    19,785    18,303    16,749
                              -------   -------   -------   -------   -------   -------   -------
Non-interest income:
  Fees and service
     charges................    1,028       850     1,829     1,735     1,791     1,548     1,403
  Gain on sale of loans,
     mortgage-related
     securities and
     investment securities..       64       308       380     1,051       359       259       970
  Other non-interest
     income.................    1,012       795     1,645     1,453     1,126       879       837
                              -------   -------   -------   -------   -------   -------   -------
          Total non-interest
            income..........    2,104     1,953     3,854     4,239     3,276     2,686     3,210
Non-interest expense........    7,694     7,156    14,564    14,071    13,374    15,939    12,651
                              -------   -------   -------   -------   -------   -------   -------
  Income before income
     taxes..................    4,945     5,506    10,902    10,435     9,687     5,050     7,308
Income tax expense..........    1,569     1,840     3,525     3,606     3,651     1,767     2,718
                              -------   -------   -------   -------   -------   -------   -------
  Net income................  $ 3,376   $ 3,666   $ 7,377   $ 6,829   $ 6,036   $ 3,283   $ 4,590
                              =======   =======   =======   =======   =======   =======   =======
Diluted net income per
  share.....................  $  0.39   $  0.41   $  0.83   $  0.75   $  0.66   $  0.36   $  0.49
                              =======   =======   =======   =======   =======   =======   =======

                                  AT OR FOR THE
                                SIX MONTHS ENDED
                                    JUNE 30,            AT OR FOR THE YEARS ENDED DECEMBER 31,
                                -----------------   ----------------------------------------------
                                  2000      1999      1999       1998      1997     1996     1995
                                --------   ------   --------   --------   ------   ------   ------
SELECTED FINANCIAL RATIOS AND
  OTHER DATA:
PERFORMANCE RATIOS:
Return on average assets......      0.78%    1.00%      0.96%      0.98%    0.94%    0.56%    0.83%
Return on average equity......      8.80     9.57       9.60       9.08     8.38     4.61     6.43
Net interest rate spread......      2.12     2.71       2.69       2.73     2.83     2.86     2.69
Net interest margin...........      2.61     3.10       3.00       3.11     3.26     3.31     3.17
Non-interest income to average
  assets......................      0.49     0.53       0.50       0.61     0.51     0.46     0.58
Non-interest expense as a
  percent of average assets...      1.77     1.95       1.89       2.03     2.09     2.72     2.27
Efficiency ratio..............     59.33    55.75      56.15      56.45    57.20    74.62    62.63
Cash dividend payout ratio....     55.00    47.60      47.10      46.80    47.10    81.10    54.90
Average interest-earning
  assets to average
  interest-bearing
  liabilities.................    106.30   108.10     107.56     108.71   109.87   110.90   111.60
CAPITAL RATIOS:
Average equity to average
  assets......................      8.85%   10.42%      9.99%     10.83%   11.24%   12.14%   12.82%
Equity to assets..............      8.36     9.15       9.15      10.57    11.06    11.41    13.11
Leverage capital..............      7.80     9.29       8.60       9.60    10.20    10.50    12.90
Total risk-based capital......     12.60    15.01      14.00      15.70    16.70    17.80    21.90
ASSET QUALITY RATIOS:
Non-performing loans to total
  loans.......................      0.03%    0.10%      0.04%      0.05%    0.08%    0.13%    0.08%
Non-performing assets to total
  assets......................      0.08     0.09       0.08       0.06     0.09     0.15     0.10
Allowance for loan losses to
  non-performing loans........  1,654.12   569.63   1,381.63   1,020.52   722.05   394.76   623.92
Allowance for loan losses to
  non-performing assets.......    593.25   526.95     588.86     781.19   535.75   314.79   470.76
Allowance for loan losses to
  total loans.................      0.53     0.55       0.53       0.56     0.53     0.53     0.52
OTHER DATA:
Offices.......................        19       19         19         19       19       20       20

                                  RISK FACTORS

     You should consider carefully the following risk factors before deciding whether to invest in Bank Mutual's common stock.

CHANGING INTEREST RATES MAY HURT OUR PROFITS

     To be profitable, we have to earn more money in interest and fees than we pay as interest and other expenses. Of our first mortgage loans maturing after one year, a majority have interest rates that are fixed for the term of the loan. While most of our deposit accounts consist of time deposit accounts with remaining terms to maturity of less than one year, most of our loans have longer remaining terms. If interest rates rise, which has been the case in recent quarters, the amount of interest we pay on deposits is likely to increase more quickly than the amount of interest we receive on our loans, mortgage-related securities and investment securities. This would cause our profits to decrease. Rising interest rates would likely reduce the value of our mortgage-related securities and investment securities and may decrease demand for loans and make it more difficult for borrowers to repay their loans. For additional information on our exposure to interest rates, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Management of Interest Rate Risk."

INCREASES IN MARKET INTEREST RATES ARE LIKELY TO ADVERSELY AFFECT EQUITY

     As of June 30, 2000, we owned $518.8 million of securities available for sale. Generally accepted accounting principles require that we carry these securities at fair value on our balance sheet. Unrealized gains or losses on these securities, reflecting the difference between the fair market value and the amortized cost, net of its tax effect, is carried as a component of equity. In recent quarters, rates have been rising. When market rates of interest increase, the fair value of our securities available for sale generally decreases and equity correspondingly decreases. When rates decrease, fair value generally increases and equity correspondingly increases. As of June 30, 2000, Mutual Savings' available for sale portfolio had an unrealized loss of $13.9 million, because fair value was $518.8 million and amortized cost was $532.7 million. At June 30, 2000, First Northern Savings had an unrealized gain of $637,000 on securities available for sale.

LOW DEMAND FOR REAL ESTATE LOANS MAY LOWER OUR PROFITABILITY

     Making loans secured by real estate is our primary business and primary source of profits. If customer demand for real estate loans decreases, our profits may decrease because our alternative investments, primarily securities, earn less income for us than real estate loans. Customer demand for loans secured by real estate could be reduced by a weaker economy, an increase in unemployment, a decrease in real estate values or an increase in interest rates.

STRONG COMPETITION WITHIN OUR MARKET AREA MAY REDUCE OUR CUSTOMER BASE

     We encounter strong competition both in attracting deposits and originating real estate and other loans. We compete with commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms. Our market area includes branches of several commercial banks that are substantially larger than us in terms of deposits and loans. In addition, tax exempt credit unions operate in most of our market area and aggressively price their products and services to a large part of the population. Our profitability depends upon our continued ability to successfully increase our market share.

AFTER THE FIRST NORTHERN MERGER, WE WILL HAVE SIGNIFICANT INTANGIBLE ASSETS, WHICH WILL HURT OUR FUTURE RESULTS

     In the First Northern merger, Bank Mutual will record approximately $58.6 million in intangible assets, using June 30, 2000 information. Bank Mutual will amortize these intangible assets over 20 years. As a result, pre-tax earnings will be reduced by approximately $2.9 million annually. Also, at some point in the future, intangible assets may become impaired, and we would need to write them off as a reduction to earnings. For example, in 1999 Mutual Savings wrote off $15.6 million of "impaired" intangible assets from the 1997 acquisition of First Federal. Even though this special write-off did not affect our cash position, our 1999 results were reduced by this action.

WE MAY EXPAND OUR LENDING ACTIVITIES IN RISKIER AREAS

     We have identified commercial real estate, commercial business and consumer loans, including indirect auto loans, as areas for increased lending emphasis. While increased lending diversification is expected to increase interest income, non-residential loans carry greater risk of payment default than residential real estate loans. As the volume of these loans increase, credit risk increases. In the event of substantial borrower defaults, our provision for loan losses would increase and therefore, earnings would be reduced.

     First Northern's consumer loan portfolio includes $98.3 million of indirect auto loans at June 30, 2000. Indirect auto lending is not a current business line for Mutual Savings. Although First Northern has experienced minimal delinquencies in its automobile loan portfolio, borrowers may be more likely to become delinquent on an automobile loan than on a residential real estate loan. Moreover, unlike the collateral for real estate loans, automobiles depreciate rapidly and, in the event of default, principal loss as a percent of the loan balance depends upon the mileage and condition of the vehicle at the time of repossession, over which First Northern has no control. Similarly, any non-real estate collateral securing commercial business loans may depreciate over time and fluctuate in value.

IMPLEMENTING STOCK-BASED BENEFITS WILL INCREASE OUR FUTURE COMPENSATION EXPENSE AND REDUCE OUR EARNINGS

     We intend to adopt a stock option plan which will provide for the granting of options to purchase common stock, to adopt a management recognition plan that will provide for awards of common stock to our eligible officers, employees and directors and to have an employee stock ownership plan which may purchase shares in the restructuring. In addition, we may adopt a restoration plan that will supplement the benefits to select executive officers under the employee stock ownership plan and our 401(k) plan. These plans will increase our future costs of compensating our directors and employees, reducing net earnings. The cost of these plans will vary based on our stock price at specific points in the future.

THE MHC'S CONTROL OVER BANK MUTUAL MAY PREVENT TRANSACTIONS YOU WOULD LIKE

     The MHC will be managed by generally the same directors and officers who manage Bank Mutual. Because the MHC will own a majority of Bank Mutual's common stock after the restructuring, the board of directors of the MHC will control the outcome of most matters put to a vote of shareholders of Bank Mutual. We cannot assure you that the votes cast by the MHC will be in your best interest as a shareholder. For more information regarding your lack of voting control over Bank Mutual, see "Mutual Savings Bancorp, MHC" and "Restrictions on Acquisition of Bank Mutual and Mutual Savings."

MUTUAL AND FIRST NORTHERN MAY NOT INTEGRATE AS WE HOPE

     We anticipate that Mutual Savings and First Northern Savings will initially operate as separate entities. That will delay or reduce any expense reduction which the combined companies might achieve from a combination. Similarly, if we ultimately combine the two banks, any problems, such as customer loss or difficulties that may result from systems conversions, will be deferred until such time as the integration occurs. Similarly, Mutual and First Northern may find after the merger that their operations and management philosophies will not combine as well as they had expected, which could lead to operating inefficiencies and complications going forward.

THIS TRANSACTION IS UNIQUE, WHICH MAY AFFECT MARKET ACCEPTANCE

     Our restructuring to a mutual holding company format with a mid-tier holding company, and the simultaneous acquisition of First Northern Savings, is an unusual transaction. We are not aware of any prior transactions in which this type of combination has occurred simultaneously with this type of restructuring. In addition to regulatory requirements, we do not know whether the unusual nature of the transaction, or ownership structure after the transaction, will have an adverse effect on the market for Bank Mutual common stock.

     In particular, because many former First Northern shareholders may be issued shares of Bank Mutual common stock in the First Northern merger, in order to avoid a taxable transaction that would occur if they received cash, they may be more likely to hold their Bank Mutual common stock than other types of shareholders. Holding shares, versus selling them, could reduce market activity for Bank Mutual common stock. Conversely, if the exchange ratio in the First Northern merger requires some First Northern shareholders who would prefer to receive cash to receive Bank Mutual shares, those shareholders may want to quickly sell their Bank Mutual shares, which could create negative market pressures and cause a drop in our share price.

RECENTLY, THE STOCK MARKET HAS BEEN VOLATILE AND MANY STOCKS HAVE NOT PERFORMED WELL IN THE AFTERMARKET

     Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility, due, in part, to investors' shifting perceptions of the effect on various industry sectors of changes and potential changes in the economy. Market fluctuations, therefore, may be unrelated to the operating performance of the issuer. The purchase price of our common stock sold in the offering is based on the independent appraisal by RP Financial. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of Bank Mutual, and the outlook for the financial institutions industry in general. Due to possible continued market volatility, we cannot assure you that, following the stock offering, the trading price of our common stock will be at or above the $10.00 per share price in this stock offering. You should consider investing in our common stock only if you have a long-term investment horizon.

  Cautionary Statement Regarding Forward-Looking Information

     The discussions in this prospectus which are not historical statements contain forward-looking statements that involve risks and uncertainties. Statements which "are not historical statements" include those in the future tense or which use terms such as "believe," "expect" and "anticipate". Bank Mutual's actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include those we discuss above in "Risk Factors." You should also carefully read other parts of this prospectus for other factors which could affect Bank Mutual's operations in the future. In particular, Bank Mutual's Management's Discussion and Analyses of Financial Condition and Results of Operations include discussions of factors affecting it.

                                  THE PARTIES

MUTUAL SAVINGS BANK

     Mutual Savings is a Wisconsin-chartered mutual savings bank, founded in 1892. Mutual Savings is the largest mutual savings bank in Wisconsin, and is one of the largest in the country, based on asset size. Our deposits are insured by the FDIC up to legal limits. We are examined and regulated by the Wisconsin Department of Financial Institutions and the FDIC. However, as part of the restructuring, Mutual Savings is converting into a federally chartered savings bank. After our conversion to a federal charter, we will be examined and regulated by the Office of Thrift Supervision. Mutual Savings' executive offices are located at 4949 West Brown Deer Road, Brown Deer, Wisconsin 53223 and its telephone number is (414) 354-1500. Brown Deer is a suburb of Milwaukee, Wisconsin.

     Serving over 80,000 households, Mutual Savings offers a full range of savings, investment, checking and lending services. Our goal is to provide continual high-quality service to our customers.

     For further information on our operations and financial condition, see "Business of Mutual Savings Bank."

BANK MUTUAL CORPORATION

     Bank Mutual is a newly organized federally-chartered corporation. Bank Mutual has not engaged in any business to date, except in connection with the proposed restructuring and the First Northern merger. Upon completion of the restructuring, Bank Mutual will serve as the holding company of Mutual Savings and First Northern Savings. A majority of the outstanding shares of Bank Mutual's common stock will be owned by the MHC. Bank Mutual's executive offices are located at 4949 West Brown Deer Road, Brown Deer, Wisconsin 53223 and its telephone number is (414) 354-1500.

     After the restructuring, the stock offering and the First Northern merger, we expect Bank Mutual to be the fifth largest financial institution headquartered in the state of Wisconsin, based on pro forma total assets of $2.7 billion at June 30, 2000.

MUTUAL SAVINGS BANCORP, MHC

     As part of our restructuring, Mutual Savings will organize Mutual Savings Bancorp, MHC as a federally-chartered mutual savings bank holding company which will be registered as a savings association holding company with the OTS. Persons who had liquidation rights with respect to Mutual Savings as of the date of the restructuring will continue to have liquidation rights solely with respect to the MHC. Their liquidation rights in the MHC will exist as long as they maintain a deposit account at Mutual Savings. The MHC's executive offices are located at 4949 West Brown Deer Road, Brown Deer, Wisconsin 53223 and its telephone number is (414) 354-1500.

     The MHC's principal assets will be the shares of common stock of Bank Mutual it receives in the restructuring and approximately $100,000 it receives as its initial capitalization. At the present time, we expect that the MHC will not engage in any business activity other than its investment in a majority of the common stock of Bank Mutual and the management of any cash dividends received from Bank Mutual. Federal law and regulations require that as long as the MHC is in existence it must own a majority of Bank Mutual's voting stock. Federal law, regulations and the plan of restructuring would permit the MHC to convert to the stock form of organization at some later time, but we have no current plans for such a conversion. For additional information regarding a stock conversion, see "The Restructuring and The Offering -- Possible Conversion of the MHC to Stock Form."

FIRST NORTHERN SAVINGS; THE FIRST NORTHERN MERGER

     In a separate transaction which will occur at the same time as the restructuring, Bank Mutual will acquire First Northern Capital Corp., which is the holding company of First Northern Savings Bank, SA, in a merger transaction. First Northern Savings is a Wisconsin-chartered savings and loan association headquartered in Green Bay, Wisconsin. First Northern Savings has 19 offices in northeastern Wisconsin. First Northern had $904.9 million in total assets and $568.6 million in deposits at June 30, 2000. For further information about First Northern, including financial statements, management's discussion and analysis and a description of its business, see "Index to Financial Statements -- First Northern Data."

     In the First Northern merger, each outstanding share of First Northern common stock will be converted into either $15 in cash or 1.5 shares of Bank Mutual common stock. The percent of shares converted into Bank Mutual common stock will be between 40% and 70% of First Northern's outstanding shares; the precise number will be chosen by Mutual Savings. The balance of the shares will be converted into cash. The stock percentage will be at least 40%. If shares of Bank Mutual common stock are available after all orders have been filled in the subscription offering, Bank Mutual may issue any amount of such available shares to former First Northern shareholders, in lieu of cash. Under no circumstances, however, will more than 70% of the consideration in the First Northern merger be paid in shares of common stock. Mutual Savings may do this at its discretion. For example, Mutual Savings may increase the stock percentage above 40% if shareholders of First Northern request to receive more than 40% of the consideration in stock.

     The following table shows how cash and stock to be used in the merger would vary depending upon where in the range Mutual Savings determines that this percentage will be.

                                              NUMBER OF
PERCENT CASH   CASH AMOUNT    PERCENT STOCK    SHARES
------------  -------------   -------------   ---------
    60%       $75.4 million        40%        5,025,485
    50%       $62.8 million        50%        6,281,856
    40%       $50.3 million        60%        7,538,227
    30%       $37.7 million        70%        8,794,598

     The total number of shares that Bank Mutual may issue in its stock offering and the First Northern merger combined is limited. The limits arise out of OTS regulatory requirements.

     - Bank Mutual may not issue shares beyond the maximum of the appraisal, as adjusted.

     - The MHC must own at least a majority of the shares of Bank Mutual.

Both the number of shares to be sold by Bank Mutual in the stock offering and the number of shares to be issued in the First Northern merger can vary within those limits. Thus, in some circumstances, if Bank Mutual issues more shares in one transaction, it may be limited to issuing fewer shares in the other.

     For example, the sale of shares in the stock offering may preclude Bank Mutual from increasing above 40% the percentage of shares issued as consideration in the First Northern merger. Specifically, if Bank Mutual's subscription offering is fully subscribed by priority subscribers, it may issue only 40% of the First Northern merger consideration in shares because the priority subscribers have a regulatory preference for the rest.

     Conversely, the issuance of shares above the 40% minimum in the First Northern merger may reduce the number of shares that Bank Mutual decides to sell in a stock offering. For example, if there is a high degree of election of Bank Mutual common stock in the First Northern merger and Mutual Savings increases the stock percentage, Bank Mutual may decide to sell fewer shares in a community offering due to reduced cash needs.

     From a financial perspective, it will not make a difference to Bank Mutual whether a share is issued in the First Northern merger or sold in the stock offering, since the issuance of additional shares in the First Northern merger will result in a corresponding decrease in Bank Mutual's cash requirements in the merger. From Bank Mutual's perspective, the result is the same whether Bank Mutual sells a share for $10.00, and then pays that $10.00 to a First Northern shareholder, or if it issues a First Northern shareholder a share of common stock but does not have to pay the $10.00 in cash. See "Pro Forma Data" and "How We Intend to Use Proceeds from this Offering."

     In significant part, the restructuring is being undertaken to accommodate the First Northern merger. The First Northern merger will not proceed if the restructuring does not occur. Mutual Savings' board of directors believes that the First Northern merger is attractive for various reasons. From Mutual Savings' perspective, the First Northern merger would:

     - combine two financial institutions of complementary business focuses.

     - significantly expand our presence in northeastern Wisconsin, allowing us to enter attractive new markets through an established and attractive operation.

     - permit us to acquire this presence for fair consideration.

     - allow elimination of certain duplicative costs and achievement of potential economies of scale over time by increasing size.

     - complement the restructuring by providing a productive use for some of the offering's cash proceeds.

     - obtain additional experienced and well-qualified employees.

     The First Northern merger remains subject to regulatory and First Northern shareholder approval and other closing conditions. We do not intend to complete the restructuring and the related offering if we do not expect the First Northern merger to occur substantially simultaneously. Similarly, we do not expect to complete the First Northern merger unless the restructuring can be completed. The First Northern merger will be a tax-free reorganization for Bank Mutual, Mutual Savings and First Northern.

              HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

     The net proceeds will depend on the total number of shares of common stock we sell in the offering, which in turn will depend on RP Financial's appraisal, regulatory and market considerations, and the expenses incurred in connection with the offering. Although we will not be able to determine the actual net proceeds from the sale of the common stock until we complete the offering, we estimate the net proceeds to be between $43.5 million and $83.0 million.

     The net proceeds of the offering are not expected to be sufficient to fund the entire cash consideration payable in the First Northern merger. The amount of additional cash needed will depend upon the percent of First Northern shares that are converted into cash. We expect to obtain the additional cash needed as a transfer of funds from Mutual Savings and First Northern Savings. Please also see "Regulatory Capital Compliance" for reductions of capital at the subsidiary level resulting from the First Northern merger.

     Bank Mutual intends to use the net proceeds from the offering as follows:

                                                                                   ADJUSTED
                                                MINIMUM    MIDPOINT     MAXIMUM     MAXIMUM
                                               4,692,782   5,965,232   7,237,682   8,701,000
                                                SHARES      SHARES      SHARES      SHARES
                                               ---------   ---------   ---------   ---------
                                                               (IN MILLIONS)
Offering proceeds(c).........................    $46.9       $59.7       $72.4       $87.0
Offering expenses............................     (3.4)       (3.7)       (3.8)       (4.0)
                                                 -----       -----       -----       -----
Net offering proceeds........................     43.5        56.0        68.6        83.0
Transfers from banks(a)......................     54.5        48.4        42.8        36.5
Identified uses of proceeds:
  Cash payments in the First Northern
     merger(a)(b)............................    (75.4)      (75.4)      (75.4)      (75.4)
  Loan to employee stock ownership plan(c)...     (7.8)       (8.8)       (9.8)      (11.0)
                                                 -----       -----       -----       -----
Proceeds remaining for general Bank Mutual
  corporate purposes(a)......................    $14.8       $20.2       $26.2       $33.1

-------------------------

(a) The cash portion of the purchase price in the First Northern merger will exceed the proceeds of the stock offering. As a result it is anticipated that Mutual Savings and First Northern Savings will transfer funds to Bank Mutual sufficient to complete the transaction and provide working cash to Bank Mutual. See "Regulatory Capital Compliance" for the reduction of capital of Mutual Savings and First Northern Savings resulting from the transaction.

(b) Assumes 40% of First Northern's shares are converted into Bank Mutual common stock. If the stock percentage is higher, the total number of shares sold in this offering will be lower, but correspondingly less cash will be used to fund the cash payments in the First Northern merger, so there will be no net difference to Bank Mutual.

(c) If the employee stock ownership plan buys shares in the market after the restructuring instead of in the offering, the purchase price of those shares may be less or more than the $10.00 per share offering price, which would vary the amount of proceeds used for this purpose.

     The net proceeds may vary because total shares sold and total expenses may be more or less than our estimates. For example:

     - Our expenses would increase if a syndicated community offering is used to sell shares not purchased in the subscription offering and community offering.

     - The net proceeds will vary if the offering range is adjusted to reflect a change, if any, in the estimated pro forma market value of Bank Mutual resulting from the updated appraisal.

     - Similarly, if greater than 40% of the consideration in the First Northern merger is Bank Mutual common stock, a portion of the offering shares will be provided to First Northern shareholders rather than sold to subscribers and, therefore, the net offering proceeds will be less; however, there will be a corresponding reduction in the amount of proceeds needed for cash payments to First Northern shareholders.

     - Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment by us, but will result in a reduction of Mutual Savings' deposits and interest expense as funds are withdrawn from subscribers' accounts.

     Bank Mutual may use the proceeds it retains from the offering:

     - to pay dividends to shareholders;

     - to repurchase shares of common stock issued in the offering and the First Northern merger;

     - to finance the possible acquisition of financial institutions or other businesses that are related to banking;

     - to make equity or debt investments in Mutual Savings or First Northern Savings;

     - to invest in securities; and

     - for general corporate purposes.

                           POLICY REGARDING DIVIDENDS

     Bank Mutual currently plans to pay shareholders a cash dividend at an annual rate of $0.28 per share. The dividend would be declared and payable quarterly at a rate of $0.07 per share, starting for the first full quarter we are a public company, but not earlier than the first quarter of 2001. The payment of dividends will be subject to the determination of our board of directors, which will take into account, among other factors, our financial condition, results of operations, tax considerations, industry standards, economic conditions and regulatory restrictions that affect the payment of dividends by Mutual Savings and First Northern Savings to Bank Mutual. Bank Mutual must also comply with regulations that govern the level of dividends which may pay as well as the regulatory capital requirements of Bank Mutual as a savings bank holding company. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

     If Bank Mutual pays dividends to its shareholders, it will be required to pay dividends to the MHC unless the MHC elects to waive dividends. We currently anticipate that initially the MHC will waive dividends paid by Bank Mutual. Any decision to waive dividends will be subject to regulatory approval. If the OTS does not permit the dividend waiver, it is possible that Bank Mutual would need to lower the amount of dividends in order to retain sufficient capital at Bank Mutual. See "Regulation -- MHC Regulation -- Waiver of Dividends."

     As the principal assets of Bank Mutual, Mutual Savings and First Northern Savings will provide the principal sources of funds for the payment of dividends by Bank Mutual. Federal law provides that dividends may be paid by Mutual Savings and First Northern Savings, as federal institutions, only out of net income and unrestricted capital surplus. However, First Northern Savings will not be permitted to pay dividends on its capital stock if, among other things, its capital would be reduced below the amount required for its liquidation account. See "The Restructuring and The Offering -- Effects of the
Restructuring -- Liquidation Rights."

     Any payment of dividends by Mutual Savings or First Northern to Bank Mutual which would be deemed to be drawn out of their bad debt reserves would require a payment of taxes at the then-current tax rate by them on the amount of earnings deemed to be removed from bad debt reserves for such distribution. Mutual Savings and First Northern do not intend to make any distribution to Bank Mutual that would create this type of a tax liability. See "Taxation."

     Bank Mutual and Mutual Savings have also committed to the OTS in connection with the reorganization, that during the one-year period following the completion of the restructuring, Bank Mutual will not declare an extraordinary dividend to shareholders which would be treated by recipient shareholders as a tax-free return of capital for federal income tax purposes without prior approval of the OTS.

                      MARKET FOR BANK MUTUAL COMMON STOCK

     Bank Mutual has not previously issued common stock, so there is no market for the common stock. We have applied to have our common stock quoted on the Nasdaq National Market under the symbol "BKMU" after the restructuring. We will receive that approval before we complete our offering. Ryan, Beck has advised us that it intends to make a market in the common stock following the restructuring, but is under no obligation to do so. We will encourage and assist additional market makers to make a market in our common stock.

     Making a market involves maintaining bid and asked quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices. Various securities laws and other regulatory requirements apply to these activities. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice and you should not view the common stock as a short-term investment. We cannot assure you that an active and liquid trading market for the common stock will develop or that, if it develops, it will continue, nor can we assure you that if you purchase shares you will be able to sell them at or above $10.00 per share.

     In connection with the restructuring, Mutual Savings has obtained an appraisal from RP Financial which it used in establishing a $10.00 per share offering price. See "The Restructuring and the Offering -- Stock Pricing and Number of Shares to be Issued." However, an appraisal is not a prediction of the future market value of Bank Mutual shares.

                         REGULATORY CAPITAL COMPLIANCE

     At June 30, 2000, Mutual Savings and First Northern Savings exceeded all regulatory capital requirements. Set forth below is a summary of the capital computed under generally accepted accounting principles and the compliance with regulatory capital standards at June 30, 2000, on a historical and pro forma basis. We have assumed that the indicated number of shares were sold as of June 30, 2000 and shares were issued to First Northern shareholders in conjunction with the merger agreement. We assumed that Mutual Savings received none of the proceeds from the offering. We further assume that in conjunction with the initial capitalization of Bank Mutual, that capital will be transferred to Bank Mutual in the amounts of $44.0 million, $40.0 million, $36.0 million and $32.0 million from Mutual Savings and $10.5 million, $8.4 million, $6.8 million and $4.5 million from First Northern Savings at the minimum, midpoint, maximum and adjusted maximum, respectively, and that MHC is initially capitalized by a transfer from Mutual Savings of $100,000 in all pro forma cases. Finally, we assume that First Northern Savings' capital will be reduced by $4.2 million of non-recurring merger-related expenses, net of income tax benefit.

     After the restructuring, the stock offering and the First Northern merger, we believe that Mutual Savings and First Northern Savings will continue to exceed all applicable regulatory capital requirements. For a discussion of the capital requirements applicable to Mutual Savings, see "Regulation -- Mutual Savings and First Northern Savings Federal Regulation Following Restructuring"

                                                        MUTUAL SAVINGS
                              ------------------------------------------------------------------
                                                           PROFORMA
                              ------------------------------------------------------------------
                                                           MINIMUM                MIDPOINT
                                                     --------------------   --------------------
                                                          4,692,782              5,965,232
                                   HISTORICAL            SHARES SOLD            SHARES SOLD
                              --------------------   --------------------   --------------------
                                          PERCENT                PERCENT                PERCENT
                                            OF                     OF                     OF
                               AMOUNT    ASSETS(A)    AMOUNT    ASSETS(A)    AMOUNT    ASSETS(A)
                              --------   ---------   --------   ---------   --------   ---------
                                                    (DOLLARS IN THOUSANDS)
GAAP Capital(b).............  $167,588      9.53%    $123,488      7.20%    $127,488      7.42%
                              ========     =====     ========     =====     ========     =====
Tier I Leverage Capital:
  Capital level.............  $164,513      9.37%    $120,413      7.03%    $124,413      7.25%
  Requirement(c)............    70,244      4.00       68,480      4.00       68,640      4.00
                              --------     -----     --------     -----     --------     -----
  Excess....................  $ 94,269      5.37%    $ 51,933      3.03%    $ 55,773      3.25%
                              ========     =====     ========     =====     ========     =====
Tier I Risk-based Capital:
  Capital level.............  $164,513     17.92%    $120,413     13.24%    $124,413     13.67%
  Requirement...............    36,727      4.00       36,727      4.00       36,727      4.00
                              --------     -----     --------     -----     --------     -----
  Excess....................  $127,786     13.92%    $ 83,686      9.24%    $ 87,686      9.67%
                              ========     =====     ========     =====     ========     =====
Total Risk-based Capital:
  Capital level.............  $171,598     18.69%    $127,498     14.02%    $131,498     14.45%
  Requirement...............    73,453      8.00       73,453      8.00       73,453      8.00
                              --------     -----     --------     -----     --------     -----
  Excess....................  $ 98,145     10.69%    $ 54,045      6.02%    $ 58,045      6.45%
                              ========     =====     ========     =====     ========     =====

                                            MUTUAL SAVINGS
                              -------------------------------------------
                                               PROFORMA
                              -------------------------------------------
                                    MAXIMUM            ADJUSTED MAXIMUM
                              --------------------   --------------------
                                   7,237,682              8,701,000
                                  SHARES SOLD            SHARES SOLD
                              --------------------   --------------------
                                          PERCENT                PERCENT
                                            OF                     OF
                               AMOUNT    ASSETS(A)    AMOUNT    ASSETS(A)
                              --------   ---------   --------   ---------
                                        (DOLLARS IN THOUSANDS)
GAAP Capital(b).............  $131,488      7.63%    $135,488      7.84%
                              ========     =====     ========     =====
Tier I Leverage Capital:
  Capital level.............  $128,413      7.47%    $132,413      7.68%
  Requirement(c)............    68,800      4.00       68,960      4.00
                              --------     -----     --------     -----
  Excess....................  $ 59,613      3.47%    $ 63,453      3.68%
                              ========     =====     ========     =====
Tier I Risk-based Capital:
  Capital level.............  $128,413     14.10%    $132,413     14.52%
  Requirement...............    36,727      4.00       36,727      4.00
                              --------     -----     --------     -----
  Excess....................  $ 91,686     10.10%    $ 95,686     10.52%
                              ========     =====     ========     =====
Total Risk-based Capital:
  Capital level.............  $135,498     14.87%    $139,498     15.30%
  Requirement...............    73,453      8.00       73,453      8.00
                              --------     -----     --------     -----
  Excess....................  $ 62,045      6.87%    $ 66,045      7.30%
                              ========     =====     ========     =====

                                                    FIRST NORTHERN SAVINGS
                               -----------------------------------------------------------------
                                                           PROFORMA
                               -----------------------------------------------------------------
                                                           MINIMUM                MIDPOINT
                                                     --------------------   --------------------
                                                          4,692,782              5,965,232
                                   HISTORICAL            SHARES SOLD            SHARES SOLD
                               -------------------   --------------------   --------------------
                                          PERCENT                PERCENT                PERCENT
                                            OF                     OF                     OF
                               AMOUNT    ASSETS(A)    AMOUNT    ASSETS(A)    AMOUNT    ASSETS(A)
                               -------   ---------   --------   ---------   --------   ---------
                                                    (DOLLARS IN THOUSANDS)
GAAP Capital(b)..............  $71,480      7.90%    $112,513     11.89%    $114,613     12.08%
                               =======     =====     ========     =====     ========     =====
Tier I Leverage Capital:
  Capital level..............  $70,787      7.82%    $ 53,269      6.00%    $ 55,369      6.23%
  Requirement(c).............   36,170      4.00       35,485      4.00       35,569      4.00
                               -------     -----     --------     -----     --------     -----
  Excess.....................  $34,617      3.82%    $ 17,784      2.00%    $ 19,800      2.23%
                               =======     =====     ========     =====     ========     =====
Tier I Risk-based Capital:
  Capital level..............  $70,787     11.87%    $ 53,269      8.96%    $ 55,369      9.31%
  Requirement................   23,852      4.00       23,768      4.00       23,784      4.00
                               -------     -----     --------     -----     --------     -----
  Excess.....................  $46,935      7.87%    $ 29,501      4.96%    $ 31,585      5.31%
                               =======     =====     ========     =====     ========     =====
Total Risk-based Capital:
  Capital level..............  $74,979     12.57%    $ 60,217     10.13%    $ 62,317     10.48%
  Requirement................   47,703      8.00       47,535      8.00       47,569      8.00
                               -------     -----     --------     -----     --------     -----
  Excess.....................  $27,276      4.57%      12,682      2.13%    $ 14,748      2.48%
                               =======     =====     ========     =====     ========     =====

                                         FIRST NORTHERN SAVINGS
                               -------------------------------------------
                                                PROFORMA
                               -------------------------------------------
                                     MAXIMUM            ADJUSTED MAXIMUM
                               --------------------   --------------------
                                    7,237,682              8,701,000
                                   SHARES SOLD            SHARES SOLD
                               --------------------   --------------------
                                           PERCENT                PERCENT
                                             OF                     OF
                                AMOUNT    ASSETS(A)    AMOUNT    ASSETS(A)
                               --------   ---------   --------   ---------
                                         (DOLLARS IN THOUSANDS)
GAAP Capital(b)..............  $116,213     12.23%    $118,513     12.44%
                               ========     =====     ========     =====
Tier I Leverage Capital:
  Capital level..............  $ 56,969      6.40%    $ 59,269      6.64%
  Requirement(c).............    35,633      4.00       35,725      4.00
                               --------     -----     --------     -----
  Excess.....................  $ 21,336      2.40%    $ 23,544      2.64%
                               ========     =====     ========     =====
Tier I Risk-based Capital:
  Capital level..............  $ 56,969      9.58%    $ 59,269      9.95%
  Requirement................    23,797      4.00       23,816      4.00
                               --------     -----     --------     -----
  Excess.....................  $ 33,172      5.58%    $ 35,453      5.95%
                               ========     =====     ========     =====
Total Risk-based Capital:
  Capital level..............  $ 63,917     10.74%    $ 66,217     11.12%
  Requirement................    47,594      8.00       47,631      8.00
                               --------     -----     --------     -----
  Excess.....................  $ 16,323      2.74%    $ 18,586      3.12%
                               ========     =====     ========     =====

-------------------------

(a) Leverage capital levels are shown as a percentage of "average assets" and " risk-based capital" levels are calculated on the basis of a percentage of "risk-weighted assets", as each is defined in bank regulations.

(b) GAAP is defined as generally accepted accounting principles.

(c) The current leverage capital requirement for savings banks is 4%-5% of total adjusted assets. For savings banks that receive the highest supervisory ratings for safety and soundness and that are not experiencing or anticipating significant growth, the leverage capital requirement is 3%.

                                 CAPITALIZATION

     The following table presents the pro forma historical deposits, borrowings and capitalization of Mutual Savings and First Northern at June 30, 2000, and the pro forma consolidated deposits, borrowings and capitalization of Bank Mutual consolidated with Mutual Savings and First Northern, including the issuance of stock to First Northern shareholders in accordance with the merger agreement and other assumptions set forth under "Pro Forma Data." We also show pro forma consolidated deposits, borrowings and capitalization of Bank Mutual after giving effect to the stock offering based upon the sale of the number of shares shown below. A change in the number of shares sold in the offering may materially affect the capitalization:

                                                                                  PRO FORMA
                                                               RESTRUCTURING,      COMBINED
                                     HISTORICAL   HISTORICAL     FAIR VALUE      CONSOLIDATED
                                       MUTUAL       FIRST        AND MERGER       REFLECTING
                                      SAVINGS      NORTHERN     ADJUSTMENTS         MERGER
                                     ----------   ----------   --------------    ------------
                                                      (DOLLARS IN THOUSANDS)
Deposits(b)........................  $1,300,613    $568,625       $     (9)       $1,869,229
                                     ==========    ========       ========        ==========
Borrowings.........................  $  264,667    $247,353       $ (1,389)       $  510,631
                                     ==========    ========       ========        ==========
Shareholders' equity:
Cumulative preferred stock, $.01
  par value; authorized 10,000,000
  shares; no shares outstanding....          --          --             --                --
Common stock, $.01 par value;
  100,000,000 shares authorized;
  shares to be issued in stock
  offering as reflected............  $       --    $  9,135       $ (9,084)       $       51(d)
Additional paid-in-capital.........          --       8,528         41,676            50,204
Retained earnings(e)...............     176,260      65,971        (66,071)          176,160
Accumulated other comprehensive
  income...........................      (8,672)        381           (381)           (8,672)
Treasury stock, at cost(g).........          --      (8,411)         8,411                --
Less:
Common stock acquired by the
  employee stock ownership
  plan(h)..........................          --          --             --                --
Common stock acquired by the
  management recognition plan(i)...          --          --             --                --
                                     ----------    --------       --------        ----------
          Total shareholders'
            equity.................  $  167,588    $ 75,604       $(25,449)       $  217,743
                                     ==========    ========       ========        ==========

                                            BANK MUTUAL -- PRO FORMA CONSOLIDATED
                                             BASED UPON SALE AT $10.00 PER SHARE
                                     ----------------------------------------------------
                                                                                ADJUSTED
                                      MINIMUM       MIDPOINT      MAXIMUM       MAXIMUM
                                     ----------    ----------    ----------    ----------
                                     4,692,782     5,965,232     7,237,682     8,701,000
                                       SHARES        SHARES        SHARES      SHARES(A)
                                     ----------    ----------    ----------    ----------
                                                    (DOLLARS IN THOUSANDS)
Deposits(b)........................  $1,869,229    $1,869,229    $1,869,229    $1,869,229
                                     ==========    ==========    ==========    ==========
Borrowings.........................  $  510,631    $  510,631    $  510,631    $  510,631
                                     ==========    ==========    ==========    ==========
Shareholders' equity:
Cumulative preferred stock, $.01
  par value; authorized 10,000,000
  shares; no shares outstanding....          --            --            --            --
Common stock, $.01 par value;
  100,000,000 shares authorized;
  shares to be issued in stock
  offering as reflected............  $      195(c) $      220(c) $      246(c) $      275(c)
Additional paid-in-capital.........     137,526       146,049       154,573       164,975
Retained earnings(e)...............     132,160(f)    136,160(f)    140,160(f)    144,160(f)
Accumulated other comprehensive
  income...........................      (8,672)       (8,672)       (8,672)       (8,672)
Treasury stock, at cost(g).........
Less:
Common stock acquired by the
  employee stock ownership
  plan(h)..........................      (7,775)       (8,793)       (9,811)      (10,981)
Common stock acquired by the
  management recognition plan(i)...      (2,915)       (3,297)       (3,679)       (4,118)
                                     ----------    ----------    ----------    ----------
          Total shareholders'
            equity.................  $  250,519    $  261,667    $  272,817    $  285,639
                                     ==========    ==========    ==========    ==========

-------------------------

(a) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% as a result of general regulatory considerations or changes in market or general financial and economic conditions following the commencement of the offering.

(b) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals from deposit accounts would reduce pro forma deposits by the amount of such withdrawals.

(c) Reflects the sale of the indicated number of shares plus shares issued to MHC equal to 50.1% of the total shares outstanding.

(d) Reflects the issuance of 5,025,485 Bank Mutual shares to shareholders of First Northern at a value of $10.00 per share in accordance with the merger agreement, using the purchase method of accounting.

(e) The retained earnings of Mutual Savings will be substantially restricted after the offering.

(f) Reflects the reduction in retained earnings related to the initial capitalization of Bank Mutual in the amount of $44.0 million, $40.0 million, $36.0 million and $32.0 million at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively.

(g) Assumes the cancellation of First Northern's treasury shares at the time of the consummation of the merger.

(h) Assumes that 8% of the shares sold in connection with the offering and issued to shareholders of First Northern will be purchased by the employee stock ownership plan and the funds used to acquire the employee stock ownership plan shares will be borrowed from Bank Mutual. The common stock acquired by the employee ownership plan is reflected as a reduction of shareholders' equity. If the employee stock ownership plan buys shares in the market after the reorganization, the purchase price of the those shares may be less or more that the $10.00 offering price.

(i) Assumes that, subsequent to the offering, an amount equal to 3% of the shares of common stock issued in the offering is purchased by a management recognition plan through open market purchases. The proposed management recognition plan is intended to be adopted by Bank Mutual and presented for approval of shareholders at a meeting of shareholders to be held at least six months following completion of the offering. The common stock purchased by the management recognition plan is reflected as a reduction of shareholders' equity.

                            PRO FORMA FINANCIAL DATA

PRO FORMA DATA REFLECTING THE FIRST NORTHERN MERGER

     In the following tables, we provide unaudited pro forma condensed combined financial data of Bank Mutual and subsidiaries which includes the historical data for Mutual Savings and First Northern plus adjustments to give effect to the First Northern merger. The data are based on an assumption that Bank Mutual common shares are issued for 40% of First Northern shares outstanding on June 30, 2000 and cash is paid for 60% of First Northern shares outstanding on June 30, 2000. We assume that shares had been sold at the beginning of the period and the net proceeds from the offering had been invested at the indicated rate which represents the yield on the one-year U.S. Government securities on the indicated date. The yield on the one-year U.S. Government securities was used rather than the arithmetic average of the average yield on total interest-earning assets and the average rate paid on deposits, because the yield on one-year U.S. Government securities is believed to be more reflective of market interest rates. Additional assumptions are discussed in the notes that follow the table. Operating results data assumes that this transaction occurred on the first day of each period shown, whereas financial condition data assumes that this transaction occurred at the date indicated. The per share information is calculated assuming the number of shares outstanding is unchanged throughout each respective time period.

     In accordance with generally accepted accounting principles the First Northern merger will be accounted for using the purchase method. Accordingly, the recorded assets and liabilities of Mutual Savings will be carried forward at their recorded amounts and the historical operating results of Mutual Savings will be unchanged for the prior periods being reported on. However, the assets and liabilities of First Northern will be adjusted to fair value at the date of the merger. To the extent that the purchase price, consisting of the number of shares of Bank Mutual to be issued to former First Northern shareholders at fair value plus cash to be paid to former First Northern shareholders, exceeds the fair value of the net assets of First Northern at the merger date, that excess will be reported as an intangible asset to be amortized to the consolidated income of Bank Mutual in future periods. Further, the purchase accounting method results in the operating results of First Northern only being included in the consolidated income of Bank Mutual beginning from the date of the merger.

     We present this pro forma data as an illustration only. It does not necessarily indicate the financial position or financial results that would have actually been reported if the restructuring and merger had occurred as of, or at, the beginning of the periods presented, nor does it necessarily indicate future financial position or results of operations. The pro forma results of operations neither assume nor incorporate any benefits from cost savings or synergies of operations of the combined companies. The effects of the stock offering are reflected in "Pro Forma Data Reflecting the Stock Offering" below and the following tables should be read in conjunction with that information.

                         UNAUDITED PRO FORMA CONDENSED
                             COMBINED BALANCE SHEET
                                 JUNE 30, 2000

                                                                     FAIR VALUE
                                 HISTORIC    HISTORIC   PRE-STOCK        AND                  PRE-STOCK
                                  MUTUAL      FIRST      OFFERING      MERGER                  OFFERING
                                 SAVINGS     NORTHERN    COMBINED    ADJUSTMENTS                MERGED
                                ----------   --------   ----------   -----------              ----------
                                                             (IN THOUSANDS)
                                                 ASSETS

Cash and cash equivalents.....  $   31,817   $ 11,234   $   43,051    $(83,960)(a)(b)         $  (40,909)
Investments...................     518,838     52,680      571,518        (553)(c)               570,965
Loans, net....................   1,129,619    797,177    1,926,796      (9,809)(c)             1,916,987
Office properties and
  equipment...................      26,727      8,092       34,819       3,340(c)                 38,159
Intangible assets.............      11,027         --       11,027      58,554(c)                 69,581
Other assets..................      41,142     35,692       76,834       5,581(b)(c)              82,415
                                ----------   --------   ----------    --------                ----------
     Total assets.............  $1,759,170   $904,875   $2,664,045    $(26,847)               $2,637,198
                                ==========   ========   ==========    ========                ==========

                                         LIABILITIES AND EQUITY

Liabilities:
  Deposits....................  $1,300,613   $568,625   $1,869,238    $     (9)(c)            $1,869,229
  Borrowings..................     264,667    247,353      512,020      (1,389)(c)               510,631
  Other liabilities...........      26,302     13,293       39,595          --                    39,595
                                ----------   --------   ----------    --------                ----------
          Total liabilities...   1,591,582    829,271    2,420,853      (1,398)                2,419,455
Shareholders' equity..........     167,588     75,604      243,192     (25,449)(a)(b)(c)         217,743
                                ----------   --------   ----------    --------                ----------
     Total liabilities and
       equity.................  $1,759,170   $904,875   $2,664,045    $(26,847)               $2,637,198
                                ==========   ========   ==========    ========                ==========

-------------------------

(a) Assumes that First Northern shares are exchanged for 60% cash and 40% Bank Mutual shares based on a value of $15.00 per share for each First Northern share outstanding. Adjusted outstanding First Northern shares used to calculate book value per common share is 8,375,808, resulting in the issuance of 5,025,485 shares of Bank Mutual and the payment of $75.4 million of cash to former First Northern shareholders. Also reflected is the $100,000 capital contribution to form the MHC.

(b) Adjustment to record the effects of estimated non-recurring merger-related charges of $8.5 million, $5.7 million net of tax effect, which will be charged to earnings of First Northern immediately prior to the First Northern merger and which consist of the following (in thousands):

Merger related professional fees*...........................   $1,000
Costs of acquisition*.......................................      500
Buy-back of outstanding options.............................    5,728
Restructuring charges.......................................      500
Benefit plan accruals.......................................      750
                                                               ------
                                                                8,478
Tax benefit.................................................    2,791
                                                               ------
Total estimated non-recurring charges.......................   $5,687
                                                               ======

-------------------------

        * Amount not tax effected as it is not deductible for federal and state income tax purposes.

(c) Under purchase accounting, First Northern's assets and liabilities are to be adjusted to their estimated fair values. The estimated fair value adjustments have been determined by Mutual based upon available information. The following sets forth the purchase accounting adjustments made to reflect First Northern's assets and liabilities to fair values at June 30, 2000 (in thousands):

Historical shareholders' equity.........................              $75,604
Investments.............................................                 (553)
Loans receivable........................................               (9,809)
Office properties and repossessed assets................                3,340
Other assets -- loan servicing rights...................                  900
Other assets -- income tax benefit......................                1,890
Deposits................................................                    9
Borrowings..............................................                1,389
                                                                      -------
     Adjusted shareholders' equity......................               72,770
Purchase price -- cash..................................  $  75,382
Purchase price -- stock.................................     50,255
Acquisition costs.......................................      5,687
                                                          ---------
                                                            131,324
Cost in excess of net assets of business acquired.......              $58,554
                                                                      =======

                         UNAUDITED PRO FORMA CONDENSED
                COMBINED PRE-STOCK OFFERING STATEMENTS OF INCOME

                         SIX MONTHS ENDED JUNE 30, 2000

                                                                        RESTRUCTURING
                                    HISTORIC   HISTORIC    PRE-STOCK     FAIR VALUE        PRE-STOCK
                                     MUTUAL     FIRST      OFFERING      AND MERGER        OFFERING
                                    SAVINGS    NORTHERN   COMBINED(A)    ADJUSTMENTS        MERGED
                                    --------   --------   -----------   -------------      ---------
                                                             (IN THOUSANDS)
Interest income...................  $60,482    $30,051      $90,533        $(1,554)(b)(c)   $88,979
Interest expense..................   37,061     19,186       56,247           (233)(d)       56,014
                                    -------    -------      -------        -------          -------
Net interest income...............   23,421     10,865       34,286         (1,321)          32,965
Provision for losses on loans.....      236        330          566             --              566
                                    -------    -------      -------        -------          -------
Net interest income after
  provision for losses on loans...   23,185     10,535       33,720         (1,321)          32,399
Total non-interest income.........    4,016      2,104        6,120            (64)(e)        6,056
Total non-interest expenses.......   16,686      7,694       24,380          1,478(f)(g)     25,858
                                    -------    -------      -------        -------          -------
Income before income taxes........   10,515      4,945       15,460         (2,863)          12,597
Income taxes......................    4,001      1,569        5,570           (560)(h)        5,010
                                    -------    -------      -------        -------          -------
Net income........................  $ 6,514    $ 3,376      $ 9,890        $(2,303)         $ 7,587
                                    =======    =======      =======        =======          =======

-------------------------

(a) Reflects the historical combined earnings of Mutual Savings and First Northern prior to the stock offering of Bank Mutual.

(b) Reflects the loss of interest revenue on $84.0 million of cash outflows related to the First Northern merger at 6.17% (3.70% net of tax at the 40.0% effective rate), which represents the yield on the one year U.S. treasury note as of June 30, 2000.

(c) Reflects the amortization of the fair market value adjustment of loans and investments using the interest method over the estimated remaining life.

(d) Reflects accretion of discount related to deposits and borrowings using the interest method over the estimated remaining life.

(e)  Reflects amortization of loan servicing rights over a seven year period.

(f) Reflects additional depreciation resulting from write-up in value of office properties over 30 years using the straight-line method.

(g) Reflects amortization of intangible assets from the First Northern merger over a 20 year life using the straight-line method.

(h) Tax effect a 40.0% marginal tax rate of pro forma adjustments, except for intangible amortization, which has no tax effect.

                          YEAR ENDED DECEMBER 31, 1999

                                                                           RESTRUCTURING
                                     HISTORIC     HISTORIC    PRE-STOCK     FAIR VALUE        PRE-STOCK
                                      MUTUAL       FIRST      OFFERING      AND MERGER        OFFERING
                                     SAVINGS      NORTHERN   COMBINED(A)    ADJUSTMENTS        MERGED
                                     --------     --------   -----------   -------------      ---------
                                                               (IN THOUSANDS)
Interest income....................  $118,302     $52,770     $171,072       $ (2,907)(b,c)   $168,165
Interest expense...................    75,337      30,686      106,023           (466)(d)      105,557
                                     --------     -------     --------       --------         --------
Net interest income................    42,965      22,084       65,049         (2,441)          62,608
Provision for losses on loans......       350         472          822             --              822
                                     --------     -------     --------       --------         --------
Net interest income after provision
  for losses on loans..............    42,615      21,612       64,227         (2,441)          61,786
Total non-interest income..........     7,984       3,854       11,838           (129)(e)       11,709
Total non-interest expenses........    51,279(h)   14,564       65,843          2,896(f)(g)     68,739
                                     --------     -------     --------       --------         --------
Income before income taxes.........      (680)     10,902       10,222         (5,466)           4,756
Income taxes.......................     3,803       3,525        7,328         (1,039)(i)        6,289
                                     --------     -------     --------       --------         --------
Net income.........................  $ (4,483)(h) $ 7,377     $  2,894       $ (4,427)        $ (1,533)
                                     ========     =======     ========       ========         ========

-------------------------

(a) Reflects the historical combined earnings of Mutual Savings and First Northern prior to the stock offering of Bank Mutual.

(b) Reflects loss of interest revenue on $84.0 million of cash outflows related to the First Northern merger at 5.93% (3.56% net of tax at 40% effective rate), which represents the yield on the one year U.S. treasury note as of December 31, 1999.

(c) Reflects the amortization of the fair market value adjustment on loans and investments using the interest method over the estimated remaining life.

(d) Reflects accretion of discount related to deposits and borrowings using the interest method over the estimated remaining life.

(e)  Reflects amortization of loan servicing rights over a seven year period.

(f) Reflects additional depreciation resulting from write-up in value of office properties over 30 years using the straight-line method.

(g) Reflects amortization of intangible assets from the First Northern merger over a 20 year life using straight-line method.

(h) In 1999, non-interest expense includes a special write-off of intangible assets of $15.6 million which Mutual deemed to be impaired. The intangible assets resulted from the 1997 acquisition of First Federal. The net-of-income tax effect on net income of the write-off in 1999 was a decrease of $13.6 million.

(i) Tax effect at 40.0% marginal tax rate of pro forma adjustments, except for intangible amortization, which has no tax effect.

PRO FORMA DATA REFLECTING THE STOCK OFFERING

     In the following tables, we provide unaudited pro forma condensed combined financial data of, and assumptions relating to, Bank Mutual reflecting the stock offering. The data assumes that the First Northern merger has also occurred; detailed effects of the First Northern merger are reflected in the pro forma data on the preceding pages.

     In accordance with generally accepted accounting principles, the restructuring will be accounted for at historical cost in a manner similar to pooling of interest accounting in accordance with generally accepted accounting principles. Accordingly, the carrying value of Mutual Savings' assets, liabilities and equity will not be affected by the restructuring and will be reflected in the successor stock savings bank's financial statements based upon their historical amounts.

     We present this pro forma data as an illustration only. It does not necessarily indicate the financial position or financial results that would have actually been reported if the restructuring and merger had occurred as of, or at, the beginning of the periods presented, nor do they necessarily indicate future financial position or results of operations. The pro forma results of operations neither assume nor incorporate any benefits from cost savings or synergies of operations of the combined companies.

                            BANK MUTUAL CORPORATION
                                 STOCK OFFERING
                  AT OR FOR THE SIX MONTHS ENDED JUNE 30, 2000

                                                                                        ADJUSTED
                                              MINIMUM      MIDPOINT       MAXIMUM       MAXIMUM
                                             4,692,782     5,965,232     7,237,682     8,701,000
                                             SHARES AT     SHARES AT     SHARES AT     SHARES AT
                                              $10.00        $10.00        $10.00         $10.00
                                             PER SHARE     PER SHARE     PER SHARE    PER SHARE(A)
                                            -----------   -----------   -----------   ------------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Gross proceeds............................  $    46,928   $    59,652   $    72,377   $    87,010
Less marketing fees and other issuance
  expenses................................       (3,462)       (3,638)       (3,813)       (4,015)
                                            -----------   -----------   -----------   -----------
Estimated net proceeds....................       43,466        56,014        68,564        82,995
Less: Common stock acquired by ESOP.......       (7,775)       (8,793)       (9,811)      (10,981)
Less: Common stock to be acquired by
  MRP.....................................       (2,915)       (3,297)       (3,679)       (4,118)
                                            -----------   -----------   -----------   -----------
Estimated adjusted net proceeds(b)........  $    32,776   $    43,925   $    55,074   $    67,896
                                            ===========   ===========   ===========   ===========
Combined net income:
  Historical combined(c)..................  $     7,587   $     7,587   $     7,587   $     7,587
  Interest income(d)......................          607           813         1,019         1,257
  ESOP(e).................................         (233)         (264)         (294)         (329)
  MRP(f)..................................         (175)         (198)         (221)         (247)
                                            -----------   -----------   -----------   -----------
Pro forma income..........................  $     7,786   $     7,938   $     8,091   $     8,267
                                            ===========   ===========   ===========   ===========
Earnings per share:
  Historical combined(c)..................  $      0.41   $      0.36   $      0.33   $      0.29
  Interest income(d)......................         0.03          0.04          0.04          0.05
  ESOP(e).................................        (0.01)        (0.01)        (0.01)        (0.01)
  MRP(f)..................................        (0.01)        (0.01)        (0.01)        (0.01)
                                            -----------   -----------   -----------   -----------
Pro forma basic and diluted earnings per
  share(g)(h)(j)..........................  $      0.42   $      0.38   $      0.35   $      0.32
                                            ===========   ===========   ===========   ===========
Pro forma basic P/E ratio(g)(h)...........        11.9x         13.2x         14.3x         15.6x
                                            ===========   ===========   ===========   ===========
Number of shares used in calculating net
  income per share(j).....................   18,440,490    20,854,973    23,269,458    26,046,114
                                            ===========   ===========   ===========   ===========
Shareholders' equity:
  Historical combined(i)..................  $   217,743   $   217,743   $   217,743   $   217,743
  Estimated net proceeds..................       43,466        56,014        68,564        82,995
  Less: Common stock acquired by ESOP(e)..       (7,775)       (8,793)       (9,811)      (10,981)
  Less: Common stock to be acquired by
     MRP(f)...............................       (2,915)       (3,297)       (3,679)       (4,118)
                                            -----------   -----------   -----------   -----------
Pro forma shareholders' equity(k).........  $   250,519   $   261,668   $   272,817   $   285,639

                                                                                        ADJUSTED
                                              MINIMUM      MIDPOINT       MAXIMUM       MAXIMUM
                                             4,692,782     5,965,232     7,237,682     8,701,000
                                             SHARES AT     SHARES AT     SHARES AT     SHARES AT
                                              $10.00        $10.00        $10.00         $10.00
                                             PER SHARE     PER SHARE     PER SHARE    PER SHARE(A)
                                            -----------   -----------   -----------   ------------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Shareholders' equity per share:
  Historical combined.....................  $     11.18   $      9.89   $      8.86   $      7.92
  Estimated net proceeds..................         2.23          2.54          2.79          3.02
  Less: Common stock acquired by ESOP(e)..        (0.40)        (0.40)        (0.40)        (0.40)
  Less: Common stock to be acquired by
     MRP(f)...............................        (0.15)        (0.15)        (0.15)        (0.16)
                                            -----------   -----------   -----------   -----------
Pro forma shareholders' equity per
  share(g)(h)(j)..........................  $     12.86   $     11.88   $     11.10   $     10.38
                                            ===========   ===========   ===========   ===========
Pro forma price to book value
  ratio(g)(h).............................        77.76%        84.18%        90.09%        96.34%
                                            ===========   ===========   ===========   ===========
Number of shares used in equity per share
  calculations(j).........................   19,475,485    22,025,485    24,575,485    27,507,985
                                            ===========   ===========   ===========   ===========


-------------------------

(a) Assumes an increase in the number of shares due to a 15% increase in the maximum of the offering range to reflect changes in market and financial conditions before the restructuring and stock offering is completed or to fill the order of the employee stock ownership plan.

(b) Estimated adjusted proceeds consist of the estimated net stock offering proceeds, minus (i) the proceeds attributable to the purchase by Mutual Savings' employee stock ownership plan and (ii) the value of the shares to be purchased by Mutual Savings' recognition plan after the restructuring and stock offering, subject to shareholder approval, at an assumed purchase price of $10.00 per share. Marketing fees and other issuance expenses consist of legal, accounting, printing and other fixed costs totaling $2,875,000 plus variable marketing fees based on 1.50% of gross proceeds less shares to be acquired by the ESOP.

(c) Reflects the combined historical net earnings of Mutual Savings and First Northern for the six months ended June 30, 2000, adjusted for the merger.

(d) Consists of interest earned on net proceeds from the sale of minority ownership of Bank Mutual at 6.17%, (3.70% net of income tax at 40.0% effective rate) which represents the one year U. S. treasury note rate at June 30, 2000.

(e) Bank Mutual assumes that 8% of the shares of common stock issued in the restructuring, stock offering and merger will be purchased by the employee stock ownership plan (771,461, 879,257, 981,053 and 1,098,119 shares at the minimum, midpoint, maximum and adjusted maximum, respectively). Bank Mutual also assumes that the funds used to acquire such shares will be borrowed by the employee stock ownership plan from Bank Mutual. Mutual Savings intends to make quarterly contributions to the employee stock ownership plan over a ten-year period in an amount at least equal to the principle and interest requirements of the debt. The pro forma earnings assumes (i) that the loan to the employee stock ownership plan is payable over ten years in equal installments of principle with the employee stock ownership plan shares having an average fair value of $10.00 per share; (ii) that the loan to the employee stock ownership plan bears interest at the Mutual Savings' prime interest rate; (iii) that the employee stock ownership plan expense for the period is equivalent to the principal payment for the period and are made throughout the period (the interest expense paid by the Mutual Savings and the interest income recognized by the Bank Mutual on the ESOP debt are eliminated in consolidation); (iv) 38,873, 43,963, 49,053 and 54,906 shares are committed to be released with respect to the six months ended June 30, 2000, at the minimum, midpoint, maximum and adjusted maximum, respectively;
     (v) only the employee stock ownership plan shares committed to be released during the period are considered outstanding for the purposes of the earnings per share calculations based on the average shares to be released during the year; and (f) the effective tax rate is 40.0% for the period.

(f) Bank Mutual assumes that 3% of the shares of common stock issued in the stock offering and merger will be purchased by the recognition plan (291,548, 329,722, 367,895 and 411,795 shares at the minimum, midpoint, maximum and adjusted maximum respectively), assuming that: (a) shareholder approval of the recognition plan is received; (b) the shares were acquired by the recognition plan at the beginning of the period presented in open market purchases at $10.00 per share; (c) the amortized expense for the six months ended June 30, 2000 is 5% (based on a five year amortization using the straight line method) of the amount contributed which is equal to the vested portion of the shares based on the average shares to be vested during the year; and (d) the effective tax rate applicable to such employee compensation expense is 40.0%. Unvested shares under the recognition plan are excluded from the basic earnings per share calculation and included in the diluted earnings per share calculation only if they are dilutive under the treasury stock method. Bank Mutual assumes that 20% of the recognition plan shares vest annually and that 29,155, 32,972, 36,790 and 41,180 shares vest for the period ended June 30, 2000 at the minimum, midpoint, maximum and adjusted maximum, respectively.

(g) Net income or loss and stockholders' equity include current period amortization or end of period unamortized balances, respectively, of intangible assets resulting from the proposed Merger and previous business combinations involving Mutual Savings. The following table presents the net income or loss and stockholders equity, and related per share amounts, excluding amortization or balances of these intangible assets;


                                                                       ADJUSTED
                                       MINIMUM    MIDPOINT   MAXIMUM   MAXIMUM
                                       --------   --------   -------   --------
Pro forma tangible shareholders'
  equity per share...................  $  9.29    $  8.72    $ 8.27    $  7.85
Pro forma price to tangible book
  value ratio........................   107.64%    114.68%   120.92%    127.39%
Pro forma basic earnings per share
  before amortization of intangible
  assets.............................  $  0.53    $  0.47    $ 0.43    $  0.39
Pro forma basic P/E ratio before
  amortization of intangible
  assets.............................     9.4x      10.6x     11.6x      12.8x


(h) Assuming Bank Mutual were to fully convert, resulting in additional estimated adjusted net proceeds at the minimum, midpoint, maximum and adjusted maximum of $91.1 million, $102.8 million, $114.0 million and $126.3 million, respectively, which were invested at 6.17% (3.70% net of income tax at 40.0% effective rate), which represents the one year U. S. treasury note rate as of March 31, 2000, less tax effects, and all other assumptions noted above remained unchanged, the following ratios and amounts would result;


                                                                              ADJUSTED
                                               MINIMUM   MIDPOINT   MAXIMUM   MAXIMUM
                                               -------   --------   -------   --------
Pro forma shareholders' equity per share.....  $17.54     $16.52    $15.72     $14.98
Pro forma tangible shareholders' equity per
  share......................................  $13.97     $13.36    $12.89     $12.45
Pro forma price to book value ratio..........   57.01%     60.53%    63.61%     66.76%
Pro forma price to tangible book value
  ratio......................................   71.58%     74.85%    77.58%     80.32%
Pro forma basic earnings per share...........  $ 0.52     $ 0.47    $ 0.44     $ 0.41
Pro forma basic earnings per share before
  amortization of intangible assets..........  $ 0.62     $ 0.57    $ 0.53     $ 0.48
Pro forma basic P/E ratio....................    9.6x      10.6x     11.4x      12.2x
Pro forma basic P/E ratio before amortization
  of intangible assets.......................    8.1x       8.8x      9.4x      10.4x


       Management does not have plans for a full conversion in the immediate future, and we cannot assure that one will occur in the future.

(i) Consists of equity of Mutual Savings at June 30, 2000 plus capital of $50,254,850 issued to former shareholders assuming 40% of the shares are exchanged less $100,000 of initial capitalization of MHC.

(j) Basic earnings per share calculations are determined by (i) starting with the number of shares assumed to be sold in the conversion and stock offering excluding shares to be acquired by the ESOP and recognition plan,
     (ii) adding the number of shares to be issued to shareholders of First Northern, (iii) adding the number of shares to be issued to MHC, (iv) adding the average employee stock ownership plan shares that have been committed for release during the period, and (v) adding the average recognition plan shares assumed vested during the period. The unvested recognition plan shares are deemed to be for future services and not dilutive under the treasury stock method. Book value per share calculations are determined by (i) starting with the number of shares assumed to be sold in the stock offering (ii) adding the number of shares to be issued to First Northern shareholders and (iii) adding the number of shares to be issued to MHC. Set forth below is a reconciliation of the number of shares used in making the earnings per share and book value per share calculations:

                                                                               ADJUSTED
                                        MINIMUM      MIDPOINT     MAXIMUM      MAXIMUM
                                       ----------   ----------   ----------   ----------
Shares issued in stock offering......   4,692,782    5,965,232    7,237,682    8,701,000
Shares issued to First Northern
  shareholders.......................   5,025,485    5,025,485    5,025,485    5,025,485
Shares issued to MHC.................   9,757,218   11,034,768   12,312,318   13,781,500
                                       ----------   ----------   ----------   ----------
Total shares outstanding and used in
  calculating book value per share...  19,475,485   22,025,485   24,575,485   27,507,985
Less shares sold to employee stock
  ownership plan.....................    (777,461)    (879,257)    (981,053)  (1,098,119)
Less recognition plan shares.........    (291,548)    (329,722)    (367,895)    (411,795)
Plus average employee stock ownership
  plan shares assumed committed to be
  released...........................      19,437       21,981       24,526       27,453
Plus average recognition plan shares
  assumed vested.....................      14,577       16,486       18,395       20,590
                                       ----------   ----------   ----------   ----------
Number of shares used in calculating
  basic and diluted earnings per
  share..............................  18,440,490   20,854,973   23,269,458   26,046,114
                                       ==========   ==========   ==========   ==========

(k) The retained earnings of Mutual Savings will be substantially restricted after the restructuring. See "The Restructuring and the Offering -- Effects of the Restructuring -- Liquidation Rights." Pro forma shareholders' equity and pro forma shareholders' equity per share do not give effect to the liquidation account or the bad debt reserves established by Mutual Savings or First Northern Savings for federal income tax purposes in the event of a liquidation.

                            BANK MUTUAL CORPORATION
                                 STOCK OFFERING
                   AT OR FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                                        ADJUSTED
                                              MINIMUM      MIDPOINT       MAXIMUM       MAXIMUM
                                             4,692,782     5,965,232     7,237,682     8,701,000
                                             SHARES AT     SHARES AT     SHARES AT     SHARES AT
                                              $10.00        $10.00        $10.00         $10.00
                                             PER SHARE     PER SHARE     PER SHARE    PER SHARE(A)
                                            -----------   -----------   -----------   ------------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Gross proceeds............................  $    46,928   $    59,652   $    72,377   $    87,010
Less marketing fees and other issuance
  expenses................................       (3,462)       (3,638)       (3,813)       (4,015)
                                            -----------   -----------   -----------   -----------
Estimated net proceeds....................       43,466        56,014        68,564        82,995
Less: Common stock acquired by ESOP.......       (7,775)       (8,793)       (9,811)      (10,981)
Less: Common stock to be acquired by
  MRP.....................................       (2,915)       (3,297)       (3,679)       (4,118)
                                            -----------   -----------   -----------   -----------
Estimated adjusted net proceeds(b)........  $    32,776   $    43,925   $    55,074   $    67,896
                                            ===========   ===========   ===========   ===========
Combined net income (loss):
  Historical combined(c)..................  $    (1,533)  $    (1,533)  $    (1,533)  $    (1,533)
  Interest income(d)......................        1,166         1,563         1,960         2,416
  ESOP(e).................................         (467)         (528)         (589)         (659)
  MRP(f)..................................         (350)         (396)         (441)         (494)
                                            -----------   -----------   -----------   -----------
Pro forma income (loss)...................  $    (1,184)  $      (894)  $      (603)  $      (270)
                                            ===========   ===========   ===========   ===========
Earnings (loss) per share:
  Historical combined(c)..................  $     (0.08)  $     (0.07)  $     (0.07)  $     (0.06)
  Interest income(d)......................         0.06          0.07          0.08          0.09
  ESOP(e).................................        (0.03)        (0.03)        (0.03)        (0.03)
  MRP(f)..................................        (0.01)        (0.01)        (0.01)        (0.01)
                                            -----------   -----------   -----------   -----------
Pro forma basic earnings (loss) per
  share(g)(h).............................  $     (0.06)  $     (0.04)  $     (0.03)  $     (0.01)
                                            ===========   ===========   ===========   ===========
Pro forma basic P/E ratio(g)(h)...........           NM            NM            NM            NM
                                            ===========   ===========   ===========   ===========
Number of shares used in calculating net
  income per share(j).....................   18,474,504    20,893,441    23,312,380    26,094,157
                                            ===========   ===========   ===========   ===========
Shareholders' equity:
  Historical combined(i)..................  $   207,441   $   207,441   $   207,441   $   207,441
  Estimated net proceeds..................       43,466        56,014        68,564        82,995
  Less: Common stock acquired by ESOP(e)..       (7,775)       (8,793)       (9,811)      (10,981)
  Less: Common stock to be acquired by
     MRP(f)...............................       (2,915)       (3,297)       (3,679)       (4,118)
                                            -----------   -----------   -----------   -----------
Pro forma shareholders' equity(k).........  $   240,217   $   251,366   $   262,515   $   275,337
                                            ===========   ===========   ===========   ===========
Shareholders' equity per share:
  Historical combined(i)..................  $     10.65   $      9.42   $      8.44   $      7.54
  Estimated net proceeds..................         2.23          2.54          2.79          3.02
  Less: Common stock acquired by ESOP(e)..        (0.40)        (0.40)        (0.40)        (0.40)
  Less: Common stock to be acquired by
     MRP(f)...............................        (0.15)        (0.15)        (0.15)        (0.15)
                                            -----------   -----------   -----------   -----------
Pro forma shareholders' equity per
  share(g)(h)(j)..........................  $     12.33   $     11.41   $     10.68   $     10.01
                                            ===========   ===========   ===========   ===========
Pro forma price to book value
  ratio(g)(h).............................        81.10%        87.64%        93.63%        99.90%
                                            ===========   ===========   ===========   ===========
Number of shares used in equity per share
  calculations(j).........................   19,475,485    22,025,485    24,575,485    27,507,985
                                            ===========   ===========   ===========   ===========

-------------------------

(a) Assumes an increase in the number of shares due to a 15% increase in the maximum of the offering range to reflect changes in market and financial conditions before the restructuring and stock offering is completed or to fill the order of the employee stock ownership plan.
(b) Estimated adjusted proceeds consist of the estimated net stock offering proceeds, minus (i) the proceeds attributable to the purchase by Mutual Savings' employee stock ownership plan and (ii) the value of the shares to be purchased by Mutual Savings' recognition plan after the restructuring and stock offering, subject to shareholder approval, at an assumed purchase price of $10.00 per share. Marketing fees and other issuance expenses consist of legal, accounting, printing and other fixed costs totaling $2,875,050 plus variable marketing fees based on 1.50% of gross proceeds less shares to be acquired by the ESOP.
(c) Reflects the combined historical net earnings of Mutual Savings and First Northern for the year ended December 31, 1999, adjusted for the merger.
(d) Consists of interest earned on net proceeds from the sale of minority ownership of the Company at 5.93% (3.56% net of income tax at 40.0% effective rate), which represents the one year U.S. treasury note rate as of December 31, 1999.
(e) Bank Mutual assumes that 8% of the shares of common stock issued in the restructuring, the stock offering and the merger will be purchased by the employee stock ownership plan (777,461, 879,257, 981,053 and 1,098,119 shares at the minimum, midpoint, maximum and adjusted maximum, respectively). Bank Mutual also assumes that the funds used to acquire such shares will be borrowed by the employee stock ownership plan from Bank Mutual. Mutual Savings intends to make quarterly contributions to the employee stock ownership plan over a ten-year period in an amount at least equal to the principle and interest requirements of the debt. The pro forma earnings assumes (i) that the loan to the employee stock ownership plan is payable over ten years in equal installments of principle with the employee stock ownership plan shares having an average fair value of $10.00 per share; (ii) that the loan to the employee stock ownership plan bears interest at the Mutual Savings' prime interest rate; (iii) that the employee stock ownership plan expense for the period is equivalent to the principal payment for the period and is made throughout the period (the interest expense paid by the Mutual Savings and the interest income recognized by Bank Mutual on the ESOP debt are eliminated in consolidation); (iv) that 77,746, 87,926, 98,105 and 109,812 shares were committed to be released with respect to the year ended December 31, 1999, at the minimum, midpoint, maximum and adjusted maximum, respectively; (v) only the employee stock ownership plan shares committed to be released during the period are considered outstanding for the purposes of the earnings per share calculations based on the average shares to be released during the year; and (vi) the effective tax rate is 40.0% for the period.
(f) Bank Mutual assumes that 3% of the shares of common stock issued in the stock offering and merger will be purchased by the recognition plan (291,548, 329,722, 367,895 and 411,795 shares at the minimum, midpoint, maximum and adjusted maximum, respectively), assuming that: (a) shareholder approval of the recognition plan is received; (b) the shares were acquired by the recognition plan at the beginning of the period presented in open market purchases at $10.00 per share; (c) the amortized expense for the year ended December 31, 1999 is 20% (based on a five year amortization using the straight line method) of the amount contributed which is equal to the vested portion of the shares based on the average shares to be vested during the year; and (d) the effective tax rate applicable to such employee compensation expense is 40.0%. Unvested shares under the recognition plan are excluded from the basic earnings per share calculation and included in the diluted earnings per share calculation only if they are dilutive under the treasury stock method. Bank Mutual assumes that 20% of the recognition plan shares vest annually and that 58,310, 65,944, 73,579 and 82,359 shares vested for the year ended December 31, 1999 at the minimum, midpoint, maximum and adjusted maximum, respectively.
(g) Net income or loss and stockholders' equity include current period amortization or end of period unamortized balances, respectively, of intangible assets resulting from the proposed Merger and previous business combinations involving Mutual Savings. The following table presents the net income or loss and stockholders equity, and related per share amounts, excluding amortization or balances of these intangible assets;

                                                                                        ADJUSTED
                                                       MINIMUM    MIDPOINT   MAXIMUM    MAXIMUM
                                                       --------   --------   --------   --------
    Pro forma tangible shareholders' equity per
      share..........................................  $  8.80    $  8.29    $  7.88    $  7.51
    Pro forma price to tangible book value ratio.....   113.64%    120.63%    126.90%    133.16%
    Pro forma basic earnings per share before
      amortization of intangible assets..............  $  0.96    $  0.87    $  0.79    $  0.72
    Pro forma basic P/E ratio before amortization of
      intangible assets..............................    10.4x      11.5x      12.7x      13.9x

(h) Assuming Bank Mutual were to fully convert, resulting in additional estimated adjusted net proceeds at the minimum, midpoint, maximum and adjusted maximum of $91.0 million, $102.2 million, $113.3 million and $126.2 million, respectively, which were invested at 5.93%, (3.56% net of income tax at 40.0% effective rate), which represents the one year U.S. treasury note rate as of December 31, 1999, less tax effects, and all other assumptions noted above remained unchanged, the following ratios and amounts would result;


                                                                                        ADJUSTED
                                                         MINIMUM   MIDPOINT   MAXIMUM   MAXIMUM
                                                         -------   --------   -------   --------
    Pro forma shareholders' equity per share.........    $17.01     $16.06    $15.30     $14.60
    Pro forma tangible shareholders' equity per
      share..........................................    $13.47     $12.93    $12.50     $12.10
    Pro forma price to book value ratio..............     58.79%     62.27%    65.36%     68.49%
    Pro forma price to tangible book value ratio.....     74.24%     77.34%    80.00%     82.64%
    Pro forma basic earnings per share...............    $ 0.09     $ 0.11    $ 0.12     $ 0.14
    Pro forma basic earnings per share before
      amortization of intangible assets..............    $ 1.15     $ 1.05    $ 0.97     $ 0.89
    Pro forma basic P/E ratio........................       N/M        N/M       N/M        N/M
    Pro forma basic P/E ratio before amortization of
      intangible assets..............................      8.7x       9.5x     10.3x      11.2x


       Management does not have plans for a full conversion in the immediate future, and we cannot assure that one will occur in the future.

(i) Consists of equity of Mutual Savings at December 31, 1999 plus capital of $50,254,850 issued to former shareholders' assuming 40% of the shares are exchanged less $100,000 of initial capitalization of MHC.

(j) Basic earnings per share calculations are determined by (i) starting with the number of shares assumed to be sold in the conversion and stock offering, excluding shares to be acquired by the ESOP and recognition plan,
     (ii) adding the number of shares to be issued to shareholders of First Northern, (iii) adding the number of shares to be issued to MHC, (iv) adding the average employee stock ownership plan shares that have been committed for release during the period, and (v) adding the average recognition plan shares assumed vested during the period. The unvested recognition plan shares were deemed to be for future services and not dilutive under the treasury stock method. Book value per share calculations are determined by (i) starting with the number of shares assumed to be sold in the stock offering, (ii) adding the number of shares to be issued to First Northern shareholders and (iii) adding the number of shares to be issued to MHC. Set forth below is a reconciliation of the number of shares used in making the per share calculations:

                                                                               ADJUSTED
                                        MINIMUM      MIDPOINT     MAXIMUM      MAXIMUM
                                       ----------   ----------   ----------   ----------
Shares issued in stock offering......   4,692,782    5,965,232    7,237,682    8,701,000
Shares issued to First Northern
  shareholders.......................   5,025,485    5,025,485    5,025,485    5,025,485
Shares issued to MHC.................   9,757,218   11,034,768   12,312,318   13,781,500
                                       ----------   ----------   ----------   ----------
Total shares outstanding and used in
  calculating book value per share...  19,475,485   22,025,485   24,575,485   27,507,985
Less shares sold to employee stock
  ownership plan.....................    (777,461)    (879,257)    (981,053)  (1,098,119)
Less recognition plan shares.........    (291,548)    (329,722)    (367,895)    (411,795)
Plus average employee stock ownership
  plan shares assumed committed to be
  released...........................      38,873       43,963       49,053       54,906
Plus average recognition plan shares
  assumed vested.....................      29,155       32,972       36,790       41,179
                                       ----------   ----------   ----------   ----------
Number of shares used in calculating
  basic and diluted earnings per
  share..............................  18,474,504   20,893,441   23,312,380   26,094,157
                                       ==========   ==========   ==========   ==========

(k) The retained earnings of Mutual Savings will be substantially restricted after the restructuring. See "The Restructuring and the Offering -- Effects of the Restructuring -- Liquidation Rights." Pro forma shareholders' equity and pro forma shareholders' equity per share do not give effect to the liquidation account or the bad debt reserves established by Mutual Savings or First Northern Savings for federal income tax purposes in the event of a liquidation.

                       MUTUAL SAVINGS' OPERATING STRATEGY

     Mutual Savings' operating strategy is to succeed as a well-capitalized, profitable community-oriented bank. We seek to accomplish this goal by

     - maintaining a community orientation and providing quality customer service;

     - expanding our market area;

     - continuing our commitment to residential lending, while diversifying our portfolio;

     - managing credit risk;

     - promoting core deposit accounts;

     - limiting exposure to interest rate risk; and

     - controlling expenses.

     First Northern's operating strategy is similar to Mutual Savings' strategy. Although the two banks initially will operate separately after the restructuring, their business philosophies will continue to be complementary. See "Certain Effects of the First Northern Merger on Bank Mutual."

     The following are operating strategy highlights.

  Customer Service -- Products and Delivery Systems

     Mutual Savings provides convenient, quality service to customers. We leverage our branch network by emphasizing a sales culture and providing training and software to help our staff identify products that will benefit their customers. We offer a variety of customer conveniences, such as ATMs, 24-hour telebanking and a telephone "call center" to address customer questions. We offer investment and insurance services in order to attract new customers and build on existing relationships. First Northern Savings offers similar customer services. Both banks expect to establish internet banking services for retail and business customers.

  Statewide Franchise

     Our business plan includes building a state-wide banking organization. To that end, we acquired First Federal Savings of Eau Claire in 1997, which gained us access to favorable markets in western Wisconsin. With the addition of First Northern, Bank Mutual will have $2.7 billion in assets and a substantial presence in prosperous, growing northeastern Wisconsin markets.

  Lending Portfolio

     Historically, Mutual Savings has concentrated on residential lending. At June 30, 2000, 63.74% of our loan portfolio consisted of one-to-four family residential mortgage loans. Consumer loans, consisting primarily of home equity loans and lines of credit, comprised 18.54% of the portfolio. The remainder of the portfolio included multi-family, construction and commercial real estate mortgage loans, and commercial business loans. At June 30, 2000, one-to-four-family residential mortgage loans comprised 59.84% of First Northern's portfolio, while consumer loans accounted for 25.70% of the portfolio.

  Portfolio Diversification and Business Banking

     Though residential loans pose less credit risk than other types of loans, we have increased our emphasis on non-residential lending in order to expand business opportunities and achieve the higher yields and shorter terms of such loans. Consumer loans comprised 9.72% of Mutual Savings' loan portfolio at December 31, 1995 and had grown to 18.54% of the portfolio at June 30, 2000. In 1999, we hired experienced business bankers to expand our commercial business lending and related services, such as deposit products. We enhanced our commercial real estate capabilities by hiring additional experienced lenders.

     First Northern has also been expanding its consumer loan portfolio and, in recent years, established a niche in indirect auto lending. Auto loans comprised almost 47% of its consumer loans at June 30, 2000. In 1999, First Northern Savings commenced commercial business lending. We believe that the attractive branch systems of both banks will facilitate continued expansion of consumer, commercial real estate and commercial business lending, while continuing to support a strong residential lending presence.

  Asset Quality

     Though we have diversified the loan portfolio, we remain committed to conservative loan underwriting and credit review. Additionally, our investments are comprised of highly-rated securities. As a result of these practices and a stable economy, at June 30, 2000, our ratio of non-performing assets to total assets was 0.30%, and our ratio of allowance for losses to non-performing assets was 136.33%. These ratios are favorable compared to most savings institutions. At June 30, 2000, First Northern reported a ratio of non-performing assets to total assets of 0.08% and a ratio of allowance for losses to non-performing assets of 593.3%.

  Core Deposits

     We promote core deposits, such as savings and checking accounts, because they are generally a lower cost and more stable source of funds than time deposits. Additionally, unlike time deposits, they generate fee income. Over the past several years, we steadily increased our percentage of core deposits, which at June 30, 2000, accounted for 38.8% of Mutual Savings' deposits. At that date, 37.7% of First Northern's deposits were core deposits.

  Interest Rate Risk

     We seek a balance between maximizing yield and limiting interest rate risk, which is the risk that earnings will be reduced if market interest rates fluctuate. Financial institutions face such risk because liabilities generally have shorter terms to repricing than loans. To limit this risk, we sell most long-term fixed rate loans that we originate, while keeping in our portfolio the shorter term and adjustable-rate loans. Additionally, we invest in adjustable-rate and short-term securities. First Northern follows a similar policy.

  Cost Control

     Controlling overhead expense is important to profitability. One of our goals is to maintain a reasonable efficiency ratio, which is calculated as non-interest expense (excluding amortization of intangible assets) divided by the sum of net interest income plus non-interest income. This ratio was an annualized 59.62% at June 30, 2000. For First Northern, this ratio was 59.33%.

  Capital Strength

     By following the above business practices, Mutual Savings is financially strong. Our equity to assets ratio was 9.53% at June 30, 2000. At that date, First Northern's ratio was 8.36%.

  Profitable Core Operations

     Our core earnings primarily consists of net interest income, operating expenses and non-interest income. Our business practices have resulted in Mutual Savings achieving increasing core earnings over the last several years. In 1999, we recorded a charge, unrelated to core operations, which reduced our results by $13.6 million. The charge was a special write-off of impaired intangible assets related to the acquisition of First Federal. Excluding the amortization of intangible assets, Mutual Savings' return on average assets for 1999 was 0.63%. Mutual's annualized return on assets, excluding amortization of intangible assets, was 0.79% at June 30, 2000. For First Northern, these returns were 0.96% and 0.78%, respectively.

          CERTAIN EFFECTS OF THE FIRST NORTHERN MERGER ON BANK MUTUAL

     On a pro forma basis at June 30, 2000, assuming completion of the First Northern merger, the restructuring and the stock offering, Bank Mutual would have had total assets of $2.7 billion, total deposits of $1.9 billion, net loans of $1.9 billion and total shareholders' equity of $261.7 million. For further pro forma information, see "Pro Forma Data."

     Management of Mutual Savings believes that the First Northern merger will be advantageous to our competitive posture, joining two banks with contiguous market areas and compatible business philosophies and product mix. The merger will permit us to expand into growing northeastern Wisconsin markets at a fair consideration and in a more efficient manner than establishing new branches. Initially, the two banks will continue to operate separately. There is no current intention to combine the two banks, although business plans could change in the future.

     We consider the experienced, forward-looking management of First Northern to be a benefit of the merger. First Northern's CEO and three other board members will join the board of Bank Mutual. It is anticipated that the merger will allow the banks to eliminate certain duplicative costs and to achieve potential economies of scale over time through the increased size and efficiencies of the combined entity. Similarly, the increased size and geographical market area should, over time, allow us to expand products and services and take advantage of greater cross-selling opportunities.

GEOGRAPHIC EXPANSION

     Mutual Savings and First Northern Savings currently operate in markets that are, for the most part, contiguous and complementary to each other. Most of Mutual Savings' offices are located in the southeastern, south central and western part of Wisconsin. While Mutual has a relatively small presence in northeastern Wisconsin, all of First Northern Savings' offices are located in that area of the state. In particular, First Northern has a substantial presence in the Fox River Valley region, and also includes surrounding rural and vacation areas. The Fox River Valley region is anchored by the cities of Green Bay, where First Northern has its headquarters and a substantial presence, and Appleton, where Mutual Savings has its offices in the area. See "Business of Mutual Savings Bank -- Market Area." The First Northern acquisition would substantially increase Mutual's presence in the northeastern part of the state, while Mutual Savings expects that it would also retain its current offices in the region after the First Northern merger.

     We believe that the northeastern part of Wisconsin is an attractive area for growth. It is the third largest population concentration in the state, and includes a variety of commercial, industrial, service and recreational businesses.

IMPACT ON DEPOSITS

     Mutual Savings and First Northern Savings have relatively similar deposit mixes and interest rates paid on those deposits.

     The following table presents the distribution of Mutual Savings' and First Northern Savings' deposit accounts at June 30, 2000 by dollar amount and percent of portfolio, and the weighted average interest rate on each category of deposits.


                                             MUTUAL SAVINGS                FIRST NORTHERN SAVINGS
                                    --------------------------------   ------------------------------
                                                            WEIGHTED                         WEIGHTED
                                                 PERCENT    AVERAGE               PERCENT    AVERAGE
                                                 OF TOTAL   NOMINAL               OF TOTAL   NOMINAL
                                      AMOUNT     DEPOSITS     RATE      AMOUNT    DEPOSITS     RATE
                                    ----------   --------   --------   --------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
Savings...........................  $  148,406     11.41%     2.43%    $ 72,253     12.71%     2.40%
Interest-bearing demand...........      86,133      6.62      1.05       40,709      7.16      1.12
Money market......................     220,721     16.97      5.27       70,817     12.45      4.97
Non-interest bearing demand.......      49,002      3.77      0.00       30,819      5.42      0.00
                                    ----------    ------      ----     --------    ------      ----
     Total........................     504,262     38.77      3.20      214,598     37.74      2.66
                                    ----------    ------               --------    ------
Certificates:
Time deposits with original
  maturities of:
  Three months or less............      60,721      4.67      5.02       21,758      3.83      6.10
  Over three months to twelve
     months.......................     141,737     10.90      5.07       75,557     13.29      5.85
  Over twelve months to
     twenty-four months...........     399,933     30.75      5.74      169,544     29.80      5.86
  Over twenty-four months to
     thirty-six months............     128,303      9.86      6.16       53,885      9.48      5.90
  Over thirty-six months to
     forty-eight months...........       4,249      0.33      5.72       27,340      4.81      5.98
  Over forty-eight months to sixty
     months.......................      59,109      4.54      5.88        5,943      1.05      5.58
  Over sixty months...............       2,299      0.18      6.36           --        --        --
                                    ----------    ------      ----     --------    ------      ----
     Total time deposits..........     796,351     61.23      5.65      354,027     62.26      5.88
                                    ----------    ------      ----     --------    ------      ----
     Total deposits...............  $1,300,613    100.00%     4.70%    $568,625    100.00%     4.66%
                                    ==========    ======               ========    ======


     In addition to having a similar deposit mix, Mutual Savings and First Northern Savings offer similar, although not identical, deposit products. Even though Mutual Savings and First Northern Savings are expected to initially operate as separate financial institutions, we expect that certain deposit products which currently are offered by only one of the savings banks may now be offered by both. Thus, both Mutual Savings and First Northern Savings will have the benefit of the other's experience.

     We expect that customer retention will be maximized because both the institutions anticipate keeping open all branch offices after the merger, under the existing names. Because the two companies have relatively similar deposit and pricing strategies, we do not expect that changes, if any, which may be made by First Northern Savings will cause a significant deposit run off.

IMPACT ON LOAN PORTFOLIO

     Mutual Savings' and First Northern Savings' loan products and lending operations are relatively similar, although Mutual Savings has a higher percentage of first mortgage loans than First Northern Savings, and First Northern Savings has a higher percentage of consumer loans. The following table presents the composition of Mutual Savings' and First Northern Savings' loan portfolios in dollar amounts and in percentages of the total portfolios at June 30, 2000. We have used several different categories in this table than we have used in the other tables in this prospectus to help illustrate the comparison between the two institutions.


                                        MUTUAL SAVINGS               FIRST NORTHERN SAVINGS
                                -------------------------------   -----------------------------
                                             PERCENT   WEIGHTED              PERCENT   WEIGHTED
                                               OF      AVERAGE                 OF      AVERAGE
                                  AMOUNT      TOTAL      RATE      AMOUNT     TOTAL      RATE
                                ----------   -------   --------   --------   -------   --------
                                                    (DOLLARS IN THOUSANDS)
First mortgage loans:
  One-to-four family..........  $  733,958    63.74%              $489,180    59.84%
  Multi-family................      65,105     5.65                 37,843     4.63
  Commercial real estate......      65,267     5.67                 22,727     2.78
  Construction and
    development...............      30,840     2.68                 47,004     5.75
                                ----------   ------               --------   ------
    Total first mortgage real
       estate loans...........  $  895,170    77.74%     7.34%    $596,754    73.00%     7.13%
                                ----------   ------               --------   ------
Consumer and other loans:
  Consumer loans:
  Fixed equity................  $  108,811     9.45%     8.19%    $ 67,485     8.26%     8.29%
  Home equity lines of
    credit....................      55,371     4.81      8.33       20,987     2.57     10.07
  Education...................      27,698     2.41      8.83            *       --        --
  Automobile..................       5,609     0.49      8.64       98,326    12.03      7.40
  Home improvement............      12,134     1.05      8.20           **       --        --
  Other.......................       3,827     0.33      8.86       23,207     2.84      9.18
                                ----------   ------      ----     --------   ------     -----
    Total consumer loans......     213,450    18.54      8.33      210,005    25.70      8.15%
                                ----------   ------      ----     --------   ------     -----
  Commercial business loans...      42,815     3.72      8.06       10,661     1.30      9.17
                                ----------   ------      ----     --------   ------     -----
    Total consumer and other
       loans..................     256,265    22.26      8.29      220,666    27.00      8.20
                                ----------   ------      ----     --------   ------     -----
    Total loans receivable....  $1,151,435   100.00%     7.55%    $817,420   100.00%     7.43%
                                ==========                        ========
Less:
  Undisbursed loan proceeds...      16,368                          17,667
  Deferred fees and
    discounts.................          (5)                          4,218
  Allowance for losses........       7,085                             441
                                ----------                        --------
    Total loans receivable,
       net....................  $1,127,987                        $795,094
                                ==========                        ========
Non-performing loans as a
  percent of total loans......                 0.20%                           0.03%
Non-performing assets as a
  percent of total assets.....                 0.30%                           0.08%


-------------------------

* First Northern Savings generally makes student loans for resale rather than retaining them in its portfolio.

** First Northern Savings does not separately categorize home improvement loans.
   However, these loans are included in "fixed equity" and "home equity lines of credit."

     First Northern Savings has a higher level of consumer loans than Mutual Savings, particularly of automobile loans. Most of these are indirect automobile loans originated by First Northern through a joint venture with another financial institution. First Northern Savings has experienced minimal delinquencies under this program; Bank Mutual expects to continue the program after the First Northern merger. First

Northern Savings' "other" consumer loans include loans secured by boats and recreational vehicles as a consequence of the vacation and recreational regions which are served by First Northern.

     The weighted average interest rates on Mutual Savings' and First Northern Savings' loans is generally consistent by loan type, with several exceptions. The average rate on First Northern Savings' home equity lines of credit is higher than Mutual Savings', primarily as a result of the lower average credit line. Conversely, the weighted average rate on First Northern's automobile loans is lower than Mutual Savings'. That difference results both because First Northern's joint venture company absorbs losses on this portfolio, which are then reflected at First Northern in the net yield rather than as written off assets, and as a result of the more aggressive automobile loan pricing by that joint venture.

     Both First Northern's and Mutual Savings' non-performing loan and asset ratios reflect strong asset quality.

     We believe that, over time, the First Northern merger will provide additional lending opportunities to the combined enterprise. Mutual Savings intends to augment its consumer lending with programs currently offered by First Northern Savings. Similarly, we believe that the expanded customer and geographical base will provide further opportunities for commercial real estate and commercial business lending in which Mutual Savings and First Northern Savings intend to expand. We also expect to minimize customer disruption to First Northern Savings' customers by retaining First Northern Savings as a separate entity, whose local loan officers will retain authority to make most credit decisions in its market area. Also, a larger institution will be better able to diversify its portfolio since it has a larger customer base, can more readily hire experienced staff, and leverage greater resources.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion and analysis reflects Mutual Savings' consolidated financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. You should read the information in this section in conjunction with Mutual Savings' consolidated financial statements and accompanying notes to consolidated financial statements beginning on page F-1 of this prospectus, and the other statistical data provided elsewhere in this prospectus.

GENERAL

     Mutual Savings' results of operations depend primarily on net interest income. Net interest income is the difference between the interest income on interest-earning assets, which for Mutual Savings primarily are loans and mortgage-related and investment securities, and interest expense on interest-bearing liabilities, which for Mutual Savings primarily are deposits and borrowings. Our results of operations are also affected by our provision for loan losses, non-interest income, and non-interest expense. Non-interest income consists mainly of service fees and charges, gains on sales of loans held for sale and insurance, securities and annuity commissions. Non-interest expense consists primarily of salaries and employee benefits, occupancy expenses and other general and administrative expenses, and amortization of intangible assets.

     Our results of operations may also be affected significantly by general and local economic and competitive conditions, particularly changes in market interest rates, government policies, and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact us. Additionally, our lending activity is concentrated in loans secured by real estate located in Wisconsin and/or to Wisconsin borrowers. Accordingly, our results of operations are affected by regional market and economic conditions.

FIRST NORTHERN MERGER

     Mutual Savings and First Northern have signed an agreement under which Bank Mutual will acquire First Northern Savings. In many respects, both organizations have similar businesses and business philosophies. However, the acquisition will be significant for Bank Mutual. We have highlighted material differences which we have identified in "Certain Effects of the First Northern Merger on Bank Mutual." Please also see the financial information of First Northern identified in "Index to Financial Statements."

MANAGEMENT STRATEGY

     Mutual Savings' operating strategy is to succeed as a well-capitalized, profitable community bank. We seek to accomplish this goal by:

     - maintaining a community orientation and providing quality customer service;

     - expanding our market area;

     - continuing our commitment to residential lending, while diversifying our portfolio;

     - managing credit risk;

     - promoting core deposit accounts;

     - limiting exposure to interest rate risk; and

     - controlling expenses.

     First Northern's operating strategy is similar to Mutual Savings' strategy. Although the two banks initially will operate separately after the restructuring, their business philosophies will continue to be complementary.

MANAGEMENT OF INTEREST RATE RISK

     Mutual Savings' ability to maintain net interest income depends upon earning a higher yield on assets than the rates we pay on deposits and borrowings. Fluctuations in interest rates will ultimately impact both our level of income and expense recorded on a large portion of our assets and liabilities. Fluctuations in interest rates will also affect the market value of all interest-earning assets, other than those which possess a short term to maturity.

     We have attempted to reduce our interest rate risk by emphasizing the origination of ARM loans and by selling a majority of our longer-than-15 year fixed rate mortgage loan originations. During the past few years we have retained 15-year fixed rate mortgage loans in our portfolio. It is our opinion that the enhanced yield and cash flows offered by this product offset the amount of interest rate risk that is assumed. For the year ended December 31, 1999, we originated $96.4 million of fixed rate one- to four-family first mortgage loans, or 63.1% of total one-to-four family first mortgage originations, of which $57.4 million were sold with servicing retained. In managing our investment securities, we invested varying amounts up to $250 million in overnight Federal Funds during 1999 which resulted in an average monthly yield ranging from 4.728% to 5.514%. In December of 1999 we purchased $100 million of 7% FNMA 15-year mortgage-backed securities at a yield of 7.003% and in January 2000 we purchased another $100 million of 7% FNMA 15-year mortgage-backed securities at a yield of 7.077%. We have fixed rate investments having a weighted average remaining life of 82 months at June 30, 2000. While these strategies have reduced income, we believe that reducing our exposure to interest rate fluctuations will enhance long-term profitability.

     For the first six months of 2000, we originated $12.3 million of fixed rate, one-to-four family first mortgage loans, or 22.7% of total one-to-four family first mortgage originations, of which we sold $4.9 million with servicing retained. As interest rates have risen, more borrowers have selected adjustable loans.

     Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature during a given period of time. The difference, or the interest rate sensitivity "gap," provides an indication of the extent to which our interest rate spread will be affected by changes in interest rates. For further information about interest rate repricing, see "Gap Analysis".

     During 1998 and early 1999, we operated in a low interest rate environment. In that environment we experienced both increased interest rate competition related to loan originations and above-average prepayment rates related to mortgage loans and mortgage-related securities, as borrowers refinanced higher-rate loans. As a result we had to invest our excess liquidity in short term low-yielding investments. This had an adverse impact on our profitability. As interest rates began to rise later in 1999, we began to re-deploy our excess liquidity into higher yielding investments.

     Due to the nature of our operations, we are not directly subject to foreign currency exchange or commodity price risk. Instead, our real estate loan portfolio, concentrated in Wisconsin, is subject to risks associated with the local economy. We did not engage in any hedging transactions that use derivative instruments (such as interest rate swaps and caps) during 1999 and did not have any such hedging transactions in place at June 30, 2000. In the future, we may, with approval of our board of directors, engage in hedging transactions utilizing derivative instruments.

     We seek to coordinate asset and liability decisions so that, under changing interest rate scenarios, earnings will remain within an acceptable range.

     The primary objectives of our interest rate management strategy are to:

     - maintain earnings and capital within self-imposed parameters over a range of possible interest rate environments;

     - coordinate interest rate risk policies and procedures with other elements of our business plan, all within the context of the current business environment and our capital and liquidity requirements; and

     - manage interest rate risk in a manner consistent with the approved guidelines and policies set by our board of directors.

     To achieve the objectives of managing interest rate risk, our Asset/Liability committee meets periodically to discuss and monitor the market interest rate environment and provides reports to the board of directors monthly. This committee is chaired by the President and is comprised of members of Mutual Savings' senior management.

     Historically, our lending activities have emphasized one- to four-family first and second mortgage loans. Our primary source of funds has been deposits and borrowings, consisting primarily of time deposits and borrowings which have substantially shorter terms to maturity than the loan portfolio. We have employed certain strategies to manage the interest rate risk inherent in the asset/liability mix, including:

     - emphasizing the origination of adjustable-rate and 15-year fixed rate real estate loans for portfolio, and selling 30-year fixed rate loans;

     - maintaining a significant level of investment securities and mortgage-related securities with a weighted average life of less than eight years or with interest rates that reprice in less than five years; and

     - managing deposits and borrowings to provide stable funding.

     We believe that the frequent repricing of our adjustable-rate real estate loans, the cash flows from our 15-year fixed rate real estate loans, and adjustable rate features and shorter durations of our investment securities, reduce our exposure to interest rate fluctuations.

     Gap Analysis. Repricing characteristics of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a financial institution's interest rate sensitivity "gap." An asset or liability is said to be "interest rate sensitive" within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-bearing assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period.

     A gap is considered positive when the amount of interest-earning assets maturing or repricing within a specific time period exceeds the amount of interest-bearing liabilities maturing or repricing within that specific time period. A gap is considered negative when the amount of interest-bearing liabilities maturing or repricing within a specific time period exceeds the amount of interest-earning assets maturing or repricing within the same period. During a period of rising interest rates, a financial institution with a negative gap position would be expected, absent the effects of other factors, to experience a greater increase in the costs of its liabilities relative to the yields of its assets and thus a decrease in the institution's net interest income. An institution with a positive gap position would be expected, absent the effect of other factors, to experience the opposite result. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to reduce net interest income.

     At June 30, 2000, based on the assumptions below, our interest-bearing liabilities maturing or repricing within one year exceeded our interest-earning assets maturing or repricing within the same period by $345.6 million. This represented a negative cumulative one-year interest rate sensitivity gap of (19.6%), and a ratio of interest-earning assets maturing or repricing within one year to interest-bearing liabilities maturing or repricing within one year of 62.0%. The cumulative gap ratio is significantly affected by $200.0 million of long-term FHLB borrowings repricing in May and June 2001.

     The following table presents the amounts of our interest-earning assets and interest-bearing liabilities outstanding at June 30, 2000, which we anticipate to reprice or mature in each of the future time periods shown. Except as stated below, we determined the amounts of assets and liabilities shown which reprice or mature during a particular period in accordance with the earlier of the term to repricing or the contractual maturity of the asset or liability. The information presented in the following table is also based on the following assumptions:

          1. We assumed the following repayment rates applied to outstanding balances applied to the beginning of the period:

Mortgage loans:         14.7%
Consumer loans:         50.8%
Commercial loans:       36.8%

          2. Anticipated cash flows for mortgage-related securities were obtained from an independent outside source.

          3. We reported federal agency securities with call options, that we believed would be called, at the earlier of the next call date or contractual maturity date.

          4. We reported savings, money market accounts and interest-bearing demand accounts that had no stated maturity using decay rates. The decay rates were calculated using an average of the Mutual Savings' most recent 12 months experience.

          5. FHLB advances are reported at the earlier of call date or final maturity.

     However, changes in interest rates could affect the loan and investment prepayment assumptions and deposit decay rates used in our analysis.

     The repayment assumption used for mortgage loans in (1) above was adjusted from recent history due to the current rise in interest rates. In a rising rate environment, prepayments on mortgage loans slow down significantly as mortgage loan customers retain their low interest rate loans. Deposit decay rates, as reflected in items (4) above, are based on Mutual Savings' recent history. Deposit decay rates, prepayment rates and anticipated call dates can have a significant impact on the estimated interest rate sensitivity gap. While we believe that our assumptions are reasonable, they may not be indicative of actual future deposit decay activity, loan and mortgage-related securities prepayments, and the actual timing of federal agency calls.

                                                              AT JUNE 30, 2000
                             -----------------------------------------------------------------------------------
                                            THREE TO    MORE THAN ONE     MORE THAN
                             WITHIN THREE    TWELVE     YEAR TO THREE   THREE YEARS TO      OVER
                                MONTHS       MONTHS         YEARS         FIVE YEARS     FIVE YEARS     TOTAL
                             ------------   ---------   -------------   --------------   ----------   ----------
                                                           (DOLLARS IN THOUSANDS)
Interest-earning assets:
Loans receivable:
  Mortgage loans:
     Fixed..................   $ 15,532     $  44,562     $ 104,028        $ 80,985       $183,635    $  428,742
     Adjustable.............     68,213       133,138       105,155         104,184         33,922       444,612
  Other loans...............     62,354        64,638       129,273              --             --       256,265
Securities:
  Interest earning
     deposits...............     42,138            --            --              --             --        42,138
  Non-mortgage..............      3,543            --         5,270          19,349             --        28,162
  Mortgage-related fixed....     14,471        38,748       104,377          89,001        152,072       398,669
  Mortgage-related
     adjustable.............     62,708            --            --              --             --        62,708
Other interest-earning
  assets....................     14,585            --            --              --             --        14,585
                               --------     ---------     ---------        --------       --------    ----------
          Total
            interest-earning
            assets..........    283,544       281,086       448,103         293,519        369,629     1,675,881
                               --------     ---------     ---------        --------       --------    ----------
Interest-bearing
  liabilities:
  Deposits:
     Interest-bearing NOW
       accounts.............        893         2,479         5,982           5,231         71,548        86,133
     Savings accounts.......      8,597        22,876        44,254          27,446         45,233       148,406
     Money market
       accounts.............     11,762        30,536        61,340          40,252         76,831       220,721
     Time deposits..........    231,946       323,963       219,472          20,970             --       796,351
Advance payments by
  borrowers for taxes and
  insurance.................         --        13,012            --              --             --        13,012
                               --------     ---------     ---------        --------       --------    ----------
Other borrowings............     64,147       200,000           520              --             --       264,667
                               --------     ---------     ---------        --------       --------    ----------
          Total
            interest-bearing
            liabilities.....    317,345       592,866       331,568          93,899        193,612     1,529,290
                               ========     =========     =========        ========       ========    ==========
Interest rate sensitivity
  gap.......................   $(33,801)    $(311,780)    $ 116,535        $199,620       $176,017    $  146,591
                               ========     =========     =========        ========       ========    ==========
Cumulative interest rate
  sensitivity gap...........   $(33,801)    $(345,581)    $(229,046)       $(29,426)      $146,591
                               ========     =========     =========        ========       ========
Cumulative interest rate
  sensitivity gap as a
  percentage total assets...      (1.92)%      (19.64)%      (13.02)%         (1.67)%         8.33%
Cumulative interest-earning
  assets as a percentage of
  interest bearing
  liabilities...............      89.35%        62.03%        81.55%          97.80%        109.59%

     The methods used in the previous table have some shortcomings. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Certain assets, such as adjustable-rate loans, have features which limit changes in interest rates on a short-term basis and over the life of the loan. If interest rates change, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of borrowers to make payments on their adjustable-rate loans may decrease if interest rates increase.

     Present Value of Equity. In addition to the gap analysis table, we also use a simulation model to monitor interest rate risk. This model reports the present value of equity in different interest rate environments, assuming an instantaneous and permanent interest rate shock to all interest rate-sensitive assets and liabilities. The present value of equity is the difference between the present value of expected cash flows of interest rate-sensitive assets and liabilities. The changes in market value of assets and liabilities due to changes in interest rates reflect the interest rate sensitivity of those assets and liabilities as their values are derived from the characteristics of the asset or liability (i.e., fixed rate, adjustable-rate, caps, floors) relative to the current interest rate environment. For example, in a rising interest rate environment the fair market value of a fixed rate asset will decline, whereas the fair market value of an adjustable-rate asset, depending on its repricing characteristics, may not decline. Increases in the market value of assets will increase the present value of equity whereas decreases in market value of assets will decrease the present value of equity. Conversely, increases in the market value of liabilities will decrease the present value of equity whereas decreases in the market value of liabilities will increase the present value of equity.

     The following table presents the estimated present value of equity over a range of interest rate change scenarios at June 30, 2000. The present value ratio shown in the table is the present value of equity as a percent of the present value of total assets in each of the different rate environments. For purposes of this table, we have made assumptions such as prepayment rates and decay rates similar to those used for the gap analysis table.

                                                     PRESENT VALUE OF EQUITY
                                                          AS PERCENT OF
                      PRESENT VALUE OF EQUITY        PRESENT VALUE OF ASSETS
                 ---------------------------------   -----------------------
  CHANGE IN        DOLLAR       DOLLAR     PERCENT   PRESENT VALUE   PERCENT
INTEREST RATES     AMOUNT       CHANGE     CHANGE        RATIO       CHANGE
--------------   ----------   ----------   -------   -------------   -------
(BASIS POINTS)   (DOLLARS IN THOUSANDS)
    +200          $179,628     $(35,609)   (16.54)%      10.79%      (12.77)%
    +100           199,970      (15,267)    (7.09)%      11.75%       (5.01)%
      0            215,237           --      0.00%       12.37%        0.00%
    -100           215,458          221      0.10%       12.14%       (1.86)%
    -200           194,345      (20,892)    (9.71)%      10.77%      (12.93)%

     As in the case of the gap analysis table, the methods we used in the previous table have some shortcomings. This type of modeling requires that we make assumptions which may not reflect the manner in which actual yields and costs respond to changes in market interest rates. For example, we make assumptions regarding the acceleration rate of the prepayment speeds of higher yielding mortgage loans. Prepayments will accelerate in a falling rate environment and the reverse will occur in a rising rate environment. We also assume that decay rates on core deposits will accelerate in a rising rate environment and the reverse in a falling rate environment. The table assumes that we will take no action in response to the changes in interest rates, when in practice rate changes on certain products, such as savings deposits, may lag market changes. In addition, prepayment estimates and other assumptions within the model are subjective in nature, involve uncertainties, and therefore cannot be determined with precision. Accordingly, although the present value of equity model may provide an estimate of our interest rate risk at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in interest rates on our present value of equity.

ANALYSIS OF NET INTEREST INCOME

     Net interest income represents the difference between the interest income we earn on our interest-earning assets, primarily loans, mortgage-related securities and investment securities, and the expense we pay on interest-bearing liabilities, primarily time deposits and borrowings. Net interest income depends on our volume of interest-earning assets and interest-bearing liabilities and the interest rates we earned or paid on them.

     Average Balance Sheet. The following tables present certain information regarding Mutual Savings' financial condition and net interest income for the six months ended June 30, 2000 and 1999, and the years 1999, 1998 and 1997. The table presents the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. We derived the yields and costs by dividing income or expense by the average balance of interest-earnings assets or interest-bearing liabilities respectively, for the periods shown. We derived average balances from daily balances over the periods indicated. Interest income includes fees which we considered adjustments to yields.

                                                                             SIX MONTHS ENDED JUNE 30,
                                                   ------------------------------------------------------------------------------
                                                                       2000                                    1999
                                                   --------------------------------------------   -------------------------------
                                                                  AVERAGE     INTEREST              AVERAGE     INTEREST
                                                     ACTUAL     OUTSTANDING   EARNED/    YIELD/   OUTSTANDING   EARNED/    YIELD/
                                                    BALANCE       BALANCE       PAID      RATE      BALANCE       PAID      RATE
                                                   ----------   -----------   --------   ------   -----------   --------   ------
ASSETS:
INTEREST-EARNING ASSETS:
 Loans receivable(1).............................  $1,129,619   $1,110,535    $41,403    7.46%    $1,060,985    $39,737    7.49%
 Mortgage-related securities.....................     461,377      467,792     15,860    6.78%       269,913      8,503    6.30%
 Investment securities and interest-earning
   deposits......................................      70,300       91,831      2,725    5.93%       417,858      9,985    4.78%
 Federal Home Loan Bank stock....................      14,585       13,938        494    7.09%        13,537        428    6.32%
                                                   ----------   ----------    -------    -----    ----------    -------    -----
   Total interest-earning assets.................   1,675,881    1,684,096     60,482    7.18%     1,762,293     58,653    6.66%
                                                                              -------                           -------
Non-interest-earning assets......................      83,289       65,069                            93,368
   Total assets..................................  $1,759,170   $1,749,165                        $1,855,661
                                                   ==========   ==========                        ==========
LIABILITIES AND EQUITY:
INTEREST-BEARING LIABILITIES:
 Savings deposits................................  $  148,406   $  150,204    $ 1,786    2.38%    $  166,484    $ 1,981    2.38%
 Money market accounts...........................     220,721      226,724      5,656    4.99%       181,965      4,315    4.74%
 Interest-bearing demand accounts................      86,133       86,807        452    1.04%        90,097        472    1.05%
 Time deposits...................................     796,351      804,525     21,845    5.43%       898,492     24,217    5.39%
                                                   ----------   ----------    -------    -----    ----------    -------    -----
   Total deposits................................   1,251,611    1,268,260     29,739    4.69%     1,337,038     30,985    4.63%
 Escrows.........................................      13,012        7,369         90    2.44%         7,415         98    2.64%
 Borrowings......................................     264,667      246,234      7,232    5.87%       270,800      7,045    5.20%
                                                   ----------   ----------    -------    -----    ----------    -------    -----
   Total interest-bearing liabilities............   1,529,290    1,521,863     37,061    4.87%     1,615,253     38,128    4.72%
                                                   ----------   ----------    -------    -----    ----------    -------    -----
NON-INTEREST-BEARING LIABILITIES
 Non-interest-bearing deposits...................      49,002       44,292                            41,861
 Other non-interest-bearing liabilities..........      13,290       19,095                            22,053
                                                   ----------   ----------                        ----------
   Total non-interest-bearing liabilities........      62,292       63,387                            63,914
                                                   ----------   ----------                        ----------
   Total liabilities.............................   1,591,582    1,585,250                         1,679,167
 Equity..........................................     167,588      163,915                           176,494
                                                   ----------   ----------                        ----------
   Total liabilities and equity..................  $1,759,170   $1,749,165                        $1,855,661
                                                   ==========   ==========                        ==========
Net interest income/net interest rate spread.....                             $23,421    2.31%                  $20,525    1.94%
                                                                              =======                           =======
Net interest-earning assets/net interest
 margin..........................................               $  162,233               2.78%    $  147,040               2.33%
                                                                ==========               =====    ==========               =====
Average interest-earnings assets to average
 interest-bearing liabilities....................                                        1.11x                             1.09x

-------------------------
(1) Nonaccrual loans were included in their respective categories.

                                                                   YEARS ENDED DECEMBER 31,
                              ---------------------------------------------------------------------------------------------------
                                           1999                              1998                              1997
                              -------------------------------   -------------------------------   -------------------------------
                                           INTEREST   AVERAGE                INTEREST   AVERAGE                INTEREST   AVERAGE
                               AVERAGE     EARNED/    YIELD/     AVERAGE     EARNED/    YIELD/     AVERAGE     EARNED/    YIELD/
                               BALANCE       PAID      COST      BALANCE       PAID      COST      BALANCE       PAID      COST
                              ----------   --------   -------   ----------   --------   -------   ----------   --------   -------
                                                                    (DOLLARS IN THOUSANDS)
ASSETS:
INTEREST-EARNING ASSETS:
 Loans receivable(1)........  $1,069,568   $ 79,623   7.44%     $1,159,786   $ 90,092   7.77%     $1,212,945   $ 93,628   7.72%
 Mortgage-related
   securities...............     290,772     18,479   6.36%        238,338     15,664   6.57%        159,259     10,250   6.44%
 Investment securities and
   interest-earning
   deposits.................     383,630     19,294   5.03%        347,115     18,681   5.38%        193,665     10,940   5.65%
 Federal Home Loan Bank
   stock....................      13,537        906   6.69%         15,640      1,033   6.60%         18,206      1,175   6.45%
                              ----------   --------   ----      ----------   --------   ----      ----------   --------   ----
   Total interest-earning
     assets.................   1,757,507    118,302   6.73%      1,760,879    125,470   7.12%      1,584,075    115,993   7.32%
Non-interest-earning
 assets.....................      80,369                            89,137                            70,376
                              ----------                        ----------                        ----------
   Total assets.............  $1,837,876                        $1,850,016                        $1,654,451
                              ==========                        ==========                        ==========
LIABILITIES AND EQUITY:
INTEREST-BEARING
 LIABILITIES:
 Savings deposits...........  $  163,102   $  3,885   2.38%     $  168,965   $  4,268   2.53%     $  168,998   $  4,696   2.78%
 Money market accounts......     203,924      9,796   4.80%        141,860      6,571   4.63%        119,283      5,458   4.58%
 Interest-bearing demand
   accounts.................      89,139        940   1.05%         90,211      1,070   1.19%         83,127      1,137   1.37%
 Time deposits..............     872,824     46,470   5.32%        927,241     53,327   5.75%        863,534     49,626   5.75%
                              ----------   --------   ----      ----------   --------   ----      ----------   --------   ----
   Total deposits...........   1,328,989     61,091   4.60%      1,328,277     65,236   4.91%      1,234,942     60,917   4.93%
 Escrows....................      12,227        313   2.56%         13,143        344   2.62%         15,674        380   2.42%
 Borrowings.................     263,400     13,933   5.29%        270,838     14,437   5.33%        191,346     10,897   5.69%
                              ----------   --------   ----      ----------   --------   ----      ----------   --------   ----
   Total interest-bearing
     liabilities............   1,604,616     75,337   4.70%      1,612,258     80,017   4.96%      1,441,962     72,194   5.01%
                              ----------   --------   ----      ----------   --------   ----      ----------   --------   ----
NON-INTEREST-BEARING
 LIABILITIES
 Non-interest-bearing
   deposits.................      43,402                            39,714                            31,969
 Other non-interest-bearing
   liabilities..............      14,098                            28,307                            24,260
                              ----------                        ----------                        ----------
   Total
     non-interest-bearing
     liabilities............      57,500                            68,021                            56,229
                              ----------                        ----------                        ----------
   Total liabilities........   1,662,116                         1,680,279                         1,498,191
 Equity.....................     175,760                           169,737                           156,260
                              ----------                        ----------                        ----------
   Total liabilities and
     equity.................  $1,837,876                        $1,850,016                        $1,654,451
                              ==========                        ==========                        ==========
Net interest income/net
 interest rate spread.......               $ 42,965   2.03%                  $ 45,453   2.16%                  $ 43,799   2.31%
                                           ========                          ========                          ========
Net interest-earning
 assets/net interest
 margin.....................  $  152,891              2.44%     $  148,621              2.58%     $  142,113              2.76%
                              ==========              ====      ==========                        ==========
Average interest-earnings
 assets to average
 interest-bearing
 liabilities................                          1.10x                             1.09x                             1.10x

-------------------------
(1) Nonaccrual loans were included in their respective categories.

     Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to:

          (1) changes attributable to changes in volume (change in volume multiplied by prior rate);

          (2) changes attributable to change in rate (changes in rate multiplied by prior volume); and

          (3) the net change.

     The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                              SIX MONTHS ENDED JUNE 30, 2000
                                                                     COMPARED TO 1999
                                                              ------------------------------
                                                                INCREASE (DECREASE) DUE TO
                                                              ------------------------------
                                                               VOLUME      RATE       NET
                                                              ---------   -------   --------
                                                                      (IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans receivable............................................  $  1,848    $ (182)   $ 1,666
Mortgage-related securities.................................     6,664       693      7,357
Investment securities.......................................    (9,229)    1,969     (7,260)
Federal Home Loan Bank Stock................................        13        53         66
                                                              --------    ------    -------
          Total.............................................      (704)    2,533      1,829
                                                              --------    ------    -------
INTEREST-BEARING LIABILITIES:
Savings deposits............................................  $   (194)   $   (1)   $  (195)
Money market accounts.......................................     1,107       234      1,341
Interest bearing demand accounts............................       (17)       (3)       (20)
Time deposits...............................................    (2,550)      178     (2,372)
Escrows.....................................................        (1)       (7)        (8)
Borrowings..................................................      (673)      860        187
                                                              --------    ------    -------
          Total.............................................    (2,328)    1,261     (1,067)
                                                              --------    ------    -------
Net change in net interest income...........................  $  1,624    $1,272    $ 2,896
                                                              ========    ======    =======

                                                           YEARS ENDED DECEMBER 31,
                                          ----------------------------------------------------------
                                             1999 COMPARED TO 1998          1998 COMPARED TO 1997
                                          ----------------------------   ---------------------------
                                           INCREASE (DECREASE) DUE TO    INCREASE (DECREASE) DUE TO
                                          ----------------------------   ---------------------------
                                          VOLUME     RATE       NET      VOLUME     RATE       NET
                                          -------   -------   --------   -------   -------   -------
                                                                (IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans receivable........................  $(6,818)  $(3,651)  $(10,469)  $(4,126)  $   590   $(3,536)
Mortgage-related securities.............    3,347      (532)     2,815     5,192       222     5,414
Investment securities...................    1,885    (1,272)       613     8,280      (539)    7,741
Federal Home Loan Bank Stock............     (141)       14       (127)     (169)       27      (142)
                                          -------   -------   --------   -------   -------   -------
          Total.........................   (1,727)   (5,441)    (7,168)    9,177       300     9,477
                                          -------   -------   --------   -------   -------   -------
INTEREST-BEARING LIABILITIES:
Savings deposits........................     (145)     (238)      (383)       (1)     (427)     (428)
Money market accounts...................    2,973       252      3,225     1,045        68     1,113
Interest bearing demand accounts........      (13)     (117)      (130)       92      (159)      (67)
Time deposits...........................   (3,028)   (3,829)    (6,857)    3,664        37     3,701
Escrows.................................      (23)       (8)       (31)      (65)       29       (36)
Borrowings..............................     (394)     (110)      (504)    4,276      (736)    3,540
                                          -------   -------   --------   -------   -------   -------
          Total.........................     (630)   (4,050)    (4,680)    9,011    (1,188)    7,823
                                          -------   -------   --------   -------   -------   -------
Net change in net interest income.......  $(1,097)  $(1,391)  $ (2,488)  $   166   $ 1,488   $ 1,654
                                          =======   =======   ========   =======   =======   =======

COMPARISONS OF FINANCIAL CONDITION

  At June 30, 2000 and December 31, 1999

     Mutual Savings' total assets decreased $10.3 million, or 0.6% at June 30, 2000 to $1.76 billion from $1.77 billion at December 31, 1999.

     At June 30, 2000, loans increased $45.2 million, or 4.2%. Investment securities available for sale were stable, showing a slight reduction of $302,000, or 0.5%. Mortgage-related securities increased $87.3 million, or 23.3%, to $461.4 million at June 30, 2000 from $374.1 million at December 31, 1999. The change in loans reflects an increase of $18.5 million in first mortgage loans and an increase of $28.5 million in consumer loans and other loans. Loan originations were supplemented by the purchase of mortgage-related securities. Cash and cash equivalents decreased from $179.0 million to $31.8 million There was a shift of funds from total cash and cash equivalents to higher-yielding loans and securities. Cash was also used to manage the deposit outflow during the six months ended June 30, 2000.

     The reduction in total assets was the result of a reduction of $42.4 million, or 3.2%, in total deposits to $1.30 billion at June 30, 2000 from $1.34 billion at December 31, 1999. Interest-bearing deposits decreased $48.8 million or 3.8%, to $1.25 billion at June 30, 2000. Non-interest-bearing deposits increased $6.4 million, or 15.0% during the same period. Interest-bearing deposit changes reflect competition from the equity and bond markets, as well as increased competition for funds from traditional financial institutions. Non-interest-bearing deposit changes reflect normal fluctuations in demand type accounts and an increase in retail customer demand deposits at the end of the quarter.

     FHLB borrowings increased $22.0 million or 9.1% to $264.7 million at June 30, 2000 from $242.7 million at December 31, 1999. The borrowings were used as an alternative funding source.

     Equity increased $3.8 million, or 2.3%, to $167.6 million at June 30, 2000, from $163.8 million at December 31, 1999. The increase resulted from net income of $6.5 million for the six months ended June 30, 2000, partially offset by a $2.7 million increase in unrealized loss on securities available for sale, primarily resulting from increasing market interest rates.

  At December 31, 1999 and 1998

     Mutual Savings' total assets decreased $103.4 million, or 5.5%, to $1.77 billion at December 31, 1999 from $1.87 billion at December 31, 1998.

     At December 31, 1999, loans increased $45.2 million, or 4.3%, to $1.08 billion, while investment securities available for sale decreased $58.8 million, or 50.4%, to $57.8 million. Mortgage-related securities available for sale increased $103.2 million, or 38.1%, to $374.1 million at December 31, 1999 from $270.9 million at December 31, 1998. The changes in the first two categories reflect our strategy of diversifying our loan originations to increase our portfolio of home equity, multi-family and commercial real estate and commercial business loans, by utilizing funds generated by maturing investments. Our strategy of reinvesting short term investments into higher yielding mortgage related securities is reflected in the increase in mortgage-related securities and the decrease in cash and cash equivalents by $151.3 million or 45.8%, to $179.0 million. The special $15.6 million write-off of intangible assets also contributed to the reduction in assets.

     Total deposits decreased by $55.9 million, or 4.0% to $1.343 billion at December 31, 1999, compared with $1.399 billion at December 31, 1998. Total time deposits were $828.1 million at December 31, 1999, a decrease of 10.9% from $929.4 million at December 31, 1998. This runoff is a reflection of our interest rate risk strategy of replacing high cost deposits with lower cost sources of funds when possible. This reduction in time deposits was partially offset by an increase in money market deposits which increased by $71.8 million or 45.0% to $231.2 million at December 31, 1999, compared with $159.4 million at December 31, 1998. Remaining deposits, comprised of savings, interest and non-interest-bearing demand deposits decreased $26.4 million or 8.5% to $283.7 million at December 31, 1999 from $310.1 million at December 31, 1998. Also, borrowings decreased $28.1 million or 10.4% to $242.7 million at December 31, 1999 from $270.8 million at December 31, 1998. This reduction in borrowings reflects our strategy of managing net interest margin.

     Equity decreased $11.9 million, or 6.8%, to $163.8 million at December 31, 1999, from $175.7 million at December 31, 1998, primarily due to the $4.5 million net loss for 1999 and a $7.4 million unrealized loss on securities available for sale.

COMPARISONS OF OPERATING RESULTS

  Six Months Ended June 30, 2000 and 1999

     General. Net income for the six months ended June 30, 2000 was $6.5 million compared with $3.9 million for the six months ended June 30, 1999. The $2.6 million, or 67.5% increase is primarily attributable to a $2.9 million increase in net interest income and a $886,000 decrease in the amortization of intangible assets, which was offset in part by a $1.6 million increase in income taxes.

     Net Interest Income. Net interest income increased $2.9 million, or 14.1%, to $23.4 million for the first six months of 2000 compared with $20.5 million for the first six months of 1999. On an annualized basis, our net interest spread increased to 2.31% for the six months ended June 30, 2000 from 1.94% for the comparable six months of 1999. Additionally, our annualized net interest margin increased to 2.78% from 2.33%.

     Interest Income. Total interest income increased $1.8 million, or 3.1% to $60.5 million for the six months ended June 30, 2000 compared with $58.7 million for the six months ended June 30, 1999. Interest on loans increased $1.7 million or 4.2%, to $41.4 million. Interest on investments decreased $7.2 million, or 69.1%, to $3.2 million, and interest on mortgage-related securities increased $7.4 million, or 86.5%, to $15.9 million for the six months ended June 30, 2000 compared with the corresponding prior year period.

     The average balance of total interest-earning assets decreased $78.2 million or 4.4% to $1.7 billion for the six months ended June 30, 2000 compared with $1.8 billion for the corresponding period of the prior year. This decrease consisted of a $49.6 million or 4.7% increase in the average balance of loans, a

$326.0 million, or 78.0% decrease to $91.8 million in the average balance of investment securities and a $197.9 million, or 73.3% increase to $467.8 million in the average balance of mortgage-related investments. These changes reflect our strategy of emphasizing consumer loans and re-deploying excess liquidity into higher earning mortgage-related investments.

     For the six months ended June 30, 2000, the impact on interest income from the decrease in the average balance of total interest-earning assets was offset by a 52 basis point increase in the annualized average yield on total interest-earning assets to 7.18% compared with 6.66% for the corresponding six months in the prior year. The re-deployment of lower yielding investments into higher earning mortgage-related investments and the increased production of consumer loans resulted in the higher yield of our interest-earning assets for the six months ended June 30, 2000.

     Interest Expense. Interest expense on deposits decreased $1.2 million, or 4.0%, to $29.7 million for the first six months of 2000 from $31.0 million for the first six months of 1999. Interest on time deposits, which accounted for 73.5% of interest on deposits for the six months ended June 30, 2000, decreased $2.4 million, or 9.8%, to $21.8 million from the corresponding period of the prior year. Interest expense on borrowings increased $187,000, or 2.7%, to $7.2 million for the six months ended June 30, 2000 compared to $7.0 million for the same period for the prior year.

     The average balance of total interest-bearing liabilities decreased $93.4 million, or 5.8%, to $1.52 billion for the six months ended June 30, 2000 compared with $1.62 billion for the corresponding six months of the prior year. We experienced a decrease of $68.8 million to $1.27 billion in the average balance of deposits and a decrease of $24.6 million to $246.2 million in borrowings. The impact on interest expense from the decrease in the average balance of total interest-bearing liabilities was partially offset, however, by a 15 basis point increase in the average cost of total interest-bearing liabilities to 4.87% compared with 4.72% for the first six months of 1999. The annualized average cost of deposits increased six basis points to 4.69% compared with 4.63% for the first six months of 1999, reflecting the rising costs of term deposits. The annualized average cost of borrowings increased 67 basis points to 5.87% for the first six months of 2000, compared with 5.20% for the corresponding period of the prior year. The increased cost of borrowings reflects the upward pricing of our borrowings as a result of the higher interest rate environment.

     Provision for Loan Losses. Our provision for losses was $236,000 for the first six months of 2000 and $203,000 for the corresponding period of the prior year. The allowance for loan losses at June 30, 2000 was $7.1 million, or 319.1% of non-performing loans. Non-performing loans at June 30, 2000 were $2.2 million compared with $5.6 million at June 30, 1999. Future provisions for loan losses will continue to be based upon our assessment of the overall loan portfolio and the underlying collateral, trends in non-performing loans, current economic conditions and other relevant factors in order to maintain the allowance for loan losses at adequate levels to provide for estimated future losses.


     Non-Interest Income. Total non-interest income, consisting of service fees, gain on sale of loans and other income, decreased 0.3%, or $117,000, to $4.02 million for the first six months of 2000 from $3.9 million for the same period of the previous year. The decrease in non-interest income is primarily attributable to a decrease in gain on the sale of loans of $393,000 offset by the receipt of an IRS settlement which had been previously accrued. That settlement included interest of $168,000 which was included in other non-interest income in 2000. Gain on the sale of loans decreased as a result of a lesser demand for longer-term fixed-rate mortgages due to the higher interest rate environment. Deposit and loan fees increased $172,000 or 5.9% to $3.1 million for the six months ended June 30, 2000 compared with $2.9 million for the same period of the previous year.


     Non-Interest Expense. Total non-interest expense, consisting primarily of salaries and employee benefits, occupancy expense, other operating expenses and amortization of intangible assets, decreased $1.3 million, to $16.7 million, for the six months ended June 30, 2000 compared with $18.0 million for the six months ended June 30, 1999. Also, deposit insurance premiums decreased by $274,000. This was principally because amortization of intangible assets decreased $886,000 to $469,000, for the six months ended June 30, 2000 compared with $1.4 million for the comparable six months of 1999.

     Our efficiency ratio, excluding amortization of intangible assets, for the first six months of 2000 was 59.1% compared with 67.9% for the corresponding period in 1999. Our non-interest expense (excluding amortization of intangible assets) to average assets ratio was 1.85% for the six months ended June 30, 2000 and 1.79% for the six months ended June 30, 1999.


     Income Taxes. Income tax expense increased $1.6 million, or 67.7%, to $4.0 million for the six months ended June 30, 2000 compared with $2.4 million for the six months ended June 30, 1999, due to an increase in income before tax expense. The effective tax rate was 38.05% and 38.02% for the six months ended June 30, 2000 and 1999, respectively.

  Years Ended December 31, 1999 and 1998

     General. Net loss was $4.5 million for 1999, a decrease of $15.7 million, or 140.2%, compared with net income of $11.2 million for 1998. The decrease was primarily attributable to a $2.5 million decrease in net interest income and a $15.6 million increase in amortization of intangible assets, offset in part by a $2.8 million decrease in income tax expense.

     We purchased First Federal Bancshares of Eau Claire in 1997 and used the purchase method of accounting in that transaction. Purchase accounting resulted in the creation of goodwill and other intangible assets which we amortize on our financial statements over a period of time. Our amortization of intangible assets increased in 1999 primarily because we accelerated the write off of some of the intangible assets which resulted from our purchase of First Federal. We regularly evaluate our intangible assets to determine whether any special action needs to be taken. As part of that evaluation, we determined the cash flows that we expected in future years from the acquired operations and then calculated the present value of that cash flows. In the case of First Federal, factors such as changes in the market area, the departure of former officers and the composition of the loan portfolio affected our future expectations. When we made this calculation, we determined that the intangible assets from the First Federal acquisition were overvalued by $15.6 million. Therefore, we wrote off that amount against the intangible assets in the fourth quarter of 1999. That write-down, net of a tax benefit of $2.0 million, substantially affected our 1999 results. We do not expect to take special write-downs on a regular basis. For further information, see footnote 2 to Mutual Savings' consolidated financial statements.

     Net Interest Income. Net interest income for 1999 decreased $2.5 million, or 5.5%, to $43.0 million for 1999 compared with $45.5 million for 1998. Net interest rate spread, the difference between the average yield on the average balance of interest-earning assets and the average cost of the average balance of interest-bearing liabilities, decreased 13 basis points to 2.03% for 1999 from 2.16% for the prior year. Net interest margin, represented by net interest income divided by the average balance of interest-earning assets, decreased 14 basis points to 2.44% for 1999 compared with 2.58% for 1998. These decreases were primarily due to the investment of proceeds from the repayment and sale of mortgage loans in short-term, lower-yielding investments as market rates declined.

     Interest Income. Total interest income decreased $7.2 million, or 5.7%, to $118.3 million for 1999 compared with $125.5 million for 1998. Interest and fees on loans accounted decreased from $90.1 million for 1998 to $79.6 million for 1999. Interest and dividends on investment securities available for sale increased $486,000, or 2.5%, to $20.2 million for 1999 compared with $19.7 million for 1998. Interest on mortgage-related securities available for sale increased $2.8 million, or 17.8%, to $18.5 million for 1999 compared with $15.7 million for 1998.

     We experienced a $3.4 million, or 0.2%, decrease in the average balance of total interest-earning assets. However, the mix of our earning assets changed more significantly. The average balance of loans decreased $90.2 million, or 7.8%, to $1.07 billion for 1999 compared with $1.16 billion for 1998. This decrease primarily reflects decreased origination and the large repayments of adjustable rate loans refinanced with 30 year fixed rate loans which were subsequently sold. The average balance of mortgage-related securities increased $52.4 million, or 22.0%, to $290.8 million for 1999 compared with $238.3 million for 1998. The average balance of investment securities increased $36.5 million, or 10.5%, to

$383.6 million for 1999 compared with $347.1 million for 1998. These increases reflect our continued strategy of using our investments to increase interest income while managing interest rate risk.


     The primary reason for the decrease in interest income was a 40 basis point decrease in the average yield on interest-earning assets to 6.73% for 1999 from 7.12% for 1998. The average yield on loans decreased 33 basis points to 7.44% for 1999 compared with 7.77% for the prior year. The average yield on mortgage-related securities decreased 21 basis points to 6.36% for 1999 compared with 6.57% for 1998. The average yield on investment securities decreased 35 basis points. to 5.03% for 1999 compared with 5.38% for 1998. The lower interest rate environment along with the relatively flat yield curve that prevailed during 1999 and the end of 1998 resulted in the downward repricing of our interest rate-sensitive assets. In addition, the average yield on our assets was affected by the refinancing of many of our existing loans to fixed rate mortgage loans which were subsequently sold. The proceeds of loan repayments and loan sales were invested in lower-yielding investment securities and mortgage-related securities.


     Interest Expense. Interest expense on deposits decreased $4.1 million, or 6.3%, to $61.1 million for 1999 compared with $65.2 million for 1998. Interest expense on time deposits decreased $6.9 million, or 12.9% to $46.5 million for 1999, down from $53.3 million for 1998. Interest expense on savings accounts decreased $383,000 or 9.0% to $3.9 million for 1999 compared to $4.3 million for 1998. Interest expense on money market accounts increased $3.2 million or 48.5% to $9.8 million for 1999 compared to $6.6 million for 1998. Interest expense on borrowings decreased $504,000, or 3.5%, to $13.9 million compared to $14.4 million in 1998.

     The 5.8% overall decrease in interest expense was primarily attributable to a decrease of 26 basis points in the average cost of interest-bearing liabilities This decrease reflects a lower interest rate environment and our strategy of funding assets through competitive pricing of our deposit products and allowing higher costing time deposits to run off when adverse market conditions exist.

     Provision for Loan Losses. During 1999 we provided $350,000 for loan losses, compared to $637,000 for 1998. Net loan charge-offs were approximately $257,000 for 1999, compared to $977,000 in 1998. The allowance for loan losses, which is established through a provision for loan losses charged against income was $6.9 million at both December 31, 1999 and December 31, 1998.

     Non-interest Income. Non-interest income, consisting of service fees, brokerage commissions, gain on sale of loans and other income, decreased $456,000, or 5.4%, to $8.0 million for 1999 compared with $8.4 million for 1998. Various factors contributed to the change, primarily a $598,000 increase in brokerage commissions, a $648,000 decrease in loan fees and service charges due to decreased loan originations, and a $528,000 decrease in gains on sales of loans due to decreased loan sales.

     Non-interest Expense. Non-interest expense increased $15.8 million, or 44.5%, to $51.3 million during 1999 compared with $35.5 million for the prior year. Amortization of intangible assets made up 98.7% of the increase in non-interest expense. An increase in amortization of intangible assets of $15.6 million, or 578%, to $18.3 million in 1999 compared to $2.7 million in 1998, was a result of the special write-off of intangible assets from the 1997 First Federal acquisition. The remaining increase was $206,000 or 0.6% to $33.0 million in 1999, compared to $32.8 million in 1998 for other non-interest expense items, excluding amortization of intangible assets.

     Our efficiency ratio was 64.8% for 1999 compared with 60.8% for 1998. The increase in the efficiency ratio reflects lower interest income as a result of our high volume of lower yielding short-term investment securities rather than an increase in operating expenses. The ratio of non-interest expense, excluding amortization of intangible assets, to average assets was 1.79% for 1999 and 1.77% for 1998.

     Income Taxes. Income tax expense decreased $2.8 million or 42.4% to $3.8 million for 1999 compared to $6.6 million for 1998. Income tax expense in 1999 is significantly impacted by the non-deductibility of a substantial portion of the amortization of intangible assets. Excluding this amortization, our effective tax rate for 1999 was 38.9% compared to 37.1% in 1998.

  Years Ended December 31, 1998 and 1997

     General. Net income was $11.2 million for 1998, an increase of $1.0 million, or 9.8%, compared with net income of $10.2 million for 1997. The increase was primarily attributable to a $1.7 million increase in net interest income, a reduction in provision for loan losses of $428,000, and an increase of $2.3 million in total non-interest income offset by an increase in total non-interest expense of $3.4 million.

     Net Interest Income. Net interest income for 1998 increased $1.7 million, or 3.9%, to $45.5 million compared with $43.8 million for 1997. Net interest income was increased by the full year of earning assets from the purchase of First Federal. However, this increase was offset by a decrease in net interest rate spread by 15 basis points to 2.16% for 1998 from 2.31% for the prior year. Net interest margin decreased 18 basis points to 2.58% for 1998 compared with 2.76% for 1997. This reduction was caused by the investment of proceeds from loan sales and repayments, including significant refinancings into lower-yielding investments. Borrowed funds were utilized in 1998 to enhance net interest income by using the proceeds to invest in mortgage-related securities with a positive spread. This partially offset the negative effect from reduction of the loan portfolio.

     Interest Income. Total interest income increased $9.5 million, or 8.2%, to $125.5 million for 1998 compared with $116.0 million for 1997. Interest on mortgage-related securities increased 52.4% to $15.7 million for 1998 compared with $10.3 million for 1997. Interest and fees on loans decreased $3.5 million, or 3.7%, to $90.1 million for 1998, compared with $93.6 million for the prior year. Additionally, interest and dividends on investment securities available for sale increased $7.6 million, or 62.8%, to $19.7 million for 1998 from $12.1 million for 1997.

     The increase in total interest income was primarily due to a $176.8 million, or 11.2%, increase in the average balance of total interest-earning assets to $1.76 billion for 1998 compared with $1.58 billion for 1997. This growth reflects the impact of the purchase of First Federal which occurred in April 1997 and which was accounted for as a purchase. We purchased $539.7 million of loans in the acquisition. Growth in assets was funded by deposit growth and by an increase in Federal Home Loan Bank borrowings, both of which were also the result of the purchase of First Federal. The average balance of net loans, however, decreased $53.2 million, or 4.4%, to $1.16 billion for 1998 compared with $1.21 billion for 1997, while the average balance of mortgage-related securities increased $79.1 million, or 49.7%, to $238.3 million for 1998 compared with $159.3 million for 1997. In addition, the average balance of investment securities increased by $153.5 million, or 79.2%, to $347.1 million in 1998 compared with $193.7 million in 1997. In 1998, we experienced a run off in mortgage loans. This was the result of customer loan prepayments. Some ARM loans were refinanced to 30-year fixed rate mortgages. As part of our interest rate risk strategy, these loans were subsequently sold.


     The average yield on interest-earning assets decreased to 7.12% for 1998 compared with 7.32% for 1997. The average yield on loans increased five basis points, to 7.77% for 1998 from 7.72% for the prior year. The average yield on mortgage-related securities increased 13 basis points to 6.57% for 1998 from 6.44% for 1997. The average yield on investment securities decreased 27 basis points to 5.38% for 1998 from 5.65% for 1997.


     Interest Expense. Total interest expense increased $7.8 million or 10.8% to $80.0 million in 1998 compared to $72.2 million in 1997. Interest expense on deposits increased $4.3 million, or 7.1%, to $65.2 million for 1998 compared with $60.9 million for 1997. Interest expense on time deposits, which accounted for 81.5% of interest expense on deposits, increased $3.7 million, or 7.5%, to $53.3 million for 1998 from $49.6 million for 1997. Interest expense on savings, money market accounts and interest-bearing demand accounts increased $618,000, or 5.5% to $11.9 million for 1998 compared to $11.3 million for 1998. Interest expense on borrowings increased $3.5 million or 32.1% to $14.4 million in 1998 compared to $10.9 million in 1997.

     The overall increase in interest expense on deposits was primarily attributable to an increase of $170.3 million, or 11.8%, in the average balance of total interest-bearing liabilities to $1.6 billion for 1998 compared with $1.4 billion for 1997. The increase reflects a full year of balances resulting from the purchase of First Federal in April, 1997. The increase in interest-bearing liabilities occurred in three major areas: money market accounts increased $22.6 million, or 18.9%, to $141.9 million in 1998 compared to $119.3 million in 1997; time deposits increased $63.7 million or 7.4% to $927.2 million in 1998 compared with $863.5 million in 1997; and Federal Home Loan Bank borrowings increased $79.5 million, or 41.5% to $270.8 in 1998 compared to $191.3 for 1997.

     The average cost of total interest-bearing liabilities decreased to 4.96% for 1998 compared with 5.01% for 1997.


     Provision For Loan Losses. During 1998 and 1997, we provided $637,000 and $1.1 million, respectively, for loan losses. Net loan charge-offs were $1.0 million for 1998 and $240,000 for 1997. This resulted in the allowance for loan losses decreasing $340,000, or 4.7%, to $6.9 million at December 31, 1998, from $7.2 million at December 31, 1997. The decrease in the provision reflects the lower level of non-performing loans in 1998 as compared to 1997. The reduction in total allowances was more than offset by the reduction in the loan portfolio. Therefore, at December 31, 1998, the allowance for loan losses as a percentage of loans was 0.66% compared with 0.57% at December 31, 1997. The allowance for loan losses was 101.9% of non-performing loans at December 31, 1998, compared with 68.7% at December 31, 1997.


     Non-Interest Income. Total non-interest income for 1998 was $8.4 million, an increase of $2.3 million, or 35.5%, from $6.2 million for 1997. The overall increase is partially due to 1998 including a full year of income resulting from the purchase of First Federal compared to 1997, which included nine months of income from the purchase. We experienced a 9.0% increase in fees on deposit accounts to $2.6 million in 1998 compared with $2.4 million in 1997. Brokerage commissions increased $244,000, or 24.8%, increasing to $1.2 million for 1998 compared to $1.0 million in 1997. Loan fees and service charges increased $889,000, or 115.0% to $1.7 million in 1998 compared with $773,000 in 1997. Gain on sale of loans, due to increase volume in loan sales, increased $539,000, or 110.9%, to $1.0 million in 1998 compared with $486,000 in 1997. Other income increased $391,000 or 42.2% to $1.3 million in 1998 compared to $927,000 in 1997.

     Non-Interest Expense. Total non-interest expense increased $3.4 million, or 10.6%, to $35.5 million during 1998 compared with $32.1 million for the prior year. The overall increase is partially due to 1998 including a full year of expenses resulting from the purchase of First Federal compared to 1997 which included 9 months of expense. Salaries and employee benefits increased $1.3 million, or 8.5%, to $16.6 million for 1998 compared with $15.3 million for 1997. Net occupancy expense increased $292,000 or 5.5% to $5.6 million in 1998 compared with $5.3 million in 1997. Other operating expense increased $1.2 million or 23.5% to $6.3 million in 1998 compared with $5.1 million in 1997. Amortization of intangible assets constituted 23.5% of the $3.4 million increase in non-interest expense. The amortization of intangible assets related to the First Federal acquisition was recorded for nine months during 1997 and for the full year in 1998. Amortization amounted to $2.7 million in 1998 compared with $1.9 million in 1997.

     The ratio of non-interest expense to average assets, excluding amortization of intangible assets, was 1.77% for 1998 and 1.82% for 1997. Our efficiency ratio, which excludes amortization of intangible assets, was 60.8% for 1998 compared with 60.3% for 1997.

     Income Taxes. Income tax expense decreased $38,000, or 0.6%, to $6.58 million for 1998 compared with $6.62 million for 1997, resulting in effective tax rates of 37.1% and 39.4% for 1998 and 1997, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     The term "liquidity" refers to our ability to generate adequate amounts of cash to fund loan originations, loan purchases, deposit withdrawals and operating expenses. Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-related securities, maturities and calls of investment securities, borrowings from the Federal Home Loan Bank (the "FHLB") of Chicago and funds provided by our operations.

     Loan repayments and maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of investment securities and prepayments of loans and mortgage-related securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds.

     Our primary investing activities are the origination and purchase of one-to four-family real estate loans, multi-family and commercial real estate loans, home equity loans, other consumer loans, commercial business loans, the purchase of mortgage-related securities, and to a lesser extent, the purchase of investment securities. During 1999 we originated and purchased loans of approximately $374.9 million and during 1998 we originated and purchased loans of approximately $428.3 million. Purchases of mortgage-related securities were $213.5 million for 1999 and $119.5 million for 1998, while purchases of investment securities were $21.5 million for 1999 and $381.9 million for 1998. In the first six months of 2000, we originated and purchased loans of $169.6 million, and purchased $115.4 million in mortgage-related securities and $19.7 million in investment securities.

     These investing activities were funded by principal payments on mortgage loans and mortgage-related securities, calls and maturities on investment securities, borrowings and funds provided by our operating activities. Principal repayments on loans and mortgage-related securities totaled $350.7 million during 1999, compared to $587.0 million during 1998. Maturities and calls of investment securities totaled $65.0 million during 1999 and $429.3 million during 1998. Sales of loans and mortgage-related securities provided cash flows of $111.1 million during 1999 and $116.8 million during 1998.

     At June 30, 2000, Mutual Savings had outstanding loan commitments to borrowers of approximately $27.8 million, unused commercial lines of credit of approximately $1.5 million and available home equity and overdraft lines of credit of approximately $70.0 million. There were no outstanding commitments to purchase securities at June 30, 2000. Total deposits decreased $42.4 million in the first six months of 2000, decreased $55.9 million during 1999 and increased $36.5 million during 1998. Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors. Time deposit accounts scheduled to mature within one year were $539.2 million at June 30, 2000. We are committed to maintaining a strong liquidity position; therefore, we monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet current funding commitments.

     At June 30, 2000, we exceeded each of the applicable regulatory capital requirements. Our leverage (tier 1) capital was $164.5 million, or 9.37%, at June 30, 2000. In order to be classified as "well-capitalized" by the FDIC we were required to have leverage (tier 1) capital of 5.00%. To be classified as a well-capitalized bank by the FDIC, we must also have a risk-based total capital ratio of 10.00%. At June 30, 2000, we had a risk-based total capital ratio of 18.69%. See "Regulation -- Mutual Savings Federal Regulation Prior to Restructuring -- Capital Requirements" for a discussion of the regulatory capital requirements applicable to Mutual Savings and see "Regulatory Capital Compliance" for information regarding the impact of the offering on our capital position.

     It is anticipated that the restructuring and First Northern merger transactions will result in a decrease in the capital of both Mutual Savings and First Northern: See "Capitalization." Following the transactions, however, the banks are expected to satisfy the FDIC criteria to be categorized as "well-capitalized."

     We do not anticipate any material capital expenditures, nor do we have any balloon or other payments due on any long-term obligations or any off-balance sheet items other than the commitments and unused lines of credit noted above.

RECENT ACCOUNTING PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." Under SFAS No. 123, an entity may elect to recognize stock-based compensation expense based on the fair value of the awards, or they may elect to account for stock-based compensation under APB Opinion No. 25, "Accounting for Stock Issued to Employees." If an entity elects to account for stock-based compensation under APB No. 25, it is not required to recognize expense based on the fair value of the awards. However, the entity must disclose in the financial statements the effects of SFAS No. 123, as if the recognition provisions of SFAS No. 123 were adopted.

     Currently, Mutual Savings does not provide stock-based compensation to its employees. Upon completion of the restructuring, subject to shareholder approval, we will establish certain stock-based compensation plans. If established, we have evaluated the alternatives available under the provisions of SFAS No. 123 and currently expect that we will not adopt the recognition provisions of the statement, but will provide the required footnote disclosures. Therefore, we do not expect that the adoption of SFAS No. 123 will have a material impact on our financial position or results of operations.

     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." This statement established standards for computing and presenting earnings per share
(EPS) and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 simplifies the standards for computing EPS previously found in APB Opinion No. 15, "Earnings Per Share," and makes them more comparable with international EPS standards.

     Mutual Savings, as a mutual savings bank, does not have common stock authorized, issued or outstanding and we do not calculate or present EPS. Upon completion of the restructuring, we will calculate and present EPS in accordance with SFAS No. 128.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

     SFAS No. 133, as amended, is effective for all quarters of those years beginning after June 15, 2000. This statement may not be applied retroactively to financial statements of prior periods. As Mutual Savings does not utilize derivatives, we do not expect that our adoption of SFAS No. 133 will have a material impact on our financial position or results of operations.

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and accompanying notes of Mutual Savings have been prepared in accordance with generally accepted accounting principles (GAAP). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than do the effects of inflation.

                        BUSINESS OF MUTUAL SAVINGS BANK

GENERAL

     Mutual Savings is a community oriented financial institution which emphasizes traditional financial services to individuals and businesses within its market areas. Our principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from other operations, in residential mortgage loans, consumer loans, commercial real estate loans, and commercial business loans. We also invest in various mortgage-related securities and investment securities. The principal lending is on one-to four-family, owner-occupied homes, home equity loans and lines of credit, consumer loans, multi-family and commercial real estate loans, and commercial business loans.

     Mutual Savings' revenues are derived principally from interest on our loans and mortgage-related securities, interest and dividends on our investment securities, and commissions on non-interest income (including loan servicing fees, deposit servicing fees, gains on sales of loans held for sale and insurance, securities and annuity sales). Our primary sources of funds are deposits, borrowings, scheduled amortization and prepayments of loan principal and mortgage-related securities, maturities and calls of investment securities and funds provided by operations.

     Mutual Savings and First Northern have signed an agreement under which Bank Mutual will acquire First Northern Savings. In many respects, both organizations have similar businesses and business philosophies. However, the acquisition will be significant for Bank Mutual. We have highlighted material differences which have been identified by the parties in "Certain Effects of the First Northern Merger on Bank Mutual." Please also see the financial information of First Northern identified in "Index to Financial Statements."

MARKET AREA

     Mutual Savings conducts its operations from 50 banking offices located in 21 counties throughout most of the state of Wisconsin, and one office in Minnesota. At June 30, 1999 Mutual Savings had a 1.73% share of all Wisconsin bank, savings bank and savings association deposits. The counties in which Mutual Savings operates include 57% of the population of the state, which provides us with access to a large base of potential customers. The markets in which Mutual Savings operates vary, which provides diversity of opportunities for Mutual Savings.

     As a result of the First Northern merger, we will significantly expand our presence. Together, Mutual Savings and First Northern Savings will then have 69 banking offices located in 28 counties in Wisconsin, in addition to the Minnesota office. At June 30, 1999, the combined enterprise would have had a 2.42% share of all Wisconsin bank, savings bank and savings association deposits. Counties in which Bank Mutual subsidiaries will operate will include 66% of the population of the state. On a pro forma basis, at June 30, 2000, Bank Mutual would have been the fifth largest financial institution headquartered in the state of Wisconsin, based on asset size.

     The largest concentration of Mutual Savings' offices is in the Milwaukee metropolitan area which includes Milwaukee, Waukesha, Ozaukee and Washington counties. There are 18 offices in this area. The Milwaukee metro area is the largest population and commercial base in Wisconsin, representing approximately 28% of Wisconsin's population. The Milwaukee area has traditionally had an extensive manufacturing economic base, which is diversifying into service and technology based businesses. The Milwaukee metropolitan area grew at an average annual rate of approximately 4.85% in population during the 1990s.

     Mutual Savings has four offices in the Madison area. Madison is the state capital of Wisconsin and is the second largest metropolitan area in Wisconsin representing approximately 8% of the state's population. Mutual Savings' ten other south central Wisconsin offices are located in smaller cities that have economic concentrations ranging from manufacturing to agriculture.

     The third largest concentration of Mutual Savings offices is in the northwestern part of the state, largely resulting from the First Federal acquisition in 1997. This part of the state has medium sized to smaller cities and towns. Industry includes medium sized and small business, with a significant agricultural component. The counties in which Mutual Savings' northwest region offices are located hold 8% of the state's population. Mutual Savings' Minnesota office is located near the Wisconsin state border on the eastern edge of the Minneapolis-St. Paul metropolitan area.

     Recently, Mutual Savings targeted the northeastern part of Wisconsin for a larger presence. Mutual Savings believes it will be able to accomplish this growth through the First Northern merger because First Northern Savings' operations are located in this part of the state. First Northern operates 19 offices in eight northeastern counties that make up 12% of the state's population. Mutual Savings currently has a relatively small presence in this area of the state.

COMPETITION

     Mutual Savings faces significant competition both in making loans and attracting deposits. Wisconsin has many banks, savings banks, and savings and loan associations which offer the same types of banking products as Mutual Savings. Wisconsin also has an extensive tax-exempt credit union industry, whose expanded powers have resulted in increased competition to financial institutions.

     Many of Mutual Savings' competitors have greater resources than Mutual Savings does. Similarly, many competitors offer services that Mutual Savings and First Northern Savings do not provide. For example, neither Mutual Savings nor First Northern Savings provide trust or money management services. However, Mutual Savings has an affiliate, Lake Financial and Insurance Services, Inc. that offers securities, annuity and property and casualty insurance services.

     Most of Mutual Savings' competition for loans traditionally has come from commercial banks, savings banks, savings and loan associations and credit unions. Increasingly, other types of companies, such as mortgage banking firms, finance companies, insurance companies and other providers of financial services also compete for these products. For deposits, Mutual Savings and First Northern Savings have also competed with traditional financial institutions. However, competition for deposits now also includes mutual funds, particularly short-term money market funds, and brokerage firms and insurance companies. The recent increase in electronic commerce now also increases competition from institutions and other entities outside of Wisconsin.

LENDING ACTIVITIES

     Loan Portfolio Composition. Mutual Savings' loan portfolio primarily consists of one-to four-family residential first mortgage loans. To a lesser degree, the loan portfolio includes consumer and other loans, including home equity credit lines and fixed-rate second mortgage loans, multi-family loans, commercial real estate loans, and commercial business loans.

     At June 30, 2000, our loan portfolio totaled $1.2 billion, of which $895.2 million, or 77.7%, were first mortgage loans. Included in that total were $894.3 million of loans due after one year, of which 51.2% were adjustable rate mortgage or ARM loans and 48.8% were fixed-rate loans with a weighted average remaining maturity of 147 months. The remainder of our loans at June 30, 2000, amounting to $256.3 million, or 22.3% of total loans, consisted of consumer loans ($213.5 million or 18.5%) and commercial business loans ($42.8 million or 3.7%).

     We originate primarily ARM loans and up to 15 year fully amortizing fixed rate loans for our own portfolio. We also offer longer term fixed rate residential mortgages, most of which are immediately sold into the secondary market.

     The loans that we originate are subject to federal and state laws and regulations. The interest rates we charge on loans are affected principally by the demand for loans, the supply of money available for lending purposes and the interest rates offered by our competitors. These factors are in turn affected by, among other things, economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

     The following table presents the composition of our loan portfolio in dollar amounts and in percentages of the total portfolio at the dates indicated.

                                        AT JUNE 30,                                 AT DECEMBER 31,
                                    --------------------   ------------------------------------------------------------------
                                            2000                   1999                   1998                   1997
                                    --------------------   --------------------   --------------------   --------------------
                                                 PERCENT                PERCENT                PERCENT                PERCENT
                                                   OF                     OF                     OF                     OF
                                      AMOUNT      TOTAL      AMOUNT      TOTAL      AMOUNT      TOTAL      AMOUNT      TOTAL
                                    ----------   -------   ----------   -------   ----------   -------   ----------   -------
                                                                                 (DOLLARS IN THOUSANDS)
First mortgage loans:
  One to four-family..............  $  733,958    63.74%   $  743,993    67.37%   $  742,231    70.56%   $  930,011     73.1%
  Multi-family....................      65,105     5.65        53,777     4.87        53,521     5.09        68,811     5.41
  Commercial......................      65,267     5.67        52,375     4.74        40,922     3.89        51,739     4.07
  Construction and development....      30,840     2.68        26,530     2.40        21,939     2.09        24,774     1.95
                                    ----------   ------    ----------   ------    ----------   ------    ----------   ------
        Total first mortgage real
          estate loans............  $  895,170    77.74       876,675    79.38       858,613    81.63     1,075,335    84.53
                                    ----------   ------    ----------   ------    ----------   ------    ----------   ------
Consumer and other loans:
  Consumer loans:
    Fixed equity..................     108,811     9.45        89,315     8.09        67,629     6.42        74,196     5.83
    Home equity lines of credit...      55,371     4.81        50,618     4.58        45,827     4.36        46,380     3.65
    Student.......................      27,698     2.41        28,371     2.57        29,634     2.82        29,425     2.31
    Home improvement..............      12,134     1.05         9,920     0.90         8,373     0.80         8,128     0.64
    Other.........................       9,436     0.82        10,028     0.91        12,970     1.23        19,893     1.56
                                    ----------   ------    ----------   ------    ----------   ------    ----------   ------
        Total consumer loans......     213,450    18.54       188,252    17.05       164,433    15.63       178,022    13.99
                                    ----------   ------    ----------   ------    ----------   ------    ----------   ------
  Commercial business loans.......      42,815     3.72        39,488     3.57        28,839     2.74        18,866     1.48
                                    ----------   ------    ----------   ------    ----------   ------    ----------   ------
        Total consumer and other
          loans...................     256,265    22.26       227,740    20.62       193,272    18.37       196,888    15.47
                                    ----------   ------    ----------   ------    ----------   ------    ----------   ------
        Total loans receivable....   1,151,435   100.00%    1,104,415   100.00%    1,051,885   100.00%    1,272,223   100.00%
Less:
Undisbursed loan proceeds.........      16,368                 14,658                  7,001                  8,788
Deferred fees and discounts.......          (5)                    14                    440                  1,158
Allowance for losses..............       7,085                  6,948                  6,855                  7,195
                                    ----------             ----------             ----------             ----------
        Total loans receivable,
          net.....................  $1,127,987             $1,082,795             $1,037,589             $1,255,082
                                    ==========             ==========             ==========             ==========
        Total loans receivable....  $1,151,435             $1,104,415             $1,051,885             $1,272,223
Loans available for sale..........       1,632                    541                 27,723                 13,397
                                    ----------             ----------             ----------             ----------
        Total loans receivable and
          loans available for
          sale....................  $1,153,067             $1,104,956             $1,079,608             $1,285,620
                                    ==========             ==========             ==========             ==========

                                                AT DECEMBER 31,
                                    ---------------------------------------
                                           1996                 1995
                                    ------------------   ------------------
                                               PERCENT              PERCENT
                                                 OF                   OF
                                     AMOUNT     TOTAL     AMOUNT     TOTAL
                                    --------   -------   --------   -------
                                            (DOLLARS IN THOUSANDS)
First mortgage loans:
  One to four-family..............  $577,612    68.39%   $566,990     70.1%
  Multi-family....................    74,446     8.81      74,024     9.15
  Commercial......................    49,624     5.88      48,390     5.98
  Construction and development....    22,082     2.61      23,496     2.91
                                    --------   ------    --------   ------
        Total first mortgage real
          estate loans............   723,764    85.69     712,900    88.14
                                    --------   ------    --------   ------
Consumer and other loans:
  Consumer loans:
    Fixed equity..................    40,150     4.74      29,849     3.69
    Home equity lines of credit...    33,245     3.94      27,440     3.39
    Student.......................     9,428     1.12       9,757     1.21
    Home improvement..............     6,411     0.76       6,039     0.75
    Other.........................     6,355     0.75       5,512     0.68
                                    --------   ------    --------   ------
        Total consumer loans......    95,589    11.32      78,597     9.72
                                    --------   ------    --------   ------
  Commercial business loans.......    25,231     2.99      17,281     2.14
                                    --------   ------    --------   ------
        Total consumer and other
          loans...................   120,820    14.31      95,878    11.86
                                    --------   ------    --------   ------
        Total loans receivable....   844,584   100.00%    808,778   100.00%
Less:
Undisbursed loan proceeds.........    14,563               13,271
Deferred fees and discounts.......       969                1,402
Allowance for losses..............     3,921                3,392
                                    --------             --------
        Total loans receivable,
          net.....................  $825,131             $790,713
                                    ========             ========
        Total loans receivable....  $844,584             $808,778
Loans available for sale..........     4,357                2,479
                                    --------             --------
        Total loans receivable and
          loans available for
          sale....................  $848,941             $811,257
                                    ========             ========

     At June 30, 2000, our one-to-four family first mortgage loans were pledged as collateral under a blanket pledge to the Federal Home Loan Bank of Chicago. As of June 30, 2000 and December 31, 1999 there were no other significant concentrations of loans such as loans to a number of borrowers engaged in similar activities. Mutual Savings' first mortgage loans, fixed equity, home equity lines of credit and home improvement loans are primarily secured by properties housing one to four families which are generally located in the bank's local lending areas in Wisconsin.

     Loan Maturity. The following table presents the contractual maturity of our loans at June 30, 2000. The table does not include the effect of prepayments or scheduled principal amortization. Prepayments and scheduled principal amortization on first mortgage loans totaled $60.5 million for the first six months of 2000, $179.7 million for fiscal 1999, $389.1 million for fiscal 1998 and $237.1 million for fiscal 1997.


                                                                     AT JUNE 30, 2000
                                                        ------------------------------------------
                                                        FIRST MORTGAGE   CONSUMER AND
                                                            LOANS        OTHER LOANS      TOTAL
                                                        --------------   ------------   ----------
                                                                      (IN THOUSANDS)
AMOUNTS DUE:
  Within one year.....................................     $    876        $ 24,057     $   24,933
                                                           --------        --------     ----------
  After one year
     One to two years.................................        4,460          16,576         21,036
     Two to three years...............................       11,919          19,258         31,177
     Three to five years..............................       17,944          35,609         53,553
     Five to ten years................................      141,978         103,609        245,587
     Ten to twenty years..............................      377,695          57,156        434,851
     Over twenty years................................      340,298              --        340,298
                                                           --------        --------     ----------
          Total due after one year....................      894,294         232,208      1,126,502
                                                           --------        --------     ----------
          Total loans.................................     $895,170        $256,265      1,151,435
                                                           ========        ========
LESS:
  Undisbursed loan proceeds...........................                                      16,368
  Deferred loan fees..................................                                          (5)
  Allowance for loan losses...........................                                       7,085
                                                                                        ----------
     Net loans........................................                                  $1,127,987
                                                                                        ==========

     The following table presents, as of June 30, 2000, the dollar amount of all loans, due after June 30, 2001, and whether these loans have fixed interest rates or adjustable interest rates.

                                                                   DUE AFTER JUNE 30, 2001
                                                              ----------------------------------
                                                               FIXED     ADJUSTABLE     TOTAL
                                                              --------   ----------   ----------
                                                                        (IN THOUSANDS)
First mortgage loans........................................  $436,399    $457,895    $  894,294
Consumer and other loans....................................   119,954     112,254       232,208
                                                              --------    --------    ----------
          Total loans due after one year....................  $556,353    $570,149    $1,126,502
                                                              ========    ========    ==========

     The following table presents our loan originations, purchases, sales and principal payments for the periods indicated.

                                       FOR THE SIX MONTHS ENDED
                                               JUNE 30,              FOR THE YEAR ENDED DECEMBER 31,
                                       -------------------------   ------------------------------------
                                          2000          1999          1999         1998         1997
                                       -----------   -----------   ----------   ----------   ----------
                                                                              (IN THOUSANDS)
Balance outstanding at beginning of
  period.............................  $1,104,956    $1,079,608    $1,079,608   $1,285,620   $  848,941
                                       ----------    ----------    ----------   ----------   ----------
ORIGINATIONS
  First mortgage loans...............      71,545       109,345       171,071      309,606      170,268
  Consumer and other loans...........      82,635        72,554       146,837      118,711       96,871
                                       ----------    ----------    ----------   ----------   ----------
          Total originations.........     154,180       181,899       317,908      428,317      267,139
                                       ----------    ----------    ----------   ----------   ----------
PURCHASES
  One-to four-family first mortgage
     loans...........................      15,425        45,356        56,943           --        1,034
  Acquisition of First Federal.......          --            --            --           --      539,655
                                       ----------    ----------    ----------   ----------   ----------
          Total purchases............      15,425        45,356        56,943           --      540,689
                                       ----------    ----------    ----------   ----------   ----------
LESS:
  Principal payments:
     First mortgage loans............      60,477       108,265       179,673      389,149      237,123
     Consumer and other loans........      54,404        58,953       111,196      120,460       90,856
                                       ----------    ----------    ----------   ----------   ----------
          Total principal payments...     114,881       167,218       290,869      509,609      327,979
                                       ----------    ----------    ----------   ----------   ----------
  Transfers to foreclosed real
     estate..........................       1,673           951         1,773        7,975          178
                                       ----------    ----------    ----------   ----------   ----------
  Loan sales -- first mortgage
     loans...........................       4,940        46,680        56,861      116,745       42,992
                                       ----------    ----------    ----------   ----------   ----------
  Balance outstanding at end of
     period..........................  $1,153,067    $1,092,014    $1,104,956   $1,079,608   $1,285,620
                                       ==========    ==========    ==========   ==========   ==========

     Residential Mortgage Lending. Our primary lending activity has been the origination of first mortgage loans secured by one- to four-family properties, within our primary lending area, that are owner-occupied. At June 30, 2000, $734.0 million or 63.7% of our gross loan portfolio consisted of loans secured by one- to four-family residential properties. In addition to our loan originations, we have purchased one- to four-family first mortgage loans of $15.4 million in the first six months of 2000 and $56.9 million in the year 1999. Mutual reviews these loans for compliance with its underwriting standards, and generally only invests in loans in the midwestern United States.

     We offer conventional fixed rate mortgage loans and ARM loans with maturity dates which typically range from 15 to 30 years. Residential mortgage loans generally are underwritten to Federal National Mortgage Association Standards
(FNMA) and other agency guidelines. All ARM loans and fixed rate loans with maturities of up to 15 years are held in our portfolio. Fixed rate loans greater than 15 years typically are sold without recourse, servicing retained, into the secondary market. During the past few years we have generally not charged loan origination fees. The interest rates charged on mortgage loan originations at any given date will vary, depending upon conditions in the local and secondary markets.

     We also originate "jumbo loans" in excess of the FNMA maximum loan amount, which currently is $252,700. Fixed rate jumbo loans generally are sold servicing released without recourse to secondary market purchasers of such loans. ARM jumbo loans are underwritten in accordance with our underwriting guidelines and are retained in our loan portfolio.

     Mortgage loan originations are solicited from real estate brokers, builders, existing customers, community groups and residents of the local communities located in our primary market area through our loan origination staff. We also advertise our mortgage loan products through local newspapers, periodicals and internal customer communications.

     We currently offer loans that conform to underwriting standards that are based on standards specified by FNMA ("conforming loans") and also originate a limited amount of non-conforming loans for our own portfolio or for sale. Loans may be fixed-rate one- to four-family mortgage loans or adjustable-rate one- to four-family mortgage loans with maturities of up to 30 years. The average size of our one- to four-family mortgage loans originated in 1999 was approximately $94,000, and in the first six months of 2000 was $107,000. The overall average size of our one- to four-family first mortgage loans was approximately $59,000 at June 30, 2000. We are an approved seller/servicer for FNMA and an approved servicer for the Federal Home Loan Mortgage Corporation (FHLMC).

     The focus of our loan portfolio is the origination of 30-year ARM loans with interest rates adjustable in one, two, three, or five years. ARM loans typically are adjusted by a maximum of 200 points per adjustment period with a lifetime cap of 12.9%. Monthly payments of principal and interest are adjusted when the interest rate adjusts. We do not offer ARM loans which provide for negative amortization. The initial rates offered on ARM loans fluctuate with general interest rate changes and are determined by secondary market pricing, competitive conditions and our yield requirements. We currently utilize the monthly average yield on United States treasury securities, adjusted to a constant maturity of one year ("constant treasury maturity index") as the index to determine the interest rate payable upon the adjustment date of our ARM loans. Some of the ARM loans are granted with conversion options which provide terms under which the borrower may convert the mortgage loan to a fixed rate mortgage loan for a limited period early in the term of the ARM loan. The terms at which the ARM loan may be converted to a fixed rate loan are established at the date of loan origination and are set at a level allowing us to sell the ARM loan into the secondary market upon conversion.

     ARM loans may pose credit risks different from the risks inherent in fixed rate loans, primarily because as interest rates rise, the underlying payments from the borrowers rise, thereby increasing the potential for payment default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. In order to minimize the risk associated with ARM loans, borrowers under the one year ARM programs generally are qualified at no less than the maximum adjusted rate at the first adjustment.

     The volume and types of ARM loans we originate have been affected by the level of market interest rates, competition, consumer preferences and the availability of funds. During the past three years, we experienced a decreased demand for ARM loans, versus fixed rate loans, due to the continued low interest rate environment. Although we will continue to offer ARM loans, we cannot guarantee that we will be able to originate a sufficient volume of ARM loans to increase or maintain the proportion that these loans bear to our total loans.

     In addition to conventional fixed rate and ARM loans, we are authorized to originate mortgages utilizing various government programs, including programs offered by the Federal Housing Administration, the Federal Veterans Administration, and Guaranteed Rural Housing. We also participate in two state-sponsored mortgage programs operated by Wisconsin Housing and Economic Development Authority (WHEDA) and Wisconsin Department of Veterans Affairs
(WDVA). We originate these state-sponsored loans as an agent and assign them to the agency immediately after closing. Servicing is retained by Mutual on both the WHEDA and WDVA loans.

     Upon receipt of a completed mortgage loan application from a prospective borrower, a credit report is ordered, income and other information is verified, and if necessary, additional financial information is requested. An appraisal of the real estate to secure the loan is required which must be performed by an independent, certified appraiser approved by the Board of Directors. A title insurance policy is required on all real estate first mortgage loans. Evidence of adequate hazard insurance and flood insurance, if applicable, is required prior to closing. Borrowers are required to make monthly payments to fund principal and interest as well as private mortgage insurance and flood insurance, if applicable. With some exceptions for lower loan-to-value ratio loans, borrowers also generally are required to escrow in advance for real estate taxes and hazard insurance. We make disbursements for these items from the escrow account as the obligations become due.

     In addition to our full documentation loan program, we process some loans as reduced documentation loans. These loans are processed under the FNMA alternative documentation program. We require applicants for reduced documentation loans to complete a FNMA loan application and request income, assets and debt information from the borrower. In addition to obtaining outside vendor credit reports on all borrowers, we also look at other information to ascertain the creditworthiness of the borrower. In most instances, we utilize the FNMA "Desktop Underwriter" automated underwriting process to further reduce the necessary documentation. For example, a simplified appraisal may be used to verify the value of the property. All loans that are process with reduced documentation conform to secondary market standards and are generally salable.

     Our Underwriting Department reviews all pertinent information prior to making a credit decision to approve or deny an application. All recommendations to deny are reviewed by a designated officer of Mutual prior to the final disposition of the loan application. Our lending policies generally limit the maximum loan-to-value ratio on one- to four-family mortgage loans secured by owner-occupied properties to 95% of the lesser of the appraised value or purchase price of the property. Loans above 80% loan-to-value ratios are subject to the availability of private mortgage insurance. Coverage is required to reduce our exposure to less than 80% of value.

     Our originations of residential first mortgage loans amounted to $152.7 million in 1999, $288.5 million in 1998 and $163.5 million in 1997, and $54.4 million in the first six months of 2000. A significant number of our first mortgage loan originations have been the result of refinancing of our existing loans due to the relatively low interest rate levels over the past three years. Total refinancings of our existing first mortgage loans were as follows:

                                                                        PERCENTAGE
                                                                         OF FIRST
                                                                       MORTGAGE LOAN
PERIOD                                                        AMOUNT   ORIGINATIONS
------                                                        ------   -------------
                                                              (DOLLARS IN MILLIONS)
Six months ended June 30, 2000..............................  $  6.0        8.4%
Year ended December 31, 1999................................    49.4       28.9
Year ended December 31, 1998................................   178.4       57.6
Year ended December 31, 1997................................    57.3       33.6

     In addition to our standard mortgage and consumer credit products, we have developed mortgage programs designed to specifically address the credit needs of low- to moderate-income home mortgage applicants and first-time home buyers. Among the features of the low- to moderate-income home mortgage and first-time home buyer's programs are reduced rates, lower down payments, reduced fees and closing costs, and generally less restrictive requirements for qualification compared with our traditional one- to four-family mortgage loans. For instance, certain of these programs currently provide for loans with up to 97% loan-to-value ratios and rates which are lower than our traditional mortgage loans.

     Consumer Loans. We have been expanding our consumer loan portfolio because higher yields can be obtained, there is strong consumer demand for such products, and we have experienced relatively low delinquency and few losses on such products. In addition, we believe that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities. At June 30, 2000, $213.5 million, or 18.5%, of our gross loan portfolio was in consumer loans. Consumer loan products offered within our market areas include home equity loans, home equity lines of credit, and to a lesser extent, automobile loans, recreational vehicle loans, marine loans, deposit account loans, overdraft protection lines of credit, unsecured consumer loans through the Mastercard and Visa credit card programs (offered through Elan Financial Services) and federally guaranteed student loans.

     Our focus in consumer lending has been the origination of home equity loans, home equity lines of credit and home improvement loans. At June 30, 2000, we had $176.3 million or 82.6% of the consumer loan portfolio in such loans. Underwriting procedures for these loans include a comprehensive review of the loan application, and require an acceptable credit rating and verification of the value of the equity in the home and income of the borrower. The loan-to-value ratio and debt ratios to income are determining factors in the underwriting process. Home equity loan and home improvement loan originations are developed through the use of direct mail, cross-sales to existing customers, and advertisements in local newspapers.

     We originate both fixed rate and variable rate home equity loans and home improvement loans with combined loan-to-value ratios to 100%. Loans above 80% combined loan to value ratios are subject to the availability of private mortgage insurance. Pricing on fixed rate home equity and home improvement loans is reviewed by senior management, and generally terms are in the three to fifteen year range in order to minimize interest rate risk. During the six months ended June 30, 2000 we originated approximately $31.4 million of fixed rate loans. These loans carry a weighted average written term of 8 years and a fixed rate ranging from 7.25% to 11.75%. We also offer variable rate home equity and home improvement loans. At June 30, 2000, $33.7 million or 27.9% of the home equity and home improvement loan portfolio carried a variable rate. The variable rate loans have a fixed rate for three years then adjust annually, with terms of up to twenty years. Our home equity and home improvement loans are originated in amounts which, together with the amount of the first mortgage, do not exceed 100% of the value of the property securing the loan.

     Our home equity credit line loans, which totaled $55.4 million, or 25.9% of total consumer loans at June 30, 2000, are adjustable-rate loans secured by a first or second mortgage on owner-occupied one to four-family residences located in the state of Wisconsin. Current interest rates on home equity credit lines are tied to the prime rate, adjust monthly and range from 100 to 150 basis points over the prime rate, depending on the loan-to-value ratio. Home equity line of credit loans are made for terms up to 10 years and require a minimum monthly payment of the greater of $100 or 1 1/2% of the month end balance. An annual fee is charged on home equity lines of credit.

     At June 30, 2000, student loans amounted to $27.7 million, or 13.0% of our consumer loan portfolio. These loans are serviced by Great Lakes Higher Education Servicing Corporation.

     Consumer loans may entail greater credit risk than residential mortgage loans. At June 30, 2000, $1.0 million or approximately 0.46% of the consumer loan portfolio was 90 days or more delinquent. Although the level of delinquencies in our consumer loan portfolio generally has been low, there can be no assurance that delinquencies will not increase in the future.

     Multi-family and Commercial Real Estate Loans. At June 30, 2000 our multi-family and commercial real estate loan portfolio consisted of 156 loans totaling $130.4 million or 11.3% of our gross loan portfolio. The multi-family and commercial real estate loan portfolio consist of fixed rate, ARM and balloon loans originated at prevailing market rates. This portfolio generally consists of mortgages secured by apartment buildings, office buildings, warehouses, industrial buildings and retail centers. ARM loans of this type are currently being originated at 175 to 250 basis points above the rate on U.S. Treasury securities for comparable maturities. These loans typically do not exceed 80% of the lesser of the purchase price or an appraisal by an appraiser designated by us. Balloon loans generally are amortized on a 15 to 25 year basis with a typical loan term of three to ten years.

     Loans secured by multi-family and commercial real estate are granted based on the income producing potential of the property and the financial strength of the borrower. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments relating to the outstanding debt. In most cases, we obtain joint and several personal guarantees from the principals involved. We generally require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing multi-family and commercial real estate loans are performed by independent state certified fee appraisers approved by the board of directors. Title and hazard insurance are required as well as flood insurance, if applicable. Environmental assessments are performed on all multi-family and commercial real estate loans in excess of $500,000.

     At June 30, 2000, the largest outstanding loan on a multi-family property was $9.0 million on a 128 unit apartment project located in Brookfield, Wisconsin. At the same date, the largest outstanding loan on a commercial real estate property was $6.9 million on two office buildings located in Milwaukee, Wisconsin. At June 30, 2000, these loans were current and performing in accordance with their terms.

     Loans secured by multi-family and commercial real estate properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Such loans typically involve large balances to single borrowers or groups of related borrowers. Because payments on loans secured by multi-family and commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project decreases, or if leases are not obtained or renewed, the borrower's ability to repay the loan may be impaired.

     Commercial Business Loans. At June 30, 2000, our commercial business loan portfolio consisted of loans totaling $42.8 million or 3.7% of our gross loan portfolio. The commercial loan portfolio consists of loans to businesses for equipment purchases, working capital lines of credit, debt refinancing, SBA loans and domestic stand-by letters of credit. Typically, these loans are secured by business assets and personal guarantees. We offer both variable and fixed rate loans. Approximately 16.0% of the commercial business loans have an interest rate adjusted monthly based on the prevailing prime rate. Term loans are generally amortized over a three to seven year period. Fixed rates are priced at a margin over the yield on US Treasury issues with maturities that correspond to the maturities of the notes. All lines of credit and term loans with balances over $500,000 are reviewed annually. The largest commercial business loan at June 30, 2000 had an outstanding balance of $16.9 million and was secured by equipment and chattel paper. All payments under commercial business loans were current as of June 30, 2000.

     Loan Approval Authority. For one- to four- family residential loans sold into the secondary market, our underwriters are authorized by the board of directors to approve loans processed through the FNMA "Desktop Underwriter" automated underwriting system up to $252,700. For one-to four-family residential loans held in portfolio, our underwriters are authorized by the board of directors to approve loans processed through the FNMA "Desktop Underwriter" automated underwriting system up to $150,000, provided the loan-to-value ratio is 75% of less and the loan meets other specific underwriting criteria. All other loans in excess of $80,000 must be approved by a senior officer.

     Consumer loan underwriters have individual loan approval authorities ranging from $15,000 to $50,000. Loan applications exceeding $50,000 must be approved by a senior officer. All home equity loans where the loan-to-value ratio exceeds 80% and/or where the normal underwriting standards are not met must be approved by a senior officer.

     The executive committee of the board of directors reviews on a monthly basis all loans made, and the board ratifies actions taken by the committee.

     Multi-family and commercial loan proposals and multi-family and commercial construction loan proposals are subject to approval of the executive committee of the board. All loan decisions are subject to ratification by the board at their monthly meetings.

     Any commercial business loan less than $50,000 may be approved by the department head or a senior officer, and any two of those individuals may approve loans in the amount of $50,000 to $100,000. All commercial business loans in the amount of $100,000 or more are approved by the executive committee of the board of directors and ratified by the board at their next meeting.

  Asset Quality

     One of our key operating objectives has been and continues to be to maintain a high level of asset quality. Through a variety of strategies, including, but not limited to, borrower workout arrangements and aggressive marketing of owned properties, we have been proactive in addressing problem and non-performing assets. These strategies, as well as our emphasis on quality mortgage underwriting, our maintenance of sound credit standards for new loan originations and relatively favorable economic and real estate market conditions have resulted in historically low delinquency ratios and, in recent years, a reduction in non-performing assets. These factors have helped strengthen our financial condition.

     Delinquent Loans and Foreclosed Assets. When a borrower fails to make required payments on a loan, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to a current status. In the case of one-to-four family mortgage loans, our mortgage servicing department is responsible for collection procedures from the 15th day of delinquency through the completion of foreclosure. Specific procedures include a late charge notice being sent at the time a payment is over 15 days past due with a second notice (in the form of a billing coupon) being sent before the payment becomes 30 days past due. Once the account is 30 days past due, we attempt telephone contact with the borrower. Letters are sent if contact has not been established by the 45th day of delinquency. On the 60th day of delinquency, attempts at telephone contact continue and stronger letters, including foreclosure notices, are sent. If telephone contact cannot be made, we send our property inspector to the property.

     When contact is made with the borrower, we attempt to obtain full payment or work out a repayment schedule to avoid foreclosure. All properties are inspected prior to foreclosure approval. Most borrowers pay before the deadline given and it is not necessary to start foreclosure action. If it is, action starts when the loan is between the 90th and 120th day of delinquency. We normally seek the shortest redemption period possible. If we obtain the property at the foreclosure sale, we hold the properties as real estate owned. They are marketed after an outside appraisal is obtained and any PMI claims are filed. The collection procedures and guidelines as outlined by Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC), Federal Housing Administration (FHA), Veterans Administration (VA), Department of Veterans Affairs (DVA), Wisconsin Housing and Economic Development Authority (WHEDA) and Farmers Home Administration (FmHA) are followed.

     The collection procedures for consumer loans, excluding student loans, include our sending periodic late notices to a borrower once a loan is 15 days past due. We attempt to make direct contact with a borrower once a loan becomes 30 days past due. Supervisory personnel in our Consumer Loan Collection Department review loans 60 days or more delinquent on a regular basis. If collection activity is unsuccessful after 90 days, we may charge-off a loan or refer the matter to our legal counsel for further collection effort. Loans we deem to be uncollectible are proposed for chargeoff by our Collection Department. Charge-offs of consumer loans require the approval of our Consumer Loan Manager and a senior officer. All student loans are serviced by Great Lakes Higher Education Servicing Corporation which guarantees their servicing to comply with all Department of Education Guidelines. Our student loan portfolio is guaranteed by the Great Lakes Higher Education Guaranty Corporation, which is reinsured by the U.S. Department of Education.

     The collection procedures for multi-family, commercial real estate and commercial business loans include sending periodic late notices to a borrower once a loan is past due. We attempt to make direct contact with a borrower once a loan becomes 15 days past due. The manager of multi-family and commercial real estate reviews loans 15 days or more delinquent on a regular basis. The commercial banking manager reviews loans 10 days or more delinquent on a regular basis. If collection activity is unsuccessful, we may refer the matter to our legal counsel for further collection effort. After 90 days or sooner, loans we deem to be uncollectible are proposed for repossession or foreclosure and charge-off. This action requires the approval of our board of directors.

     Our policies require that management continuously monitor the status of the loan portfolio and report to the board of directors on a monthly basis. These reports include information on delinquent loans and foreclosed real estate. The following table presents information regarding loans delinquent for 60 days or longer (Dollars in thousands):

                                                         JUNE 30, 2000                                JUNE 30, 1999
                                          -------------------------------------------   -----------------------------------------
                                               60-89 DAYS          90 DAYS OR MORE           60-89 DAYS         90 DAYS OR MORE
                                          --------------------   --------------------   --------------------   ------------------
                                                     PRINCIPAL              PRINCIPAL              PRINCIPAL            PRINCIPAL
                                           NO. OF     BALANCE     NO. OF     BALANCE     NO. OF     BALANCE    NO. OF    BALANCE
                                           LOANS     OF LOANS     LOANS     OF LOANS     LOANS     OF LOANS    LOANS    OF LOANS
                                          --------   ---------   --------   ---------   --------   ---------   ------   ---------
One- to four-family first mortgages.....        14    $  814           20    $  873           21    $1,042       40      $3,351
Other first mortgages...................        --        --            5       303           --        --        2         352
Consumer and other loans................       106       646          247     1,007          127       462      221       1,072
                                          --------    ------     --------    ------     --------    ------      ---      ------
    Total delinquent loans..............       120    $1,460          272    $2,183          148    $1,504      263      $4,775
                                          ========    ======     ========    ======     ========    ======      ===      ======
Delinquent loans to total loans.........                0.13%                  0.19%                  0.14%                0.44%

                                                          DECEMBER 31,
                        ---------------------------------------------------------------------------------
                                         1999                                      1998
                        ---------------------------------------   ---------------------------------------
                            60-89 DAYS        90 DAYS OR MORE         60-89 DAYS        90 DAYS OR MORE
                        ------------------   ------------------   ------------------   ------------------
                                 PRINCIPAL            PRINCIPAL            PRINCIPAL            PRINCIPAL
                        NO. OF    BALANCE    NO. OF    BALANCE    NO. OF    BALANCE    NO. OF    BALANCE
                        LOANS    OF LOANS    LOANS    OF LOANS    LOANS    OF LOANS    LOANS    OF LOANS
                        ------   ---------   ------   ---------   ------   ---------   ------   ---------
                                                     (DOLLARS IN THOUSANDS)
One- to four-family
  first mortgages.....     19     $  691       42      $3,542       37      $1,589       96      $5,860
Other first
  mortgages...........     --         --        6         680       --          --        1          73
Consumer and other
  loans...............    112        495      215         969      121         660      221         881
                         ----     ------      ---      ------      ---      ------      ---      ------
    Total delinquent
      loans...........    131     $1,186      263      $5,191      158      $2,249      318      $6,814
                         ====     ======      ===      ======      ===      ======      ===      ======
Delinquent loans to
  total loans.........              0.11%                0.47%                0.21%                0.63%

                                     DECEMBER 31,
                        ---------------------------------------
                                         1997
                        ---------------------------------------
                            60-89 DAYS        90 DAYS OR MORE
                        ------------------   ------------------
                                 PRINCIPAL            PRINCIPAL
                        NO. OF    BALANCE    NO. OF    BALANCE
                        LOANS    OF LOANS    LOANS    OF LOANS
                        ------   ---------   ------   ---------
                                (DOLLARS IN THOUSANDS)
One- to four-family
  first mortgages.....    31      $1,427       70      $ 4,880
Other first
  mortgages...........    --          --        2        3,965
Consumer and other
  loans...............   146         707      297        1,469
                         ---      ------      ---      -------
    Total delinquent
      loans...........   177      $2,134      369      $10,314
                         ===      ======      ===      =======
Delinquent loans to
  total loans.........              0.17%                 0.80%


     Our $2.2 million in loans delinquent 90 days or more at June 30, 2000 were comprised primarily of 20 one- to four-family first mortgage loans (including FHA/VA first mortgage loans) with an average principal balance of approximately $44,000 and 247 consumer and other loans with an average balance of $4,000. The largest non-performing asset at June 30, 2000 was a high-rise condominium in Bloomington, Minnesota. The property is carried as foreclosed real estate in the amount of $1.4 million. First Federal originally made a construction and development loan on the building which contains forty-nine residential units and three commercial units. Mutual Savings obtained title to the property in 1998. As of June 30, 2000, twelve residential units remained to be sold. Mutual Savings does not anticipate further loss. Non-performing assets totaled $5.2 million at June 30, 2000, and $7.8 million at December 31, 1999, compared with $10.2 million at December 31, 1998. The following table presents information regarding non-accrual mortgage and consumer and other loans, accruing loans delinquent 90 days or more, and foreclosed real estate as of the dates indicated.


                                           AT                     AT DECEMBER 31,
                                        JUNE 30,    --------------------------------------------
                                          2000       1999     1998      1997      1996     1995
                                        ---------   ------   -------   -------   ------   ------
                                                               (DOLLARS IN THOUSANDS)
Non-accrual first mortgage loans......   $1,214     $3,372   $ 2,793   $ 8,936   $2,149   $  624
Non-accrual consumer and other
  loans...............................      277        283       320       732       94       31
Accruing loans delinquent 90 days or
  more................................      729      1,152     3,617       813      158      128
                                         ------     ------   -------   -------   ------   ------
          Total non-performing
            loans.....................    2,220      4,807     6,730    10,481    2,401      783
Foreclosed real estate, net...........    2,977      3,018     3,505       159      258      333
                                         ------     ------   -------   -------   ------   ------
          Total non-performing
            assets....................   $5,197     $7,825   $10,235   $10,640   $2,659   $1,116
                                         ======     ======   =======   =======   ======   ======
Non-performing loans to total loans...     0.20%      0.44%     0.65%     0.84%    0.29%    0.10%
Non-performing assets to total
  assets..............................     0.30       0.44      0.55      0.58     0.23     0.09

     Included in non-accrual first mortgage loans at December 31, 1997 are loans with a carrying value of $5.2 million which were considered to be impaired and which resulted from the acquisition of First Federal. There was no specific reserve related to these, or any other, loans at that date or at any date presented. There are no loans which were considered to be impaired at June 30, 2000 or December 31, 1999, 1998, 1996 or 1995. The average balance of impaired loans was $3.9 million and $5.0 million in the years ended December 31, 1998 and 1997, respectively, and $0 for all other periods presented. No interest income was recognized on any loan while in an impaired state.

     At June 30, 2000, there were $971,323 of loans to borrowers where available information causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and would indicate that such loans were likely to be included as non-accrual, past due or impaired (as defined in SFAS No. 114). However, no loss is anticipated at this time.

     Mutual Savings has not had restructured loans at the dates presented.

     With the exception of first mortgage loans insured or guaranteed by the FHA, VA or Guaranteed Rural Housing (formerly FmHA), we stop accruing income on loans when interest or principal payments are greater than 90 days in arrears or earlier when the timely collectibility of such interest or principal is doubtful. We designate loans on which we stop accruing income as non-accrual loans and we reverse outstanding interest that we previously credited to income. We may recognize income in the period that we collect it when the ultimate collectibility of principal is no longer in doubt. We return a non-accrual loan to accrual status when factors indicating doubtful collection no longer exist. Mutual Savings had $1.5 million and $3.7 million of non-accrual loans at June 30, 2000 and December 31, 1999, respectively. Interest income that would have been recognized had such loans been performing in accordance with their contractual terms totaled approximately $161,000 and $245,000 for the six months ended June 30, 2000 and the year ended December 31, 1999, respectively. A total of approximately $8,000 and $102,000 interest income was actually recorded on such loans in the six months ended June 30, 2000 and the year ended December 31, 1999.

     All commercial real estate loans which are greater than 90 days past due are considered to be impaired. Impaired loans are individually assessed to determine whether a loan's carrying value is in excess of the fair value of the collateral or the present value of the loan's cash flows discounted at the loan's effective interest rate.

     At June 30, 2000 and December 31, 1999 and 1998, we had no loans classified as impaired as defined in SFAS No. 114.

     Foreclosed real estate consists of property we acquired through foreclosure or deed in lieu of foreclosure. Foreclosed real estate properties are initially recorded at the lower of the recorded investment in the loan or fair value. Thereafter, we carry foreclosed real estate at fair value less estimated selling costs. Foreclosed real estate is inspected periodically. Additional outside appraisals are obtained if we consider that appropriate. Additional write-downs may occur if the property value deteriorates. These additional write-downs are charged directly to current operations.

     Allowance for Loan Losses. The following table presents the activity in our allowance for loan losses at or for the periods indicated.

                                          AT, OR
                                         FOR THE
                                        SIX MONTHS
                                          ENDED,         AT OR FOR THE YEARS ENDED DECEMBER 31,
                                         JUNE 30,    ----------------------------------------------
                                           2000       1999      1998      1997     1996      1995
                                        ----------   -------   -------   ------   -------   -------
                                                          (DOLLARS IN THOUSANDS)
Balance at beginning of period........   $ 6,948     $ 6,855   $ 7,195   $3,921   $ 3,392   $ 2,942
                                         -------     -------   -------   ------   -------   -------
Provision for loan losses.............       236         350       637     1065       672       597
Other additions: purchase of First
  Federal.............................        --          --        --     2449        --        --
                                         -------     -------   -------   ------   -------   -------
Charge-offs:
  First mortgage loans................        36         152       997      624        80       109
  Consumer and other loans............        78         189       223      127        77        51
                                         -------     -------   -------   ------   -------   -------
    Total charge-offs.................       114         341      1220      751       157       160
Recoveries:
  First mortgage loans................         0         (40)     (206)    (479)       --        --
  Consumer and other loans............       (15)        (44)      (37)     (32)      (14)      (13)
                                         -------     -------   -------   ------   -------   -------
    Total recoveries..................       (15)        (84)     (243)    (511)      (14)      (13)
                                         -------     -------   -------   ------   -------   -------
  Net charge-offs.....................        99         257       977      240       143       147
                                         -------     -------   -------   ------   -------   -------
Balance at end of period..............   $ 7,085     $ 6,948   $ 6,855   $7,195   $ 3,921   $ 3,392
                                         =======     =======   =======   ======   =======   =======
Net charge-offs to average loans......      0.01%       0.02%     0.08%    0.02%     0.02%     0.02%
Allowance for loan losses to total
  loans...............................      0.63        0.64      0.66     0.57      0.48      0.43
Allowance for loan losses to
  non-performing loans................    319.14      144.54    101.86    68.65    163.31    433.21

     The allowance for loan losses has been determined in accordance with generally accepted accounting principles, under which we are required to maintain adequate allowances for loan losses. We are responsible for the timely and periodic determination of the amount of the allowance required. We believe that our allowance for loan losses is adequate to cover specifically identifiable loan losses, as well as estimated losses inherent in our portfolio for which certain losses are probable but not specifically identifiable.

     Loan loss allowances are reviewed monthly. General allowances are maintained by the following categories for performing loans to provide for unidentified inherent losses in the portfolios:

     - One-to-four family

     - Consumer

     - Multi-family and commercial real estate

     - Commercial business

     Allowance goals have been established by an internal risk evaluation by loan category. Various factors are taken into consideration, including: historical loss experience, economic factors and other factors, that, in management's judgment would affect the collectibility of the portfolio as of the evaluation date. Shortfalls in loan loss allowance are charged against operations as provision for loan losses, to maintain reserves at the desired levels.

     The appropriateness of the allowance is reviewed by senior management on a monthly basis based upon its evaluation of then-existing economic and business conditions affecting the key lending areas of Mutual Savings. Other outside factors such as credit quality trends, collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments and recent loss experience in particular segments of the portfolio that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of the loan are also considered. Our board of directors also reviews the loan loss allowances compared to the relative size of the portfolio on a monthly basis.

     Delinquent and Non-performing loans. One-to-four family loans delinquent more than 90 days, multi-family and commercial real estate loans more than 60 days, consumer loans more than 90 days and commercial business loans more than 60 days are reviewed and analyzed by senior officers on an individual basis. Any potential loss is charged against reserves by establishing a corresponding specific reserve for that loan from the general reserve. In such an event, the loan is then reduced by the amount of the specific reserve and a corresponding amount is charged off to the allowance for losses on loans.

     By following careful underwriting guidelines, Mutual Savings has historically maintained low levels of non-performing loans to total loans. Our ratio of non-performing loans to total loans at December 31, 1995 was 0.10%. It increased after the acquisition of First Federal to a level of 0.84% at December 31, 1997. However, at December 31, 1999 the level dropped to 0.44%, and dropped further to 0.20% at June 30, 2000.

     We believe the primary risks inherent in our portfolio are possible increases in interest rates, a possible decline in the economy, generally, and a possible decline in real estate market values. Any one or a combination of these events may adversely affect our loan portfolio resulting in increased delinquencies and loan losses. Accordingly, and because of the increased concentration of consumer loans, we have taken steps to increase our level of loan loss allowances over the last 5 years. At June 30, 2000, the allowance for loan losses as a percentage of total loans was .63% compared with 0.43% at December 31, 1995. Furthermore, the increase in the allowance for loan losses each year from 1995 to 1999 reflects our strategy of resolving non-performing loans while providing adequate allowances for inherent losses in the portfolio and identifying potential losses in a timely manner, as well as providing an adequate allowance to reflect changes in the components of the portfolio during that period.

     Although we believe that we have established and maintained the allowance for loan losses at adequate levels, future additions may be necessary if economic and other conditions in the future differ substantially from the current operating environment. In addition, various regulatory agencies, as an integral part of their examination process, periodically review our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. One or more of these agencies, specifically the FDIC or the OTS, may require us to increase the allowance for loan losses or the valuation allowance for foreclosed real estate based on their judgments of information available to them at the time of their examination, thereby adversely affecting our results of operations.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Comparison of Operating Results for the six months ended June 30, 2000, and the Years ended

December 31, 1999 and 1998 -- Provision for Loan Losses." The following tables represent our allocation of allowance for loan losses by loan category on the dates indicated:

                                                               AT JUNE 30, 2000
                                                              -------------------
                                                                       PERCENTAGE
                                                                           OF
                                                                        LOANS IN
                                                                        CATEGORY
                                                                        TO TOTAL
LOAN CATEGORY                                                 AMOUNT     LOANS
-------------                                                 ------   ----------
                                                                (IN THOUSANDS)
First mortgage loans
  One-to four-family........................................  $4,624      63.74%
  Other.....................................................     900      14.00%
                                                              ------     ------
          Total first mortgage loans........................   5,524      77.74%
Commercial..................................................     554       3.72%
Home equity lines...........................................     277       4.81%
Consumer & other............................................     730      13.73%
Unallocated.................................................      --       0.00%
                                                              ------     ------
          Total allowance for loan losses...................  $7,085     100.00%
                                                              ======     ======

                                                                 AT DECEMBER 31,
                            -----------------------------------------------------------------------------------------
                                    1999                   1998                   1997                   1996
                            --------------------   --------------------   --------------------   --------------------
                                      PERCENTAGE             PERCENTAGE             PERCENTAGE             PERCENTAGE
                                          OF                     OF                     OF                     OF
                                       LOANS IN               LOANS IN               LOANS IN               LOANS IN
                                       CATEGORY               CATEGORY               CATEGORY               CATEGORY
                                       TO TOTAL               TO TOTAL               TO TOTAL               TO TOTAL
LOAN CATEGORY               AMOUNT      LOANS      AMOUNT      LOANS      AMOUNT      LOANS      AMOUNT      LOANS
-------------               -------   ----------   -------   ----------   -------   ----------   -------   ----------
                                                                 (IN THOUSANDS)
First mortgage loans
  One-to four-family......  $4,736       67.37%    $5,189       70.56%    $4,978       73.10%    $2,644       68.39%
  Other...................     822       12.01%       596       11.07%     1,198       11.43%       595       17.30%
                            -------     ------     -------     ------     -------     ------     -------     ------
        Total first
          mortgage
          loans...........   5,558       79.38%     5,785       81.63%     6,176       84.53%     3,239       85.69%
Commercial................     520        3.57%       402        2.74%       283        1.48%       252        2.99%
Home equity lines.........     253        4.58%       229        4.36%       231        3.65%       166        3.94%
Consumer & other..........     617       12.47%       439       11.27%       505       10.34%       264        7.38%
Unallocated...............      --        0.00%        --        0.00%        --        0.00%        --        0.00%
                            -------     ------     -------     ------     -------     ------     -------     ------
        Total allowance
          for loan
          losses..........  $6,948      100.00%    $6,855      100.00%    $7,195      100.00%    $3,921      100.00%
                            =======     ======     =======     ======     =======     ======     =======     ======

                              AT DECEMBER 31,
                            --------------------
                                    1995
                            --------------------
                                      PERCENTAGE
                                          OF
                                       LOANS IN
                                       CATEGORY
                                       TO TOTAL
LOAN CATEGORY               AMOUNT      LOANS
-------------               -------   ----------
                               (IN THOUSANDS)
First mortgage loans
  One-to four-family......  $2,346       70.10%
  Other...................     530       18.04%
                            -------     ------
        Total first
          mortgage
          loans...........   2,876       88.14%
Commercial................     173        2.14%
Home equity lines.........     137        3.39%
Consumer & other..........     206        6.33%
Unallocated...............      --        0.00%
                            -------     ------
        Total allowance
          for loan
          losses..........  $3,392      100.00%
                            =======     ======

INVESTMENT ACTIVITIES

     Investment Securities. The board of directors reviews and approves our investment policy on an annual basis. Senior officers, as authorized by the board of directors, implement this policy. The board of directors reviews our investment activity on a monthly basis.

     Our investment objectives are to meet legal liquidity requirements, generate a favorable return on investments without undue compromise to our other objectives as stated in the business plan and establish acceptable levels of interest rate risk, credit risk and investment portfolio concentrations. Wisconsin chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various federal agencies, State and Municipal obligations, mortgage-related securities, mortgage derivative securities, certain time deposits of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements, loans of federal funds, and, subject to certain limits, corporate debt and equity securities, commercial paper and mutual funds.

     Our investment policy allows participation in hedging strategies or the use of financial futures, options or forward commitments or interest rate swaps but only with prior approval of the board of directors and the State of Wisconsin, Department of Financial Institutions. We did not have any such hedging transactions in place at June 30, 2000. Our investment policy prohibits the purchase of non-investment grade bonds. Our investment policy also provides that we will not engage in any practice that the Federal Financial Institutions Examination Council considers to be an unsuitable investment practice. In addition, the policy provides that we shall attempt to maintain primary liquidity consisting of investments in cash, cash in banks, federal funds purchased and securities with remaining maturities of less than six months in an amount equal to 4.0% of average daily deposits. At June 30, 2000, our primary liquidity ratio was 4.04%. For information regarding the carrying values, yields and maturities of our investment securities and mortgage-related securities, see "-- Carrying Values, Yields and Maturities."

     We classify securities as trading, held to maturity, or available for sale at the date of purchase. We currently do not have any held to maturity securities, but if we did, they would be reported at cost, adjusted for amortization of premium and accretion of discount. Available for sale securities are reported at fair market value. We currently have no securities classified as trading.

     Mortgage-related Securities. Most of our mortgage-related securities are directly or indirectly insured or guaranteed by GNMA, FHLMC or FNMA. The rest of the securities are private collateralized mortgage obligations (CMO's). Private collateralized mortgage obligations carry higher credit risks and higher yields than collateralized mortgage obligations insured or guaranteed by agencies of the U.S. Government. We classify our entire mortgage-related securities portfolio as available for sale.

     At June 30, 2000, mortgage-related securities available for sale totaled $461.4 million, or 26.2% of total assets. At June 30, 2000, the mortgage-related securities portfolio had a weighted average yield of 6.79%. Of the mortgage-related securities we held at June 30, 2000, $398.7 million, or 86.4%, had fixed rates and $62.7 million, or 13.6%, had adjustable-rates. Mortgage-related securities at June 30, 2000 included real estate mortgage investment conduits (REMICs), which are securities derived by reallocating cash flows from mortgage pass-through securities or from pools of mortgage loans held by a trust. REMICS are a form of, and are often referred to as CMO's.


     Our REMICs have fixed and variable coupon rates ranging from 5.25% to 8.09% and a weighted average yield of 6.76% at June 30, 2000. At June 30, 2000, REMICs and CMOs totaled $135.0 million, which constituted 29.2% of the mortgage-related securities portfolio, or 7.7% of total assets. Our REMICs had an expected average life of 8.7 years at June 30, 2000. For a further discussion of our investment policies, including those for mortgage-related securities, see
"-- Investment Securities." Purchases of mortgage-related securities may decline in the future to offset any significant increase in demand for one-to four-family mortgage loans and other loans.


     Mortgage-related securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees or credit enhancements that reduce credit risk. However, mortgage-related securities are more liquid than individual mortgage loans. In general, mortgage-related securities issued or guaranteed by GNMA, FHLMC and FNMA are weighted at no more than 20% for risk-based capital purposes, compared to the 50% risk weighting assigned to most non-securitized residential mortgage loans.

     While mortgage-related securities carry a reduced credit risk as compared to whole loans, they remain subject to the risk of a fluctuating interest rate environment. Along with other factors, such as the geographic distribution of the underlying mortgage loans, changes in interest rates may alter the prepayment rate of those mortgage loans and affect both the prepayment rates and value of mortgage-related securities.

     The following table presents our investment securities and mortgage-related securities activities for the periods indicated.


                                        FOR THE SIX MONTHS ENDED
                                                JUNE 30,            FOR THE YEAR ENDED DECEMBER 31,
                                        -------------------------   --------------------------------
                                           2000          1999         1999       1998        1997
                                        -----------   -----------   --------   ---------   ---------
                                                                             (IN THOUSANDS)
INVESTMENT SECURITIES AVAILABLE FOR
  SALE:
Carrying value at beginning of
  period..............................   $ 57,763      $116,534     $116,534   $ 159,208   $ 159,513
                                         --------      --------     --------   ---------   ---------
Purchases.............................     19,675        20,728       21,481     381,899     376,634
Acquisition of First Federal..........         --            --                       --      36,457
Calls.................................         --        (5,000)                 (50,393)     (5,015)
Transfer from mutual funds to CMO.....         --       (14,047)     (14,047)         --          --
Maturities............................    (20,000)      (60,070)     (65,000)   (378,944)   (409,346)
Sales.................................         --            --           --          --          --
Premium amortization and discount
  accretion, net......................        (57)          (72)        (182)      4,629         246
Decrease (increase) in unrealized
  gains...............................         80          (525)      (1,023)        135         719
                                         --------      --------     --------   ---------   ---------
Net decrease in investment
  securities..........................       (302)      (58,986)     (58,771)    (42,674)       (305)
                                         --------      --------     --------   ---------   ---------
Carrying value at end of period.......   $ 57,461      $ 57,548     $ 57,763   $ 116,534   $ 159,208
                                         ========      ========     ========   =========   =========
MORTGAGE-RELATED SECURITIES AVAILABLE
  FOR SALE:
Carrying value at beginning of
  period..............................   $374,100      $270,897     $270,897   $ 225,906   $  90,452
                                         --------      --------     --------   ---------   ---------
Purchases.............................    115,412        34,123      213,504     119,548      72,071
Transfer from mutual funds to CMO.....         --        14,047       14,047          --          --
Acquisition of First Federal..........         --            --           --          --     124,940
Sales.................................         --            --      (53,682)         --      (3,822)
Principal payments....................    (23,765)      (35,602)     (60,367)    (77,407)    (59,514)
Premium amortization and discount
  accretion, net......................        232            90          262         613          74
Decrease (increase) in unrealized
  gains...............................     (4,602)       (5,768)     (10,561)      2,237       1,705
                                         --------      --------     --------   ---------   ---------
Net increase in mortgage-related
  securities..........................     87,277         6,890      103,203      44,991     135,454
                                         --------      --------     --------   ---------   ---------
Carrying value at end of period.......   $461,377      $277,787     $374,100   $ 270,897   $ 225,906
                                         ========      ========     ========   =========   =========

     The following table presents the composition of our money market investments, investment securities and mortgage-related securities portfolios at the dates indicated. It also presents the coupon type for the mortgage-related securities portfolio. For all securities and for all periods presented, the carrying value is equal to fair value.

                                                         AT                 AT DECEMBER 31,
                                                      JUNE 30,    ------------------------------------
                                                        2000         1999         1998         1997
                                                     ----------   ----------   ----------   ----------
                                                     CARRYING/    CARRYING/    CARRYING/    CARRYING/
                                                     FAIR VALUE   FAIR VALUE   FAIR VALUE   FAIR VALUE
                                                     ----------   ----------   ----------   ----------
                                                                         (DOLLARS IN THOUSANDS)
MONEY MARKET INVESTMENTS
  Interest-earning deposits........................   $ 12,839     $132,592     $262,714     $ 41,305
  Federal funds sold...............................         --       25,000       45,000       15,000
                                                      --------     --------     --------     --------
          Total money market investments...........   $ 12,839     $157,592     $307,714     $ 56,305
                                                      ========     ========     ========     ========
INVESTMENT SECURITIES AVAILABLE-FOR-SALE
  Mutual funds.....................................   $ 29,299     $ 28,537     $ 40,885     $ 39,888
  United States government and agencies............     28,162       29,175       75,421      118,598
  Asset-backed securities..........................         --           51          228          722
                                                      --------     --------     --------     --------
          Total investment securities available for
            sale...................................   $ 57,461     $ 57,763     $116,534     $159,208
                                                      ========     ========     ========     ========
MORTGAGE-RELATED SECURITIES AVAILABLE FOR SALE BY
  ISSUER:
  Federal Home Loan Mortgage Corporation...........   $ 65,004     $ 70,216     $ 43,717     $ 29,073
  Federal National Mortgage Association............    379,403      285,384      194,353      136,510
  Private placement CMO's..........................     16,472       17,927       31,994       59,118
  Government National Mortgage Association.........        498          573          833        1,205
                                                      --------     --------     --------     --------
          Total mortgage-related securities........   $461,377     $374,100     $270,897     $225,906
                                                      ========     ========     ========     ========
BY COUPON TYPE:
  Adjustable-rate..................................   $ 62,708     $ 59,506     $ 51,877     $ 51,704
  Fixed-rate.......................................    398,669      314,594      219,020      174,202
                                                      --------     --------     --------     --------
          Total mortgage-related securities........   $461,377     $374,100     $270,897     $225,906
                                                      ========     ========     ========     ========
TOTAL INVESTMENT PORTFOLIO.........................   $531,677     $589,455     $695,145     $441,419
                                                      ========     ========     ========     ========

     Carrying Values, Yields and Maturities. The table below presents information regarding the carrying values, weighted average yields and contractual maturities of our investment securities and mortgage-related securities at June 30, 2000. Mortgage-related securities are presented by issuer and by coupon type.

                                                  AT JUNE 30, 2000
                           ---------------------------------------------------------------
                                                    MORE THAN ONE        MORE THAN FIVE
                            ONE YEAR OR LESS     YEAR TO FIVE YEARS    YEARS TO TEN YEARS
                           -------------------   -------------------   -------------------
                                      WEIGHTED              WEIGHTED              WEIGHTED
                           CARRYING   AVERAGE    CARRYING   AVERAGE    CARRYING   AVERAGE
                            VALUE      YIELD      VALUE      YIELD      VALUE      YIELD
                           --------   --------   --------   --------   --------   --------
                                               (DOLLARS IN THOUSANDS)
INVESTMENT SECURITIES
  AVAILABLE FOR SALE:
Mutual funds.............  $29,299      6.29%    $    --               $    --        --%
United States government
  and agencies...........    3,543      6.41%     24,619      5.97%
                           -------               -------               -------
        Total investment
          securities.....  $32,842      6.30%    $24,619      5.97%    $    --
                           =======               =======               =======
MORTGAGE-RELATED
  SECURITIES AVAILABLE
  FOR SALE:
BY ISSUER:
  GNMA pass-through
    certificates.........  $     3      7.85%    $    54      7.61%    $   441      8.19%
  FNMA pass-through
    certificates.........       --        --          88      7.62%      6,584      5.88%
  Private CMOs...........       --        --          --        --       1,588      6.17%
  FHLMC pass-through
    certificates.........        2      9.36%        120      8.11%         26      9.22%
  FHLMC, FNMA and
    GNMA-REMICs..........       --        --          --        --       5,046      6.39%
                           -------               -------               -------
        Total mortgage-
          related
          securities.....  $     5      8.45%    $   262      7.84%    $13,685      6.18%
                           =======               =======               =======
BY COUPON TYPE:
Adjustable-rate..........  $    --        --     $    --        --     $ 4,782      6.44%
Fixed-rate...............        5      8.45%        262      7.84%      8,903      6.04%
                           -------               -------               -------
        Total mortgage-
          related
          securities.....  $     5      8.45%    $   262      7.84%    $13,685      6.18%
                           =======               =======               =======
Total investment and
  mortgage-related
  securities portfolio...  $32,847      6.30%    $24,881      5.99%    $13,685      6.18%
                           =======               =======               =======

                                       AT JUNE 30, 2000
                           -----------------------------------------

                           MORE THAN TEN YEARS          TOTAL
                           -------------------   -------------------
                                      WEIGHTED              WEIGHTED
                           CARRYING   AVERAGE    CARRYING   AVERAGE
                            VALUE      YIELD      VALUE      YIELD
                           --------   --------   --------   --------
                                    (DOLLARS IN THOUSANDS)
INVESTMENT SECURITIES
  AVAILABLE FOR SALE:
Mutual funds.............  $     --       --%    $ 29,299     6.29%
United States government
  and agencies...........                          28,162     6.03%
                           --------              --------
        Total investment
          securities.....  $     --              $ 57,461     6.16%
                           ========              ========
MORTGAGE-RELATED
  SECURITIES AVAILABLE
  FOR SALE:
BY ISSUER:
  GNMA pass-through
    certificates.........  $     --       --     $    498     8.13%
  FNMA pass-through
    certificates.........   307,306     6.86%     313,978     6.84%
  Private CMOs...........    14,884     6.93%      16,472     6.86%
  FHLMC pass-through
    certificates.........    11,760     6.29%      11,908     6.32%
  FHLMC, FNMA and
    GNMA-REMICs..........   113,475     6.72%     118,521     6.70%
                           --------              --------
        Total mortgage-
          related
          securities.....  $447,425     6.81%    $461,377     6.79%
                           ========              ========
BY COUPON TYPE:
Adjustable-rate..........  $ 57,926     7.06%    $ 62,708     7.01%
Fixed-rate...............   389,499     6.78%     398,669     6.76%
                           --------              --------
        Total mortgage-
          related
          securities.....  $447,425     6.81%    $461,377     6.79%
                           ========              ========
Total investment and
  mortgage-related
  securities portfolio...  $447,425     6.81%    $518,838     6.72%
                           ========              ========

SOURCES OF FUNDS

     General. Deposits, scheduled amortization and prepayments of loan principal and mortgage-related securities, maturities and calls of investments securities, Federal Home Loan Bank borrowings and funds provided by operations are our primary sources of funds for use in lending, investing and for other general purposes. We currently do not use reverse repurchase agreements as sources of funds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Deposits. We offer a variety of deposit accounts having a range of interest rates and terms. We currently offer regular savings deposits (consisting of passbook and statement savings accounts), interest-bearing demand accounts, non-interest-bearing demand accounts, money market accounts and time deposits. We also offer IRA and Keogh time deposit accounts.

     Deposit flows are influenced significantly by general and local economic conditions, changes in prevailing interest rates, pricing of deposits and competition. Our deposits are primarily obtained from areas surrounding our offices and we rely primarily on paying competitive rates, service and long-standing relationships with customers to attract and retain these deposits. We do not use brokers to obtain deposits.

     When we determine our deposit rates, we consider local competition, U.S. Treasury securities offerings and the rates charged on other sources of funds. Core deposits (defined as regular savings deposits, money market accounts and demand accounts) represented 38.8% of total deposits on June 30, 2000. At June 30, 2000, time deposits with remaining terms to maturity of less than one year amounted to $539.2 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Analysis of Net Interest Income" for information relating to the average balances and costs of our deposit accounts for the six months ended June 30, 2000 and 1999, and the years ended December 31, 1999, 1998 and 1997.

     The following table presents our deposit activity for the periods indicated:

                                                              FOR THE SIX MONTHS ENDED
                                                                     MARCH 31,
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
Total deposits at beginning of period.....................    $1,343,007    $1,398,858
Net withdrawals...........................................       (69,556)      (39,529)
Interest credited, net of penalties.......................        27,162        27,990
                                                              ----------    ----------
Total deposits at end of period...........................    $1,300,613    $1,387,319
                                                              ==========    ==========
Net increase (decrease)...................................    $  (42,394)   $  (11,539)
                                                              ==========    ==========
Percentage increase (decrease)............................         (3.16)%       (0.82)%

                                                     FOR THE YEAR ENDED DECEMBER 31,
                                                   ------------------------------------
                                                      1999         1998         1997
                                                   ----------   ----------   ----------
                                                          (DOLLARS IN THOUSANDS)
Total deposits at beginning of period............  $1,398,858   $1,362,330   $  994,283
Net withdrawals..................................    (110,285)     (20,851)     (62,748)
Acquisition of First Federal.....................          --           --      376,700
Interest credited, net of penalties..............      54,434       57,379       54,095
                                                   ----------   ----------   ----------
Total deposits at end of period..................  $1,343,007   $1,398,858   $1,362,330
                                                   ==========   ==========   ==========
Net increase (decrease)..........................  $  (55,851)  $   36,528   $  368,047
                                                   ==========   ==========   ==========
Percentage increase (decrease)...................       (3.99)%      2.68%       37.02%

     At June 30, 2000, we had $63.8 million in time deposits with balances of $100,000 and over maturing as follows:

MATURITY PERIOD                                                     AMOUNT
---------------                                                     ------
                                                                (IN THOUSANDS)
Three months or less........................................       $17,168
Over three months through six months........................         7,487
Over six months through 12 months...........................        19,532
Over 12 months through 24 months............................        14,625
Over 24 months through 36 months............................         4,193
Over 36 months..............................................           782
                                                                   -------
Total.......................................................       $63,787
                                                                   =======

     The following table presents the distribution of our deposit accounts at the dates indicated by dollar amount and percent of portfolio, and the weighted average nominal interest rate on each category of deposits.

                                                                                          AT DECEMBER 31,
                                                                      --------------------------------------------------------
                                           AT JUNE 30, 2000                         1999                         1998
                                   --------------------------------   --------------------------------   ---------------------
                                                           WEIGHTED                           WEIGHTED
                                                PERCENT    AVERAGE                 PERCENT    AVERAGE                 PERCENT
                                                OF TOTAL   NOMINAL                 OF TOTAL   NOMINAL                 OF TOTAL
                                     AMOUNT     DEPOSITS     RATE       AMOUNT     DEPOSITS     RATE       AMOUNT     DEPOSITS
                                   ----------   --------   --------   ----------   --------   --------   ----------   --------
                                                                     (DOLLARS IN THOUSANDS)
Savings..........................  $  148,406     11.41%     2.43%    $  151,447     11.28%     2.41%    $  166,316     11.89%
Interest-bearing demand..........      86,133      6.62%     1.05%        89,685      6.68%     1.05%       100,753      7.20%
Money market.....................     220,721     16.97%     5.27%       231,174     17.21%     4.90%       159,361     11.39%
Non-interest bearing demand......      49,002      3.77%     0.00%        42,596      3.17%     0.00%        43,031      3.08%
                                   ----------    ------               ----------    ------               ----------    ------
        Total....................     504,262     38.77%     3.20%       514,902     38.34%     3.09%       469,461     33.56%
                                   ----------    ------               ----------    ------               ----------    ------
Certificates:
  Time deposits with original
    maturities of:
    Three months or less.........      60,721      4.67%     5.01%        80,781      6.01%     5.07%        82,097      5.87%
    Over three months to twelve
      months.....................     141,737     10.90%     5.07%       198,154     14.76%     4.90%       160,681     11.49%
    Over twelve months to
      twenty-four months.........     399,933     30.75%     5.74%       401,053     29.87%     5.37%       517,495     36.99%
    Over twenty-four months to
      thirty-six months..........     128,303      9.86%     6.16%        73,729      5.49%     5.62%        82,755      5.92%
    Over thirty-six months to
      forty-eight months.........       4,249      0.33%     5.72%         5,819      0.43%     5.73%         3,973      0.28%
    Over forty-eight months to
      sixty months...............      59,109      4.54%     5.88%        66,124      4.92%     5.94%        79,861      5.71%
    Over sixty months............       2,299      0.18%     6.36%         2,445      0.18%     6.35%         2,535      0.18%
                                   ----------    ------               ----------    ------               ----------    ------
        Total time deposits......     796,351     61.23%     5.65%       828,105     61.66%     5.31%       929,397     66.44%
                                   ----------    ------               ----------    ------               ----------    ------
        Total deposits...........  $1,300,613    100.00%     4.70%    $1,343,007    100.00%     4.46%    $1,398,858    100.00%
                                   ==========    ======               ==========    ======               ==========    ======

                                                 AT DECEMBER 31,
                                   -------------------------------------------
                                     1998                   1997
                                   --------   --------------------------------
                                   WEIGHTED                           WEIGHTED
                                   AVERAGE                 PERCENT    AVERAGE
                                   NOMINAL                 OF TOTAL   NOMINAL
                                     RATE       AMOUNT     DEPOSITS     RATE
                                   --------   ----------   --------   --------
                                             (DOLLARS IN THOUSANDS)
Savings..........................    2.41%    $  169,530     12.44%     2.85%
Interest-bearing demand..........    1.05%        95,310      7.00%     1.41%
Money market.....................    4.61%       134,451      9.87%     4.64%
Non-interest bearing demand......    0.00%        35,868      2.63%     0.00%
                                              ----------    ------
        Total....................    2.64%       435,159     31.94%     2.85%
                                              ----------    ------
Certificates:
  Time deposits with original
    maturities of:
    Three months or less.........    5.00%        59,205      4.35%     5.29%
    Over three months to twelve
      months.....................    5.17%       204,864     15.04%     5.52%
    Over twelve months to
      twenty-four months.........    5.83%       433,152     31.79%     6.01%
    Over twenty-four months to
      thirty-six months..........    5.46%       113,969      8.37%     5.77%
    Over thirty-six months to
      forty-eight months.........    5.73%         4,813      0.35%     5.84%
    Over forty-eight months to
      sixty months...............    5.98%       107,885      7.92%     5.93%
    Over sixty months............    6.34%         3,283      0.24%     6.21%
                                              ----------    ------
        Total time deposits......    5.63%       927,171     68.06%     5.82%
                                              ----------    ------
        Total deposits...........    4.62%    $1,362,330    100.00%     4.87%
                                              ==========    ======

     The following table presents, by rate category, the amount of our time deposit accounts outstanding at June 30, 2000 and December 31, 1999, 1998 and 1997.

                                                        AT             AT DECEMBER 31,
                                                     JUNE 30,   ------------------------------
                                                       2000       1999       1998       1997
                                                     --------   --------   --------   --------
                                                                        (IN THOUSANDS)
Time deposit accounts:
3.99% or less......................................  $    118   $    232   $    113   $    366
4.00%-4.99%........................................   118,794    231,747     79,861      3,909
5.00%-5.99%........................................   433,073    530,748    590,164    541,854
6.00%-6.99%........................................   241,541     63,808    257,491    378,791
7.00% or greater...................................     2,825      1,570      1,768      2,251
                                                     --------   --------   --------   --------
          Total....................................  $796,351   $828,105   $929,397   $927,171
                                                     ========   ========   ========   ========

     The following table presents, by rate category, the remaining period to maturity of time deposit accounts outstanding as of June 30, 2000.

                                                 PERIOD TO MATURITY FROM JUNE 30, 2000
                       ------------------------------------------------------------------------------------------
                                                       OVER SIX      OVER ONE    OVER TWO
                          WITHIN      OVER THREE TO     MONTHS        TO TWO     TO THREE   OVER THREE
                       THREE MONTHS    SIX MONTHS     TO ONE YEAR     YEARS       YEARS       YEARS       TOTAL
                       ------------   -------------   -----------   ----------   --------   ----------   --------
                                                             (IN THOUSANDS)
Time deposit
  accounts:
3.99% or less........    $    116       $     --       $      1      $      1    $    --     $    --     $    118
4.00%-4.99%..........      59,939         31,876         19,534         6,886        383         176      118,794
5.00%-5.99%..........     135,852         56,568        155,194        55,972     15,429      14,058      433,073
6.00%-6.99%..........       6,978          4,673         68,443       126,537     30,129       4,781      241,541
7.00% or greater.....           5             --             14           747         80       1,979        2,825
                         --------       --------       --------      --------    -------     -------     --------
          Total......    $202,890       $ 93,117       $243,186      $190,143    $46,021     $20,994     $796,351
                         ========       ========       ========      ========    =======     =======     ========

     Borrowings. We borrow funds to finance our lending and investing activities. Substantially all of our borrowings take the form of advances from the Federal Home Loan Bank of Chicago. At June 30, 2000 we had borrowings totaling $31.1 million with maturities of less than one year. We have pledged certain loans receivable as blanket collateral for these advances and future advances. The Federal Home Loan Bank offers a variety of borrowing options with fixed or variable rates, flexible repayment options and fixed or callable terms. We choose the rate, repayment option and term to fit the purpose of the borrowing.

OTHER FINANCIAL SERVICES

     Mutual Savings, through its wholly-owned subsidiary Lake Financial and Insurance Services, Inc., provides investment and insurance services to both Mutual Savings' customers and the general public. Investment services include tax deferred and tax free investments, mutual funds, and government securities. Personal insurance, business insurance, life and disability insurance and mortgage protection products are also offered by Lake Financial.

SUBSIDIARY ACTIVITIES

     In addition to Lake Financial and Insurance Services, Inc., described above, we have two active wholly-owned subsidiaries: Mutual Investment Corporation and M C Development Ltd. Mutual Investment Corporation owns and manages much of our investment portfolio. Mutual Savings has funded this separate subsidiary to enhance the return on the portfolio. M C Development Ltd. is involved in land development and sales. It owns two parcels of undeveloped land consisting of 15 acres in Brown Deer, WI and 318 acres in Oconomowoc, Wisconsin. See "Properties."

PROPERTIES

     Mutual Savings conducts its business through its executive office and 51 banking offices, which had an aggregate net book value of $24.2 million as of December 31, 1999. The following table shows the location of Mutual Savings' offices, whether they are owned or leased, and the expiration date of the leases for the leased offices.

                                                    ORIGINAL DATE    LEASED
                                                      LEASED OR        OR     DATE OF LEASE
LOCATION                                               ACQUIRED      OWNED     EXPIRATION
--------                                            --------------   ------   -------------
EXECUTIVE OFFICE:
  4949 West Brown Deer Road.......................       1991        Owned
  Brown Deer, WI 53223
MILWAUKEE METRO AREA:
  Bayshore Mall...................................       1971        Leased       2009
  5900 N. Port Washington Road
  Glendale, WI 53217
  Brookfield......................................       1973*       Owned
  17100 W. Capitol Drive
  Brookfield, WI 53005
  Brookfield Square...............................       1975        Leased       2006
  400 N. Moorland Road
  Brookfield, WI 53005
  Brown Deer......................................       1979        Owned
  4801 W. Brown Deer Road
  Brown Deer, WI 53223
  Capitol Drive...................................       1976        Owned
  8050 W. Capitol Drive
  Milwaukee, WI 53222
  Cedarburg.......................................       1978*       Leased       2006
  W62 N248 Washington Avenue
  Cedarburg, WI 53012
  Downtown........................................       1955        Owned
  510 E. Wisconsin Avenue
  Milwaukee, WI 53202
  Grafton.........................................       1978        Owned
  2030 Wisconsin Avenue
  Grafton, WI 53024
  Howell Avenue...................................       1977        Owned
  3847 S. Howell Avenue
  Milwaukee, WI 53207
  Mayfair Mall....................................       1959*       Leased       2001
  2500 N. Mayfair Road
  Wauwatosa, WI 53226
  Mequon..........................................       1970*       Owned
  11249 N. Port Washington Road
  Mequon, WI 53092
  Oak Creek.......................................       1972        Owned
  8780 S. Howell Avenue
  Oak Creek, WI 53154

                                                    ORIGINAL DATE    LEASED
                                                      LEASED OR        OR     DATE OF LEASE
LOCATION                                               ACQUIRED      OWNED     EXPIRATION
--------                                            --------------   ------   -------------
  Oklahoma Avenue.................................       1982        Owned
  6801 W. Oklahoma Avenue
  Milwaukee, WI 53219
  Sherman Park....................................       1950*       Owned
  4812 W. Burleigh Street
  Milwaukee, WI 53210
  Southgate.......................................       1967        Owned
  3340 S. 27th Street
  Milwaukee, WI 53215
  Southridge Mall.................................       1978        Leased       2002
  5300 S. 76th Street
  Greendale, WI 53219
  Thiensville.....................................       1960*       Owned
  208 N. Main Street
  Thiensville, WI 53092
  West Allis......................................       1976        Owned
  10296 W. National Avenue
  West Allis, WI 53227
MADISON AREA:
  Downtown........................................       1980        Leased       2003
  23 S. Pinckney Street
  Madison, WI 53703
  West............................................       1982        Leased       2011
  5521 Odana Road
  Madison, WI 53719
  Middleton.......................................       1978        Owned
  6209 Century Avenue
  Middleton, WI 53562
  Monona..........................................       1981        Owned
  5320 Monona Drive
  Monona, WI 53716
FOX VALLEY AREA:
  Appleton........................................       1985        Leased       2004
  4323 W. Wisconsin Avenue
  Fox River Mall
  Appleton, WI 54915
  Neenah..........................................       1974        Owned
  101 W. Wisconsin Avenue
  Neenah, WI 54956
JANESVILLE:.......................................       1973        Owned
  2111 Holiday Drive
  Janesville, WI 53545
SHEBOYGAN AREA:
  Sheboygan.......................................       1973        Owned
  801 N. 8th Street
  Sheboygan, WI 53081

                                                    ORIGINAL DATE    LEASED
                                                      LEASED OR        OR     DATE OF LEASE
LOCATION                                               ACQUIRED      OWNED     EXPIRATION
--------                                            --------------   ------   -------------
Sheboygan Motor Bank..............................       1984        Owned
  730 N. 9th Street
  Sheboygan, WI 53081
BEAVER DAM:.......................................       1975        Owned
  130 W. Maple Avenue
  Beaver Dam, WI 53916
BELOIT:...........................................       1971        Leased       2012
  3 Beloit Mall Shopping Center
  Beloit, WI 53511
BERLIN:...........................................       1973        Owned
  103 E. Huron Street
  Berlin, WI 54923
FOND DU LAC:......................................       1973        Leased       2001
  Forest Mall Shopping Center
  Fond du Lac, WI 54935
PORTAGE:..........................................       1976        Owned
  145 E. Cook Street
  Portage, WI 53901
EAU CLAIRE:
  Downtown........................................       1968*       Owned
  319 E. Grand Avenue
  Eau Claire, WI 54701
  Mall............................................       1972*       Owned
  2812 Mall Drive
  Eau Claire, WI 54701
  Cub Foods.......................................       1996*       Leased       2005
  2717 Birch Street
  Eau Claire, WI 54703
  Pinehurst.......................................       1986*       Owned
  2722 Eddy Lane
  Eau Claire, WI 54703
CHIPPEWA FALLS AREA:
  Downtown........................................       1975*       Owned
  35 W. Columbia
  Chippewa Falls, WI 54729
  Falls Pick'N Save...............................       1995*       Leased       2005
  303 Prairie View Road
  Chippewa Falls, WI 54729
MENOMONIE AREA:
  Downtown........................................       1967*       Owned
  717 Main Street
  Menomonie, WI 54751
  North...........................................       1978*       Owned
  2409 Hils Ct. N.E
  Menomonie, WI 54751

                                                    ORIGINAL DATE    LEASED
                                                      LEASED OR        OR     DATE OF LEASE
LOCATION                                               ACQUIRED      OWNED     EXPIRATION
--------                                            --------------   ------   -------------
RICE LAKE:........................................       1979*       Owned
  2850 Pioneer Avenue
  Rice Lake, WI 54868
BARRON:...........................................       1995*       Owned
  1512 E. Division Ave. (Hwy. 8)
  Barron, WI 54812
BLOOMER:..........................................       1995*       Owned
  1203 17th Avenue
  Bloomer, WI 54724
CORNELL:..........................................       1980*       Leased      month
  422 Main Street                                                                   to
  Cornell, WI 54732                                                              month
ELLSWORTH:........................................       1975*       Owned
  385 W. Main Street
  Ellsworth, WI 54011
HAYWARD:..........................................       1984*       Owned
  10562 Kansas Avenue
  Hayward, WI 54843
HUDSON:...........................................       1979*       Owned
  2000 Crestview Drive
  Hudson, WI 54016
SPOONER:..........................................       1995*       Owned
  500 Front Street
  Spooner, WI 54801
ST. CROIX FALLS:..................................       1980*       Owned
  144 Washington Street N
  St. Croix Falls, WI 54024
STANLEY:..........................................       1978*       Owned
  118 N. Broadway
  Stanley, WI 54768
WOODBURY, MINNESOTA:..............................       1995*       Owned
  8420 City Centre Drive
  Woodbury, MN 55125

-------------------------

 *  Date originally opened by an acquired institution

     In addition, Mutual Savings owns two parcels of undeveloped land through its MC Development subsidiary. The 15 acre Brown Deer parcel is comprised of four lots consisting of 2.9 to 4.3 acres and was part of a larger property that was acquired in 1988 to accommodate the construction of a new corporate headquarters building. Each of the lots is available for sale and is designed to accommodate 60,000 to 75,000 square foot office buildings. The net book value of the four lots is $1,590,000. The 318 acre Oconomowoc parcel was held by an acquired institution that obtained it through a foreclosure. It is located in an area of the City of Oconomowoc that has seen considerable residential development. All of the necessary utilities are available to the property and it will be marketed for residential development in a manner that will attempt to maximize its potential value. The parcel has a net book value of $345,000.

LEGAL PROCEEDINGS

     Mutual Savings is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. We believe that these routine legal proceedings, in the aggregate, are immaterial to our financial condition and results of operations.

PERSONNEL

     As of June 30, 2000, Mutual Savings had 483 full-time employees and 107 part-time employees. The employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be good.

                                   MANAGEMENT

MANAGEMENT STRUCTURE

     Bank Mutual's directors and executive officers initially will be persons who are now directors or executive officers of Mutual Savings or First Northern Savings. We expect that Bank Mutual will continue to have directors and executive officers who have similar positions with Mutual Savings or First Northern Savings unless and until there is a business reason to establish separate management structures.

     Under Mutual Savings' current form of organization, it is governed by a board of directors which is chosen by its depositors. After the restructuring, Mutual Savings will be governed by a board of directors elected by Bank Mutual as its sole shareholder. In turn, the board of directors of Bank Mutual will be chosen by its shareholders. Because the MHC will then own a majority of the shares of Bank Mutual and because cumulative voting for directors will not be permitted, the MHC will be in a position to elect all of the directors of Bank Mutual. The directors of the MHC will be chosen by the deposits of Mutual Savings. Initially, the board of directors of the MHC will be the same as the board of directors of Bank Mutual.

COMPOSITION OF BOARDS OF DIRECTORS

     Upon the restructuring, Bank Mutual will have a board of directors consisting of eleven directors. Each director will belong to one of three classes, which classes will have staggered three-year terms of office. The classes will be nearly as equal as possible. At each of Bank Mutual's annual meetings of shareholders, shareholders will elect directors to fill the seats of the directors whose terms expire in that year and any other vacant seats.

     The seven current directors of Mutual Savings will be initial directors of the MHC and Bank Mutual. Under the First Northern merger agreement, Mutual Savings has committed that four of the six directors of First Northern will be elected to Bank Mutual and the MHC Board of Directors. Mutual Savings intends to elect Michael D. Meeuwsen, the CEO of First Northern, as one of these directors; the other three have not yet been chosen but will be designated by Mutual Savings prior to the First Northern merger.

MUTUAL SAVINGS' CURRENT DIRECTORS


     The following table presents the following information: the names of Mutual Savings' directors, all of whom will be initial directors of Bank Mutual and the MHC; their ages on August 15, 2000; their position(s) with Mutual Savings; the years when they began serving as directors of Mutual Savings; and when their terms of office as directors of Bank Mutual and the MHC will expire. All of these persons will have begun service as Bank Mutual directors in 2000.

                                                                                       MUTUAL     BANK
                                                                                      SAVINGS    MUTUAL
                                                                                      DIRECTOR   TERM TO
NAME                                        AGE    POSITION(S) WITH MUTUAL SAVINGS     SINCE     EXPIRE
----                                        ---    -------------------------------    --------   -------
Michael T. Crowley, Sr.(1)................  87    Chairman and Director                 1960      2001
Michael T. Crowley, Jr.(1)................  57    President, CEO and Director           1970      2003
Thomas H. Buestrin........................  64    Director                              1995      2003
Raymond W. Dwyer, Jr. ....................  77    Director                              1957      2001
Herbert W. Isermann.......................  83    Director                              1982      2002
William J. Mielke.........................  53    Director                              1988      2003
David J. Rolfs............................  78    Director                              1984      2002

-------------------------

(1) Mr. Crowley, Sr. is the father of Mr. Crowley, Jr.

     Mutual Savings expects that Michael D. Meeuwsen, First Northern's CEO, will be one of the four First Northern director designees; his term will expire in 2003. Mutual Savings has not yet determined the other three designees. Once these directors are added, Bank Mutual will have 11 directors.

OUR DIRECTORS' BACKGROUNDS

     The business experience of each of Mutual Savings' directors is as follows:

     Michael T. Crowley, Jr. is the president and chief executive officer of Mutual Savings. He has served in those capacities since 1983 and 1985, respectively. He also serves as a director of various Mutual Savings' subsidiaries. Mr. Crowley, Jr. also is chairman and director of TYME Corporation, an ATM network of which Mutual Savings is a member.

     Michael T. Crowley, Sr. is chairman of the board and director of Mutual Savings.

     Thomas H. Buestrin is a real estate investor, property manager and real estate developer with the firm of Buestrin, Allen & Associates Ltd. Mr. Buestrin is president of that firm.

     Raymond W. Dwyer, Jr. is retired. Prior to his retirement, he was a practicing architect with R.W. Dwyer Architects.

     William J. Mielke is a civil engineer with the firm Ruekert & Mielke Inc. Mr. Mielke is president and CEO of that firm.

     Herbert W. Isermann is retired. Prior to his retirement, he served as a vice president of Winding Roofing Company, a roofing contracting firm.

     David J. Rolfs is retired. Prior to his retirement, he was employed as president of ABCO Dealers Inc., in the health care industry.

     Michael D. Meeuwsen, age 46, is the president and chief executive officer of First Northern and of First Northern Savings. Under the First Northern merger agreement, Mr. Meeuwsen also will be elected as an additional director of Mutual Savings upon the First Northern merger.

     Unless we give prior experience, each of these individuals has held the identified current position for at least five years.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     Mutual Savings' board of directors currently meets on a monthly basis and may hold additional special meetings. During 1999, Mutual Savings board held 12 regular meetings. Going forward, Bank

Mutual expects that its, and the MHC's, board will meet four times a year, with special meetings as needed.

     The board of directors of Bank Mutual will maintain Executive, Audit and Compensation Committees. The Executive Committee will exercise the powers of the board between its meetings. The Audit Committee will review the annual audit prepared by the independent accountants, recommend the appointment of accountants and receive reports from the internal audit department. It will consist solely of independent directors. The Compensation Committee will provide advice and recommendations to the Board of Directors in the areas of employee salaries and benefit programs. It also will consist of independent directors. Committee membership has not yet been determined.

     The Bank Mutual bylaws provide that the board of directors as a whole will act as the Nominating Committee. As such, the board will consider appropriate nominees for any vacancy on the Bank Mutual board of directors, and shareholders should forward any nominations to the board.

DIRECTOR COMPENSATION

     Meeting Fees. Mutual Savings pays an annual retainer fee to each of its non-management directors. Each of the directors receives a fee for attendance at each board meeting. Each non-management director receives a fee for attendance at each meeting of a committee of which the director is a member. Under an arrangement pre-dating the establishment of the current payment structure, Mr. Dwyer receives a fee for directors' and Executive Committee meetings for each month regardless of attendance.

     The following table sets forth the retainer and meeting fees in effect for both 2000 and 1999:

Annual Retainer:...........................................  $10,000
Meeting Fees:
  Board....................................................  $ 1,000
  Executive Committee......................................  $   700
  Audit Committee..........................................     none
  Advertising Committee....................................  $   150
  Finance Committee........................................  $   150

     Deferred Compensation. Mutual Savings also maintains a deferred compensation plan for each of its non-management directors. Directors who have provided at least five years of service to Mutual Savings will be paid $1,000 per month for 10 years after their retirement from the Mutual Savings' board. All of the existing directors' benefits have vested. In the event a director dies prior to completion of these payments, payments will go to the director's heirs. Mutual Savings has funded these arrangements through "rabbi trust" arrangements, and based on actuarial analyses believes these obligations are adequately funded.

     Bank Mutual. Going forward, the MHC and Bank Mutual will establish new compensation packages for their directors. It is expected that the boards of both entities will meet on the same day; there will not be duplicate payments for board meetings held on the same day.

EXECUTIVE OFFICERS

     The following table gives information about each of the executive officers of Mutual Savings and the anticipated executive officers of Bank Mutual and the MHC.

                                 AGE AT        POSITION WITH          POSITION WITH          POSITION WITH
NAME                             8/15/00      MUTUAL SAVINGS           BANK MUTUAL              THE MHC
----                             -------      --------------          -------------          -------------
Michael T. Crowley, Jr.........    57      President and Chief    Chairman and Chief     President and Chief
                                           Executive Officer      Executive Officer      Executive Officer
Michael D. Meeuwsen............    46      --                     President and Chief    Executive Vice
                                                                  Operating Officer      President and Chief
                                                                                         Operating Officer
Michael T. Crowley, Sr.........    87      Chairman of the Board  --                     Chairman
Eugene H. Maurer, Jr...........    54      Senior Vice            Senior Vice President  Senior Vice
                                           President,             and Secretary          President, Secretary
                                           Secretary-Treasurer,                          and CFO
                                           and Chief Financial
                                           Officer
P. Terry Anderegg..............    50      Senior Vice            --                     --
                                           President-Retail
                                           Banking
Christopher Callen.............    57      Senior Vice            --                     --
                                           President-Lending
Rick B. Colberg................    48      --                     Chief Financial        --
                                                                  Officer
Marlene M. Scholz..............    55      Senior Vice            Senior Vice President  Senior Vice President
                                           President-Controller

The business experience of each of these executive officers is as follows. Unless we give prior experience, each of these individuals has held the identified current position for at least five years.

     Michael T. Crowley, Jr. is the president and chief executive officer of Mutual Savings. He has served in those capacities since 1983 and 1985, respectively. He also serves as a director of various Mutual Savings' subsidiaries. Mr. Crowley, Jr. also is chairman and director of TYME Corporation, an ATM network of which Mutual Savings is a member.

     Michael D. Meeuwsen is the president and chief executive officer of First Northern and of First Northern Savings.

     Michael T. Crowley, Sr. is chairman of the board and director of Mutual Savings.

     Eugene H. Maurer, Jr. is the Senior Vice President and Secretary-Treasurer of Mutual Savings. In that capacity, he is the principal financial officer of Mutual Savings. Mr. Maurer also serves as an officer of several Mutual Savings' subsidiaries.

     P. Terry Anderegg is the Senior Vice President-Retail Banking of Mutual Savings.

     Christopher J. Callen is the Senior Vice President-Lending of Mutual Savings. Prior to assuming that position in 1998, Mr. Callen was a banking executive for Firstar Corporation for many years, and a self-employed consultant of the banking industry from 1996 to 1998.

     Rick B. Colberg is the Chief Financial Officer of First Northern and First Northern Savings.

     Marlene M. Scholz is the Senior Vice President-Controller of Mutual Savings. In that capacity, she is Mutual Savings' principal accounting officer. Ms. Scholz also serves as an officer of several Mutual Savings' subsidiaries.

EXECUTIVE OFFICER COMPENSATION

     Summary Compensation Table. The following table provides information about the compensation paid for 1999 to Mutual Savings' chief executive officer and to the four other most highly compensated executive officers whose total annual salary and bonus for 1999 was at least $100,000.

                                                       ANNUAL COMPENSATION(1)
                                              -----------------------------------------
                                                                            ALL OTHER
NAME AND                                              SALARY     BONUS     COMPENSATION
PRINCIPAL POSITION                            YEAR      ($)      ($)(2)       ($)(3)
------------------                            ----    -------    ------    ------------
Michael T. Crowley, Jr. ....................  1999    573,556        --        1,600
  President and Chief                         1998    573,556    16,485        1,600
  Executive Officer                           1997    547,060    40,408        1,613
Michael T. Crowley, Sr. ....................  1999    238,052        --        1,280
  Chairman                                    1998    238,052     6,780        1,447
                                              1997    227,052     6,192        1,978
Donald T. Tietz(4)..........................  1999    198,040        --           --
  Senior Executive Vice President --          1998    207,040        --       25,206
  Northwest Region                            1997    195,616        --       38,841
Eugene H. Maurer, Jr........................  1999    139,465        --        1,435
  Senior Vice President, Secretary/           1998    133,965     4,018        1,382
  Treasurer and Chief Financial Officer       1997    128,765     6,235        1,327
P. Terry Anderegg...........................  1999    139,265        --        1,433
  Senior Vice President --                    1998    133,765     4,012        1,362
  Retail Banking                              1997    128,565     7,468        1,346

-------------------------

(1) Mutual Savings provides its executive officers with certain non-cash benefits and perquisites. Management of Mutual Savings believes that the aggregate value of these benefits for 1999 did not, in the case of any executive officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him in the Summary Compensation Table.

(2) Reflects payments earned during the year, and paid during the subsequent year, under Mutual Savings' Management Incentive Plan, a non-qualified performance based compensation plan.

(3) Includes the following components for 1999: employer contributions to the Mutual Savings Bank Savings and Investment Plan, a qualified retirement plan under section 401(k) of the IRS regulations, -- Mr. Crowley, Jr. $1,600; Mr. Crowley, Sr. $1,280; Mr. Maurer $1,435; and Mr. Anderegg $1,433. Mr. Tietz' prior year's amounts represented employer contributions to the First Federal Bank of Eau Claire, F.S.B. Deferred Compensation Plan, a non-qualified deferred compensation plan.

(4) Mr. Tietz retired on March 31, 2000.

DEFINED BENEFIT RETIREMENT PLANS

     Mutual Savings maintains a qualified defined benefit pension plan that covers substantially all employees who are age 21 or over and who have at least one year of service. Pension benefits are based on the participant's average annual compensation (salary and bonus) and years of credited service. Years of credited service in the qualified defined benefit pension plan begin at date of participation in the plan. Benefits are determined in the form of a ten year certain and life annuity.

     Designated officers of Mutual Savings also participate in a non-qualified defined benefit pension plan. This non-qualified plan provides monthly supplemental benefits to participants which will be paid out of unsecured corporate assets, or the rabbi trust established for this plan. The amount of the non-qualified plan benefit in the form of a ten year certain and life annuity is determined below:

     - an amount calculated under Mutual Savings' qualified defined benefit pension plan without regard to the limitations imposed by the Internal Revenue Code on benefit or compensation amounts and without regard to certain limitations on years of service; minus

     - the pension benefit accrued in the qualified defined benefit pension plan.

     The following table shows the estimated annual benefits payable in ten year certain and life annuity form for participants retiring on their normal retirement date at age 65 with various combinations of years of service and average annual compensation under the qualified defined benefit plan plus, for those officers eligible to participate, the non-qualified plan. At June 30, 2000, accrued years of service for officers named in the summary compensation table were: Mr. Crowley, Sr. -- 66 years; Mr. Crowley, Jr. -- 32 years; Mr. Maurer -- 18 years; and Mr. Anderegg -- 6 years. Mr. Tietz had been covered by the prior retirement plan of First Federal; accrued benefits under the Mutual Savings plan were minimal.

   FINAL                             YEARS OF SERVICE(1)
  AVERAGE      ---------------------------------------------------------------
COMPENSATION      15         20         25         30         35         40
------------   --------   --------   --------   --------   --------   --------
  $100,000     $ 28,300   $ 37,700   $ 49,700   $ 61,600   $ 73,500   $ 83,600
   150,000       44,000     58,600     77,000     95,400    113,800    128,900
   200,000       59,600     79,500    104,400    129,300    154,200    174,300
   250,000       75,300    100,400    131,800    163,100    194,500    219,600
   300,000       91,000    121,300    159,200    197,000    234,800    265,000
   350,000      106,700    142,200    186,500    230,800    275,100    310,300
   400,000      122,300    163,100    213,900    264,700    315,500    355,700
   450,000      138,000    184,000    241,300    298,500    355,800    401,000
   500,000      153,700    204,900    268,700    332,400    396,100    446,400
   550,000      169,400    225,800    296,000    366,200    436,400    491,700
   600,000      185,000    246,700    323,400    400,100    476,800    537,100
   650,000      200,700    267,600    350,800    433,900    517,100    582,400
   700,000      216,400    288,500    378,200    467,800    557,400    627,800
   750,000      232,100    309,400    405,500    501,600    597,700    673,100

-------------------------

(1) Years of service in the non-qualified defined benefit pension plan begin at date of hire. As of December 31, 1999, Mr. Crowley, Sr. has more than 66 years of service with Mutual Savings. The amount of his total annual accrued benefit as of December 31, 1999 was approximately $308,000.

EMPLOYMENT AGREEMENTS

     Mutual Savings has employment agreements with Messrs. Crowley Sr. and Jr. and intends to enter into employment agreements with its other executive officers and with two executive officers of Mutual Savings who will not be executive officers of Bank Mutual. The initial terms of the employment agreements will be three years. For Messrs. Crowley, each year the agreement may be extended so that the agreement remains for three years upon agreement of Mr. Crowley and by affirmative action of Mutual Savings' board of directors. For the other executives, the end of the initial three year term and on each anniversary date thereafter, the employment term may be extended for an additional year upon agreement of the executive and by affirmative action taken by Mutual Saving's Board of Directors. Under the employment agreements, each executive officer will be entitled to a base salary which is reviewed annually based upon individual performance and Mutual Saving's financial results, as well as benefits and perquisites, in accordance with Mutual Saving's policies.

     The following table is information as to the initial annual salary amounts for each of the executive officers named above in the compensation table. These amounts may be changed in subsequent years.

EXECUTIVE OFFICERS                                        ANNUAL SALARY
------------------                                        -------------
Michael T. Crowley, Jr. ................................    $595,000
Michael T. Crowley, Sr. ................................    $240,000
Eugene H. Maurer........................................    $145,000
P. Terry Anderegg.......................................    $145,000

     The employment agreements can be terminated at the election of the executive officer or Mutual Savings at the expiration of the term, at any time for cause, upon the occurrence of certain events specified by federal statute or regulation, or as a result of the executive officer's retirement, disability or death. Each employment agreement can also be voluntarily terminated without cause by the executive officer or Mutual Savings. Each executive officer may also terminate his employment agreement under certain circumstances following a change in control.

     Upon termination of an executive's employment at their election at the expiration of the term of the employment agreements, the executive is entitled to receive unpaid compensation for the period of employment plus accrued but unused vacation time. Upon termination of employment at the election of Mutual Savings at the expiration of the terms, the executives are entitled to receive the same compensation as if they had voluntarily terminated at the end of the term as well as an amount equal to 100% of their annual base salary at the date of termination and certain benefits for a period of twelve months thereafter.

     Upon each executive's death or retirement at age 65, the executive or the executive's personal representative will receive his earned but unpaid base salary and incentive compensation prorated to the end of the calendar month in which such termination occurs and compensation for accrued but unused vacation time. If the executive officer terminates employment voluntarily or is terminated by Mutual Savings for cause, the executive shall not be entitled to any compensation or benefits for any period after the date of termination.

     If during the term Mutual Savings terminates an executive officer without cause or the employment agreement is terminated by the executive officer for cause, the executive would be entitled to receive 100% of base salary at the time of termination through the end of a severance period. If the termination occurs within the initial three year term of employment, the severance period will be through the end of the initial three year term of employment, but not less than one year, and if the termination shall occur after the expiration of the initial three year term, the severance period will be one year. In the case of Messrs. Crowley, the period is extended to 12 months beyond the current term of employment, but not more than 36 months. Also, the executive officer would continue to receive certain insurance and other benefits until twelve months after the end of the term of employment. Mutual Savings must also pay to each executive officer an additional lump sum cash payment in an amount equal to the product of Mutual Savings' annual aggregate contributions for the benefit of the executive officer to all qualified retirement plans in the year preceding termination and the number of years in the severance period.

     Under each employment agreement, the executive officer may also terminate employment following a change in control of Mutual Savings, as defined in the employment agreements under certain circumstances, including a reduction in compensation or responsibilities. Upon any such termination as a result of a change in control, each executive officer has a right to receive payments and benefits as if a termination by Mutual Savings without cause had occurred. However, under no circumstances may the aggregate amount of all severance payments and termination benefits, computed on a present value basis, exceed an amount which would cause the payments to be characterized as parachute payments within the meaning of Section 280G(b)(2) of the Internal Revenue Code. That section generally defines parachute payments to include any severance payments and termination benefits which, on a present value basis, equal or exceed three times the executive officer's average annual total compensation over a five-year period immediately preceding the change in control.

OTHER COMPENSATION AGREEMENTS

     Crowley Sr. Deferred Compensation Agreement. Mutual Savings has had a deferred compensation arrangement with Mr. Crowley, Sr. for over 20 years under which Mutual Savings agreed to defer a portion of Mr. Crowley's compensation in exchange for compensation payments at the later date. The exact provisions have been modified from time to time, most recently in a 1998 agreement. To fund this obligation, Mutual Savings purchased a life insurance policy on the life of Mr. Crowley, Sr. The policy is now fully paid.

     Upon Mr. Crowley, Sr.'s retirement, he will receive a life income in monthly installments, with a minimum of 240 monthly installments. The monthly installments will be equal to the amount that would be payable to Mutual Savings under the life insurance policy if Mutual Savings were to exercise a settlement option under the policy for monthly life income, with a 240 month period certain, with payments commencing as of the date of Mr. Crowley's retirement. If Mr. Crowley were to die before retirement or receipt of 240 certain monthly payments, the amounts otherwise payable to him will be paid in equal shares to his two children (including Mr. Crowley, Jr.) or to their survivors.

     Under certain circumstances, Mutual Savings may elect to make a lump sum or other type of payment to Mr. Crowley or his heirs. Those payments would be based upon other forms of payment which may be available under the life insurance policy.

BENEFIT PLANS

     Employee Stock Ownership Plan. This plan is a tax-qualified plan that covers substantially all salaried employees who have at least one year of service and have attained age 21 and will take effect at the completion of the restructuring.

     Bank Mutual intends to lend this plan enough money to purchase 8% of the Bank Mutual shares issued to persons other than the MHC. The plan may purchase all or part of these shares from Bank Mutual to the extent that shares are available after filling the subscriptions of eligible account holders. Alternatively, the plan may purchase all or part of these shares in private transactions or on the open market after completion of the restructuring to the extent that shares are available for purchase on reasonable terms. We have not determined whether that purchase would be made directly from Bank Mutual in the offering, or after completion of the restructuring. We expect to make that determination immediately before the expiration date for submitting orders in the offering. For this reason, we cannot assure you that the employee stock ownership plan will purchase shares in the offering after the restructuring, or that such purchases will occur during any particular time period or at any particular price.

     Although contributions to this plan will be discretionary, Mutual intends to contribute enough money each year to make the required principal and interest payments on the loan from Bank Mutual. It is expected that this loan will be for a term of ten years and will call for level annual payments of principal. It is anticipated that payments will be made quarterly and will include interest at the prime rate. The plan will initially pledge the shares it purchases as collateral for the loan and hold them in a suspense account.

     The plan will not distribute the pledged shares immediately. Instead, it will release a portion of the pledged shares annually. Assuming we complete the restructuring before December 31, 2000, if the plan repays its loan as scheduled over a 10-year term, we expect that 2.5% of the shares will be released in 2000, 10% of the shares will be released annually in 2001 through 2009, and the remaining 7.5% of the shares will be released in 2010. The plan will allocate the shares released each year among the accounts of participants in proportion to their base salary for the year. For example, if a participant's base salary for a year represents 1% of the total base salaries of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year.

     Participants will direct the voting of shares allocated to their individual accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

     This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

     Restoration Plan. Mutual Savings is also implementing a "restoration plan" to compensate selected executive officers for any benefits under the ESOP and the Mutual Savings Bank Savings and Investment Plan which they are unable to receive because of limitations under the Internal Revenue Code (the "Code") on contributions and benefits. The Code limits the salary deferrals that an employee may contribute to the Savings Plan and also restricts the amount of tax-qualified plan benefits that can be received by plan participants.

     The restoration plan will permit eligible officers to defer compensation which they are unable to contribute to the Savings Plan because of the Internal Revenue Code limits. In addition, the restoration plan will provide benefits for eligible officers based upon the allocations they would have received in the ESOP and Savings Plan in the absence of the Code limitations. Under the Code, only the first $170,000 of compensation may be considered in determining benefits under tax-qualified plans (subject to annual cost-of-living adjustments).

     For example, under the ESOP, only the first $170,000 of earnings are considered in determining ESOP benefits. Under the restoration plan, an executive officer would receive an amount equal to the benefit that the officer would have received under the ESOP in the absence of the compensation limit. Therefore, if an executive officer had total compensation of $250,000, the officer would receive an award equal to the average allocation percentage under the ESOP for the $80,000 of compensation in excess of the Code limit.

     Payments under the restoration plan would be made in cash. The are tax deductible by the employer, but are included in the taxable compensation of the officer receiving such a payment. The restoration plan would initially cover Messrs. Crowley Sr. and Jr.

FUTURE STOCK BENEFIT PLANS

     Stock Option Plan. Bank Mutual intends to implement a stock option plan for Bank Mutual's directors, officers and employees after the restructuring. Applicable regulations prohibit us from implementing this plan until six months after the restructuring. If we implement this plan within one year after the restructuring, applicable regulations require that we first obtain the approval of the holders of a majority of the outstanding shares of Bank Mutual that are not owned by the MHC. We have not decided whether we will implement this plan before or after the one-year anniversary of the restructuring.

     We expect to adopt a stock option plan that will authorize the Compensation Committee to grant options to purchase up to 10% of the shares issued in the restructuring and the First Northern merger, over a period of 10 years. The Committee will decide which eligible participants will receive options and what the terms of those options will be. However, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years.

     If we implement a stock option plan before the first anniversary of the restructuring, applicable regulations will require that we observe the following restrictions:

     - We must limit the total number of shares that are optioned to outside directors to 30% of the shares authorized for the plan.

     - We must also limit the number of options granted to any one outside director to 5% of the shares authorized for the plan and the number of shares that are optioned to any executive officer to 25% of the shares that are authorized for the plan.

     - We must not permit the options to become vested at a more rapid rate than 20% per year beginning on the first anniversary of shareholder approval of the plan.

     - We must not permit accelerated vesting for any reason other than death or disability.

     After the first anniversary of the restructuring, we may amend the plan to change or remove these restrictions. If we adopt a stock option plan within one year after the restructuring, we expect to later amend the plan, subject to shareholder approval, to remove these restrictions and to provide for accelerated vesting in cases of retirement and change of control. We expect that any other amendment to this plan, whether adopted before or after the first anniversary of the plan's initial effective date will be subject to shareholder approval if it would change the class of people eligible to receive benefits, change the price they must pay for stock which they acquire under the plan, or increase the number of shares available under the plan or increase the maximum amount of stock that may be acquired by any one person under the plan.

     We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases. Because we cannot issue new shares that would reduce the MHC's ownership position to less than a majority of Bank Mutual's outstanding shares, we expect to obtain most or all of the shares for this plan through stock repurchases, in which case there would not be dilution to then-existing shareholders.

     We expect the stock option plan will permit the Committee to grant either incentive stock options that qualify for special federal income tax treatment or non-qualified stock options that do not qualify for special treatment. Incentive stock options may be granted only to employees and will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment, the exercise will not create federal income tax consequences either. When the shares acquired on exercise of an incentive stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income.

     Non-qualified stock options may be granted to either employees or non-employees such as directors, consultants and other service providers. Incentive stock options that are exercised more than three months after termination of employment are treated as non-qualified stock options. Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes must be paid on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When the shares acquired on exercise of a non-qualified stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income when the option was exercised. This amount will be taxed at capital gains rates, which will vary depending upon the time that has elapsed since the exercise of the option.

     When a non-qualified stock option is exercised, we may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised.

     Management Recognition Plan. We intend to implement a management recognition plan for our directors and officers after the restructuring. Applicable regulations prohibit us from implementing this plan until six months after the restructuring. If we implement this plan within one year after the restructuring, the regulations require that we first obtain the approval of the holders of a majority of the outstanding shares of Bank Mutual that are not held by the MHC. We have not decided whether we will implement this plan before or after the one-year anniversary of the restructuring. We expect to adopt a management recognition plan that will authorize the Compensation Committee to make restricted stock awards of up to 3% of the shares issued to investors other than the MHC. The Compensation Committee will decide which directors and officers will receive restricted stock and what the terms of those awards will be. If we implement a management recognition plan before the first anniversary of the restructuring, applicable regulations will require that we observe the following restrictions:

     - We must limit the total number of shares that are awarded to outside directors to 30% of the shares authorized for the plan.

     - We must also limit the number of shares that are awarded to any one outside director to 5% of the shares authorized for the plan and the number of shares that are awarded to any executive officer to 25% of the shares that are authorized for the plan.

     - We must not permit the awards to become vested at a more rapid rate than 20% per year beginning on the first anniversary of shareholder approval of the plan.

     - We must not permit accelerated vesting for any reason other than death or disability.

     After the first anniversary of the restructuring, we may amend the plan to change or remove these restrictions. If we adopt a management recognition plan within one year after the restructuring, we expect to amend the plan later, subject to shareholder approval, to remove these restrictions and to provide for accelerated vesting in cases of retirement and change of control. We expect that any other amendment to this plan, whether adopted before or after the first anniversary of the plan's initial effective date, will be subject to shareholder approval if it would change the class of people eligible to receive benefits, change the price they must pay for stock which they acquire under the plan, or increase the number of shares available under the plan or increase the maximum amount of stock that may be acquired by any one person under the plan.

     We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases. Because we cannot issue new shares that would reduce the MHC's ownership position to less than a majority of Bank Mutual's outstanding shares, we expect to obtain most or all of the shares for this plan through stock repurchases, to minimize dilution. Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time for the award to be vested. They may feature restrictions that require the achievement of specified corporate or individual performance goals for the award to be vested. Or, they may feature a combination of employment and performance restrictions. Awards are not vested unless the specified employment restrictions and performance goals are met. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his income for federal income tax purposes. Bank Mutual and Mutual Savings may be allowed a federal income tax deduction in the same amount. Depending on the nature of the restrictions attached to the restricted stock award, Bank Mutual and Mutual Savings may have to recognize a compensation expense for accounting purposes ratably over the vesting period or in a single charge when the performance conditions are satisfied.

LIMITATIONS ON FEDERAL TAX DEDUCTIONS FOR EXECUTIVE OFFICER COMPENSATION

     As a private entity, Mutual Savings has been subject to federal tax rules which permit it to claim a federal income tax deduction for a reasonable allowance for salaries or other compensation for personal services actually rendered. Following the restructuring, federal tax laws may limit this deduction to $1 million each tax year for each executive officer named in the summary compensation table in Bank Mutual's proxy statement for that year. This limit will not apply to non-taxable compensation under various broad-based retirement and fringe benefit plans, to compensation that is "qualified performance-based compensation" under applicable law or to compensation that is paid in satisfaction of commitments that arose before the restructuring. Bank Mutual and Mutual Savings expect that the Compensation Committee will take this deduction limitation into account with other relevant factors in establishing the compensation levels of their executive officers and in setting the terms of compensation programs. However, there is no assurance that all compensation paid to our executive officers will be deductible for federal income tax purposes. To the extent that compensation paid to any executive officer is not deductible, the net after-tax cost of providing the compensation will be higher and the net after-tax earnings of Bank Mutual and Mutual Savings will be reduced.

CERTAIN TRANSACTIONS WITH MEMBERS OF OUR BOARD OF DIRECTORS AND EXECUTIVE
OFFICERS
     Mutual Savings has had, and expects to continue to have, regular business dealings with its officers and directors, as well as their associates in firms which they serve in various capacities. Consistent with

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

applicable law, Mutual's policy is that transactions with its directors and executive officers be on terms that are no more beneficial to the director or executive officer than Mutual Savings would provide to unaffiliated third parties. Directors and executive officers, and their associates, regularly deposit funds with Mutual Savings; the deposits are on terms and conditions offered to other depositors.

     To help prevent any inadvertent violations of its policy, Mutual Savings discourages lending transactions between Mutual Savings and its insiders, but loans are occasionally made. Certain of the directors and executive officers have been indebted to Mutual Savings for loans made in the ordinary course of business. All such loans have been on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans do not involve more than the normal risk of collectibility or present other unfavorable futures.

PROPOSED PURCHASES OF COMMON STOCK BY MANAGEMENT

     The following table presents, for each member of Mutual Savings' board of directors and executive officers, the amount of stock they wish to purchase in the offering. We have assumed that a sufficient number of shares will be available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates of members of our Board of Directors and executive officers.

     The table does not reflect the number of shares which management may acquire under the employee stock ownership plan or any non tax-qualified stock-based benefit plan, nor as a result of issuance of Bank Mutual common stock in the First Northern merger. We are not aware of any First Northern stock ownership by Mutual Savings' officers and directors.


     None of the members of our board of directors or executive officers expect to purchase more than 1% of Bank Mutual's common stock. Collectively, the current members of the board of directors and executive officers and their associates expect to purchase a total of 253,000 shares, or 4.2% of shares sold in the offering, assuming the sale of 5,965,232 shares of common stock.



                                                             DOLLAR      NUMBER
NAME                                                         AMOUNT     OF SHARES
----                                                       ----------   ---------
Michael T. Crowley, Sr. .................................  $  100,000     10,000
Michael T. Crowley, Jr.(a)...............................  $1,200,000    120,000
Thomas H. Buestrin.......................................  $  150,000     15,000
R.W. Dwyer, Jr. .........................................  $   20,000      2,000
Herbert W. Isermann......................................  $   25,000      2,500
William J. Mielke........................................  $  500,000     50,000
David J. Rolfs...........................................  $  155,000     15,500
Eugene H. Maurer, Jr. ...................................  $  100,000     10,000
P. Terry Anderegg........................................  $  100,000     10,000
Christopher Callen.......................................  $  100,000     10,000
Marlene M. Scholz........................................  $   80,000      8,000


-------------------------


(a) Mr. Crowley, Jr. and his associates may purchase more than 100,000 shares because he held funds in the Mutual CD fund of Mutual Savings 401(k) plan on the January 31, 1999 eligibility record date. Therefore, his intended subscription for 20,000 shares through the 401(k) plan is not counted against the purchase limits imposed under the stock issuance plan.


     In addition, four of the current directors of First Northern will become directors of Bank Mutual. The six First Northern directors currently own a total of approximately 630,000 outstanding shares of First Northern common stock. Only four out of the six persons will become directors of Bank Mutual, and we cannot assure that all of their current First Northern shares will be converted into Bank Mutual shares in the First Northern merger. However, we expect that the four persons chosen as directors will elect to receive at least some shares of Bank Mutual common stock in the First Northern merger, thus increasing management ownership going forward.

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

                                   REGULATION

     Set forth below is a brief description of certain laws and regulations which relate to the regulation of Mutual Savings, before and after the restructuring, and Bank Mutual, the MHC and First Northern Savings thereafter. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

GENERAL

     Mutual Savings is a Wisconsin chartered mutual savings bank, and its deposit accounts are insured up to applicable limits by the Federal Deposit Insurance Corporation under the Savings Association Insurance Fund. Mutual Savings currently is subject to extensive regulation, examination and supervision by the Division of Savings Institutions of the Wisconsin Department of Financial Institutions (the "Division") as its chartering agency, and by the FDIC as the deposit insurer. Mutual Savings must file reports with the Division and the FDIC concerning its activities and financial condition, and it must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices.

     The Division and the FDIC currently conduct periodic examinations to assess Mutual Savings' compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings bank can engage and is intended primarily for the protection of the deposit insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

     Following the restructuring, in which Mutual Savings and First Northern Savings will convert to federally-chartered stock savings banks, and the Office of Thrift Supervision (OTS) will become the primary regulator of both banks. The FDIC will remain responsible for supervisory and enforcement activities and examination policies with respect to the deposit insurance fund. Following the restructuring, the Division will no longer be responsible for regulation or supervision of Mutual Savings or First Northern Savings.

     Upon completion of the restructuring, the MHC will become a federal mutual holding company within the meaning of Section 10(o) of the Home Owners' Loan Act. As such, the MHC will be required to register with and be subject to OTS examination and supervision as well as certain reporting requirements. Following the restructuring, Bank Mutual, as a federal stock corporation in a mutual holding company structure, will be deemed a federal stock holding company within the meaning of Section 10(o) of the Home Owners' Loan Act. Bank Mutual will be required to register and file reports with the OTS and will be subject to regulation and examination by the OTS. Bank Mutual will be required to file certain reports with, and otherwise comply with, the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

     Any change in such laws and regulations, whether by the OTS, the FDIC, the SEC, or through legislation, could have a material adverse impact on Mutual Savings, Bank Mutual, and the MHC and their operations and shareholders.

     Certain of the laws and regulations applicable to Mutual Savings, Bank Mutual, the MHC and First Northern Savings are summarized below or elsewhere in this prospectus. These summaries do not purport to be complete and are qualified in their entirety by reference to such laws and regulations.

MUTUAL SAVINGS
STATE REGULATION PRIOR TO RESTRUCTURING

     Activity Powers. Mutual Savings derives its lending, investment and other activity powers primarily from the applicable provisions of Chapter 214 of the Wisconsin Statutes and its related regulations. Under these laws and regulations, savings banks, including Mutual Savings, generally may invest in:

          (i) real estate mortgages;

          (ii) consumer and commercial loans;

          (iii) specific types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies;

          (iv) certain types of corporate equity securities; and

          (v) certain other assets.

A savings bank may also exercise trust powers upon approval of the Division. Wisconsin savings banks may also exercise any power or offer any financially related product or service that any other provider of financial products or services may undertake in Wisconsin, unless the Division determines otherwise. The exercise of these lending, investment and activity powers are limited by federal law and the related regulations. See "-- Federal Regulation Prior to Restructuring -- Activity Restrictions on State-chartered Banks" below.

     Loans-to-One-Borrower Limitations. With certain specified exceptions, a Wisconsin chartered savings bank may not make loans or extend credit to a single borrower and to entities related to the borrower in an aggregate amount that would exceed 15% of the bank's capital funds. A savings bank may lend an additional 10% of the bank's capital funds if secured by collateral meeting the requirements of Wisconsin laws and regulations. Mutual Savings currently complies with applicable loans-to-one borrower limitations.


     Minimum Capital Requirements. Under regulations of the Division, Wisconsin savings banks must at all times maintain a net worth ratio in an amount not less than 6.0%. For purposes of the regulation, the term "net worth ratio" means the ratio, expressed as a percentage, the numerator of which is the result of subtracting the savings bank's liabilities from its assets and adding to that number unallocated, general loan loss reserves, but not loss reserves for specific, identified losses, and the denominator of which is the savings bank's assets. As of June 30, 2000, Mutual Savings' net worth ratio was 9.53%.


     Examination and Enforcement. The Division may examine Mutual Savings whenever it deems an examination advisable. The Division examines Mutual Savings at least every 18 months. The Division may remove from a savings bank any employee, agent or person affiliated with the savings bank if the Division finds that the person has directly or indirectly violated any state or federal law, regulation, rule or order regarding the operations of the savings bank or has breached fiduciary or professional responsibilities to the savings bank.

MUTUAL SAVINGS
FEDERAL REGULATION PRIOR TO RESTRUCTURING

     Capital Requirements. FDIC regulations require savings banks, such as Mutual Savings, to maintain minimum levels of capital. The FDIC regulations define two tiers, or classes, of capital.

     Tier 1 capital is comprised of the sum of common shareholders' equity (excluding the net unrealized appreciation or depreciation, net of tax, from available-for-sale securities), non-cumulative perpetual preferred stock, any related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets (other than qualifying servicing rights), and any net unrealized loss on marketable equity securities.

     The components of Tier 2 capital currently include cumulative perpetual preferred stock, certain perpetual preferred stock for which the dividend rate may be reset periodically, mandatory convertible securities, subordinated debt, intermediate preferred stock and allowance for possible loan losses.

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

Allowance for possible loan losses includible in Tier 2 capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of Tier 2 capital that may be included in total capital cannot exceed 100% of Tier 1 capital.

     The FDIC regulations establish a minimum leverage capital requirement for banks in the strongest financial and managerial condition, with a rating of 1 (the highest examination rating of the FDIC for savings banks) under the Uniform Financial Institutions Rating System, and that are not experiencing or anticipating significant growth, of not less than a ratio of 3.0% of Tier 1 capital to total assets. For all other savings banks, the minimum leverage capital requirement is 4.0%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution.

     The FDIC regulations also require that savings banks meet a risk-based capital standard. The risk-based capital standard requires the maintenance of a ratio of total capital (which is defined as the sum of Tier 1 capital and Tier 2 capital) to risk-weighted assets of at least 8% and a ratio of Tier 1 capital to risk-weighted assets of at least 4%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet items, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item.

     The federal banking agencies, including the FDIC, have also adopted regulations to require an assessment of an institution's exposure to declines in the economic value of a bank's capital due to changes in interest rates when assessing the bank's capital adequacy. Under such a risk assessment, examiners will evaluate a bank's capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors. According to the agencies, applicable considerations include the quality of the bank's interest rate risk management process, the overall financial condition of the bank and the level of other risks at the bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital. The agencies have also issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy.

     On June 30, 2000 Mutual Savings exceeded the minimum capital adequacy requirements; see "Capitalization."

     Activity Restrictions on State-chartered Banks. Section 24 of the Federal Deposit Insurance Act, as amended (FDIA), which was added by the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), generally limits the activities and investments of state-chartered FDIC insured banks and their subsidiaries to those permissible for federally chartered national banks and their subsidiaries, unless such activities and investments are specifically exempted by Section 24 or consented to by the FDIC.

     Regulations promulgated by the FDIC under Section 24 allow state-chartered savings banks to engage in certain activities upon notice to the FDIC, if such activities are conducted in a majority-owned subsidiary and meet certain other regulatory conditions. Pursuant to these regulations, Mutual Savings currently owns, through a subsidiary, four lots adjacent to its headquarters in Brown Deer, Wisconsin and 318 acres of undeveloped land in Oconomowoc, Wisconsin.

     Before making a new investment or engaging in a new activity not permissible for a national bank or otherwise permissible under Section 24 of the FDIC regulations thereunder, an insured bank must seek approval from the FDIC to make such investment or engage in such activity. The FDIC will not approve the activity unless the bank meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the FDIC insurance funds.

     Enforcement. The FDIC has extensive enforcement authority over insured state savings banks, including Mutual Savings. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

     The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state savings bank if that bank is "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible capital to total assets of less than 2%. The FDIC may also appoint a conservator or receiver for a state bank on the basis of the institution's financial condition or upon the occurrence of certain events, including:

     - insolvency, whereby the assets of the bank are less than its liabilities to depositors and others;

     - substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices;

     - existence of an unsafe or unsound condition to transact business;

     - likelihood that the bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and

     - insufficient capital, or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

     Deposit Insurance. The deposit accounts held by Mutual Savings are insured by the SAIF to a maximum of $100,000 as permitted by law. Insurance on deposits may be terminated by the FDIC if it finds the Mutual Savings has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS as Mutual Savings' primary regulator.

     Pursuant to FDICIA, the FDIC established a system for setting deposit insurance premiums based upon the risks a particular bank or savings association posed to its deposit insurance funds. Under the risk-based deposit insurance assessment system, the FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending six months before the assessment period. The three capital categories are (i) well capitalized, (ii) adequately capitalized and (iii) undercapitalized. The FDIC also assigns an institution to one of three supervisory subcategories within each capital group. With respect to the capital ratios, institutions are classified as well capitalized, adequately capitalized or undercapitalized using ratios that are substantially similar to the prompt corrective action capital ratios discussed below. The FDIC also assigns an institution to a supervisory subgroup based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor).

     An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for deposit insurance currently range from 0 basis points to 27 basis points. The capital and supervisory subgroup to which an institution is assigned by the FDIC is confidential and may not be disclosed. A bank's rate of deposit insurance assessments will depend upon the category and subcategory to which the bank is assigned by the FDIC. Any increase in insurance assessments could have an adverse effect on the earnings of insured institutions, including Mutual Savings.

     Under the FDIA, the FDIC may terminate the insurance of an institution's deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of Mutual Savings does not know of any practice, condition, or violation that might lead to termination of its deposit insurance.

     Transactions with Affiliates. Transactions between an insured state savings bank, such as Mutual Savings, and any of its affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Currently, a subsidiary of a bank that is not also a depository institution is not treated as an affiliate of the bank for the purposes of Sections 23A and 23B; however, the Federal Reserve Board has proposed treating any subsidiary of a bank that is engaged in activities not permissible for bank holding companies under the Bank Holding Company Act of 1956 ("BHCA"), as an affiliate for purposes of Section 23A and 23B. Sections 23A and 23B limit the extent to which the bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such bank's capital stock and surplus, and limit all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. The statutory sections also require that all such transactions be on terms that are consistent with safe and sound banking practices. The term "covered transaction" includes the making of loans, purchase of assets, issuance of guarantees and other similar types of transactions. Further, most loans by a bank to any of its affiliates must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amounts. In addition, any covered transaction by a bank with an affiliate and any purchase of assets or services by a bank from an affiliate must be on terms that are substantially the same, or at least as favorable, to the bank as those that would be provided to a non-affiliate.

     Prohibitions Against Tying Arrangements. Banks are subject to the prohibitions of 12 U.S.C. Section 1972 on certain tying arrangements. A depository institution is prohibited, subject to certain exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution.

     Uniform Real Estate Lending Standards. Pursuant to FDICIA, the federal banking agencies adopted uniform regulations prescribing standards for extensions of credit that are secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate. Under the joint regulations adopted by the federal banking agencies, all insured depository institutions must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards (including loan-to-value limits) that are clear and measurable, loan administration procedures, and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies that have been adopted by the federal bank regulators.

     The Interagency Guidelines, among other things, require a depository institution to establish internal loan-to-value limits for real estate loans that are not in excess of the following supervisory limits:

     - for loans secured by raw land, the supervisory loan-to-value limit is 65% of the value of the collateral;

     - for land development loans (i.e., loans for the purpose of improving unimproved property prior to the erection of structures), the supervisory limit is 75%;

     - for loans for the construction of commercial, multi-family or other non-residential property, the supervisory limit is 80%;

     - for loans for the construction of one- to four-family properties, the supervisory limit is 85%; and

     - for loans secured by other improved property (e.g., farmland, completed commercial property and other income-producing property, including non-owner occupied, one- to four-family property), the limit is 85%.

Although no supervisory loan-to-value limit has been established for owner-occupied, one to four-family and home equity loans, the Interagency Guidelines state that for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, an institution should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

     Community Reinvestment Act. Under the Community Reinvestment Act (CRA), any insured depository institution, including Mutual Savings, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the FDIC, in connection with its examination of a savings bank, to assess the depository institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications for additional branches and acquisitions.

     Among other things, current CRA regulations replace the prior process-based assessment factors with a new evaluation system that would rate an institution based on its actual performance in meeting community needs. In particular, the new evaluation system focuses on three tests:

     - a lending test, to evaluate the institution's record of making loans in its service areas;

     - an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefitting low or moderate income individuals and businesses; and

     - a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices.

     The CRA requires the FDIC to provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system and requires public disclosure of an institution's CRA rating. Mutual Savings received a "satisfactory" overall rating in its most recent CRA examination.

     Safety and Soundness Standards. Pursuant to the requirements of FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994, each federal banking agency, including the FDIC, has adopted guidelines establishing general standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder.

     In addition, the FDIC adopted regulations to require a bank that is given notice by the FDIC that it is not satisfying any of such safety and soundness standards to submit a compliance plan to the FDIC. If, after being so notified, a bank fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the FDIC may issue an order directing corrective and other actions of the types to which a significantly undercapitalized institution is subject under the "prompt corrective action" provisions of FDICIA. If a bank fails to comply with such an order, the FDIC may seek to enforce such an order in judicial proceedings and to impose civil monetary penalties.

     Prompt Corrective Action. FDICIA also established a system of prompt corrective action to resolve the problems of undercapitalized institutions. The FDIC, as well as the other federal banking regulators, adopted regulations governing the supervisory actions that may be taken against undercapitalized institutions. The regulations establish five categories, consisting of "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." The FDIC's regulations define the five capital categories as follows: Generally, an institution will be treated as "well capitalized" if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of Tier 1 capital to risk-weighted assets is at least 6%, its ratio of Tier 1 capital to total assets is at least 5%, and it is not subject to any order or directive by the FDIC to meet a specific capital level. An institution will be treated as "adequately capitalized" if its ratio of total capital to risk-weighted assets is at least 8%, its ratio

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of Tier 1 capital to risk-weighted assets is at least 4%, and its ratio of Tier
1 capital to total assets is at least 4% (3% if the bank receives the highest rating under the Uniform Financial Institutions Rating System) and it is not a well-capitalized institution. An institution that has total risk-based capital of less than 8%, Tier 1 risk-based-capital of less than 4% or a leverage ratio that is less than 4% (or less than 3% if the institution is rated a composite "1" under the Uniform Financial Institutions Rating System) would be considered to be "undercapitalized." An institution that has total risk-based capital of less than 6%, Tier 1 capital of less than 3% or a leverage ratio that is less than 3% would be considered to be "significantly undercapitalized," and an institution that has a tangible capital to assets ratio equal to or less than 2% would be deemed to be "critically undercapitalized."

     The severity of the action authorized or required to be taken under the prompt corrective action regulations increases as a bank's capital decreases within the three undercapitalized categories. All banks are prohibited from paying dividends or other capital distributions or paying management fees to any controlling person if, following such distribution, the bank would be undercapitalized. The FDIC is required to monitor closely the condition of an undercapitalized bank and to restrict the growth of its assets. An undercapitalized bank is required to file a capital restoration plan within 45 days of the date the bank receives notice that it is within any of the three undercapitalized categories, and the plan must be guaranteed by any parent holding company. The aggregate liability of a parent holding company is limited to the lesser of:

     - an amount equal to five percent of the bank's total assets at the time it became "undercapitalized"; and

     - the amount that is necessary (or would have been necessary) to bring the bank into compliance with all capital standards applicable with respect to such bank as of the time it fails to comply with the plan.

If a bank fails to submit an acceptable plan, it is treated as if it were "significantly undercapitalized." Banks that are significantly or critically undercapitalized are subject to a wider range of regulatory requirements and restrictions.

     The FDIC has a broad range of grounds under which it may appoint a receiver or conservator for an insured depository bank. If one or more grounds exist for appointing a conservator or receiver for a bank, the FDIC may require the bank to issue additional debt or stock, sell assets, be acquired by a depository bank holding company or combine with another depository bank. Under FDICIA, the FDIC is required to appoint a receiver or a conservator for a critically undercapitalized bank within 90 days after the bank becomes critically undercapitalized or to take such other action that would better achieve the purposes of the prompt corrective action provisions. Such alternative action can be renewed for successive 90-day periods. However, if the bank continues to be critically undercapitalized on average during the quarter that begins 270 days after it first became critically undercapitalized, a receiver must be appointed, unless the FDIC makes certain findings that the bank is viable.

     Loans to a Bank's Insiders. A bank's loans to its executive officers, directors, any owner of 10% or more of its stock (each, an insider) and any of certain entities affiliated with any such person (an insider's related interest) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and the Federal Reserve Board's Regulation O thereunder. Under these restrictions, the aggregate amount of the loans to any insider and the insider's related interests may not exceed the loans-to-one-borrower limit applicable to national banks, which is comparable to the loans-to-one-borrower limit applicable to Mutual Savings' loans. See "-- Loans-to-One Borrower Limitations." All loans by a bank to all insiders and insiders' related interests in the aggregate may not exceed the bank's unimpaired capital and unimpaired surplus. With certain exceptions, loans to an executive officer, other than loans for the education of the officer's children and certain loans secured by the officer's residence, may not exceed the lesser of $100,000 or the greater of $25,000 or 2.5% of the bank's capital and unimpaired surplus. Regulation O also requires that any proposed loan to an insider or a related interest of that insider be approved in advance by a majority of the board of directors of the bank, with any interested director not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the

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insider's related interests, would exceed either $500,000 or the greater of
$25,000 or 5% of the bank's unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons.

     An exception is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the bank and that does not give any preference to insiders of the bank over other employees of the bank.

MUTUAL SAVINGS AND FIRST NORTHERN SAVINGS
FEDERAL REGULATION FOLLOWING RESTRUCTURING

     General. As federally chartered, SAIF-insured savings banks, Mutual Savings and First Northern Savings (together, the "Banks") will be subject to extensive regulation by the OTS and the FDIC. Lending activities and other investments must comply with federal statutory and regulatory requirements. This federal regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF of the FDIC and depositors. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies regarding the classification of assets and the establishment of adequate loan loss reserves.

     The OTS will regularly examine the Banks and prepare a report on its examination findings to their boards of directors. The Banks' relationship with its depositors and borrowers will also be regulated by federal law, especially in such matters as the ownership of savings accounts and the form and content of the Banks' mortgage documents.

     The Banks will have to file reports with the OTS and the FDIC concerning their activities and financial condition, and will have to obtain regulatory approvals prior to entering into transactions such as mergers with or acquisitions of other financial institutions. Any change in such regulations, whether by the OTS, the FDIC or the United States Congress, could have a material adverse impact on the Banks and their operations.

     Regulation of the Banks following the restructuring will be comparable in many respects to the regulation of Mutual Savings prior to the restructuring described above with several key differences. Because of their conversion to a federal savings bank charter, the Banks will no longer be subject to the regulation or supervision of the Division. In addition, because of this charter conversion, the OTS will become their primary federal regulator. Set forth below are several material differences in the federal regulation and supervision of the Banks after the restructuring as compared to its regulation before the restructuring as described above.

     Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards. The standards are tangible capital equal to 1.5% of adjusted total assets, core capital equal to at least 3% of total adjusted assets, and risk-based capital equal to 8% of total risk-weighted assets. Mutual Savings' pro forma capital ratios are set forth under "Regulatory Capital Compliance."

     Tangible capital is defined as core capital less all intangible assets and mortgage servicing rights. Core capital is defined as common shareholders' equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets and mortgage servicing rights.

     The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital of 8% of risk-weighted assets. Risk-based capital is comprised of core and supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. The portion of the allowance for loan and lease losses includible in supplementary capital is limited to a maximum of

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1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100%
of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

     OTS rules require a deduction from capital for institutions which have unacceptable levels of interest rate risk. The OTS calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, is deducted from an institution's total capital in order to determine if it meets its risk-based capital requirement. Federal savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are exempt from filing the interest rate risk schedule. However, the OTS may require any exempt institution to file such schedule on a quarterly basis and may be subject to an additional capital requirement based on its level of interest rate risk as compared to its peers.

     Dividend and Other Capital Distribution Limitations. The OTS imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including dividend payments.

     The OTS rules regarding capital distributions, which were substantially updated effective April 1, 1999, define the term "capital distribution" as a distribution of cash or other property to a savings association's owners, made on account of their ownership. The definition specifically excludes dividends consisting only of a savings association's shares or rights to purchase shares, and payments that a mutual savings association is required to make under the terms of a deposit instrument.

     Under the revised OTS rules, capital distributions also include a savings association's payment to repurchase, redeem, retire, or otherwise acquire any of its shares or other ownership interests, any payment to repurchase, redeem or otherwise acquire debt instruments included in its total capital, and any extension of credit to finance an affiliate's acquisition of those shares or interests. Additionally, a capital distribution includes any direct or indirect payment of cash or other property to owners or affiliates made in connection with a corporate restructuring. The revised rule also defines as a capital distribution any transaction the OTS or the FDIC determines, by order or regulation, to be in substance a distribution of capital.

     A final category of capital distribution under the revised OTS rules is any other distribution charged against a savings association's capital accounts if the savings association would not be well capitalized following the distribution. As such, the revised capital distribution rules of the OTS do not apply to capital distributions by wholly-owned operating subsidiaries of savings associations. This is true because generally, for reporting purposes, the accounts of a wholly-owned subsidiary are consolidated with those of the parent savings association and any distributions by such subsidiary would not affect the capital levels of the parent savings association.

     For regulatory capital purposes, where the consolidated subsidiary is not wholly owned, the balance sheet account "minority interests in the equity accounts of subsidiaries that are fully consolidated" may be included in Tier 1 capital and total capital if certain conditions are met. Distributions by such consolidated subsidiaries to shareholders other than the savings association reduce the cited balance sheet account and, therefore, reduce capital. Consequently, distributions by subsidiaries that are not wholly owned by the savings association are subject to the revised OTS capital distribution rules if the savings association will not be well capitalized following the distribution.

     The revised OTS rule requires all savings associations to file a notice or an application for approval before making a capital distribution. A savings association must file an application if the association is not eligible for expedited treatment under the application processing rules of the OTS or the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings association's net income for that year to date plus the savings association's retained net income for the preceding two years.

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     A savings association must file only a notice whenever an application is not required under the above standards and any of the following criteria are satisfied:

     - the savings association will not be at least adequately capitalized following the capital distribution;

     - the capital distribution would reduce the amount of, or retire any part of the savings association's common or preferred stock, or retire any part of debt instruments such as notes or debentures included in the savings association's capital;

     - the proposed distribution would violate a prohibition contained in any applicable statute, regulation, or agreement between the savings association and the OTS, or the FDIC, or a condition imposed on the savings association in an OTS-approved application or notice; or

     - the savings association is a subsidiary of a savings and loan holding company.

     If neither the savings association nor the proposed capital distribution meet any of the criteria listed in the previous paragraph, the savings association is not required to file a notice or an application before making a capital distribution.

     Under the revised rule, the OTS will review a savings association's notice or application and may disapprove a notice or deny an application if the OTS makes any of the following determinations:

     - The savings association will be undercapitalized, significantly undercapitalized, or critically undercapitalized under the prompt corrective action regulations of the OTS following the capital distribution;

     - The proposed capital distribution raises safety and soundness concerns;
       or

     - The proposed capital distribution violates a prohibition contained in any statute, regulation, agreement between the savings association and the OTS (or the FDIC), or a condition imposed on the savings association in an OTS-approved application or notice.

     Qualified Thrift Lender Test. Federal savings associations must meet a qualified thrift lender test or they become subject to operating restrictions. Until recently, the chief restriction was the elimination of borrowing rights from the Federal Home Loan Bank. However, with passage of the Gramm-Leach-Bliley Financial Modernization Act of 1999 by Congress, the failure to maintain qualified thrift lender status will not affect borrowing rights with the Federal Home Loan Bank. Notwithstanding these changes, Mutual Savings anticipates that it will maintain an appropriate level of investments consisting primarily of residential mortgages, mortgage-backed securities and other mortgage-related investment, and otherwise qualify as a qualified thrift lender. The required percentage of these mortgage-related investments is 65% of portfolio assets. Portfolio assets are all assets minus intangible assets, property used by the institution in conducting its business and liquid assets equal to 10% of total assets. Compliance with the qualified thrift lender test is determined on a monthly basis in nine out of every twelve months.

     Transactions With Affiliates. Generally, federal banking law requires that transactions between a savings institution or its subsidiaries and its affiliates must be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, some transactions can be restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institution as affiliates on a case-by-case basis. For a more complete discussion of these restrictions, see "Mutual Savings -- Federal Regulation Prior to Restructuring -- Transactions with Affiliates" above.

     Liquidity Requirements. All federal savings institutions are required to maintain an average daily balance of liquid assets equal to a percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Depending on economic conditions and

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savings flows of all savings institutions, the OTS can vary the liquidity requirement from time to time between 4% and 10%. Monetary penalties may be imposed on institutions for liquidity requirement violations.

     Federal Home Loan Bank System. Following the restructuring, the Banks will remain members of the Federal Home Loan Bank of Chicago, which is one of 12 regional Federal Home Loan Banks. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by financial institutions and proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members pursuant to policies and procedures established by the board of directors of the Federal Home Loan Bank.

     As a member, we are required to purchase and maintain stock in the Federal Home Loan Bank of Chicago in an amount equal to at least 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year, or 20% of our outstanding advances, whichever is larger. Mutual Savings and First Northern Savings currently are in compliance with this requirement and will be in compliance following the restructuring. The Federal Home Loan Bank imposes various limitations on advances such as limiting the amount of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

     Under the recently enacted Gramm-Leach-Bliley Financial Modernization Act of 1999, Mutual Savings and First Northern Savings are voluntary members of the Federal Home Loan Bank of Chicago. The banks could withdraw or significantly reduce their stock ownership in the Federal Home Loan Bank of Chicago, although they have no current intention to do so. In the past, the Federal Home Loan Banks provided funds for programs to resolve the problems created by troubled savings institutions and also contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid and could continue to do so in the future.

     Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest bearing reserves at specified levels against their checking, NOW, and Super NOW checking accounts and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the OTS liquidity requirements. Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System.

MHC REGULATION

     General. Upon completion of the restructuring, MHC will become a federal mutual holding company within the meaning of Section 10(o) of the Home Owners' Loan Act. As such, MHC will be required to register with and be subject to OTS examination and supervision as well as reporting requirements. In addition, the OTS will have enforcement authority over the MHC and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of a subsidiary savings bank.

     Permitted Activities. A mutual holding company is permitted to, among other things:

     - invest in the stock of a savings institution;

     - acquire a mutual institution through the merger of such institution into a savings institution subsidiary of such mutual holding company or an interim savings institution of such mutual holding company;

     - merge with or acquire another mutual holding company, one of whose subsidiaries is a savings institution;

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     - acquire non-controlling amounts of the stock of savings institutions and savings institution holding companies, subject to various restrictions;

     - invest in a corporation the capital stock of which is available for purchase by a savings institution under federal law or under the law of any state where the subsidiary savings institution or institutions have their home offices;

     - furnish or perform management services for a savings institution subsidiary;

     - hold, manage or liquidate assets owned or acquired from a savings institution subsidiary;

     - hold or manage properties used or occupied by a savings institution subsidiary; and

     - act as a trustee under deed or trust.

     As a result of the Gramm-Leach-Bliley Financial Modernization Act of 1999, the activities of a newly formed mutual holding company were expanded, but are generally limited to those of a financial nature, permitting securities and insurance activities as well as affiliations with financial companies such as insurance and securities firms.

     Waiver of Dividends. It has been the policy of a number of mutual holding companies to waive the receipt of dividends declared by their savings institution subsidiaries or mid-tier stock holding companies. Under OTS regulations, the MHC may waive dividends from Bank Mutual only if the MHC provides the OTS with written notice of its intent to waive its rights to receive dividends 30 days prior to the proposed date of payment of the dividend and the OTS does not object to such waiver. The OTS will not object to the waiver if the following two determinations are made:

     - the waiver would not be detrimental to the safe and sound operation of the savings association; and

     - the board of directors of the MHC expressly determines that waiver of the dividend by the MHC is consistent with the directors' fiduciary duties to the mutual members of the MHC.

     Initially following the restructuring, the MHC expects to waive dividends declared by Bank Mutual. The proposed management of the MHC believes this is consistent with fiduciary duties owed to members of the MHC; among other reasons, certain adverse tax consequences that would result from payment of the dividend to the MHC. In addition, management believes that capital held in Bank Mutual will be as productive, if not more productive, than capital held at the MHC level.

     If the MHC waives any dividend from Bank Mutual, then Bank Mutual would pay such dividend only to its public shareholders. The MHC's decision as to whether to waive a particular dividend will depend on a number of factors, including its capital needs, the investment alternatives available to the MHC as compared to those available to Bank Mutual, and the possibility of regulatory approvals.

BANK MUTUAL REGULATION

     After the restructuring, Bank Mutual, as a federal stock corporation in a mutual holding company structure, will be deemed a federal mutual holding company within the meaning of Section 10(o) of the Home Owners' Loan Act. Bank Mutual will be required to register and file reports with the OTS and will be subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over Bank Mutual and any nonsavings institution subsidiary. The OTS can restrict or prohibit activities that it determines to be a serious risk to Bank Mutual. This OTS regulation is intended primarily for the protection of Mutual Savings' depositors and not for the benefit of you, as Bank Mutual's shareholders.

     Bank Mutual will also be subject to the regulation and supervision of the SEC and will be required to file certain reports with, and otherwise comply with, the rules and regulations of the SEC. Certain of the SEC's rules and regulations are designed to protect you, as Bank Mutual's shareholders.

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ACQUISITION OF BANK MUTUAL

     Under federal law, no person may acquire control of Bank Mutual, Mutual Savings, or First Northern Savings without first obtaining, as summarized below, the approval of such acquisition of control by the OTS (or another federal banking regulator).

     Under the federal Change in Bank Control Act and the Savings and Loan Holding Company Act, any person, including a company, or group acting in concert, seeking to acquire 10% or more of the outstanding shares of Bank Mutual must file a notice with the OTS. In addition, any person or group acting in concert seeking to acquire more than 25% of the outstanding shares of Bank Mutual's common stock will be required to obtain the prior approval of the OTS. Under regulations, the OTS generally has 60 days within which to act on such applications, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the communities served by Bank Mutual, Mutual Savings and First Northern Savings, and the antitrust effects of the acquisition.

                                    TAXATION

     General. The following discussion is intended only as a summary and does not purport to be a comprehensive description of the federal tax rules applicable to Mutual Savings, the MHC or Bank Mutual. In addition, this discussion does not consider the effect of foreign, state and local taxes. For federal income tax purposes, Mutual Savings reports its income on the basis of a taxable year ending December 31, uses the accrual method of accounting, and is generally subject to federal income taxation in the same manner as other corporations. Following the restructuring, Bank Mutual, Mutual Savings and First Northern Savings will constitute an affiliated group of corporations and, therefore, will be eligible to report their income on a consolidated basis. Because the MHC will own less than 80% of the common stock of Bank Mutual, it will not be a member of that affiliated group and will report its income on a separate return. See also Note 12 "Income Taxes" to the Mutual Savings Consolidated Financial Statements. For Mutual Savings, the IRS has not examined any returns that are currently open for review. The IRS has reviewed and closed the final return for First Federal for the period ended March 31, 1997.

     Corporate Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. Only 90% of AMTI can be offset by net operating loss carryovers of which Mutual Savings currently has none. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, Mutual Savings' AMTI is increased by an amount equal to 75% of the amount by which Mutual Savings' adjusted current earnings exceeds it AMTI, determined without regard to this adjustment and prior to reduction for net operating losses.

     Elimination of Dividends; Dividends Received Deduction. Bank Mutual may exclude from its income 100% of dividends received from Mutual Savings and First Northern as a member of the same affiliated group of corporations. Because, following the restructuring, the MHC will not be a member of the affiliated group, it will not qualify for such 100% dividends exclusion, but will be entitled to deduct 80% of the dividends it receives from Bank Mutual so long as it owns more than 20% of the common stock of Bank Mutual.

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                       THE RESTRUCTURING AND THE OFFERING

GENERAL

     Under the plan of restructuring, Mutual Savings will reorganize from a Wisconsin-chartered mutual savings bank into a holding company structure in which Mutual Savings' depositors will hold all of the voting and liquidation rights in the MHC, which in turn will own a majority interest in Bank Mutual, a mid-tier holding company. The remaining interest in Bank Mutual will be held by public shareholders. Bank Mutual will wholly-own Mutual Savings, which will convert from mutual form into a federally-chartered stock savings bank.

     The plan of restructuring and the related plan of stock issuance remain subject to final regulatory approval by the Office of Thrift Supervision. The plan of restructuring also requires approval of the members of Mutual Savings. After we receive all the required regulatory approvals and member approval, we will complete the restructuring which we describe in this prospectus.

     We anticipate that the offering will be completed contemporaneously with or immediately following the restructuring. We also intend to complete the First Northern merger contemporaneously with or immediately following the restructuring. Mutual Savings does not anticipate that it will complete the restructuring if the offering and the First Northern merger cannot be completed.

     Mutual Savings' board of directors initially approved Mutual Savings' plan of restructuring on February 21, 2000. The board adopted the plan unanimously. The plan of restructuring subsequently has been amended, also with unanimous board approval, and when we refer to the plan of restructuring, it includes amendments. For purposes of this discussion, we use "Stock Bank" to refer to Mutual Savings in the post-restructuring stock form. References to Mutual Savings include Mutual Savings in its current mutual form or in its post-restructuring stock form, as indicated by the context.

DESCRIPTION OF THE RESTRUCTURING

     Immediately prior to these transactions, Mutual Savings will have converted to a federally-chartered mutual savings bank. Thereafter, a newly-formed, federally-chartered, stock savings bank will merge with and into Mutual Savings. The resulting Stock Bank will be a continuation of Mutual Savings. All of Mutual Savings' interest in and to all property will vest in the Stock Bank, without any further act. The Stock Bank will continue to have and be responsible for all the rights, liabilities and obligations of Mutual Savings.

     The MHC and Bank Mutual will not retain any assets of Mutual Savings that are required by the Stock Bank in order to satisfy capital and reserve requirements of federal law. All assets, rights, obligations and liabilities of Mutual Savings that are not expressly retained by the MHC or Bank Mutual shall be transferred to the Stock Bank. Mutual Savings will apply to the OTS to allocate up to $100,000 in capital at the MHC level in connection with the restructuring. In addition, Mutual Savings will contribute approximately $40.0 million to the initial capital of Bank Mutual, assuming the midpoint of the offering range. This contributed capital, together with a substantial part of the proceeds of the offering and funds from First Northern, will be used to pay a portion of the consideration to First Northern shareholders in the First Northern merger. Bank Mutual may distribute additional capital to the MHC following the restructuring, subject to OTS regulations governing capital distributions.

EFFECTS OF THE RESTRUCTURING

     General. The Stock Bank will be authorized to exercise any and all powers and rights of, and shall be subject to all limitations applicable to, stock savings banks chartered under federal law. The initial board of directors of the Stock Bank will be comprised of the existing directors of Mutual Savings, plus Michael Meeuwsen, the chief executive officer of First Northern. Thereafter, Bank Mutual, as the holder of shares of the Stock Bank's voting stock will elect the Stock Bank's board of directors. We expect that

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present management of Mutual Savings will continue as the management of the
Stock Bank following the restructuring.

     The restructuring will not affect Mutual Savings' present business of accepting deposits and investing its funds in loans and other investments permitted by law, except that all those functions will be assumed by the Stock Bank. The restructuring will not result in any change in the existing services provided to depositors and borrowers, or in its existing offices, management and staff. The Stock Bank will be subject to regulation, supervision and examination by the OTS and the FDIC.

     Deposits and Loans. The Stock Bank will be owned by Bank Mutual. However, the voting, ownership and liquidation rights of members of Mutual Savings will become the rights of members of the MHC, subject to the conditions below. Members of Mutual Savings at the effective date will automatically become the members of the MHC. Each deposit account in Mutual Savings will then become a deposit account in the Stock Bank in the same amount and upon the same terms and conditions, except that each depositor will have ownership and membership rights with respect to the MHC rather than the Stock Bank. All insured deposit accounts of Mutual Savings that are transferred to the Stock Bank will continue to be federally insured up to the legal maximum by the FDIC in the same manner as prior to the restructuring. Any new deposit accounts established with the Stock Bank after the restructuring will create membership and liquidation rights in the MHC and will be federally insured up to the legal maximum by the FDIC. First Northern depositors will not be members of the MHC.

     All loans and other borrowings from Mutual Savings will retain the same status with the Stock Bank after the restructuring as they had with Mutual Savings immediately prior to it. Borrowers are not members of Mutual Savings and will not have membership rights in the MHC.

     Voting Rights. As a Wisconsin-chartered mutual savings bank, Mutual Savings has no authority to issue capital stock and, thus, no shareholders. Control of Mutual Savings in its mutual form is vested in the board of directors. After the restructuring, the members of the board of directors of Mutual Savings, together with four First Northern directors, will become the directors of MHC and Bank Mutual. They will be elected in three-year staggered terms. The affairs of the Stock Bank will be directed by its board of directors, and all voting rights as to the Stock Bank will be vested exclusively in Bank Mutual, the holder of its outstanding voting stock. The Stock Bank and Bank Mutual may issue any amount of non-voting stock to persons other than the MHC.

     Following the restructuring, Bank Mutual will have the power to issue shares of common stock to persons other than the MHC. But so long as the MHC is in existence, the MHC will be required to own at least a majority of the voting stock of Bank Mutual. Because of its majority ownership interest in Bank Mutual, and Bank Mutual's ownership of the Stock Bank, the MHC generally will be able to elect all directors of Bank Mutual and generally will be able to control the outcome of most matters presented to the shareholders of Mutual Savings and Bank Mutual for vote.

     As a federally chartered mutual holding company, the MHC will have no authorized capital stock and, thus, no shareholders. The MHC will be controlled by members (that is, the depositors) of Stock Bank, and most members have granted proxies in favor of Mutual's management. The revocable proxies that members of Mutual Savings have granted to the board of directors of Mutual Savings, which confer on the board general authority to cast a member's vote on matters presented to the members, will cover the member's votes as a member of the MHC, and the authority shall be conferred on the board of directors of the MHC. In addition, all persons who become depositors of the Stock Bank following the restructuring will have membership rights with respect to the MHC. Borrowers are not members of Mutual Savings and, thus, will not receive membership rights in the MHC.

     Liquidation Rights. Prior to the restructuring, holders of deposit accounts in Mutual Savings would be entitled to distribution of any assets of Mutual Savings remaining after the claims of such depositors and all other creditors are satisfied. Following the restructuring, the holders of the common stock, including the MHC, would be entitled to any assets remaining upon a liquidation. Except through their

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

liquidation interests in the MHC, discussed below, holders of deposit accounts in Mutual Savings would have no interest in those assets.

     In the event of a liquidation of the MHC following consummation of the restructuring, holders of deposit accounts in Mutual Savings would be entitled, pro rata to the value of their accounts, to distribution of any assets of the MHC remaining after the claims of all creditors of the MHC are satisfied. Shareholders of Bank Mutual will have no liquidation or other rights with respect to the MHC in their capacities as such. There currently are no plans to liquidate the Stock Bank or the MHC in the future.

     Subscription and Preemptive Rights. Under OTS regulations, depositors of Mutual Savings are entitled to priority subscription rights to purchase shares of capital stock of the MHC in the event that the MHC converts from mutual to stock form subsequent to the restructuring. Holders of the capital stock of Bank Mutual shall not be entitled to preemptive rights with respect to any shares of Bank Mutual that may be issued.

POSSIBLE CONVERSION OF THE MHC TO STOCK FORM

     It is possible that, at some point in the future, we would make a "full conversion" from the mutual to the stock form of organization. Mutual Savings' plan of restructuring includes provisions which would govern treatment of various constituencies' interests in such a full conversion.

     The plan of restructuring includes provisions intended to protect Bank Mutual shareholders. In general, the provisions provide that Bank Mutual shareholders would generally receive, in any subsequent full conversion, the percentage of ownership in a successor entity as they would hold in Bank Mutual just prior to that conversion.

     Under current OTS regulations, in the event of a full conversion, depositors would have a first right to purchase any shares offered for sale by a successor entity. The process for the offer and sale of any such shares would be similar to the offering contemplated by the plan of restructuring, although eligibility dates and purchase amounts, among other things, could differ. In addition, the plan of restructuring provides that, in a full conversion, a first priority for eligible account holders on January 31, 1999 with the same account number and account title at the future eligibility date will be granted. These account holders would have a right, before that of other depositors, to purchase shares of any successor entity.

     Bank Mutual cannot assure that there will be any subsequent full conversion or when one might occur. Also, any full conversion will be subject to OTS or other governmental regulations as then in effect. Those regulations may affect the treatment of Mutual Savings' depositors and Bank Mutual shareholders in any full conversion. We also expect that such a conversion would require the approval of the MHC's members.

FEDERAL TAX CONSEQUENCES OF THE RESTRUCTURING

     The following is a discussion of the material federal income tax consequences of the restructuring of Mutual Savings. This discussion does not address all tax consequences of the restructuring. In addition, no information is provided with respect to the tax consequences of the restructuring under applicable foreign, state or local laws.

     The restructuring will be accomplished as follows:

          (a) Mutual Savings will convert from a state-chartered savings bank to a federal savings bank.

          (b) Mutual Savings will form the MHC, a federally-chartered mutual holding company which will be subject to regulation by OTS. The MHC will form a transitory federal stock savings bank ("Transitory"). Mutual Savings has owned all of the shares of Bank Mutual and will contribute those shares to the MHC. The MHC will thereupon own all of the stock of both Bank Mutual and Transitory.

          (c) Mutual Savings will convert to a federal stock savings bank. The depositors of Mutual Savings will receive deposit accounts in Stock Bank with the same terms and conditions as their deposit accounts in Mutual Savings.

          (d) Transitory will merge into Stock Bank in a transaction in which the MHC will receive all of the stock of Stock Bank. Stock Bank will be the surviving corporation in the merger.

          (e) The MHC will transfer the stock of Stock Bank to Bank Mutual so that Bank Mutual will hold all of the stock of Stock Bank, and the MHC will initially own 100% of the shares of common stock of Bank Mutual. The former depositors of Mutual Savings will hold all of the liquidation interests and voting rights in the MHC, for so long as, and to the extent, they continue to maintain their qualifying deposits with Stock Bank.

          (f) Simultaneously with the First Northern merger, Bank Mutual will issue shares of its stock to the public and the Bank Mutual employee benefit plans for cash in the subscription offering at the price to purchasers at $10 per share.

          (g) The initially issued stock of Stock Bank, which will be constructively received by the former Mutual Savings' depositors when Mutual Savings becomes a stock savings bank under step (c) above, will be issued to the MHC in exchange for liquidation interests in the MHC which will be held by Mutual Savings' depositors.

     In addition, as a result of the First Northern merger, Bank Mutual will be the sole shareholder of First Northern Savings.

     Bank Mutual will concurrently offer for sale shares of its common stock pursuant to the plan of restructuring. The amount of Bank Mutual common stock to be offered to the public will be determined so that the total Bank Mutual issued to First Northern shareholders in the First Northern Merger, the public, and reserved for options or the other compensation programs for directors and employees of Bank Mutual and its subsidiaries will constitute less than 49.9% of the total common stock of Bank Mutual. The balance of the common stock of Bank Mutual will be owned by the MHC. As a result of these transactions:

     - Mutual Savings and First Northern Savings will be a wholly owned subsidiary of Bank Mutual;

     - Bank Mutual will be a majority owned subsidiary of the MHC; and

     - the depositors of Mutual Savings will hold liquidation interests in the MHC.

     Under this structure:

     - the conversion(s) of Mutual Savings from a state-chartered mutual savings bank to a federal savings bank, and then to a federal stock savings bank, is intended to be a reorganization, or reorganizations, under Section 368(a)(1)(F) of the Code;

     - the exchange of the shares of Mutual Savings' initial common stock deemed constructively received by depositors for liquidation interests and voting rights in the MHC is intended to be part of a tax-free exchange under Section 351 of the Code; and

     - the First Northern merger is intended to be a reorganization under
       Section 368(a)(1)(A) of the Code.

     Under the plan of restructuring, consummation of the restructuring is conditioned upon, among other things, the prior receipt by Mutual Savings of either a private letter ruling from the IRS or an opinion of Mutual Savings' counsel as to the federal income tax consequences of the restructuring to Mutual Savings (in both its mutual and stock form), the MHC, Bank Mutual and the eligible account holders and supplemental account holders. In Rev. Proc. 2000-3, 2000-1 I.R.B. 103, the IRS announced that it will not rule on whether a transaction qualifies as a tax-free reorganization under Section 368(a)(1)(F) of the Code or as a tax-free exchange of stock for stock in the formation of a holding company under

Section 351 of the Code, but that it will rule on significant subissues that must be resolved to determine whether the transaction qualifies under either of these Code sections.

     Based in part upon certain representations of Mutual Savings and First Northern and customary assumptions, Quarles & Brady LLP, Mutual's counsel, will issue its opinion regarding certain federal income tax consequences of the restructuring. Mutual Savings has requested a private letter ruling from the IRS regarding certain significant subissues associated with the restructuring.

     In the following discussion, "Mutual Bank" refers to Mutual Savings before the restructuring and "Stock Bank" refers to Mutual Savings after the restructuring. With regard to the restructuring, Quarles & Brady has issued its opinion to the effect that:

          (1) the conversion(s) of Mutual Savings from a state-chartered mutual savings bank to a federal savings bank, and then to a federal stock savings bank, will constitute a reorganization, or reorganizations, under Section 368(a)(1)(F) of the Code, and Mutual Savings (in either its status as Mutual Bank or Stock Bank) will not recognize gain or loss as a result of the conversion(s);

          (2) the basis of each asset of Mutual Bank received by Stock Bank in the reorganization will be the same as Mutual Bank's basis for such asset immediately prior to the reorganization;

          (3) the holding period of each asset of Mutual Bank received by Stock Bank in the reorganization will include the period during which such asset was held by Mutual Bank prior to the reorganization;

          (4) Mutual Bank's depositors will recognize no gain or loss upon their constructive receipt of shares of Stock Bank common stock solely in exchange for their interests (i.e., liquidation interests and voting rights) in Mutual Bank;

          (5) no gain or loss will be recognized by the depositors of Mutual Savings (formerly Mutual Bank) upon the transfer to the MHC of shares of Stock Bank common stock they constructively receive in the reorganization in exchange for interests (i.e., liquidation interests and voting rights) in the MHC;

          (6) no gain or loss will be recognized by depositors of Mutual Bank upon the issuance to them of deposits in Stock Bank in the same dollar amount as their deposits in the Mutual Bank;

          (7) no gain or loss will be recognized by those that purchase shares of Bank Mutual in the subscription offering upon the transfer of cash to Bank Mutual in exchange for shares of common stock of Bank Mutual; and

          (8) no gain or loss will be recognized by Bank Mutual upon the issuance of shares of Bank Mutual in exchange for cash in the subscription offering.

     The opinion of Quarles & Brady is not binding upon the Internal Revenue Service or any court. Accordingly, we cannot assure you that the Internal Revenue Service will not contest the conclusions expressed in Quarles & Brady's opinion, or, if it does so, that a court will not agree with the IRS' position.

ACCOUNTING CONSEQUENCES

     The restructuring will be accounted for at historical cost in a manner similar to pooling of interest accounting in accordance with generally accepted accounting principles. Accordingly, the carrying value of Mutual Savings' assets, liabilities and equity will not be affected by the restructuring and will be reflected in the Stock Bank's financial statements at their historical amounts.

     The First Northern merger will be accounted for as a purchase in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of First Northern will be initially carried on all applicable financial statements at fair value as of the merger date and the excess of the purchase price over the fair value of the net assets will be recorded as an intangible asset to be amortized in future periods.

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

CONDITIONS TO THE RESTRUCTURING

     The restructuring is subject to the receipt of all required regulatory approvals, including various approvals of the OTS. We cannot assure that we will receive all regulatory approvals. Receipt of such approvals from the OTS will not constitute a recommendation or endorsement of the plan of restructuring or the related stock issuance plan by the OTS. Completion also is subject to approval by a majority of the total number of votes entitled to be cast by members of Mutual Savings at the special meeting called for voting on the plan of restructuring. We must also receive rulings by the IRS and/or opinions of Mutual Savings' attorneys with respect to the tax consequences of the restructuring. See "Federal and State Tax Consequences of the Restructuring."

AMENDMENT OR TERMINATION OF THE PLAN OF RESTRUCTURING

     The terms of the plan of restructuring may be amended by the board of directors of Mutual Savings as a result of comments from regulatory authorities or otherwise prior to the solicitation of proxies from the members, and at any time thereafter with the concurrence of the OTS. The board of directors may terminate the plan at any time prior to the special meeting and at any time thereafter with the concurrence of the OTS. In its discretion, the board of directors may modify or terminate the plan of restructuring upon the order of the regulatory authorities or to conform to new mandatory regulations of the OTS, without a resolicitation of proxies or another meeting of the members, if the OTS concurs that such resolicitation is not required. However, any material amendment of the terms of the plan of restructuring that relate to the restructuring that occurs after the special meeting requires a resolicitation of members. The plan of restructuring will be terminated if not completed within 24 months from the date upon which the members of Mutual Savings approve it, and such period may not be extended by Mutual Savings.

     The related stock issuance plan also may be amended or terminated. Unless an extension is granted by the OTS, the stock issuance plan shall be terminated if not completed within 90 days of the date of approval of the stock issuance plan by the OTS.

THE OFFERING

     Contemporaneously with the restructuring, Bank Mutual is offering shares of its common stock to persons other than the MHC. Bank Mutual is offering between a minimum of 4,692,782 shares and a maximum of 7,237,682 shares of common stock in the offering, subject to adjustment to up to 8,701,000 shares in the event the estimated pro forma market value of the common stock has increased at the conclusion of the offering. The shares sold in the offering will be in addition to shares which will be issued by Bank Mutual in the First Northern merger. Bank Mutual may cancel the offering at any time, and orders for common stock that have been submitted prior thereto are subject to cancellation under such circumstances.

     As described in more detail below, non-transferable rights to subscribe for the common stock in the subscription offering have been granted to certain persons according to certain preference categories. Subject to the prior rights of holders of subscription rights and the requirements of the First Northern merger, Mutual Savings may also offer shares of common stock in a community offering to certain members of the general public. Mutual Savings may reject, in whole or in part, orders received in the community offering in its sole discretion.


     Expiration Date for the Subscription Offering. The subscription offering will expire at 10:00 a.m., central time, on October 16, 2000, unless we extend this period for up to 45 days. We may further extend this period for additional 60 day periods with the approval of the OTS. Subscription rights which have not been exercised prior to the expiration date, as extended, will become void. If an extension beyond November 30, 2000 is granted, Mutual Savings will resolicit subscribers, notifying them of the extension of time and of their rights to change or cancel their orders. Each subsequent extension may not exceed 60 days, and all extensions, in the aggregate, may not last beyond February 21, 2002.

     If all shares have not been subscribed for by the expiration date, as extended, all funds delivered to Mutual Savings will be returned promptly with interest at our passbook savings rate and all deposit account withdrawal authorizations will be canceled.

     Subscription Offering. We have granted subscription rights under the stock issuance plan to the following persons, the eligible subscribers, in the following order of priority:

          (1) Eligible Account Holders -- depositors with aggregate account balances of $50 or more on deposit ("qualifying deposit") at Mutual Savings as of January 31, 1999;

          (2) the Mutual employee stock ownership plan, the "ESOP";

          (3) Supplemental Eligible Account Holders -- depositors, other than officers or directors of Mutual Savings or any of their associates, with a qualifying deposit, as of June 30, 2000;

          (4) Other Members -- depositors as of August 31, 2000, the voting record date, who are not Eligible Account Holders or Supplemental Eligible Holders; and

          (5) directors, officers and employees of Mutual Savings who do not qualify in earlier priorities.

     Subscription rights are non-transferable and have been granted to eligible subscribers without charge. The priorities are in accordance with OTS regulations. No one is required to purchase any shares of common stock in the subscription offering. All subscriptions received will be subject to the availability of common stock after satisfaction of subscriptions of all eligible subscribers having prior rights in the subscription offering and to the maximum purchase limitations and other terms and conditions set forth in the stock issuance plan. See "Limitations on Common Stock Purchases." We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights. However, the subscription offering and all subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights.

     Priority 1: Eligible Account Holders. Each eligible account holder will receive, as first priority, non-transferable rights to subscribe for common stock in an amount of up to $800,000, or 80,000 shares.

     If there are not sufficient shares available to satisfy all subscriptions by eligible account holders, shares first will be allocated to permit each subscribing eligible account holder to purchase the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining eligible account holders with unfilled subscriptions proportionate to the amount of their qualifying deposits.

     The subscription rights of eligible account holders who are also directors or officers of Mutual Savings or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in the one-year period preceding January 31, 1999.

     Priority 2: The Employee Stock Ownership Plan. On a second priority basis the Mutual ESOP will receive non-transferable subscription rights to purchase up to 8% of the common stock to be issued in the offering and the First Northern merger. As a tax-qualified employee benefit plan, the ESOP expects to purchase 8% of those shares. Subscriptions by the ESOP will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions of any of Mutual Savings' directors, officers or employees. We have not yet determined whether the ESOP will subscribe for shares in the offering or purchase shares in private transactions or on the open market after completion of the offering.

     Priority 3: Supplemental Eligible Account Holders. To the extent that there are shares remaining, shares will be made available to supplemental eligible account holders. Subject to that allocation, each supplemental account holder will receive non-transferable rights to subscribe for common stock in an amount of up to $800,000, or 80,000 shares.

     If there are not sufficient shares available to satisfy all subscriptions by supplemental eligible account holders, available shares first will be allocated among subscribing supplemental eligible account holders to permit each supplemental eligible account holder to purchase the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining supplemental eligible account holders with unfilled subscriptions proportionate to the amount of their qualifying deposits.

     Priority 4: Other Members. To the extent that there are shares remaining, shares will be made available to other members. Each will receive non-transferable rights to subscribe for common stock in an amount of up to $800,000, or 80,000 shares. If there are not sufficient shares available to satisfy all subscriptions by other members, available shares first will be allocated in the same manner as for supplemental eligible account holders.

     Priority 5: Employees, Officers and Directors. On a fifth priority basis, each employee, officer and director of Mutual Savings at the time of the offering who is not eligible in the preceding priority categories shall receive non-transferable subscription rights to subscribe for common stock in an amount up to $800,000, or 80,000 shares.

     Persons in Non-qualified States or Foreign Countries. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the stock issuance plan reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country.

     Subscriptions through the Mutual 401(k) Plan. The Mutual Savings 401(k) plan was itself a depositor on the January 31, 1999 eligibility record date. Therefore, participants in the 401(k) plan for whose benefit the deposits were held on January 31, 1999, June 30, 2000 or the voting record date may separately subscribe through the 401(k) plan. Other Mutual Savings employees who individually qualify to purchase in the subscription offering may also subscribe through the 401(k) plan based upon their individual priority.

     Participants in the 401(k) plan's Mutual CD fund on January 31, 1999, June 30, 2000 or the voting record date may subscribe through the 401(k) plan without those subscriptions being counted against their individual purchase limits under the stock issuance plan. Other Mutual Savings employees who otherwise qualify to purchase in the subscription offering may also subscribe through the 401(k) plan but their subscriptions through the 401(k) plan will be included in their personal limits.

     First Northern Merger. In connection with the First Northern merger, Bank Mutual will issue shares to the First Northern shareholders as part of the consideration for that transaction. Bank Mutual will issue to First Northern shareholders at least the minimum number of shares needed to complete that merger, and those shares will not be part of the stock offering. In addition, in the event that shares remain available after the subscription offering, Bank Mutual may set aside those shares and issue them in the First Northern merger, rather than including them in the community offering or syndicated community offering.

     Community Offering. If there are shares available after satisfaction of all subscriptions in the subscription offering, and any shares set aside for First Northern shareholders, the remaining shares of the common stock may be offered in a community offering to the public, with a preference to persons who are residents of the counties where Mutual Savings or First Northern Savings maintain an office. No individual who purchases common stock in the community offering may subscribe for more than $800,000, or 80,000 shares.

     MUTUAL SAVINGS RESERVES THE RIGHT TO ACCEPT OR REJECT, IN WHOLE OR IN PART, ANY OR ALL ORDERS IN THE COMMUNITY OFFERING, EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE TERMINATION OF THE OFFERING. IF A PART OF YOUR ORDER IS REJECTED, YOU MAY NOT CANCEL THE REMAINDER OF YOUR ORDER.

     The counties in which Mutual Savings or First Northern Savings maintain offices are Milwaukee, Barron, Brown, Calumet, Chippewa, Columbia, Dane, Dodge, Door, Dunn, Eau Claire, Fond du Lac, Green Lake, Manitowoc, Marinette, Outagamie, Ozaukee, Pierce, Polk, Rock, St. Croix, Sawyer,

Shawano, Sheboygan, Washburn, Waukesha, Waupaca and Winnebago Counties in Wisconsin, and Washington County in Minnesota.

     "Residents" include persons who occupy a dwelling within these counties and have established an ongoing physical presence in it, together with an indication that such presence is not merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in these counties. We may utilize depositor or loan records or such other evidence to make a determination as to whether a person is a resident. In all cases, the determination of resident status will be made by us in our sole discretion. Allocation of shares if an oversubscription occurs will give preference to persons residing in the counties listed above, and will be made in an equitable manner determined by us.

     The community offering, if any, may commence concurrently with, during or subsequent to the subscription offering and shall terminate no later than 45 days after the expiration of the subscription offering, unless extended by Mutual Savings, with the approval of the OTS, if necessary. We may terminate the community offering as soon as we have received orders in sufficient amount for us to issue at least the minimum number of shares required to be issued, 4,692,782 shares.

     Syndicated Community Offering. If any stock remains unsold in the subscription and community offerings, we expect to use the services of broker-dealers to sell such shares on a best efforts basis in a syndicated community offering to be managed by Ryan, Beck. A syndicated community offering may be conducted instead of or in addition to a community offering. It is contemplated that no person may purchase more than $800,000, or 80,000 shares, of common stock in the syndicated community offering.

     Neither Ryan, Beck nor any registered broker-dealer shall have any obligation to take or purchase any shares of the common stock in the syndicated community offering. However, Ryan, Beck has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering may commence during the community offering, if any, or after the community offering is terminated. We may terminate the syndicated community offering at any time, but it must terminate no more than 45 days following the expiration of the subscription offering, unless extended by Mutual Savings with the approval of the OTS.

     If for any reason a syndicated community offering cannot be effected or is not advisable and any shares remain unsold after the subscription and community offerings, if any, Mutual will seek to make other arrangements for the sale of the remaining shares. These other arrangements will be subject to the approval of the OTS and to compliance with applicable state and federal securities laws.

     MUTUAL SAVINGS RESERVES THE RIGHT TO ACCEPT OR REJECT, IN WHOLE OR IN PART, ANY OR ALL ORDERS IN THE SYNDICATED COMMUNITY OFFERING, EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE TERMINATION OF THE OFFERING.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

     The plan of restructuring requires that the purchase price of the common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. Mutual Savings and Bank Mutual have retained RP Financial to make the independent valuation. RP Financial's fees for its services in making such appraisal (and a business plan relating to the restructuring and stock offering) are estimated to be $120,000, plus expenses. Mutual Savings and Bank Mutual will indemnify RP Financial and its employees and affiliates against losses, including any losses in connection with claims under federal securities laws, arising out of its services as appraiser, except where RP Financial's liability results form its negligence or bad faith.

     RP Financial made its appraisal in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

     - the present and projected operating results and financial condition of Bank Mutual, Mutual Savings, First Northern, and the economic and demographic conditions in Mutual Savings' and First Northern's existing market area;

     - certain historical, financial and other information relating to Mutual Savings and First Northern;

     - a comparative evaluation of the operating and financial statistics of Mutual Savings and First Northern with those of other publicly traded mutual holding companies;

     - the aggregate size of the offering and issuance of common stock;

     - the impact of the stock offering and merger on Mutual Savings' net worth and earnings potential;

     - the proposed dividend policy of Bank Mutual and Mutual Savings; and

     - the trading market for securities of comparable institutions and general conditions in the market for such securities;

     In its review of the appraisal provided by RP Financial, the board of directors of Mutual Savings reviewed the methodologies and the appropriateness of the assumptions used by RP Financial in addition to the factors listed above, and the board of directors believes that such assumptions were reasonable.


     The appraisal incorporated an analysis of a peer group of publicly-traded mutual holding company institutions that RP Financial considered to be comparable to Mutual Savings, including an evaluation of the average and median price-to-earnings, price-to-core earnings, price-to-book value, price-to-tangible book value and price-to-assets ratios indicated by the market prices of the peer group companies, with such ratios adjusted to their fully converted equivalent basis. RP Financial applied the peer group's fully converted pricing ratios, as adjusted for certain qualitative valuation adjustments to account for differences between Mutual Savings and the peer group, to Mutual Savings' pro forma earnings, core earnings, book value, tangible book value and assets to derive the estimated pro forma market value of Mutual Savings. RP Financial has estimated that in its opinion as of August 25, 2000 the estimated pro forma market value of Bank Mutual was between $144.5 million and $195.5 million, with a midpoint of $170.0 million.



     The appraisal placed the greatest weight on the price-to-earnings approaches to valuation, but also considered the price-to-book value approaches and price-to-assets approach. Compared to the average fully converted pricing ratios of the peer group, Mutual Savings' pro forma fully converted ratios at the estimated pro forma market value indicated a discount of 5% based on the price-to-core earnings approach, a discount of 22% based on the price-to-book value approach, a discount of 7% based on the price-to-tangible book value approach, and a discount of 45% based on the price-to-assets approach. The estimated appraised value and the resulting discounts relative to the peer group's fully converted pricing ratios took into consideration the potential benefits of the restructuring and the merger. The appraisal also noted Mutual Savings' fully converted pro forma price-to-book value and price-to-tangible book value ratios reflected premiums relative to the issuance pricing of recent conversion and mutual holding company transactions. Compared to the recent conversion and mutual holding company transactions, Mutual Savings has more assets, greater market value and anticipated liquidity in the shares, and a more leveraged balance sheet (resulting in a lower tangible equity-to-assets ratio), which all contributed to the premium price-to-book value and price-to-tangible book value ratios indicated relative to the recent conversions and mutual holding companies.



     The board of directors of Mutual Savings has determined to sell shares in the stock offering at $10.00 per share. Based on that price, assuming the issuance of approximately 5.0 million shares to former shareholders of First Northern, the pro forma market value of Mutual Savings ranged between $194.8 million and $245.8 million, with a midpoint pro forma market value of $220.2 million. This is the "estimated valuation range." The stock issuance plan provides that total outstanding shares must reflect the estimated valuation range and that public ownership will equal 49.9 percent of outstanding shares, while the MHC's ownership will equal 50.1 percent. Given the 5,025,485 shares to be issued to the former shareholders of First Northern, this results in an offering range of between 4,692,782 and 7,237,682 shares, with a midpoint of 5,965,232 shares. Following the stock offering and First Northern merger, shares outstanding to the public will therefore range between 9,718,267 and 12,263,167, with a midpoint of 10,990,717 shares. Total outstanding shares, held by the MHC and public owners, will range between 19,475,485 and 24,575,485.

     The appraisal was based in part upon Mutual Savings' financial condition and operations, the financial condition and operations of First Northern, the effect of the First Northern merger and the effect of the additional capital Bank Mutual will raise from the sale of common stock. RP Financial's independent appraisal will be updated at the end of the offering process, before we complete our restructuring. At that time, the estimated pro forma market value may change but there will be no resolicitation of subscribers if it is neither less than the minimum nor greater than the adjusted maximum of the estimated valuation range. The table below illustrates these relationships.

                                                                               ADJUSTED
                                        MINIMUM      MIDPOINT     MAXIMUM      MAXIMUM
                                       ----------   ----------   ----------   ----------
Shares issued in stock offering......   4,692,782    5,965,232    7,237,682    8,701,000
Shares issued to First Northern
  shareholders.......................   5,025,485    5,025,485    5,025,485    5,025,485
Shares issued to MHC.................   9,757,218   11,034,768   12,312,318   13,781,500
                                       ----------   ----------   ----------   ----------
Total shares outstanding.............  19,475,485   22,025,485   24,575,485   27,507,985

     The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. In preparing the independent valuation, RP Financial has relied upon and assumed the accuracy and completeness of financial and statistical information provided by Mutual Savings or First Northern. RP Financial did not independently verify the consolidated financial statements and other information provided by Mutual Savings or First Northern, nor did RP Financial value independently the assets or liabilities of Mutual Savings or First Northern. The independent valuation considers Mutual Savings only as a going concern and should not be considered as an indication of the liquidation value of Mutual Savings. Moreover, because such independent valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the common stock will be able to sell such shares at a price equal to or greater than the $10.00 per share purchase price in the offering. The $10.00 price per share was chosen by Mutual Savings' board of directors because it is the price per share most commonly used in stock offerings involving conversions and reorganizations of savings institutions.

     The maximum of the estimated valuation range may be increased up to 15% and the number of shares of common stock to be issued in the restructuring and the stock offering may be increased to 27,507,985 shares and 8,701,000 shares, respectively, due to regulatory considerations, changes in the market and general financial and economic conditions without the resolicitation of subscribers. See "-- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the estimated valuation range to fill unfilled orders in the offering.

     We may not sell any shares of common stock unless RP Financial confirms to Mutual Savings, Bank Mutual, and the OTS that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause RP Financial to conclude that the aggregate value of the common stock is incompatible with its estimate of the pro forma market value of the common stock at the conclusion of the offering.

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

     If RP Financial concludes that the pro forma market value of the common stock is either more than 15% above the maximum of the estimated valuation range or less than the minimum of the estimated valuation range, Mutual Savings and Bank Mutual, after consulting with the OTS, may:

          (1) terminate the plan and return all funds promptly with interest at Mutual Savings' passbook rate of interest on payments made by check, bank check or money order;
          (2) establish a new estimated valuation range and either:
             (a) hold a new stock offering; or
             (b) provide subscribers the opportunity to change or cancel their orders (a "resolicitation");
          (3) take such other actions as permitted by the OTS in order to complete the restructuring.

If a resolicitation is commenced, unless an affirmative response is received from a subscriber within a designated period of time, all funds will be promptly returned to the subscriber as described above.


     Copies of the appraisal report of RP Financial, including any amendments thereto, setting forth the method and assumptions for such appraisal are available for inspection at the main office of Mutual Savings.


MARKETING ARRANGEMENTS

     Ryan, Beck & Co. Inc. We have engaged Ryan, Beck as financial and marketing agent in connection with the offering of the common stock. Ryan, Beck has agreed to use its best efforts to assist us with the solicitation of subscriptions for shares of common stock in the offering.

     Ryan, Beck will receive an advisory and administrative fee of $100,000 and a marketing fee of 1.5% of the dollar amount of shares issued in the subscription and community offering, excluding any shares that are used as merger consideration. If shares which otherwise could be sold in the community offering are set aside for use in the First Northern merger, Ryan, Beck will also be paid a 1.5% fee, up to a maximum of $100,000, with respect to those shares; no fee will be payable to Ryan, Beck in respect of other shares issued in the First Northern merger in addition to the community offering. No marketing fee will be paid related to the sale of common stock to officers, directors or employees of Mutual Savings, or members of their immediate families or to the ESOP. If there is a syndicated community offering, we will also pay Ryan, Beck a management fee equal to 1.5% of the dollar amount of common stock sold in the syndicated community offering, which fee, along with fees payable by us to any broker-dealers including Ryan, Beck, for the shares they sell, will not exceed 5.5% of the aggregate purchase price of the common stock sold in the syndicated community offering. Ryan, Beck will also be reimbursed for its reasonable out-of-pocket expenses, up to $35,000 and its legal fees, up to $75,000.

     Directors, Officers and Employees. Directors and officers of Mutual Savings may participate in the solicitation of offers to purchase common stock. Other employees of Mutual Savings may participate in the offering in ministerial capacities or provide clerical work in effecting a sales transaction. These other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Mutual Savings will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of the rule. No director, officer or employee of Mutual Savings will be compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in common stock.

PROCEDURE FOR PURCHASING SHARES IN SUBSCRIPTION AND COMMUNITY OFFERINGS

     Use of Order Forms. To purchase shares in the subscription offering and the community offering, we must receive your completed and executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from your deposit accounts at Mutual Savings by 10:00 a.m., central time, on the indicated expiration date. You may submit your order form by mail using the return envelope provided or by overnight courier to the indicated address, or by bringing your order form to our stock information center located in our corporate headquarters. Please do not deliver order forms to our branches. Stock order forms which are not received by such time or are executed defectively

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

or are received without full payment (or correct withdrawal instructions) are not required to be accepted. In addition, we are not obligated to accept orders submitted on photocopied or facsimilied order forms. We have the power to waive or permit the correction of incomplete or improperly executed forms, but do not represent that we will do so.

     Once received by us, you may not cancel or change, an executed order form without our consent unless we conduct a resolicitation of subscribers. If resolicitation is commenced, subscribers will have an opportunity to change or cancel their orders. Unless an affirmative response is received from a subscriber within a designated timeframe, all funds will be promptly returned to the subscriber with interest at Mutual Savings' passbook savings rate and all account withdrawal authorizations will be canceled.

     To ensure that eligible account holders, supplemental eligible account holders and other members are properly identified as to their stock purchase eligibility, depositors must list on the stock order form all deposit accounts as of the applicable eligibility record date, giving all names on each account and the account numbers.

     To ensure that each purchaser received a prospectus at least 48 hours prior to the expiration date for the offering, in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed when preceded or accompanied by a prospectus.

     Payment for Shares. You may pay for subscriptions by personal check, bank check, money order or by authorization of withdrawal from your current deposit accounts maintained at Mutual Savings. Interest will be paid on payments made by check, bank check or money order at our passbook savings rate of interest from the date payment is received until the completion or termination of the restructuring. If payment is made by authorization of withdrawal from a deposit account, the funds authorized to be withdrawn must be "available" in the account at the time we receive the order. The funds will remain in the account and continue to accrue interest at the contractual rate until completion or termination of the restructuring, but a hold will be placed immediately on such funds, thereby making them unavailable to the depositor.

     If the certificate matures after the date of receipt of the order form but before closing, funds will earn interest at the passbook rate from the date of maturity until the restructuring is completed or terminated.

     When the restructuring is completed, subscriber funds received or held under withdrawal authorization will be used to purchase the shares of common stock. The common stock issued cannot be insured by the FDIC or any other government agency. If the restructuring is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

     Mutual Savings will waive any applicable penalties for early withdrawal from certificates of deposit. If the remaining balance in a certificate account is reduced below the applicable minimal balance requirement at the time that the funds are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will be converted into a statement savings account and will earn interest at the statement savings rate.

     The ESOP will not be required to pay for the shares subscribed for at the time it subscribes. Rather, the ESOP may pay for such shares of common stock subscribed for at the $10.00 per share purchase price upon completion of the offering. To do that, though, the ESOP must have a loan commitment acceptable to Mutual Savings from an unrelated financial institution or from Bank Mutual to lend to the ESOP the aggregate purchase price of the shares for which it subscribed. Bank Mutual intends to provide such a loan to the ESOP.

     A subscriber interested in using IRA funds to purchase common stock must do so through a self-directed individual retirement account. Mutual Savings cannot offer self-directed accounts, so funds in a Mutual Savings IRA must be transferred. The depositor may make a trustee-to-trustee transfer of the funds to a trustee (such as a brokerage firm) offering a self-directed individual retirement account

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

program, with the intention that the funds will be used to purchase Bank Mutual common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for transfers. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an IRA at Mutual Savings to purchase common stock should contact the stock information center as soon as possible for assistance. In addition, the provisions of ERISA and IRS regulations require that officers, trustees and ten percent shareholders who use self-directed IRA funds to purchase shares of common stock in the subscription and community offerings make such purchase for the exclusive benefit of the IRAs. Assistance on how to transfer IRAs maintained at Mutual Savings can be obtained from the Stock Information Center. Depositors interested in using funds in an IRA to purchase common stock should contact the Stock Information Center as soon as possible.

     Certificate Delivery. Certificates representing shares of common stock purchased, and any interest or refund due, will be mailed to purchasers to the address specified by subscribers on properly completed order forms, as soon as practicable following completion of the offering. Any certificates returned as undeliverable will be disposed of in accordance with applicable law. Purchasers may not be able to sell the shares of common stock which they purchased until certificates for the common stock are delivered to them, even though trading of the common stock may have begun.

STOCK INFORMATION CENTER

     If you have any questions regarding the offering or the restructuring, please call the Stock Information Center at 800-580-0029, from 9:00 a.m. to 4:00 p.m., central time, Monday through Friday.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES OF COMMON STOCK

     Regulations prohibit any person with subscription rights from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the stock issuance plan or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Each person exercising subscription rights will be required to certify that the purchase is solely for such person's own account and there is no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or an intent to make an offer to purchase subscription rights or shares of common stock prior to the completion of the restructuring.

     We will pursue any and all legal and equitable remedies (including forfeiture) in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

LIMITATIONS ON COMMON STOCK PURCHASES

     The stock issuance plan includes the following limitations on the number of shares of common stock which may be purchased in the offering:

          (1) No subscription for fewer than 25 shares will be accepted;

          (2) No fractional shares will be issued;

          (3) Purchasers in the subscription offering may subscribe for common stock in an amount up to $800,000, or 80,000 shares.

          (4) The tax-qualified employee benefit plans are permitted to purchase a higher number of shares of common stock issued in the offering and the merger. As a tax-qualified employee benefit plan, the ESOP intends to purchase 8% of the shares of common stock issued in the offering and the First Northern merger;

          (5) The current officers and directors of Mutual Savings and their associates, in the aggregate, excluding purchases by the tax-qualified employee benefit plans, may purchase up to 25% of the

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

     shares of stock issued in the offering and the First Northern merger. Each officer and director who does not qualify as an eligible account holder, supplemental eligible account holder or other member will be subject to the same purchase limitations as eligible account holders, supplemental eligible account holders and other members;

          (6) Persons purchasing shares of common stock in the community offering or in the syndicated community offering may purchase common stock in an amount up to $800,000, or 80,000 shares; and

          (7) Except for the tax-qualified employee benefit plans, the maximum amount of shares of common stock purchased in all categories of the offering combined by any person, together with associates of, and groups of persons acting in concert with, such person, shall not exceed $1,000,000, or 100,000 shares.

     Subject to any required regulatory approval and the requirements of applicable laws and regulations, the maximum purchase amounts may be altered by Bank Mutual, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, to the following amounts: (i) increased, including to a level above 5% of the shares offered in the offering, so long as orders exceeding 5% shall not in the aggregate, exceed 10% of the shares offered, or (ii) decreased to not less than 0.1% of the total shares of stock offered in the offering and issued in the First Northern merger. If the purchase limitations are increased, subscribers for the maximum amount in the subscription offering and, at Mutual Savings' discretion certain other large subscribers will be given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of common stock under this provision will be determined by and in the sole discretion of the Board of Directors of Mutual Savings and if necessary, allocated giving priority in accordance with the priorities set forth in the plan of stock issuance and described in this prospectus.

     If we sell more than 7,237,682 shares, the additional shares will be allocated in accordance with the following priority:

     - to fill the ESOP's subscription;

     - if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders;

     - if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders;

     - if there is an oversubscription at the Other Member level, to fill unfilled subscriptions of Other Members;

     - at Mutual's discretion, for issuance in the First Northern merger; and

     - to fill unfilled subscriptions in the community offering.

     We have the sole discretion to determine whether prospective purchasers are "associates" or "acting in concert," in accordance with the terms of the stock issuance plan. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. The term "associate" of a person is defined to mean:

          (1) any corporation or organization (other than Mutual Savings) of which such person is a director, officer or partner or is directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

          (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; provided, however, that any tax-qualified or non-tax-qualified employee plan will not be deemed to be an associate of any director, or officer of Mutual Savings, for purposes of aggregating total shares that may be acquired or held by directors and officers and their associates; and

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

          (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of Mutual Savings or any affiliate thereof; and

     "Acting in concert" means: (a) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement whether written or otherwise. A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan as defined in 12 C.F.R. sec. 563b.2(a)(39) will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

     We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the stock issuance plan.

     The aggregate amount of Bank Mutual voting stock outstanding owned by other than the MHC, as long as it exists, must be less than 50%.

RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER THE RESTRUCTURING

     All shares of common stock purchased in connection with the offering by an officer or director of Mutual Savings will be subject to a restriction that the shares not be sold for a period of one year following the date of purchase, except in the event of the death or incompetence of such officer or director. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that the transfer agent for Bank Mutual is to disregard any such attempted transfer. The directors and officers of Bank Mutual and Mutual Savings will also be subject to the federal insider trading rules and any other applicable requirements of the federal securities laws.

     Purchases of outstanding shares of common stock of Bank Mutual by directors or officers of Bank Mutual or Mutual Savings and their associates during the three-year period following restructuring may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of the outstanding common stock, or purchases of common stock made and held by an tax-qualified or non-tax-qualified employee plan of Mutual Savings.

     Bank Mutual may not, for a period of one year after the stock offering, repurchase its stock from any person. However, during that one-year period, Bank Mutual may make open market repurchases of up to five percent of its outstanding capital stock received by persons other than the MHC if the repurchases comply in full with OTS regulations.

CONDITIONS TO THE OFFERING; TERMINATION

     Completion of the offering is subject to:

     - consummation of the restructuring, which requires, without limitation, the receipt of various approvals from the OTS, the approval of Mutual Savings members and the receipt of IRS rulings and/or opinions of Mutual Savings' attorneys as to the tax consequences of the restructuring;

     - the receipt of all required federal approvals and clearances for the issuance of common stock in the offering, including without limitation the approval of the OTS and the SEC; and

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

     - the sale in the offering, or issuance to First Northern shareholders beyond the minimum number of shares issuable in the merger, of a minimum of 4,692,782 shares of common stock offered.

     In the event that the conditions mentioned above are not satisfied or the restructuring is terminated, all funds received will be promptly returned with interest at Mutual Savings' passbook rate and all withdrawal authorizations will be canceled.

     The restructuring, the offering and the First Northern merger are interdependent. We do not expect that any transaction will occur without the others.

                   RESTRICTIONS ON ACQUISITION OF BANK MUTUAL

GENERAL

     The plan of restructuring provides for the conversion of Mutual Savings from the mutual to the stock form of organization and the formation of a stock holding company and a mutual holding company. See "The Restructuring and The Offering -- General." Certain provisions in Bank Mutual's charter and bylaws and in its benefit plans and agreements entered into in connection with the restructuring, together with provisions of federal law and certain governing regulatory restrictions, may have anti-takeover effects.

MUTUAL HOLDING COMPANY STRUCTURE

     The mutual holding company structure will restrict the ability of our shareholders to effect a change of control of management because, as long as the MHC remains in existence as a mutual savings bank holding company, it will control a majority of Bank Mutual's voting stock. Moreover, the directors of the MHC initially will be the directors of Bank Mutual. The MHC will be able to elect all of the members of the Board of Directors of Bank Mutual, and as a general matter, will be able to control the outcome of all matters presented to the shareholders of Bank Mutual for a vote. See "The Restructuring and The Offering -- Possible Conversion of the MHC to Stock Form."

CHANGE IN BANK CONTROL

     Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a federal savings bank unless the OTS has been given 60 days prior written notice. Federal law provides that no company may acquire control of a bank holding company without the prior approval of the OTS. Any company that acquires control becomes a "thrift holding company" subject to registration, examination and regulation by the OTS.

     Pursuant to federal regulations, control is conclusively deemed to have occurred when an entity, among other things, has acquired more than 25 percent of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have occurred, subject to rebuttal, upon the acquisition of more than 10 percent of any class of voting stock, or of more than 25 percent of any class of stock, of a federal savings bank, where certain enumerated control factors are also present in the acquisition.

     The OTS may prohibit an acquisition of control if:

          (1) it would result in a monopoly or substantially lessen competition;

          (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

          (3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

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

These restrictions do not apply to the acquisition of stock by one or more tax-qualified employee stock benefits plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25 percent of any class of our equity security.

BANK MUTUAL'S CHARTER AND BYLAWS

     General. Bank Mutual's charter and bylaws are available at Mutual's administrative office or by writing or calling us, 4949 West Brown Deer Road, Brown Deer, Wisconsin 53223, telephone number (414) 354-1500.

     Classified Board of Directors and Related Provisions. Bank Mutual's board of directors is divided into three classes which are as nearly equal in number as possible. Directors serve for terms of three years. As a result, each year, only one-third of the directors are eligible to be elected and it would take at least two years to elect a majority of our directors.

     Restrictions on Voting of Securities. The charter provides that for five years after the restructuring any shares of common stock beneficially owned directly or indirectly in excess of 10% by any person, other than the MHC, will not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to shareholders for a vote, and shall not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the Shareholders for a vote. It is possible for such a person to have voting authority for less than 10% of our shares, depending on how the shares are registered.

     Prohibition Against Cumulative Voting. Bank Mutual's charter does not permit cumulative voting by shareholders in the election of directors. Therefor, the holders of a majority of the shares voted at a meeting, thus precluding a majority shareholder from obtaining representation on the board of directors unless the minority shareholder is able to obtain the support of a majority. In accordance with the law governing mutual holding companies, the MHC must remain the majority holder of Bank Mutual's voting stock.

     Additional Anti-Takeover Provisions. The provisions described above are not the only provisions of our charter and bylaws having an anti-takeover effect. For example, the charter authorizes the issuance of up to two million shares of preferred stock, which conceivably would represent an additional class of stock required to approve any proposed acquisition. This preferred stock, none of which has been issued, together with authorized but unissued shares of the common stock could represent additional capital required to be purchased by the acquiror. Bank Mutual's charter authorizes the issuance of up to 100 million shares of the common stock.

     In addition to discouraging a takeover attempt which a majority of our shareholders might determine to be in their best interest or in which our shareholders might receive a premium over the current market prices for their shares, the effect of these provisions may render the removal of our management more difficult. It is possible that incumbent officers and directors might be able to retain their positions (at least until their term of office expires) even though a majority of our shareholders, other than the mutual holding company, desires a change.

     The provisions described above are intended to reduce Bank Mutual's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its board of directors. The provisions of the employment agreements, the change of control agreements, the management recognition plan and the stock option plan to be established may also discourage takeover attempts by increasing the costs to be incurred by Bank Mutual and its subsidiaries in the event of a takeover. See
"Management -- Employment Agreements," and "-- Future Stock Benefit
Plans -- Stock Option Plan."

     Bank Mutual's board of directors believes that the provisions of the charter, bylaws and benefit plans to be established are in the best interests of Bank Mutual and its shareholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the board of directors believes it is in the best interests of Bank Mutual and its

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

shareholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the board of directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of Bank Mutual and that otherwise is in the best interests of all shareholders.

                  DESCRIPTION OF CAPITAL STOCK OF BANK MUTUAL

     Bank Mutual is authorized to issue 100 million shares of common stock, par value $.01 per share, and ten million shares of preferred stock, $.01 par value per share. We currently expect to issue between 19.5 million and 27.5 million shares of common stock in the restructuring and the First Northern merger, including between 9.7 million and 13.7 million shares to persons other than the MHC. See "Capitalization."

     Upon payment of the purchase price, shares of common stock issued in the offering will be fully paid and non-assessable. Under the Wisconsin Business Corporation Law, shareholders of Wisconsin-chartered corporations are liable for claims to employees for services, not to exceed six months services in any one case, up to the consideration which they have paid for their shares of common stock. The Wisconsin Supreme Court has applied this statute to corporations which are not organized in Wisconsin but are qualified to do business in the state. While Bank Mutual believes that these provisions may not necessarily apply to federally-chartered entities, there has not been a judicial determination of that result.

NO PREEMPTIVE RIGHTS

     The holders of Bank Mutual common stock do not have any preemptive rights with respect to any shares issued by the company. Any subsequent stock issuance by Bank Mutual, however, may only be effected through a stock issuance plan approved by the OTS which would grant subscription priorities to the MHC's members unless Bank Mutual demonstrates that a non-conforming stock issuance would be more beneficial to it.

LIQUIDATION RIGHTS; REDEMPTION

     In the event of any liquidation, dissolution or winding up of Bank Mutual, the holders of its common stock generally would be entitled to receive, after payment of all liabilities and any preferred stock preferences, all assets of Bank Mutual available for distribution. Common stock is not subject to any redemption provisions.

TREATMENT UPON FULL CONVERSION

     In the event that Mutual would make a full conversion of the MHC to the stock form of organization, the plan of restructuring includes provisions intended to protect Bank Mutual shareholders. In general, they provide that Bank Mutual shareholders would receive, in any subsequent full conversion, the same percentage of ownership of a successor entity as they would hold in Bank Mutual prior to that conversion. See "The Restructuring and the Offering -Possible Conversion of the MHC to Stock Form."

     Bank Mutual cannot assure that there will be a subsequent full conversion. Also, any such full conversion will be subject to OTS, or other governmental regulations as then in effect. Those regulations may affect the treatment of Bank Mutual shareholders in any full conversion, and could have the effect of disadvantaging Bank Mutual shareholders.

VOTING RIGHTS

     Holders of Bank Mutual common stock will have one vote for each share held by them on all matters which are presented to a shareholders' vote. There is an exception to this rule during the first five years of Bank Mutual's existence for persons or entities (other than the MHC) which come to acquire more than 10% of Bank Mutual's common stock. In that case, shares in excess of 10% of Bank Mutual's outstanding

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common stock will not have any voting rights. See "Restrictions on Acquisition of Bank Mutual -- Bank Mutual's Charter and Bylaws."

     Bank Mutual's shareholders do not have cumulative rights in the election of directors. Because the MHC will always own more than 50% of the voting shares of Bank Mutual, it will control the election of directors.

BOARD OF DIRECTORS

     The Bank Mutual charter and bylaws provide that its board of directors shall consist of eleven directors. The directors are classified into three classes, which are to be as nearly equal in size as possible. Each class is elected for a three-year term, and one of the classes of the board of directors is subject to election at each annual meeting of Bank Mutual shareholders.

     The Bank Mutual bylaws also provide that a director may be removed only for cause by a vote of the holders of majority of shares entitled to vote.

     Vacancies on the Bank Mutual board of directors, whether by resignation of a director or by the establishment of an increase in the number of directors, may be filled by action of the remaining directors of Bank Mutual. However, the directors so elected only serve until the next meeting of shareholders.

     Directors of Bank Mutual must own not less than 100 shares of Bank Mutual common stock.

SPECIAL MEETINGS OF SHAREHOLDERS

     Under Bank Mutual's charter, until five years after the restructuring, special meetings of shareholders of Bank Mutual may only be called upon the direction of the board of directors. Thereafter, special meetings may be called by the chairman, the president and majority of the directors, or upon the written request of holders of not less than 10% of all the outstanding shares of capital stock.

     The Bank Mutual board of directors will act as a nominating committee for the selecting of management nominees for election of directors. With certain exceptions in the case of vacancies, nominating committee must deliver written nominations to the secretary at least 20 days prior to the date of the annual meeting. No nominations for directors except for those made by the nominating committee will be voted upon at the annual meeting unless other nominations by shareholders are made in writing and delivered to Bank Mutual at least five days prior to the date of the annual meeting.

PREFERRED STOCK

     The Bank Mutual charter authorizes the issuance of preferred stock, in one or more classes with the rights and preferences of shareholders of those classes to be determined by the board of directors. If the company were to issue shares of preferred stock, their holders would have dividend and liquidation rights prior to those holders of common stock, and would have such voting rights as were determined by the board of directors.

APPROVAL OF FUNDAMENTAL TRANSACTIONS

     Corporate combination transactions such as mergers, sales of substantially all assets, or dissolution of the corporation, would require the approval of the holders of a majority of the outstanding shares of Bank Mutual common stock. Because the MHC would own a majority, it would control all the decisions on these matters. Similarly, the approval of the majority of outstanding shares is required for an amendment to the Bank Mutual certificate of incorporation. In the event Bank Mutual had issued shares of preferred stock, preferred shareholders may have rights to vote as a class on certain types of amendments.

DISSENTERS' RIGHTS

     Because Bank Mutual has provided that it will be subject to Wisconsin corporate law provisions, so long as Bank Mutual has a class of securities traded on the NASDAQ Stock Market or an exchange, its shareholders will not have dissenters' rights in most corporate transactions.

                             LEGAL AND TAX OPINIONS


     The legality of the issuance of the common stock being offered and certain matters relating to the restructuring and federal taxation have been passed upon for us by Quarles & Brady LLP, Milwaukee, Wisconsin. Certain legal matters will be passed upon for Ryan, Beck & Co. by Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation.


                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited Mutual Savings' consolidated financial statements at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included Mutual Savings' financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Wipfli Ullrich Bertelson LLP, independent auditors, have audited First Northern's consolidated financial statements at December 31, 1999 and for the year then ended, as set forth in their report. We have included First Northern's financial statements for that period in the prospectus and elsewhere in the registration statement in reliance on Wipfli Ullrich Bertelson LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of First Northern as of December 31, 1998 and for each of the two years in the period ended December 31, 1998. We have included those First Northern financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     On September 9, 1999, the Audit Committee of the First Northern board of directors recommended to the board the replacement of Ernst & Young LLP with Wipfli Ullrich Bertelson LLP as First Northern's independent certified public accountants for the year ended December 31, 1999. On September 16, 1999, the board accepted and approved the Audit Committee's recommendation. Ernst & Young LLP was notified of its dismissal, and Wipfli Ullrich Bertelson LLP of its engagement, on September 22, 1999. During 1997 and 1998 and through September 22, 1999, (a) there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused that firm to make reference to the subject matter of the disagreement in connection with its report and (b) there were no "reportable events" (as defined in SEC Regulation S-K Item 304(a)(1)(v)). Ernst & Young LLP's report on First Northern's financial statements for 1997 and 1998 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

     RP Financial has consented to the publication in this document of a summary of its letter to Mutual Savings setting forth its opinion as to the estimated pro forma market value of Mutual Savings in the converted form and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this document.

                           REGISTRATION REQUIREMENTS

     Bank Mutual's common stock is being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. Bank Mutual may not deregister the common stock under the Exchange Act for a period of at least three years following the restructuring.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     After the offering, Bank Mutual will be subject to the informational requirements of the Exchange Act and must file reports and other information with the SEC.

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. You may examine this information without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the SEC at prescribed rates. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants, including Bank Mutual, that file electronically with the SEC. The address for this web site is "www.sec.gov."

     The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form S-1 include descriptions of their material terms. By their nature, though, they are brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document. Mutual Savings has filed notice of mutual holding company reorganization with the Office of Thrift Supervision. In addition, Mutual Savings has filed copies of that application with the FDIC. This prospectus omits certain information contained in those applications.

     You may inspect copies of RP Financial's appraisal and any amendments to it at the main office of Mutual Savings Bank. The appraisal report is also an exhibit to the registration statement, but was not filed electronically and is not available on the EDGAR system.

     A copy of Bank Mutual's certificate of incorporation and bylaws, as well as those of Mutual Savings and the MHC, are available without charge from Mutual Savings. Copies of the plan of restructuring are also available from Mutual Savings without charge. If you have any questions regarding the offering or the restructuring, or would like copies of these documents, please call the Stock Information Center at (800) 580-0029, from 9:00 a.m. to 4:00 p.m., central time, Monday through Friday. The Stock Information Center is located at Mutual Savings' executive offices, 4949 West Brown Deer Road, Brown Deer, Wisconsin 53223.

                         INDEX TO FINANCIAL STATEMENTS

MUTUAL SAVINGS BANK

                                                              PAGE
                                                              -----
Independent Auditors' Report................................    F-1
Consolidated Statements of Financial Condition at June 30,
  2000 (unaudited) and December 31, 1999 and 1998...........    F-2
Consolidated Statements of Income for the six months ended
  June 30, 2000 and 1999 (unaudited) and for each of the
  three years ended December 31, 1999, 1998 and 1997........    F-3
Consolidated Statements of Changes in Equity for the six
  months ended June 30, 2000 and 1999 (unaudited) and for
  each of the three years ended December 31, 1999, 1998 and
  1997......................................................    F-4
Consolidated Statements for Cash Flows for the six months
  ended June 30, 2000 and 1999 (unaudited) and for each of
  the three years ended December 31, 1999, 1998 and 1997....    F-5
Notes to Consolidated Financial Statements..................    F-7
No additional schedules are required or included.

BANK MUTUAL AND THE MHC

     Financial statements of the MHC and Bank Mutual have not been provided because they have conducted no operations and have not yet been organized.

FIRST NORTHERN DATA

  Excerpts from Annual Report on Form 10-K

Financial Statements:
  Independent Auditors' Reports.............................   FN-1
  Consolidated Statements of Financial Condition at December
     31, 1999 and 1998......................................   FN-3
  Consolidated Statements of Income for each of the three
     years ended December 31, 1999, 1998 and 1997...........   FN-4
  Consolidated Statements of Stockholders' Equity for each
     of the three years ended December 31, 1999, 1998 and
     1997...................................................   FN-5
  Consolidated Statements for Cash Flows for each of the
     three years ended December 31, 1999, 1998 and 1997.....   FN-6
  Notes to Consolidated Financial Statements................   FN-8
Management's Discussion and Analysis (with supplemental
  information)..............................................  FN-29
Business (selected portions)................................  FN-43

  Excerpts from Quarterly Report on Form 10-Q for the quarter ended June 30,
  2000

Unaudited Interim Period Financial Statements:
  Consolidated Statement of Financial Condition as of June
     30, 2000...............................................  FN-68
  Consolidated Statements of Income for the three months and the six months ended June 30, 2000 and 1999............  FN-69
  Consolidated Statements of Stockholders' Equity for the
     six months ended June 30, 2000 and 1999................  FN-71
  Consolidated Statements of Cash Flows for the six months
     ended June 30, 2000 and 1999...........................  FN-72
  Notes to Unaudited Interim Period Consolidated Financial
     Statements.............................................  FN-73
Management's Discussion and Analysis........................  FN-78

                              MUTUAL SAVINGS BANK

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Mutual Savings Bank

     We have audited the accompanying consolidated statements of financial condition of Mutual Savings Bank (the Bank) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in equity and cash flows for the three years ended December 31, 1999. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Bank and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for three years ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          Ernst & Young LLP

Milwaukee, Wisconsin
March 7, 2000

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                  DECEMBER 31
                                                               JUNE 30      ------------------------
                                                                2000           1999          1998
                                                             -----------    ----------    ----------
                                                             (UNAUDITED)
                                                                         (IN THOUSANDS)
                                               ASSETS
Cash and due from banks..................................    $   18,978     $   21,367    $   22,534
Federal funds sold.......................................            --         25,000        45,000
Interest-earning deposits................................        12,839        132,592       262,714
                                                             ----------     ----------    ----------
Cash and cash equivalents................................        31,817        178,959       330,248
Securities available-for-sale, at fair value:
  Investment securities..................................        57,461         57,763       116,534
  Mortgage-related securities............................       461,377        374,100       270,897
Loans held for sale......................................         1,632            541        27,723
Loans receivable, net....................................     1,127,987      1,082,795     1,037,589
Real estate owned........................................         4,912          4,953         5,440
Premises and equipment...................................        26,727         26,871        27,567
Federal Home Loan Bank stock, at cost....................        14,585         13,537        13,537
Accrued interest receivable..............................         9,602          8,620         8,035
Intangible assets........................................        11,027         11,496        29,786
Other assets.............................................        12,043          9,871         5,506
                                                             ----------     ----------    ----------
                                                             $1,759,170     $1,769,506    $1,872,862
                                                             ==========     ==========    ==========
                                       LIABILITIES AND EQUITY
Liabilities:
  Deposits...............................................    $1,300,613     $1,343,007    $1,398,858
  Borrowings.............................................       264,667        242,699       270,822
  Advance payments by borrowers for taxes and
     insurance...........................................        13,012          1,661         1,710
  Other liabilities......................................        13,290         18,319        25,729
                                                             ----------     ----------    ----------
                                                              1,591,582      1,605,686     1,697,119
Equity:
  Retained earnings......................................       176,260        169,746       174,229
  Net unrealized gain (loss) on securities
     available-for-sale..................................        (8,672)        (5,926)        1,514
                                                             ----------     ----------    ----------
                                                                167,588        163,820       175,743
Commitments and Contingencies (Notes 13 and 14)
                                                             ----------     ----------    ----------
                                                             $1,759,170     $1,769,506    $1,872,862
                                                             ==========     ==========    ==========

                            See accompanying notes.

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                 SIX MONTHS ENDED
                                                     JUNE 30               YEAR ENDED DECEMBER 31
                                                ------------------    --------------------------------
                                                 2000       1999        1999        1998        1997
                                                 ----       ----        ----        ----        ----
                                                   (UNAUDITED)
                                                                    (IN THOUSANDS)
Interest income:
  Loans, including fees.....................    $41,403    $39,737    $ 79,623    $ 90,092    $ 93,628
  Investments...............................      3,219     10,413      20,200      19,714      12,115
  Mortgage-related securities...............     15,860      8,503      18,479      15,664      10,250
                                                -------    -------    --------    --------    --------
Total interest income.......................     60,482     58,653     118,302     125,470     115,993
Interest expense:
  Deposits..................................     29,739     30,985      61,091      65,236      60,917
  Borrowings................................      7,232      7,045      13,933      14,437      10,897
  Advance payments by borrowers for taxes
     and insurance..........................         90         98         313         344         380
                                                -------    -------    --------    --------    --------
Total interest expense......................     37,061     38,128      75,337      80,017      72,194
                                                -------    -------    --------    --------    --------
Net interest income.........................     23,421     20,525      42,965      45,453      43,799
Provision for losses on loans...............        236        203         350         637       1,065
                                                -------    -------    --------    --------    --------
Net interest income after provision for
  losses on loans...........................     23,185     20,322      42,615      44,816      42,734
Noninterest income:
  Service charges on deposits...............      1,413      1,332       2,813       2,630       2,413
  Brokerage commissions.....................        994        827       1,826       1,228         984
  Servicing fees on loans sold..............        205        229         447         577         588
  Loan fees and service charges.............        497        549       1,014       1,662         773
  Gain on sales of loans....................         43        436         497       1,025         486
  Gain (loss) on sales of securities........         --       (108)        158          --         (12)
  Other.....................................        864        634       1,229       1,318         927
                                                -------    -------    --------    --------    --------
Total noninterest income....................      4,016      3,899       7,984       8,440       6,159
Noninterest expenses:
  Compensation, payroll taxes and other
     employee benefits......................      8,624      8,539      17,158      16,638      15,346
  Occupancy.................................      2,595      2,846       5,550       5,580       5,288
  Federal deposit insurance premiums........        142        416         820         837         822
  Marketing.................................      1,256      1,137       1,864       2,158       2,375
  Data processing...........................        741        575       1,329       1,260       1,213
  Amortization of intangibles...............        469      1,355      18,290       2,738       1,941
  Other.....................................      2,859      3,077       6,268       6,310       5,101
                                                -------    -------    --------    --------    --------
Total noninterest expenses..................     16,686     17,945      51,279      35,521      32,086
                                                -------    -------    --------    --------    --------
Income (loss) before income taxes...........     10,515      6,276        (680)     17,735      16,807
Income taxes................................      4,001      2,386       3,803       6,584       6,622
                                                -------    -------    --------    --------    --------
Net income (loss)...........................    $ 6,514    $ 3,890    $ (4,483)   $ 11,151    $ 10,185
                                                =======    =======    ========    ========    ========

                            See accompanying notes.

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

                                                                           NET UNREALIZED
                                                                           GAIN (LOSS) ON
                                                                             SECURITIES
                                                               RETAINED      AVAILABLE-       TOTAL
                                                               EARNINGS       FOR-SALE        EQUITY
                                                               --------    --------------     ------
                                                                           (IN THOUSANDS)
Balances at January 1, 1997................................    $152,893       $(1,599)       $151,297
  Comprehensive income:
     Net income............................................      10,185            --          10,185
       Change in net unrealized gain (loss) on securities
          available-for-sale, net of deferred income tax
          liability of $850................................          --         1,573           1,573
                                                               --------       -------        --------
  Total comprehensive income...............................                                    12,691
                                                               --------       -------        --------
Balances at December 31, 1997..............................     163,078           (26)        163,052
  Comprehensive income:
     Net income............................................      11,151            --          11,151
     Other comprehensive income:
       Change in net unrealized gain (loss) on securities
          available-for-sale, net of deferred income tax
          liability of $832................................          --         1,540           1,540
                                                               --------       -------        --------
  Total comprehensive income...............................                                    12,691
                                                               --------       -------        --------
Balances at December 31, 1998..............................     174,229         1,514         175,743
  Comprehensive income:
     Net loss..............................................      (4,483)                       (4,483)
     Other comprehensive income:
       Change in net unrealized gain (loss) on securities
          available-for-sale, net of deferred income tax
          benefit of $4,144................................          --        (7,440)         (7,440)
                                                               --------       -------        --------
  Total comprehensive loss.................................                                   (11,923)
                                                               --------       -------        --------
Balances at December 31, 1999..............................     169,746        (5,926)        163,820
  Comprehensive income:
     Net income (unaudited)................................       6,514            --           6,514
     Other comprehensive income:
       Change in net unrealized gain (loss) on securities
          available-for-sale, net of deferred income tax
          benefit of $1,774 (unaudited)....................          --        (2,746)         (2,746)
                                                               --------       -------        --------
  Total comprehensive income (unaudited)...................          --            --           3,768
                                                               --------       -------        --------
Balances at June 30, 2000 (unaudited)......................    $176,260       $(8,672)       $167,588
                                                               ========       =======        ========

                            See accompanying notes.

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            SIX MONTHS ENDED
                                                 JUNE 30                 YEAR ENDED DECEMBER 31
                                          ---------------------    -----------------------------------
                                            2000         1999        1999         1998         1997
                                            ----         ----        ----         ----         ----
                                               (UNAUDITED)
                                                                 (IN THOUSANDS)
Operating Activities
Net income (loss).....................    $   6,514    $  3,890    $  (4,483)   $  11,151    $  10,185
Adjustments to reconcile net income
  (loss) to net cash provided (used)
  by operating activities:
  Provision for losses on loans.......          236         203          350          637        1,065
  Provision for depreciation..........          790         953        1,840        2,033        1,816
  Deferred income tax benefit.........        1,774       1,192       (3,886)        (630)        (710)
  Amortization of intangibles.........          469       1,355       18,290        2,738        1,941
  Net discount amortization on
     securities.......................         (175)        (18)         (80)      (5,242)        (318)
  Loans originated for sale...........       (6,031)    (45,405)     (47,427)    (131,082)     (52,006)
  Proceeds from sales of loans
     originated for sale..............        4,983      47,116       57,358      117,770       43,478
  Net gain on sales of loans..........          (43)       (436)        (497)      (1,025)        (486)
  Net (gain) loss on sale of
     available-for-sale securities....           --          --         (378)          --           12
  Purchases of trading account
     assets...........................           --     (24,827)     (39,215)      (5,066)          --
  Proceeds from sales of trading
     account assets...................           --      24,719       38,995        5,067           --
  Net loss on sale of trading
     account assets...................           --         108          220            1           --
  Decrease in other liabilities.......       (5,029)    (13,060)      (7,410)      (1,573)         (94)
  (Increase) decrease in other
     assets...........................       (2,172)        (30)       3,665       (2,355)       9,039
  (Increase) decrease in accrued
     interest receivable..............         (982)       (293)        (585)       1,425       (3,533)
  Other...............................         (220)      1,006          587          513         (882)
                                          ---------    --------    ---------    ---------    ---------
Net cash provided (used) by operating
  activities..........................          114      (3,527)      17,344       (5,638)       9,507
Investing Activities
Proceeds from maturities and sales of
  investment securities...............       20,000      65,070       65,000      429,337      397,619
Purchases of investment securities....      (18,808)    (20,000)     (20,000)    (380,489)    (376,634)
Proceeds from sales of
  mortgage-related securities.........           --          --       54,060           --        3,822
Purchases of mortgage-related
  securities..........................     (115,412)    (34,123)    (213,504)    (119,548)     (72,071)
Net (purchases) sales of investments
  in mutual funds.....................         (867)       (728)      (1,481)      (1,410)      16,742
Principal payments on mortgage-related
  securities..........................       23,765      35,602       60,367       77,407       59,514
Net (increase) decrease in loans
  receivable..........................      (47,101)     (7,290)     (29,581)     208,864       96,953
Proceeds from sale of foreclosed
  properties..........................        1,936       1,147        1,673        3,438          627
Proceeds from sale of (purchase of)
  Federal Home Loan Bank stock........       (1,048)         --           --        6,700          277

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

                                            SIX MONTHS ENDED
                                                 JUNE 30                 YEAR ENDED DECEMBER 31
                                          ---------------------    -----------------------------------
                                            2000         1999        1999         1998         1997
                                            ----         ----        ----         ----         ----
                                               (UNAUDITED)
                                                                 (IN THOUSANDS)
Purchases of office properties and
  equipment...........................         (646)       (497)      (1,173)      (3,141)      (1,854)
Sales of office properties and
  equipment...........................           --          --           29           --           --
Business acquisition, net of cash and
  cash equivalents acquired of
  $8,328..............................           --          --           --           --     (118,164)
                                          ---------    --------    ---------    ---------    ---------
Net cash provided (used) by investing
  activities..........................     (138,181)     39,181      (84,610)     221,158        6,831
Financing Activities
Net increase (decrease) in deposits...      (42,394)    (11,539)     (55,851)      36,528       (8,653)
Net decrease (increase) in short-term
  borrowings..........................       26,000          --           --           --     (208,194)
Proceeds from long-term borrowings....       33,000          --           --           --      228,000
Repayments on long-term borrowings....      (37,032)       (123)     (28,123)         (45)          --
Net increase (decrease) in advance
  payments by borrowers for taxes and
  insurance...........................       11,351      11,407          (49)        (819)       1,636
                                          ---------    --------    ---------    ---------    ---------
Net cash provided (used) by financing
  activities..........................       (9,075)       (255)     (84,023)      35,664       12,789
                                          ---------    --------    ---------    ---------    ---------
Increase (decrease) in cash and cash
  equivalents.........................     (147,142)     35,399     (151,289)     251,184       29,127
Cash and cash equivalents at beginning
  of period...........................      178,959     330,248      330,248       79,064       49,937
                                          ---------    --------    ---------    ---------    ---------
Cash and cash equivalents at end of
  period..............................       31,817     365,647    $ 178,959    $ 330,248    $  79,064
                                          =========    ========    =========    =========    =========
Supplemental information:
  Interest paid on deposits...........    $  28,256    $ 29,166    $  61,220    $  65,315    $  61,598
  Income taxes paid...................        4,058       3,092        6,678        7,859        5,530
  Loans transferred to other real
     estate owned.....................        1,673         951        1,773        7,975          178
  Loans transferred from loans held
     for sale to portfolio............           --      19,171       17,748           17           --
  Mutual fund liquidation proceeds....           --      14,047       14,047           --           --

                            See accompanying notes.

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (INFORMATION WITH RESPECT TO JUNE 30, 2000 AND THE
          SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

                               DECEMBER 31, 1999
                             (DOLLARS IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     Mutual Savings Bank (the Bank) provides a full range of financial services to customers through its branch locations in Wisconsin. The Bank is subject to competition from other financial institutions and is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

BASIS OF FINANCIAL STATEMENT PRESENTATION

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Bank and its wholly owned subsidiaries, Lake Financial and Insurance Services (Lake), Mutual Investment Company (MIC) and MC Development Ltd. (MD). Lake provides investment and insurance services, MIC owns and manages an investment portfolio for the benefit of the Bank, and MD holds, for sale, title to certain parcels of developed and undeveloped real estate. Significant intercompany accounts and transactions have been eliminated in consolidation.

     The unaudited consolidated financial statements as of June 30, 2000 and for the six months then ended have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Bank considers federal funds sold and interest-bearing deposits that have original maturities of three months or less to be cash equivalents.

INVESTMENT SECURITIES AND MORTGAGE-RELATED SECURITIES

TRADING ACCOUNT ASSETS

     Trading account assets are held for resale in anticipation of short-term market movements. Trading account assets are stated at fair value. Gains and losses are included in net gain or loss on sales of securities and are based on the specific identification method. There were no trading account assets at December 31, 1999 or 1998 or June 30, 2000.

SECURITIES AVAILABLE-FOR-SALE

     Management determines the appropriate classification of debt securities at the time of purchase. Debt securities, equity securities and investments in mutual funds not classified as trading are classified as

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 2000 AND THE
          SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of equity.

     The amortized cost of securities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in gain (loss) on sales of securities and are based on the specific identification method.

     Stock of the Federal Home Loan Bank (FHLB) is carried at cost which is its redeemable value.

LOANS HELD FOR SALE AND SALES OF LOANS

     Loans held for sale, which generally consist of current production of certain fixed-rate first mortgage loans, are recorded at the lower of aggregate cost or market value. Fees received from the borrower are deferred and recorded as an adjustment of the carrying value. Loans held for sale may be transferred to loans held for investment when the Bank has both the ability and intent to hold the loans for the foreseeable future or until maturity. Upon transfer, any difference between the carrying amount of the loan and its outstanding principal balance is recognized as an adjustment to yield by the interest method.

INTEREST AND FEES ON LOANS

     Allowances of $161 (unaudited), $228 and $172 are established for accrued but uncollected interest on mortgage loans for which any payments were more than 90 days past due at June 30, 2000 and December 31, 1999 and 1998, respectively. Interest previously accrued on these loans is removed from income at that time. Payments received, if any, on these loans are recorded as principal reduction or as interest based on management's judgment as to ultimate collectibility of all contractual future principal and interest payments.

     Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized as an adjustment of the related loans' yield. The Bank amortizes these amounts using the level yield method over the estimated life of the related loans.

ALLOWANCE FOR LOSSES ON LOANS

     The allowance for losses on loans is composed of general valuation allowances. The Bank may establish a specific valuation allowance on loans it considers impaired but in such event the loan is reduced by the amount of the specific allowance and a corresponding amount is charged off to the allowance for losses on loans. A loan is considered impaired when, based on current information and events, it is probable that the Bank will not be able to collect all amounts due according to the contractual terms of the loan agreement. When the carrying amount of the loan exceeds (1) the present value of the expected cash flows, discounted at the loan's original effective interest rate, or (2) the fair value of the underlying collateral, a specific valuation allowance is recorded for such excess. The adjusted balance of the loan is adjusted (decreased) to reflect significant changes in the estimated fair value of collateral, the estimated amount and timing of an impaired loan's expected future cash flows, or if actual cash flows that differ significantly from expected future cash flows. General valuation allowances are based on an evaluation of the various risk components that are inherent in the credit portfolio. The risk components that are

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 2000 AND THE
          SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

evaluated include past loan loss experience; the level of non-performing and classified assets; current economic conditions; volume, growth and composition of the loan portfolio; adverse situations that may affect borrowers' ability to repay; the estimated value of any underlying collateral; peer group comparisons; regulatory guidance; and other relevant factors.

     The allowance is increased by provisions charged to earnings and reduced by charge-offs, net of recoveries. The allowance reflects management's best estimate of the amount necessary to provide for the credit risks of the Bank. The allowance is based on a risk model developed and implemented by management and approved by the Bank's Board of Directors.

FORECLOSED PROPERTIES AND REPOSSESSED ASSETS

     Foreclosed properties acquired through, or in lieu of, loan foreclosure are recorded at the lower of cost or fair value less estimated costs to sell. Costs related to the development and improvement of property are capitalized, whereas costs related to holding the property are expensed.

PREMISES AND EQUIPMENT

     Land, buildings, leasehold improvements and equipment are carried at amortized cost. Buildings and furniture, equipment and automobiles are amortized over their estimated useful lives (40 to 45 years and 3 to 10 years, respectively) using the straight line method. Leasehold improvements are amortized over the shorter of their useful lives or the lease terms (generally 10 years). The Bank reviews buildings, leasehold improvements and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment exists when the estimated undiscounted cash flows for the property is less than its carrying value. If identified, an impairment loss is recognized through a charge to earnings based on the fair value of the property.

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill, representing the excess of purchase price over the fair value of net assets acquired, results from acquisitions made by the Bank. The Bank's goodwill is being amortized to operating expense using the straight-line method over 15 years. Other intangible assets are amortized over their estimated useful lives, generally 7-10 years. The carrying amount of goodwill and other intangible assets are reviewed if facts and circumstances indicate that it may be impaired. If this review indicates that it is not recoverable, as determined based on the estimated undiscounted cash flows of the entity acquired over the remaining amortization period, the carrying amount of the goodwill is reduced for the estimated shortfall of the cash flows discounted at the average cost of capital for thrift institutions as compared to the carrying value.

INCOME TAXES

     The Bank files a consolidated federal income tax return and separate, or combined, state income tax returns, depending on the state. Income taxes are accounted for using the "asset and liability" method. Under this method, a deferred tax asset or liability is determined based on the enacted tax rates that will be in effect when the differences between the financial statement carrying amounts and tax bases of existing assets and liabilities are expected to be reported in the Bank's income tax returns. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date of the change. A valuation allowance is provided for any deferred tax asset for which it is more likely

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 2000 AND THE
          SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

than not that the asset will not be realized. Changes in valuation allowances are recorded as a component of income.

PENSION COSTS

     The Bank's net periodic pension cost consists of the expected cost of benefits earned by employees during the current period and an interest cost on the projected benefit obligation, reduced by the expected earnings on assets held by the retirement plan, amortization of transitional assets over a period of 15 years (beginning in 1987), amortization of prior service cost and by amortization of recognized actuarial gains and losses over the estimated future service period of existing plan participants.

SEGMENT INFORMATION

     The Bank has determined that it has one reportable segment -- community banking. The Bank offers a range of financial products and services to external customers, including: accepting deposits from the general public; originating residential, consumer and limited types of commercial loans (primarily loans secured by multi-family properties); and marketing annuities and other insurance products. Revenues for each of these products are disclosed in the consolidated statements of income.

PENDING ACCOUNTING CHANGES

     Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133," which delays the implementation date of SFAS No. 133 for one year, to fiscal years beginning after June 15, 2000, provide a comprehensive and consistent standard for the recognition of derivatives and hedging activities. SFAS 133 requires all derivatives to be recorded on the balance sheet at fair value. However, special accounting is provided for certain derivatives that meet the definition of hedges. Changes in the fair value of derivatives that do not meet the definition of hedges are required to be reported in earnings in the period of change. The Bank does not use derivative financial instruments such as futures, swaps, caps, floors, options or interest or principal only strips of similar instruments. Therefore, SFAS No. 133 is not expected to have a significant impact on the Bank. The Bank will implement this statement on January 1, 2001.

2. BUSINESS COMBINATIONS

     On March 31, 1997, the Bank completed the acquisition of First Federal Bancshares of Eau Claire, Inc. (First Federal) in a cash transaction for $125.1 million. The transaction has been accounted for as a purchase. First Federal was the parent company of First Federal Bank of Eau Claire, F.S.B. First Federal had total assets of $730.7 million as of March 31, 1997. This acquisition resulted in the recording of identifiable intangibles (value of deposit base) of $10.4 million and goodwill (unidentifiable intangible asset) of $24.1 million. The results of operations of the acquired company are included in the consolidated financial statements from the date of acquisition.

     Scheduled amortization of intangibles was $2,711, $2,738 and $1,941 for the years ended December 31, 1999, 1998 and 1997, and $469 (unaudited) and $1,355 (unaudited) for the six-month periods ended June 30, 2000 and 1999 respectively. In 1999, increased competition for deposits from alternate investment products, increases in interest rates which negatively impacted the volume of new loan originations and credit standards more stringent than those used by the acquiree caused management to

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 2000 AND THE
          SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

2. BUSINESS COMBINATIONS -- (CONTINUED)

revise cash flow estimates to be realized from the acquired business. Accordingly, $15,579 of intangibles were written off for the estimated shortfall of the cash flows discounted at the average cost of capital for thrift institutions as compared to the carrying value. This write-off is included in amortization of intangibles on the statement of income. The unamortized balance of goodwill and intangible assets was $11,027 (unaudited), $11,496 and $29,786 at June 30, 2000, and December 31, 1999 and 1998, respectively.

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 2000 AND THE
          SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

3. SECURITIES

     The amortized cost and fair value of securities available-for-sale are as follows:

                                                                       GROSS         GROSS       ESTIMATED
                                                        AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                          COST         GAINS         LOSSES        VALUE
                                                        ---------    ----------    ----------    ---------
At June 30, 2000 (Unaudited):
  U.S. government and federal agency obligation.....    $ 28,909        $ 26        $   (773)    $ 28,162
  Asset-backed securities...........................          --          --              --           --
  Mutual funds......................................      29,894          --            (595)      29,299
                                                        --------        ----        --------     --------
     Total investment securities....................      58,803          26          (1,368)      57,461
                                                        --------        ----        --------     --------
  Federal Home Loan Mortgage Corporation............      67,880          28          (2,904)      65,004
  Federal National Mortgage Association.............     388,707         798         (10,102)     379,403
  Private Placement CMOs............................      16,798           1            (327)      16,472
  Government National Mortgage Association..........         492           7              (1)         498
                                                        --------        ----        --------     --------
     Total mortgage-related securities..............     473,877         834         (13,334)     461,377
                                                        --------        ----        --------     --------
     Total..........................................    $532,680        $860        $(14,702)    $518,838
                                                        ========        ====        ========     ========
At December 31, 1999:
  U.S. government and federal agency obligations....    $ 30,107        $ --        $   (932)    $ 29,175
  Asset-backed securities...........................          51          --              --           51
  Mutual funds......................................      29,027          --            (490)      28,537
                                                        --------        ----        --------     --------
     Total investment securities....................      59,185          --          (1,422)      57,763
                                                        --------        ----        --------     --------
  Federal Home Loan Mortgage Corporation............      72,763          94          (2,641)      70,216
  Federal National Mortgage Association.............     290,785         745          (6,146)     285,384
  Private Placement CMOs............................      17,884          65             (22)      17,927
  Government National Mortgage Association..........         566           8              (1)         573
                                                        --------        ----        --------     --------
     Total mortgage-related securities..............     381,998         912          (8,810)     374,100
                                                        --------        ----        --------     --------
     Total..........................................    $441,183        $912        $(10,232)    $431,863
                                                        ========        ====        ========     ========

                                                                       GROSS         GROSS       ESTIMATED
                                                        AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                          COST         GAINS         LOSSES        VALUE
                                                        ---------    ----------    ----------    ---------
At December 31, 1998:
  U.S. government and federal agency obligations....    $ 75,113       $  308        $  --       $ 75,421
  Asset-backed securities...........................         228           --           --            228
  Mutual funds......................................      41,592           --         (707)        40,885
                                                        --------       ------        -----       --------
     Total investment securities....................     116,933          308         (707)       116,534
                                                        --------       ------        -----       --------
  Federal Home Loan Mortgage Corporation............      43,607          168          (58)        43,717
  Federal National Mortgage Association.............     192,200        2,250          (97)       194,353
  Private Placement CMOs............................      31,630          370           (6)        31,994
  Government National Mortgage Association..........         797           36           --            833
                                                        --------       ------        -----       --------
     Total mortgage-related securities..............     268,234        2,824         (161)       270,897
                                                        --------       ------        -----       --------
     Total..........................................    $385,167       $3,132        $(868)      $387,431
                                                        ========       ======        =====       ========

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 2000 AND THE
          SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

3. SECURITIES -- (CONTINUED)

     The amortized cost and fair values of securities by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     JUNE 30 2000
                                                                -----------------------
                                                                AMORTIZED
                                                                  COST       FAIR VALUE
                                                                ---------    ----------
                                                                      (UNAUDITED)
Due in one year or less.....................................    $  3,543      $  3,543
Due after one year through five years.......................      25,366        24,619
Mutual funds................................................      29,894        29,299
Mortgage-related securities.................................     473,877       461,377
                                                                --------      --------
                                                                $532,680      $518,838
                                                                ========      ========

                                                                   DECEMBER 31 1999
                                                                -----------------------
                                                                AMORTIZED
                                                                  COST       FAIR VALUE
                                                                ---------    ----------
Due in one year or less.....................................    $ 10,000      $  9,925
Due after one year through five years.......................      20,158        19,301
Mutual funds................................................      29,027        28,537
Mortgage-related securities.................................     381,998       374,100
                                                                --------      --------
                                                                $441,183      $431,863
                                                                ========      ========

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 2000 AND THE
          SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

3. SECURITIES -- (CONTINUED)

     A reconciliation of the gross change in the unrealized gain or loss on available-for-sale securities to the change in unrealized gain or loss on available-for-sale securities reported as a component of comprehensive income follows:

                                                                            JUNE 30 2000
                                                                -------------------------------------
                                                                 BEFORE         TAX
                                                                  TAX        (BENEFIT)     NET-OF-TAX
                                                                 AMOUNT       EXPENSE        AMOUNT
                                                                 ------      ---------     ----------
                                                                            (UNAUDITED)
Change in unrealized losses on available-for-sale
  securities................................................    $(13,842)     $(5,170)      $(8,672)
Less: reclassification adjustment for gains realized in net
  income....................................................          --           --            --
                                                                --------      -------       -------
Change in net unrealized losses recognized in other
  comprehensive
  income....................................................    $(13,842)     $(5,170)      $(8,672)
                                                                ========      =======       =======

                                                                         DECEMBER 31 1999
                                                                -----------------------------------
                                                                 BEFORE        TAX
                                                                  TAX       (BENEFIT)    NET-OF-TAX
                                                                 AMOUNT      EXPENSE       AMOUNT
                                                                 ------     ---------    ----------
Change in unrealized losses on available-for-sale
  securities................................................    $(11,962)    $(4,276)     $(7,686)
Less: reclassification adjustment for gains realized in net
  income....................................................        (378)       (132)        (246)
                                                                --------     -------      -------
Change in net unrealized losses recognized in other
  comprehensive
  income....................................................    $(11,584)    $(4,144)     $(7,440)
                                                                ========     =======      =======

                                                                            DECEMBER 31 1998
                                                                  -------------------------------------
                                                                  BEFORE         TAX
                                                                   TAX        (BENEFIT)      NET-OF-TAX
                                                                  AMOUNT       EXPENSE         AMOUNT
                                                                  ------      ---------      ----------
Change in unrealized gains on available-for-sale
  securities................................................      $2,372        $832           $1,540
Less: reclassification adjustment for gains (losses)
  realized in net
  income....................................................          --          --               --
                                                                  ------        ----           ------
Change in net unrealized gains recognized in other
  comprehensive income......................................      $2,372        $832           $1,540
                                                                  ======        ====           ======

                                                                        DECEMBER 31 1997
                                                                ---------------------------------
                                                                BEFORE       TAX
                                                                 TAX      (BENEFIT)    NET-OF-TAX
                                                                AMOUNT     EXPENSE       AMOUNT
                                                                ------    ---------    ----------
Change in unrealized gains on available-for-sale
  securities................................................    $2,435      $855         $1,580
Less: reclassification adjustment for losses realized in net
  income....................................................        12         5              7
                                                                ------      ----         ------
Change in net unrealized gains recognized in other
  comprehensive
  income....................................................    $2,423      $850         $1,573
                                                                ======      ====         ======

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 2000 AND THE
          SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

3. SECURITIES -- (CONTINUED)

     Total proceeds and gross realized gains and losses from sale of available-for-sale securities were:

                                                              SIX MONTHS
                                                             ENDED JUNE 30             YEAR ENDED
                                                           -----------------    -------------------------
                                                           2000         1999     1999      1998     1997
                                                           ----         ----     ----      ----     ----
                                                              (UNAUDITED)
Proceeds...............................................    $--          $       $54,060    $--     $3,825
Gross gains............................................     --           --         378     --          3
Gross losses...........................................     --           --          --     --         15

     Net losses of $0 (unaudited), $108 (unaudited) and $220 were recognized in income from sales of securities classified as trading for the six months ended June 30, 2000 and 1999 and the year ended December 31, 1999. There were no realized net gains or losses on trading securities in 1998 or 1997 and no unrealized gains or losses recognized in income related to trading securities for any period presented.

     Investment securities with a fair value of approximately $10 million at June 30, 2000 (unaudited) and December 31, 1999 and 1998, were pledged to secure public funds.

4. LOANS RECEIVABLE

     Loans receivable consist of the following:

                                                               JUNE 30            DECEMBER 31
                                                             -----------    ------------------------
                                                                2000           1999          1998
                                                                ----           ----          ----
                                                             (UNAUDITED)
First mortgage loans:
  One to four-family.....................................    $  733,958     $  743,993    $  742,231
  Multi-family...........................................        65,105         53,777        53,521
  Commercial.............................................        65,267         52,375        40,922
  Construction and development...........................        30,840         26,530        21,939
                                                             ----------     ----------    ----------
  Total first mortgage real estate loans.................       895,170        876,675       858,613
                                                             ----------     ----------    ----------
Consumer and other loans:
  Consumer loans:
     Fixed equity........................................       108,811         89,315        67,629
     Home equity lines of credit.........................        55,371         50,618        45,827
     Student.............................................        27,698         28,371        29,634
     Home improvement....................................        12,134          9,920         8,373
     Other...............................................         9,436         10,028        12,970
       Total consumer loans..............................       213,450        188,252       164,433
                                                             ----------     ----------    ----------
  Commercial business loans..............................        42,815         39,488        28,839
                                                             ----------     ----------    ----------
     Total consumer and other loans......................       256,265        227,740       193,272
     Total loans receivable..............................     1,151,435      1,104,415     1,051,885

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 2000 AND THE
          SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

4. LOANS RECEIVABLE -- (CONTINUED)

                                                               JUNE 30            DECEMBER 31
                                                             -----------    ------------------------
                                                                2000           1999          1998
                                                                ----           ----          ----
                                                             (UNAUDITED)
Less:
  Undisbursed loan proceeds..............................        16,368         14,658         7,001
  Allowance for losses on loans..........................         7,085          6,948         6,855
  Unearned loan fees and discounts.......................            (5)            14           440
                                                             ----------     ----------    ----------
                                                                 23,448         21,620        14,296
                                                             ----------     ----------    ----------
                                                             $1,127,987     $1,082,795    $1,037,589
                                                             ==========     ==========    ==========

     The Bank's first mortgage loans, fixed equity, home equity lines of credit and home improvement loans are primarily secured by properties housing one to four families which are generally located in the Bank's local lending areas in Wisconsin.

     A summary of the activity in the allowance for losses on loans follows:

                                                     SIX MONTHS                 YEAR ENDED
                                                   ENDED JUNE 30                DECEMBER 31
                                                  ----------------    -------------------------------
                                                   2000      1999      1999        1998         1997
                                                   ----      ----      ----        ----         ----
                                                    (UNAUDITED)
Balance at beginning of year..................    $6,948    $6,855    $6,855      $7,195       $3,921
Provisions....................................       236       247       350         637        1,065
Allowance of acquired business................        --        --        --          --        2,449
Charge-offs...................................      (114)     (127)     (341)     (1,220)        (751)
Recoveries....................................        15        18        84         243          511
                                                  ------    ------    ------      ------       ------
Balance at end of year........................    $7,085    $6,949    $6,948      $6,855       $7,195
                                                  ======    ======    ======      ======       ======

     There are no loans which are considered to be impaired at June 30, 2000, December 31, 1999 or December 31, 1998.

     The unpaid principal balance of loans serviced for others were $278,057 (unaudited), $287,789, $279,759 and $250,496 at June 30, 2000 and December 31,
1999, 1998 and 1997, respectively. These loans are not reflected in the consolidated financial statements.

5. REAL ESTATE OWNED

     Real estate owned is summarized as follows:

                                                                  JUNE 30        DECEMBER 31
                                                                -----------    ----------------
                                                                   2000         1999      1998
                                                                   ----         ----      ----
                                                                (UNAUDITED)
Acquired by foreclosure or in lieu of foreclosure...........      $2,977       $3,018    $3,505
Acquired for development or resale..........................       1,935        1,935     1,935
                                                                  ------       ------    ------
                                                                  $4,912       $4,953    $5,440
                                                                  ======       ======    ======

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 2000 AND THE
          SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

6. ACCRUED INTEREST

     Accrued interest on loans and investments are summarized as follows:

                                                                  JUNE 30        DECEMBER 31
                                                                -----------    ----------------
                                                                   2000         1999      1998
                                                                   ----         ----      ----
                                                                (UNAUDITED)
Mortgage-related securities.................................      $2,484       $1,787    $1,174
Investment securities.......................................         553          814       821
Loans receivable............................................       6,565        6,019     6,040
                                                                  ------       ------    ------
                                                                  $9,602       $8,620    $8,035
                                                                  ======       ======    ======

7. PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:

                                                                  JUNE 30         DECEMBER 31
                                                                -----------    ------------------
                                                                   2000         1999       1998
                                                                   ----         ----       ----
                                                                (UNAUDITED)
Land........................................................      $ 6,969      $ 6,969    $ 6,889
Office buildings............................................       25,840       25,292     25,177
Furniture, equipment and automobiles........................       12,015       12,060     11,759
Leasehold improvements......................................        1,203        1,203      1,442
                                                                  -------      -------    -------
                                                                   46,027       45,524     45,267
Less allowances for depreciation and amortization...........       19,300       18,653     17,700
                                                                  -------      -------    -------
                                                                  $26,727      $26,871    $27,567
                                                                  =======      =======    =======

     Depreciation expense for the six months ended June 30, 2000 and 1999 and the years ended 1999, 1998 and 1997, was $790 (unaudited), $935 (unaudited), $1,840, $2,033 and $1,816, respectively.

     The Bank leases various branch offices, office facilities and equipment under noncancellable operating leases which expire on various dates through 2012. Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more for the years indicated are as follows:

                                                                  JUNE 30      DECEMBER 31
                                                                -----------    -----------
                                                                   2000           1999
                                                                   ----           ----
                                                                (UNAUDITED)
2000........................................................      $  435         $  870
2001........................................................         660            660
2002........................................................         446            446
2003........................................................         417            417
2004........................................................         390            390
Thereafter..................................................       1,364          1,364
                                                                  ------         ------
  Total.....................................................      $3,712         $4,147
                                                                  ======         ======

     Total rental expenses totaled $273 (unaudited), $302 (unaudited), $609, $639 and $682 for the six months ended June 30, 2000 and 1999 and the years ended 1999, 1998 and 1997, respectively.

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 2000 AND THE
          SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

8. DEPOSITS

     Deposits are summarized as follows:

                                                               JUNE 30            DECEMBER 31
                                                             -----------    ------------------------
                                                                2000           1999          1998
                                                                ----           ----          ----
                                                             (UNAUDITED)
Checking accounts:
  Non-interest-bearing...................................    $   49,002     $   42,596    $   43,031
  Interest-bearing.......................................        86,133         89,685       100,753
                                                             ----------     ----------    ----------
                                                                135,135        132,281       143,784
Money market accounts....................................       220,721        231,174       159,361
Savings accounts.........................................       148,406        151,447       166,316
Certificate accounts:
  Due within one year....................................       539,156        593,512       638,596
  After one but within two years.........................       190,143        178,431       237,113
  After two but within three years.......................        46,057         34,716        30,129
  After three but within four years......................        10,593         11,535        10,479
  After four but within five years.......................        10,397          9,868        11,583
  After five years.......................................             5             43         1,497
                                                             ----------     ----------    ----------
                                                                796,351        828,105       929,397
                                                             ----------     ----------    ----------
                                                             $1,300,613     $1,343,007    $1,398,858
                                                             ==========     ==========    ==========

     The aggregate amount of certificate accounts with balances of one hundred thousand dollars or more is approximately $63,787 (unaudited), $62,223 and $70,513 at June 30, 2000 and December 31, 1999 and 1998, respectively.

     Interest expense on deposits was as follows:

                                                    SIX MONTHS ENDED              YEAR ENDED
                                                        JUNE 30                   DECEMBER 31
                                                   ------------------    -----------------------------
                                                    2000       1999       1999       1998       1997
                                                    ----       ----       ----       ----       ----
                                                      (UNAUDITED)
Interest-bearing checking accounts.............    $   452    $   472    $   940    $ 1,070    $ 1,137
Money market accounts..........................      5,656      4,315      9,796      6,571      5,458
Savings accounts...............................      1,786      1,981      3,885      4,268      4,696
Certificate accounts...........................     21,845     24,217     46,470     53,327     49,626
                                                   -------    -------    -------    -------    -------
                                                   $29,739    $30,985    $61,091    $65,236    $60,917
                                                   =======    =======    =======    =======    =======

     The deposit accounts are insured by the FDIC to a maximum of one hundred thousand dollars for each insured depositor in accordance with applicable law and regulation.

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 2000 AND THE
          SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

9. BORROWINGS

     Borrowings consist of the following:

                                           JUNE 30                              DECEMBER 31
                                    ---------------------      ----------------------------------------------
                                            2000                       1999                     1998
                                    ---------------------      ---------------------    ---------------------
                                                WEIGHTED-                  WEIGHTED-                WEIGHTED-
                                                 AVERAGE                    AVERAGE                  AVERAGE
                                    BALANCE       RATE         BALANCE       RATE       BALANCE       RATE
                                    -------     ---------      -------     ---------    -------     ---------
                                         (UNAUDITED)
Federal Home Loan Bank advances
  maturing:
     2000.......................    $ 31,147      7.07%        $ 42,152      6.53%      $ 42,170       5.77%
     2001.......................      33,000      6.59               --        --             --         --
     2002.......................          --        --               --        --        203,000       5.20
     2003.......................         520      4.30              547      5.11            569       4.65
     2004.......................     200,000      5.70          200,000      5.70             --         --
     Thereafter.................                                     --        --         25,000       4.98
Other borrowings................                                     --        --             83      10.25
                                    --------                   --------                 --------
                                    $264,667                   $242,699                 $270,822
                                    ========                   ========                 ========

     Advances that mature in the year 2004 consist of borrowings that are redeemable at the option of the FHLB beginning at various times in 2001.

     The Bank is required to maintain unencumbered mortgage loans in its portfolio aggregating at least 167% of the amount of outstanding advances from the FHLB as collateral. The Bank's borrowings at the FHLB are limited to the lesser of 35% of total assets or 60% of the book value of certain mortgage loans. In addition, these notes are collateralized by FHLB stock of $14,585 at June 30, 2000 (unaudited) and December 31, 1999.

10. EQUITY

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators, that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     As a state-chartered savings bank, the Bank is required to meet minimum capital levels established by the State of Wisconsin in addition to federal regulations.

     Quantitative measures established by federal regulation to ensure adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as these terms are defined in regulations) to risk-weighted assets (as these terms are defined in regulations), and of Tier I capital (as these terms are defined in regulations) to average assets (as these terms are defined in regulations). For the state of Wisconsin, total capital (as these terms are defined in regulations) as a ratio

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 2000 AND THE
          SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

10. EQUITY -- (CONTINUED)

of total assets must meet a minimum standard. Management believes, as of June 30, 2000 and December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

     As of June 30, 2000 and December 31, 1999 and 1998, the most recent notification from the State of Wisconsin categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. The Bank is not aware of any conditions or events which would change their status as well capitalized. There are no conditions or events since that notification that management believes have changed the Bank's category.


                                                                                             TO BE WELL
                                                                       FOR CAPITAL       CAPITALIZED UNDER
                                                                         ADEQUACY        PROMPT CORRECTIVE
                                                     ACTUAL              PURPOSES        ACTION PROVISIONS
                                                -----------------    ----------------    ------------------
                                                 AMOUNT     RATIO    AMOUNT     RATIO     AMOUNT     RATIO
                                                 ------     -----    ------     -----     ------     -----
As of June 30, 2000 (unaudited):
  Total capital (to risk-weighted assets)...    $171,598    18.69%   $73,453    8.00%    $91,817     10.00%
  Tier 1 capital (to risk-weighted
     assets)................................     164,513    17.92%    36,727    4.00%     55,090      6.00%
  Tier 1 capital (to average assets)........     164,513     9.37%    70,244    4.00%     87,458      5.00%
  State of Wisconsin capital (to total
     assets)................................     171,598     9.72%   105,918    6.00%        N/A       N/A
As of December 31, 1999:
  Total capital (to risk-weighted assets)...    $164,565    18.51%   $71,143    8.00%    $88,928     10.00%
  Tier 1 capital (to risk-weighted
     assets)................................     157,617    17.72%    35,571    4.00%     53,357      6.00%
  Tier 1 capital (to average assets)........     157,617     8.66%    72,770    4.00%     90,962      5.00%
  State of Wisconsin capital (to total
     assets)................................     164,565     9.26%   106,587    6.00%        N/A       N/A
As of December 31, 1998:
  Total capital (to risk-weighted assets)...    $150,439    17.02%   $70,728    8.00%    $88,409     10.00%
  Tier 1 capital (to risk-weighted
     assets)................................     143,584    16.24%    35,364    4.00%     53,046      6.00%
  Tier 1 capital (to average assets)........     143,584     7.78%    73,798    4.00%     92,248      5.00%
  State of Wisconsin capital (to total
     assets)................................     150,439     8.00%   112,783    6.00%        N/A       N/A

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 2000 AND THE
          SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

10. EQUITY -- (CONTINUED)

     Following are reconciliations of the Bank's equity under generally accepted accounting principles to capital as determined by regulators:

                                                                 RISK-       TIER I     STATE OF
                                                                 BASED       (CORE)     WISCONSIN
                                                                CAPITAL     CAPITAL      CAPITAL
                                                                -------     -------     ---------
As of June 30, 2000 (Unaudited):
  Equity per financial statements...........................    $167,588    $167,588    $167,588
  Unrealized losses on investments (excluding unrealized
     loss on mutual funds)..................................       8,077       8,077       8,077
  Intangibles...............................................     (11,027)    (11,027)    (11,027)
  Mortgage servicing rights.................................        (125)       (125)       (125)
  Allowance for loan losses.................................       7,085          --       7,085
                                                                --------    --------    --------
Regulatory capital..........................................    $171,598    $164,513    $171,598
                                                                ========    ========    ========
As of December 31, 1999:
  Equity per financial statements...........................    $163,820    $163,820    $163,820
  Unrealized losses on investments (excluding unrealized
     loss on mutual funds)..................................       5,436       5,436       5,436
  Intangibles...............................................     (11,496)    (11,496)    (11,496)
  Mortgage servicing rights.................................        (143)       (143)       (143)
  Allowance for loan losses.................................       6,948          --       6,948
                                                                --------    --------    --------
Regulatory capital..........................................    $164,565    $157,617    $164,565
                                                                ========    ========    ========
As of December 31, 1998:
  Equity per financial statements...........................    $175,743    $175,743    $175,743
  Unrealized losses on investments (excluding unrealized
     loss on mutual funds)..................................      (2,221)     (2,221)     (2,221)
  Intangibles...............................................     (29,786)    (29,786)    (29,786)
  Mortgage servicing rights.................................        (152)       (152)       (152)
  Allowance for loan losses.................................       6,855          --       6,855
                                                                --------    --------    --------
Regulatory capital..........................................    $150,439    $143,584    $150,439
                                                                ========    ========    ========

11. EMPLOYEE BENEFIT PLANS

     The Bank has a discretionary, defined-contribution savings plan (the Plan). The Plan is qualified under Sections 401 and 401(k) of the Internal Revenue Code and provides employees meeting certain minimum age and service requirements the ability to make contributions to the Plan on a pretax basis. The Bank may then match a percentage of the employee's contributions. Matching contributions made by the Bank were $39 (unaudited) and $36 (unaudited) in the six months ended June 30, 2000 and 1999, $68 in 1999, $56 in 1998 and $52 in 1997.

     The Bank also has a defined-benefit pension plan covering employees meeting certain minimum age and service requirements and a supplemental pension plan for certain qualifying employees. The benefits are generally based on years of service and the employee's compensation during the last five years of

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 2000 AND THE
          SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

11. EMPLOYEE BENEFIT PLANS -- (CONTINUED)

employment. The Bank's funding policy is to contribute annually the amount necessary to satisfy the requirements of the Employee Retirement Income Security Act of 1974.

     Plan assets which consist primarily of immediate participation guarantee contracts with an insurance company are actively managed by investment professionals.

     The following tables set forth the Plan's funded status and net periodic benefit cost for 1999 and 1998. No such information is available relative to interim periods.

                                                                 1999       1998
                                                                 ----       ----
                                                                   (DOLLARS IN
                                                                    THOUSANDS)
Change in Benefit Obligation
Benefit obligation at beginning of year.....................    $13,916    $10,878
Service cost................................................        659        632
Interest cost...............................................        934        798
Plan amendments.............................................         --      1,118
Actuarial (gain) loss.......................................     (1,629)       704
Benefits paid...............................................       (328)      (214)
                                                                -------    -------
Benefit obligation at end of year...........................    $13,552    $13,916
                                                                =======    =======
Change in Plan Assets
Fair value of plan assets at beginning of year..............    $13,218    $11,057
Actual return on plan assets................................        333        963
Employer contributions......................................        996      1,412
Benefits paid...............................................       (328)      (214)
                                                                -------    -------
Fair value of plan assets at end of year....................    $14,219    $13,218
                                                                =======    =======
Funded Status
Funded (underfunded) status at end of year..................    $   668    $  (698)
Unrecognized net actuarial gain (loss)......................       (239)       791
Unrecognized prior service cost.............................      1,028      1,230
Unrecognized net transition asset...........................       (101)      (151)
                                                                -------    -------
Prepaid benefit cost........................................    $ 1,356    $ 1,172
                                                                =======    =======
Weighted average assumptions used in cost calculations:
  Discount rate.............................................       6.75%      7.00%
  Rate of increase in compensation levels...................       5.50%      5.50%
  Expected long-term rate of return on plan assets..........       7.50%      7.50%
                                                                =======    =======

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 2000 AND THE
          SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

11. EMPLOYEE BENEFIT PLANS -- (CONTINUED)

                                                                YEARS ENDED DECEMBER 31
                                                                -----------------------
                                                                1999     1998     1997
                                                                ----     ----     ----
Components of Net Periodic Benefit Cost
Service cost................................................    $ 659    $ 632    $ 503
Interest cost...............................................      934      797      690
Expected return on plan assets..............................     (986)    (824)    (715)
Amortization of transition asset............................      (50)     (50)     (50)
Amortization of prior service cost..........................      202      144       76
Recognized actuarial loss...................................       54       24       29
                                                                -----    -----    -----
Total net periodic benefit cost.............................    $ 813    $ 723    $ 533
                                                                =====    =====    =====

     The supplemental pension plan had a projected benefit obligation of $3,110 and $3,247 and assets aggregating $2,777 and $2,521 at December 31, 1999 and 1998, respectively.

     Total net periodic pension expense was $513 (unaudited) and $438 (unaudited) in the six months ended June 30, 2000 and 1999, respectively.

     The Bank acquired an ESOP with the acquisition of First Federal which covered substantially all former employees of First Federal with two or more years of employment and who were at least 21 years of age. The cash proceeds received by the ESOP in connection with the merger were used to prepay the unpaid principal and interest outstanding under the ESOP. The remaining cash balance has been invested in a mutual fund. An allocation was made to the participants' accounts as of December 31, 1998 and the final allocation was made as of December 31, 1999. The Bank is in the process of applying for a determination letter to terminate the Plan and anticipates that all assets will be available for distribution in a lump sum during 2000.

12. INCOME TAXES

     The provision for income taxes consists of the following:

                                                      SIX MONTHS ENDED
                                                          JUNE 30           YEARS ENDED DECEMBER 31
                                                      ----------------    ----------------------------
                                                       2000      1999      1999       1998      1997
                                                       ----      ----      ----       ----      ----
                                                        (UNAUDITED)
Current:
  Federal.........................................    $3,706    $2,456    $ 6,896    $7,010    $ 7,041
  State...........................................       187       (76)       793       204        291
                                                      ------    ------    -------    ------    -------
                                                       3,893     2,380      7,689     7,214      7,332
Deferred expense (benefit):
  Federal.........................................        87         5     (3,120)     (786)    (1,007)
  State...........................................        21         1       (766)      156        297
                                                      ------    ------    -------    ------    -------
                                                         108         6     (3,886)     (630)      (710)
                                                      ------    ------    -------    ------    -------
                                                      $4,001    $2,386    $ 3,803    $6,584    $ 6,622
                                                      ======    ======    =======    ======    =======

     For state income tax purposes, the subsidiaries of the Bank have net business loss carryovers of $487 available to offset against future income which expire through 2013.

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 2000 AND THE
          SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

12. INCOME TAXES -- (CONTINUED)

     The income tax provision differs from the provision computed at the federal statutory corporate rate for six months ended June 30, 2000 and 1999 and the years ended December 31, 1999, 1998 and 1997 follows:

                                                        SIX MONTHS
                                                       ENDED JUNE 30         YEAR ENDED DECEMBER 31
                                                     -----------------    ----------------------------
                                                      2000       1999      1999      1998       1997
                                                      ----       ----      ----      ----       ----
                                                        (UNAUDITED)
Income (loss) before provision for income
  taxes..........................................    $10,515    $6,276    $ (680)   $17,735    $16,807
                                                     =======    ======    ======    =======    =======
Tax expense at federal statutory rate............    $ 3,680    $2,197    $ (238)   $ 6,207    $ 5,882
Increase (decrease) in taxes resulting from:
  State income taxes -- Net of federal tax
     benefit.....................................        135       (49)       21        382        382
  Nondeductible intangible amortization..........        164       216     3,487        490        351
  Other..........................................         22        24       533       (495)         7
                                                     -------    ------    ------    -------    -------
Provision for income taxes.......................    $ 4,001    $2,386    $3,803    $ 6,584    $ 6,622
                                                     =======    ======    ======    =======    =======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Bank's deferred tax assets and liabilities as of June 30, 2000 and December 31, are summarized as follows:

                                                             JUNE 30              DECEMBER 31
                                                           -----------    ----------------------------
                                                              2000         1999      1998       1997
                                                              ----         ----      ----       ----
                                                           (UNAUDITED)
Deferred tax assets:
  State net operating losses...........................      $   26       $   26    $    26    $   238
  Loan loss reserves...................................       1,886        2,103      1,673      1,274
  Deferred loan fees...................................          51          225        155        370
  Pension..............................................       1,241        1,151      1,147      1,165
  Unrealized loss on investment securities.............       5,170        3,394         --         78
  Other................................................       1,371        1,252        297        402
                                                             ------       ------    -------    -------
Total deferred tax assets..............................       9,745        8,151      3,298      3,527
                                                             ------       ------    -------    -------
Deferred tax liabilities:
  Property and equipment depreciation..................       1,057        1,057      1,196      1,200
  FHLB stock dividends.................................         556          555        544        820
  Purchase accounting adjustments......................       1,536        1,611      3,910      4,407
  Unrealized gain on investment securities.............          --           --        750         --
                                                             ------       ------    -------    -------
Total deferred tax liabilities.........................       3,149        3,223      6,400      6,427
                                                             ------       ------    -------    -------
Net deferred tax asset (liability).....................      $6,596       $4,928    $(3,102)   $(2,900)
                                                             ======       ======    =======    =======

     The Bank qualified under provisions of the Internal Revenue Code that permitted it to deduct from taxable income an allowance for bad debts that differed from the provision for such losses charged to income for financial reporting purposes. Accordingly, no provision for federal income taxes has been made for approximately $48,592 of retained income as of June 30, 2000 (unaudited) and December 31, 1999. If,

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 2000 AND THE
          SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

12. INCOME TAXES -- (CONTINUED)

in the future, the Bank no longer qualifies as a bank for tax purposes, income taxes of approximately $19,500 would be imposed.

13. CONTINGENT LIABILITY

     The Bank has entered into an agreement whereby, for an initial fee and annual fee, certain of its United States Treasury notes are pledged as collateral for an Industrial Development Revenue Bond which was issued by a local municipality to finance commercial real estate owned by a third party, unrelated to the Bank. Under the terms of the agreement, the Bank must maintain with a trustee collateral with a fair market value, as defined, aggregating 128%, 135% and 135% or more of the sum of the outstanding principal balance of the bonds plus accrued interest on the outstanding principal at June 30, 2000 and December 31, 1999 and 1998, respectively. The Bank continues to receive interest payments on the collateral.

     At June 30, 2000 (unaudited) and December 31, 1999 and 1998, United States Treasury notes with outstanding principal balances aggregating approximately $10,000 were held by the trustee as collateral for these bonds which had an outstanding principal balance of $5,165 (unaudited), $5,165 and $5,410 for June 30, 2000 and December 31, 1999 and 1998, respectively. The third-party borrower is not in default on any scheduled payments due under the bond issue which has a scheduled maturity of on December 15, 2009.

14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract amounts reflect the extent of involvement the Bank has in particular classes of financial instruments and also represents the Bank's maximum exposure to credit loss.

     Financial instruments whose contract amounts represent credit risk are as follows:

                                                                  JUNE 30         DECEMBER 31
                                                                -----------    ------------------
                                                                   2000         1999       1998
                                                                   ----         ----       ----
                                                                (UNAUDITED)
Unused consumer lines of credit.............................      $66,958      $63,461    $59,406
Unused commercial lines of credit...........................        1,480        1,003        946
Commitments to extend credit:
  Fixed rate ((7.625-9.25) in 2000; 6.60%-8.25% in 1999 and
     6.15%-7.25% in 1998)...................................       10,496        7,418     19,445
  Adjustable rate...........................................       17,344        7,595      4,003

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and generally require payment of a fee. As some commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates the collateral needed and creditworthiness of each customer on a case by case basis. The

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 2000 AND THE
          SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK -- (CONTINUED)

Bank generally extends credit only on a secured basis. Collateral obtained varies, but consists principally of one-to four-family residences.

     Forward commitments to sell mortgage loans of $2,274 (unaudited), $0 and $17,030 at June 30, 2000 and December 31, 1999 and 1998, respectively, represent commitments obtained by the Bank from a secondary market agency to purchase mortgages from the Bank and place them in a mortgage-backed security pool with a defined yield. Commitments to sell loans expose the Bank to interest rate risk if market rates of interest decrease during the commitment period. Commitments to sell loans are made to mitigate interest rate risk on commitments to originate loans and loans held for sale.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Disclosure of fair value information about certain financial instruments, whether or not recognized in the consolidated financial statements, for which it is practicable to estimate the value, is summarized below. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.

     Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from this disclosure. Accordingly, the aggregate fair value of amounts presented does not represent the underlying value of the Bank and is not particularly relevant to predicting the Bank's future earnings or cash flows.

     The following methods and assumptions are used by the Bank in estimating its fair value disclosures of financial instruments:

     Cash and Cash Equivalents: The carrying amounts reported in the statements of financial condition for cash and cash equivalents approximate those assets' fair values.

     Investment and Mortgage-Related Securities: Fair values for these securities are based on quoted market prices or such prices of comparable instruments.

     Loans Receivable and Loans Held-for-Sale: The fair value of one- to four-family fixed rate mortgage loans was determined based on the current market price for securities collateralized by similar loans. For variable rate one to four-family mortgage, consumer and other loans that re-price frequently and with no significant change in credit risk, carrying values approximate fair values. The fair value for fixed rate commercial real estate, rental property mortgage, consumer and other loans was estimated by projecting cash flows at market interest rates.

     Federal Home Loan Bank Stock: Federal Home Loan Bank stock is carried at cost, which is its redeemable (fair) value, since the market for this stock is restricted.

     Accrued Interest Receivable: The carrying value of accrued interest receivable approximates fair value.

     Deposits and Advance Payments by Borrowers for Taxes and Insurance: The fair values disclosed for variable rate investment accounts, NOW accounts, passbook accounts, money market certificates, accrued interest and advance payments by borrowers for taxes and insurance are equal to the carrying amounts at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 2000 AND THE
          SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

15. FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)

flow calculation that applies interest rates currently offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     Borrowings: The fair value of long-term borrowings is estimated using discounted cash flow calculations with the discount rates equal to interest rates currently being offered for borrowings with similar terms and maturities.

     Commitments to Extend Credit and Forward Commitments to Sell Loans: The fair value of these commitments is considered to approximate the carrying values due to the short-term nature of these commitments.

                                    JUNE 30 2000            DECEMBER 31 1999          DECEMBER 31 1998
                              ------------------------   -----------------------   -----------------------
                               CARRYING        FAIR       CARRYING       FAIR       CARRYING       FAIR
                                 VALUE        VALUE        VALUE        VALUE        VALUE        VALUE
                               --------       -----       --------      -----       --------      -----
                                    (UNAUDITED)
Cash and cash equivalents...  $   31,817    $   31,817   $  178,959   $  178,959   $  330,248   $  330,248
Investment and mortgage-
  related securities........     518,838       518,838      431,863      431,863      387,431      387,431
Loans receivable, net.......   1,127,987     1,106,015    1,082,795    1,067,333    1,045,046    1,056,232
Loans held for sale.........       1,632         1,632          541          541       27,723       27,723
Federal Home Loan
  Bank stock................      14,585        14,585       13,537       13,537       13,537       13,537
Accrued interest
  receivable................       9,602         9,602        8,620        8,620        8,035        8,035
Deposits and accrued
  interest..................   1,300,613     1,238,606    1,343,007    1,298,038    1,398,858    1,381,119
Advance payments by
  borrowers.................      13,012        13,012        1,661        1,661        1,710        1,710
Borrowings..................     264,667       262,843      242,699      194,443      270,822      230,233

     The preceding table does not include any amount for the value of any off-balance-sheet items (see Note 14) since the fair value of these items is not significant.

16. MERGER AND CONVERSION

     On February 21, 2000, Mutual and First Northern Capital Corp. (First Northern), entered into an Agreement and Plan of Merger (the Merger Agreement). The Merger Agreement has been approved by the boards of directors of Mutual and First Northern.

     To accomplish the transaction Mutual also adopted a plan of restructuring in which it will reorganize into a mutual holding company (MHC) in which Mutual's depositors will hold all of the voting rights. The MHC in turn will form and own the majority interest in a subsidiary, a mid-tier stock holding company (Mid-Tier HC). The balance of the shares of Common Stock will be offered for sale to Mutual's depositors and issued to First Northern shareholders in the Merger. As a result of the reorganization and merger, First Northern Capital Corp will merge with and into Mid-Tier HC and, Mutual Savings Bank and First Northern Savings Bank, S.A., will become wholly owned subsidiaries of Mid-Tier HC.

     Subject to the terms and conditions of the Merger Agreement, at the time of the Merger, each outstanding share of First Northern common stock (First Northern Common Stock), will be converted into the right to receive cash in the amount of $15.00, or 1.5 shares of common stock, par value $.01 per

                      MUTUAL SAVINGS BANK AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 2000 AND THE
          SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

16. MERGER AND CONVERSION -- (CONTINUED)

share, of Mid-Tier HC Common Stock or a combination of cash and shares of Mid-Tier HC Common Stock (Merger Consideration). Prior to the closing date, Mutual will select the percentage of the total Merger Consideration to be paid in Common Stock, which may not be less than 40% or more than 70%; the balance will be paid in cash. The remaining shares of the Mid-Tier HC will be offered for sale to Mutual's depositors, pursuant to the terms of a Plan of Restructuring. The Restructuring will be accounted for as a pooling of interests, whereas the merger will be accounted for as a purchase.

     Consummation of the Merger is subject to the satisfaction of certain closing conditions set forth in the Merger Agreement, including approval by the shareholders of First Northern and approval by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Administrator of the Division of Savings Institutions of the Wisconsin Department of Financial Institutions as to both the Restructuring and the Merger. The depositors of Mutual must also approve Mutual's Plan of Restructuring. The Merger is also subject to receipt of an opinion of counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and the receipt of an opinion of counsel or a private letter ruling from the Internal Revenue Service as to the federal income tax treatment of certain transactions contemplated by the Merger Agreement. In addition, the Merger is conditioned upon the approval for listing on the NASDAQ National Market of the shares of Common Stock to be issued in the Merger, which shares will be registered under the Securities Act of 1933 by a registration statement to be filed with the Securities and Exchange Commission.

     The amount and pricing of the proposed stock offering will be based upon an independent appraisal of the Bank. In connection with the conversion, the costs of issuing the common stock will be deducted from the sale proceeds. At June 30, 2000 and December 31, 1999, $749,000 (unaudited) and $0 of costs related to the conversion have been capitalized. In the event that the consummation of the conversion or merger do not occur, any recorded costs will be expensed.

     At the time of conversion, the Bank will establish a liquidation account in an amount equal to its net worth as of the date of the latest consolidated statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders, if any, who continue to maintain their deposit accounts at the Bank after the conversion.

     The liquidation account will be reduced annually to the extent that eligible account holders and supplemental eligible account holders, if any, have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's or a supplemental eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder and supplemental eligible account holder, if any, will be entitled to receive balances for accounts then held.

     Concurrently with the execution of the Merger Agreement, in order to induce Mutual to enter into the Merger Agreement, the parties entered into a Stock Option Agreement by which First Northern granted to Mutual an irrevocable option to purchase up to 1,708,675 shares of First Northern Common Stock, which equals 19.9% of the number of shares of First Northern Common Stock outstanding on February 21, 2000, at an exercise price of $9.0375 per share. The option would become exercisable under certain circumstances if First Northern becomes the subject of a third-party proposal for a competing transaction.

                              FIRST NORTHERN DATA
                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
First Northern Capital Corp.
Green Bay, Wisconsin

     We have audited the accompanying consolidated statement of financial condition of First Northern Capital Corp. and Subsidiaries as of December 31, 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of First Northern Capital Corp. and Subsidiaries as of and for each of the two years in the period ended December 31, 1998, were audited by other auditors whose report dated January 22, 1999, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1999 consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Northern Capital Corp. and Subsidiaries at December 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.
                                               Wipfli Ullrich Bertelson LLP
January 21, 2000 (except for
Note 17, as to which the date
is February 22, 2000)
Green Bay, Wisconsin

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
First Northern Capital Corp.

     We have audited the accompanying consolidated statements of financial condition of First Northern Capital Corp. (the "Company") and subsidiaries as of December 31, 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain a reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and subsidiaries at December 31, 1998, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1998, in conformity with auditing standards generally accepted in the United States.
                                                    Ernst & Young LLP
January 22, 1999
Milwaukee, Wisconsin

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1999        1998
                                                                  ----        ----
                                                                   (IN THOUSANDS)
                           ASSETS
Cash........................................................    $  8,043    $  6,350
Interest-earning deposits...................................       4,329         861
                                                                --------    --------
  Cash and cash equivalents.................................      12,372       7,211
Securities available-for-sale, at fair value:
  Investment securities.....................................       8,444       9,205
  Mortgage-related securities...............................       5,554         996
Securities held-to-maturity:
  Investment securities (estimated fair value of $25,644 in
     1999 and $23,935 in 1998)..............................      26,215      23,741
  Mortgage-related securities (estimated fair value of
     $9,976 in 1999 and $11,594 in 1998)....................      10,048      11,522
Loans held-for-sale.........................................       1,085       3,075
Loans receivable............................................     736,880     631,739
Accrued interest receivable.................................       4,229       3,686
Foreclosed properties and repossessed assets................         382         106
Office properties and equipment.............................       7,463       7,573
Federal Home Loan Bank stock................................       9,250       5,250
Life insurance policies.....................................      13,548      12,514
Other assets................................................       4,153       3,095
                                                                --------    --------
          Total Assets......................................    $839,623    $719,713
                                                                ========    ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits..................................................    $566,908    $542,372
  Borrowings................................................     185,899      91,977
  Advance payments by borrowers for taxes and insurance.....       3,887       3,433
  Other liabilities.........................................       6,134       5,838
                                                                --------    --------
          Total liabilities.................................     762,828     643,620
                                                                --------    --------
Commitments and Contingencies (see Note 14)
Stockholders' equity:
  Cumulative preferred stock -- $1 par value:
     Authorized -- 10,000,000 shares, no shares outstanding
  Common stock -- $1 par value:
     Authorized -- 30,000,000 shares
     Issued -- 9,134,735 shares
     Outstanding -- 8,548,658 shares in 1999 and 8,764,945
      shares in 1998........................................       9,135       9,135
  Additional paid-in capital................................       8,780       9,126
  Retained earnings.........................................      64,468      60,582
  Accumulated other comprehensive income....................         479         960
  Treasury stock at cost -- 586,077 shares in 1999 and
     369,790 shares in 1998.................................      (6,067)     (3,710)
                                                                --------    --------
          Total stockholders' equity........................      76,795      76,093
                                                                --------    --------
          Total Liabilities and Stockholders' Equity........    $839,623    $719,713
                                                                ========    ========

          See accompanying notes to consolidated financial statements.

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                    YEARS ENDED DECEMBER 31,
                                                                --------------------------------
                                                                  1999        1998        1997
                                                                  ----        ----        ----
                                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                                            AMOUNTS)
Interest and dividend income:
  Loans.....................................................    $49,448     $46,783     $43,972
  Investment securities.....................................      2,336       2,138       1,844
  Interest-earning deposits.................................         82         147          45
  Mortgage-related securities...............................        904         622         735
                                                                -------     -------     -------
          Total interest and dividend income................     52,770      49,690      46,596
                                                                -------     -------     -------
Interest expense:
  Deposits..................................................     23,559      23,270      21,437
  Borrowings................................................      6,964       5,578       4,905
  Advance payments by borrowers for taxes and insurance.....        163         155         149
                                                                -------     -------     -------
          Total interest expense............................     30,686      29,003      26,491
                                                                -------     -------     -------
Net interest income.........................................     22,084      20,687      20,105
Provision for loan losses...................................        472         420         320
                                                                -------     -------     -------
Net interest income after provision for loan losses.........     21,612      20,267      19,785
                                                                -------     -------     -------
Other income:
  Fees on serviced loans....................................        179         167         313
  Loan fees and service charges.............................        236         268         251
  Deposit account service charges...........................      1,414       1,300       1,227
  Insurance commissions.....................................        329         292         324
  Gains on sales of loans...................................        380       1,042         359
  Gain on sales of securities...............................         --           9          --
  Other.....................................................      1,316       1,161         802
                                                                -------     -------     -------
          Total other income................................      3,854       4,239       3,276
                                                                -------     -------     -------
Operating expenses:
  Compensation, payroll taxes, and other employee
     benefits...............................................      7,882       7,804       7,266
  Federal insurance premiums................................        321         301         284
  Occupancy.................................................        981         862         875
  Data processing...........................................      1,616       1,476       1,403
  Furniture and equipment...................................        409         459         480
  Telephone and postage.....................................        431         438         471
  Marketing.................................................        475         409         370
  Other.....................................................      2,449       2,322       2,225
                                                                -------     -------     -------
          Total operating expenses..........................     14,564      14,071      13,374
                                                                -------     -------     -------
Income before provision for income taxes....................     10,902      10,435       9,687
Provision for income taxes..................................      3,525       3,606       3,651
                                                                -------     -------     -------
Net income..................................................    $ 7,377     $ 6,829     $ 6,036
                                                                =======     =======     =======
Earnings per share -- Basic.................................    $  0.85     $  0.77     $  0.68
                                                                =======     =======     =======
Earnings per share -- Diluted...............................    $  0.83     $  0.75     $  0.66
                                                                =======     =======     =======
Cash dividends paid per share...............................    $  0.40     $  0.36     $  0.32
                                                                =======     =======     =======

          See accompanying notes to consolidated financial statements.

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                   YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
                                        -------------------------------------------------------------------
                                                                          ACCUMULATED
                                                 ADDITIONAL                  OTHER
                                        COMMON    PAID-IN     RETAINED   COMPREHENSIVE   TREASURY
                                        STOCK     CAPITAL     EARNINGS      INCOME        STOCK      TOTAL
                                        ------   ----------   --------   -------------   --------    -----
                                                                  (IN THOUSANDS)
Balance, January 1, 1997.............   $9,136     $9,841     $53,735        $ 385       ($2,873)   $70,224
  Comprehensive income:
     Net income......................                           6,036                                 6,036
     Other comprehensive income......                                          229                      229
                                                                                                    -------
          Total comprehensive
            income...................                                                                 6,265
  Cash dividends ($0.32 per share)...                          (2,826)                               (2,826)
  Purchase of treasury stock.........                                                       (441)      (441)
  Exercise of stock options..........                (403)                                   998        595
                                        ------     ------     -------        -----       -------    -------
Balance, December 31, 1997...........   9,136       9,438      56,945          614        (2,316)    73,817
  Comprehensive income:
     Net income......................                           6,829                                 6,829
     Other comprehensive income......                                          346                      346
                                                                                                    -------
          Total comprehensive
            income...................                                                                 7,175
  Cash dividends ($0.36 per share)...                          (3,192)                               (3,192)
  Retirement of common stock.........      (1)        (17)                                              (18)
  Purchase of treasury stock.........                                                     (2,333)    (2,333)
  Exercise of stock options..........                (295)                                   939        644
                                        ------     ------     -------        -----       -------    -------
Balance, December 31, 1998...........   9,135       9,126      60,582          960        (3,710)    76,093
  Comprehensive income:
     Net income......................                           7,377                                 7,377
     Other comprehensive loss........                                         (481)                    (481)
                                                                                                    -------
          Total comprehensive
            income...................                                                                 6,896
  Cash dividends ($0.40 per share)...                          (3,491)                               (3,491)
  Purchase of treasury stock.........                                                     (2,935)    (2,935)
  Exercise of stock options..........                (346)                                   578        232
                                        ------     ------     -------        -----       -------    -------
Balance, December 31, 1999...........   $9,135     $8,780     $64,468        $ 479       ($6,067)   $76,795
                                        ======     ======     =======        =====       =======    =======

          See accompanying notes to consolidated financial statements.

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEARS ENDED DECEMBER 31,
                                                                ---------------------------------
                                                                  1999         1998        1997
                                                                  ----         ----        ----
                                                                         (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................    $   7,377    $  6,829    $  6,036
                                                                ---------    --------    --------
  Adjustments to reconcile net income to cash provided by
     operating activities:
     Provision for losses on loans..........................          472         420         320
     Provision for depreciation and amortization............          886         859         873
     Gains on sales of loans................................         (380)     (1,042)       (359)
     Gain on sale of securities.............................           --          (9)         --
     Loans originated for sale..............................      (20,135)    (66,527)    (20,746)
     Proceeds from loan sales...............................       22,505      66,613      21,159
     Increase in interest receivable........................         (543)        (40)       (351)
     Increase in interest payable...........................          110         194         165
     Increase in other assets...............................       (1,171)     (1,277)     (7,314)
     Increase (decrease) in other liabilities...............         (131)        995         824
                                                                ---------    --------    --------
          Total adjustments.................................        1,613         186      (5,429)
                                                                ---------    --------    --------
Net cash provided by operating activities...................        8,990       7,015         607
                                                                ---------    --------    --------
Cash flows from investing activities:
  Proceeds from maturities of available-for-sale investment
     securities.............................................        2,800       1,500       2,000
  Proceeds from maturities of held-to-maturity investment
     securities.............................................       10,184      16,701       4,800
  Purchases of available-for-sale investment securities.....       (2,590)     (2,794)     (2,740)
  Purchases of held-to-maturity investment securities.......      (12,713)    (21,982)     (9,471)
  Principal payments on available-for-sale mortgage-related
     securities.............................................           88         933         901
  Principal payments on held-to-maturity mortgage-related
     securities.............................................        3,073       1,949         621
  Purchase of available-for-sale mortgage-related
     securities.............................................       (2,982)       (998)         --
  Purchase of held-to-maturity mortgage-related
     securities.............................................       (3,453)     (2,779)     (1,977)
  Proceeds from the sale of securities available-for-sale...           --       2,251          --
  Net increase in loans receivable..........................     (106,014)    (38,774)    (39,963)
  Purchases of office properties and equipment..............         (776)       (428)       (839)
  Purchase of Federal Home Loan Bank stock..................       (4,000)       (750)     (1,477)
  Redemption of Federal Home Loan Bank stock................           --         750          --
                                                                ---------    --------    --------
Net cash used in investing activities.......................     (116,383)    (44,421)    (48,145)
                                                                ---------    --------    --------

            See accompanying notes to consolidated financial statements.

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

                                                                    YEARS ENDED DECEMBER 31,
                                                                --------------------------------
                                                                  1999        1998        1997
                                                                  ----        ----        ----
                                                                         (IN THOUSANDS)
Cash flows from financing activities:
  Net increase in deposits..................................    $ 24,426    $ 60,390    $ 23,300
  Net increase (decrease) in short-term borrowings..........      63,943     (20,050)      9,080
  Proceeds from long-term borrowings........................      80,270      35,750      63,825
  Repayment of long-term borrowings.........................     (50,291)    (27,000)    (46,900)
  Net increase (decrease) in advance payments by borrowers
     for taxes and insurance................................         454        (428)     (1,586)
  Cash dividends............................................      (3,491)     (3,192)     (2,826)
  Purchase of treasury stock................................      (2,935)     (2,333)       (441)
  Retirement of common stock................................          --         (18)         --
  Proceeds from exercise of stock options...................         178         534         487
                                                                --------    --------    --------
Net cash provided by financing activities...................     112,554      43,653      44,939
                                                                --------    --------    --------
Net increase (decrease) in cash and cash equivalents........       5,161       6,247      (2,599)
Cash and cash equivalents at beginning of year..............       7,211         964       3,563
                                                                --------    --------    --------
Cash and cash equivalents at end of year....................    $ 12,372    $  7,211    $    964
                                                                ========    ========    ========
Supplemental Information to the Statements of Cash Flows:
Cash paid during the year for:
  Interest on deposits......................................    $ 22,449    $ 22,911    $ 21,273
  Interest on borrowings....................................       6,601       5,515       4,799
  Income taxes..............................................       3,570       3,842       3,212
Loans transferred to foreclosed properties and repossessed
  assets....................................................         554         315         387

            See accompanying notes to consolidated financial statements.

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of First Northern Capital Corp. and Subsidiaries (the "Company") conform to generally accepted accounting principles and general practices within the financial institution industry. Significant accounting and reporting policies are summarized below.

     Business -- The Company provides a full range of financial services to individual and corporate customers in Northeastern Wisconsin through First Northern Savings Bank (the "Savings Bank"). The Company is subject to competition from other traditional and nontraditional financial institutions and is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

     Principles of Consolidation -- The accompanying consolidated financial statements include the accounts of First Northern Capital Corp., its wholly owned subsidiary, First Northern Savings Bank, and the Savings Bank's wholly owned subsidiaries, First Northern Investment, Inc. and Great Northern Financial Services Corporation. All significant intercompany balances and transactions have been eliminated. Investment in the Savings Bank's 50% owned subsidiary Savings Financial Corporation, which is not material, is accounted for on the equity method.

     Use of Estimates in Preparation of Financial Statements -- The preparation of the accompanying consolidated financial statements of First Northern Capital Corp. and Subsidiaries in conformity with generally accepted accounting principles requires management to make estimates and assumptions that directly affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates.

     Cash and Cash Equivalents -- The Company considers its interest-earning deposits, which have a maturity of three months or less when purchased, to be cash equivalents.

     Investment and Mortgage-Related Securities -- Management determines the appropriate classification of securities at the time of purchase. Securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value with the unrealized gains and losses, net of tax, reported as accumulated other comprehensive income (loss) within stockholders' equity until realized. Interest and dividends are included in interest income from securities as earned. Realized gains and losses and declines in value judged to be other than temporary are included in net gains and losses from sales of investment and mortgage-related securities. The cost of securities sold is based on the specific-identification method.

     Fair values of many securities are estimates based on financial methods or prices paid for similar securities. It is possible interest rates could change considerably resulting in a material change in the estimated fair value.

     Federal Home Loan Bank Stock -- The Company's investment in Federal Home Loan Bank (FHLB) stock is carried at cost which is its redeemable (fair) value since the market for this stock is restricted.

     Loans Held-for-Sale -- Loans held-for-sale consist of the current origination of certain fixed-rate mortgage loans and education loans which are recorded at the lower of aggregate cost or fair value. Fees received from the borrower and certain direct loan-origination costs are deferred and recorded as an adjustment of the sale price. A gain or loss is recognized at the time of the sale reflecting the present value of the difference between the contractual interest rate of the loans sold and the yield to the investor, adjusted for the initial value of mortgage servicing rights.

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     Loans Receivable and Related Interest Income -- Interest on loans is accrued and credited to income as earned. Accrual of interest is generally discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal or when a loan becomes contractually past due by 90 days or more with respect to interest or principal. At that time, any accrued but uncollected interest is reversed and additional income is recorded only to the extent that payments are received and the collection of principal is reasonably assured. Loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectibility of the total contractual principal and interest is reasonably assured. The balance of nonperforming loans was not material to the consolidated financial statements at December 31, 1999 and 1998.

     Loan Fees and Related Costs -- Certain loan-origination fees, commitment fees, and direct loan-origination costs are being deferred and net amounts amortized as an adjustment of the related loan's yield. The Savings Bank is amortizing these amounts into interest income, using the level-yield method, over the contractual life of the related loan. Other loan-origination and commitment fees not required to be recognized as a yield adjustment are included in loan fees.

     Allowances for Loan Losses -- Allowances for loan losses are provided based on past experience and prevailing market conditions. Management's evaluation of loss considers various factors including, but not limited to, general economic conditions, loan portfolio composition, and prior loss experience. This evaluation is inherently subjective since it requires material estimates that may be susceptible to significant change. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely. In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require additions to the allowance for loan losses based on their judgments of collectibility.

     The Company considers loans secured by one- to four-unit residential properties and all consumer loans to be large groups of smaller-balance homogenous loans. These loans are collectively evaluated in the analysis of the adequacy of the allowance for loan losses.

     The Company's commercial and five or more family residential portfolio is subject to a loan-by-loan analysis of the adequacy of the allowance for loan losses and impairment. These loans are considered impaired when, based on current information, it is probable the Company will not collect all amounts due in accordance with the contractual terms of the loan agreement. The value of impaired loans is based on discounted cash flows of expected future payments using the loan's internal effective interest rate or the fair value of the collateral if the loan is collateral dependent. The Company would establish an allowance where the carrying amount of the impaired loan is greater than the value. The Company did not have any impaired loans during 1999, 1998, or 1997.

     In management's judgment, the allowance for loan losses is adequate to cover probable losses relating to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio.

     Mortgage Servicing Rights -- The Company recognizes mortgage servicing rights on loans that are originated and subsequently sold or securitized and servicing is retained. A portion of the cost of the loans is required to be allocated to the servicing rights based on the relative fair values of the loans and the servicing rights. The Company amortizes these mortgage servicing rights over the period of estimated net servicing revenue. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate.

     Office Properties and Equipment -- Office properties and equipment are stated at cost. Maintenance and repair costs are charged to expense as incurred. Gains or losses on disposition of office properties and equipment are reflected in income or expense, respectively. Depreciation is computed on the straight-line method and is based on the estimated useful lives of the assets. The cost of leasehold improvements is amortized using the straight-line method over the lesser of the term of the respective lease or estimated

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) economic life of the improvements. Estimated useful lives include periods up to 40 years for properties and up to 12 years for furniture and equipment.

     Life Insurance Policies -- Investments in life insurance policies owned by the Company are carried at the amount that could be realized under the insurance contract.

     Income Taxes -- The Company files one consolidated federal income tax return. Federal income tax expense (credit) is allocated to each subsidiary based on an intercompany tax sharing agreement. The subsidiaries file separate state franchise tax returns as applicable.

     Deferred income taxes have been provided under the liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the current enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (benefit) is the result of changes in the deferred tax asset and liability.

     Advertising Costs -- Advertising costs are expensed as incurred.

     Comprehensive Income -- Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available-for-sale, net of tax, which are recognized as a separate component of equity, accumulated other comprehensive income.

     Reclassifications -- Certain reclassifications have been made to the 1998 and 1997 consolidated financial statements to conform to the 1999 classifications.

     Future Accounting Change -- In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. This statement requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement is effective for fiscal years beginning after June 15, 2000, as amended by SFAS No. 137. The effect of adoption of this statement on the consolidated financial statements of the Company is dependent on the amount and nature of derivatives in place at the time of adoption. Management does not anticipate the adoption of this statement will have a material effect on the financial position or operating results of the Company.

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE 2. SECURITIES AVAILABLE-FOR-SALE

     The amortized cost and estimated fair value of securities available-for-sale are as follows:

                                                                        GROSS         GROSS
                                                         AMORTIZED    UNREALIZED    UNREALIZED    ESTIMATED
                                                           COST         GAINS         LOSSES      FAIR VALUE
                                                         ---------    ----------    ----------    ----------
                                                                           (IN THOUSANDS)
DECEMBER 31, 1999
Investment securities:
  U.S. government and agency securities..............     $ 6,737       $    6         $ 86        $ 6,657
  Asset management funds.............................         563                        17            546
  FHLMC stock........................................          33        1,097                       1,130
  Equity securities..................................         111                                      111
                                                          -------       ------         ----        -------
     Total investment securities.....................       7,444        1,103          103          8,444
                                                          -------       ------         ----        -------
Mortgage-related securities:
  Federal Home Loan Mortgage Corporation.............       1,938                        92          1,846
  Federal National Mortgage Association..............       1,862                                    1,862
  Government National Mortgage Association...........       1,955                       109          1,846
                                                          -------       ------         ----        -------
     Total mortgage-related securities...............       5,755           --          201          5,554
                                                          -------       ------         ----        -------
     Total...........................................     $13,199       $1,103         $304        $13,998
                                                          =======       ======         ====        =======
DECEMBER 31, 1998
Investment securities:
  U.S. government and agency securities..............     $ 7,041       $   88         $  4        $ 7,125
  Asset management funds.............................         535                         1            534
  FHLMC stock........................................          33        1,513                       1,546
                                                          -------       ------         ----        -------
     Total investment securities.....................       7,609        1,601            5          9,205
                                                          -------       ------         ----        -------
Mortgage-related securities -- Federal Home Loan
  Mortgage Corporation...............................         998                         2            996
                                                          -------       ------         ----        -------
     Total...........................................     $ 8,607       $1,601         $  7        $10,201
                                                          =======       ======         ====        =======

     Sales of securities available-for-sale resulted in total proceeds of $2,251,000 and gross realized gains of $9,000 in 1998. There were no sales of securities available-for-sale in 1999 or 1997.

     At December 31, 1999, U.S. government and agency securities available-for-sale have the following maturities:

                                                                AMORTIZED    ESTIMATED
                                                                  COST       FAIR VALUE
                                                                ---------    ----------
                                                                    (IN THOUSANDS)
Due in one year or less.....................................     $2,748        $2,754
Due after one year through five years.......................      3,989         3,903
                                                                 ------        ------
  Total U.S. government and agency securities...............     $6,737        $6,657
                                                                 ======        ======

     Expected maturities for mortgage-related securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     The amortized cost and estimated fair value of investment securities available-for-sale pledged to secure public deposits, short-term borrowings, and for other purposes required by law were $6,383,000 and $6,110,000, respectively, as of December 31, 1999.

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE 3. SECURITIES HELD-TO-MATURITY

     The amortized cost and estimated fair value of securities held-to-maturity are as follows:

                                                                        GROSS         GROSS
                                                         AMORTIZED    UNREALIZED    UNREALIZED    ESTIMATED
                                                           COST         GAINS         LOSSES      FAIR VALUE
                                                         ---------    ----------    ----------    ----------
                                                                           (IN THOUSANDS)
DECEMBER 31, 1999
Investment securities:
  U.S. government and agency securities..............     $25,216                      $571        $24,645
  Corporate bond.....................................         999                                      999
                                                          -------        ---           ----        -------
     Total investment securities.....................      26,215         --            571         25,644
                                                          -------        ---           ----        -------
Mortgage-related securities:
  Federal Home Loan Mortgage Corporation.............       6,192         15             60          6,147
  Federal National Mortgage Association..............       3,856          1             28          3,829
                                                          -------        ---           ----        -------
     Total mortgage-related securities...............      10,048         16             88          9,976
                                                          -------        ---           ----        -------
     Total...........................................     $36,263        $16           $659        $35,620
                                                          =======        ===           ====        =======

                                                                        GROSS         GROSS
                                                         AMORTIZED    UNREALIZED    UNREALIZED    ESTIMATED
                                                           COST         GAINS         LOSSES      FAIR VALUE
                                                         ---------    ----------    ----------    ----------
                                                                           (IN THOUSANDS)
DECEMBER 31, 1998
Investment securities -- U.S. government and agency
  securities.........................................     $23,741        $205          $11         $23,935
                                                          -------        ----          ---         -------
Mortgage-related securities:
  Federal Home Loan Mortgage Corporation.............       7,347          61                        7,408
  Federal National Mortgage Association..............       4,175          19            8           4,186
                                                          -------        ----          ---         -------
     Total mortgage-related securities...............      11,522          80            8          11,594
                                                          -------        ----          ---         -------
     Total...........................................     $35,263        $285          $19         $35,529
                                                          =======        ====          ===         =======

     There were no sales of securities held-to-maturity in 1999, 1998, or 1997.

     At December 31, 1999, investment securities held-to-maturity have the following maturities:

                                                                AMORTIZED    ESTIMATED
                                                                  COST       FAIR VALUE
                                                                ---------    ----------
                                                                    (IN THOUSANDS)
Due in one year or less.....................................     $ 4,700      $ 4,689
Due after one year through five years.......................      18,899       18,510
Due after five years through ten years......................       2,616        2,445
                                                                 -------      -------
  Total investment securities held-to-maturity..............     $26,215      $25,644
                                                                 =======      =======

     Expected maturities for mortgage-related securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     The amortized cost and estimated fair value of investment securities held-to-maturity pledged to secure public deposits, short-term borrowings, and for other purposes required by law were $5,389,000 and $5,258,000, respectively, as of December 31, 1999.

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE 4. LOANS RECEIVABLE

     The composition of loans at December 31 follows:

                                                                  1999        1998
                                                                  ----        ----
                                                                   (IN THOUSANDS)
First mortgage loans:
  One- to four-family residential...........................    $465,737    $416,974
  Five or more family residential...........................      35,815      32,013
  Commercial real estate....................................      17,699       7,546
  Construction..............................................      36,668      29,937
  Other.....................................................       3,769       3,129
                                                                --------    --------
     Total first mortgage loans.............................     559,688     489,599
                                                                --------    --------
Consumer loans:
  Consumer..................................................      20,153      18,416
  Second mortgage...........................................      78,223      66,426
  Automobile................................................      96,356      73,502
                                                                --------    --------
     Total consumer loans...................................     194,732     158,344
                                                                --------    --------
Commercial loans............................................       4,771
                                                                ========    ========
Gross loans.................................................     759,191     647,943
                                                                --------    --------
Less:
  Undisbursed loan proceeds.................................      17,852      11,750
  Allowance for loan losses.................................       3,910       3,531
  Unearned loan fees........................................         549         923
                                                                --------    --------
Deductions..................................................      22,311      16,204
                                                                --------    --------
Total loans receivable......................................    $736,880    $631,739
                                                                ========    ========

     The majority of the Company's lending activity is with borrowers within its primary market area of Northeastern Wisconsin.

     Loans serviced for investors were $151,374,000, $150,161,000, and $126,980,000 at December 31, 1999, 1998, and 1997, respectively. These loans are not reflected in the consolidated financial statements. A mortgage servicing rights asset is generated on loans originated and subsequently sold. The balance of mortgage servicing rights is included with other assets on the consolidated statements of financial condition and is immaterial to the consolidated statements of financial condition as of December 31, 1999 and 1998. There was no impairment of mortgage servicing rights and the carrying value of mortgage servicing rights approximates the fair market value at December 31, 1999 and 1998.

     A summary of the activity in the allowance for loan losses is as follows:

                                                                 1999      1998      1997
                                                                 ----      ----      ----
                                                                      (IN THOUSANDS)
Balance at beginning of year................................    $3,531    $3,177    $2,937
Provisions..................................................       472       420       320
Loans charged off...........................................      (122)      (99)     (101)
Recoveries on loans.........................................        29        33        21
                                                                ------    ------    ------
Balance at end of year......................................    $3,910    $3,531    $3,177
                                                                ======    ======    ======

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE 5. OFFICE PROPERTIES AND EQUIPMENT

     Office properties and equipment at December 31 consist of the following:

                                                                 1999      1998
                                                                 ----      ----
                                                                 (IN THOUSANDS)
Land........................................................    $2,045    $2,045
Buildings and improvements..................................     7,067     7,052
Furniture and equipment.....................................     2,767     2,891
Leasehold improvements......................................        31        74
                                                                ------    ------
Cost........................................................    11,910    12,062
Less -- Accumulated depreciation and amortization...........     4,447     4,489
                                                                ------    ------
Net depreciated value.......................................    $7,463    $7,573
                                                                ======    ======

NOTE 6. DEPOSITS

     Deposits are summarized at December 31 as follows:

                                                                  1999        1998
                                                                  ----        ----
                                                                   (IN THOUSANDS)
Passbook....................................................    $ 68,832    $ 65,887
Negotiable order of withdrawal accounts:
  Non-interest-bearing......................................      29,530      25,747
  Interest-bearing..........................................      40,649      43,526
Variable rate insured money market accounts.................      67,317      64,938
Certificate accounts:
  4.00% to 4.99%............................................      36,930      42,348
  5.00% to 5.99%............................................     282,742     206,600
  6.00% to 7.99%............................................      38,085      90,613
                                                                --------    --------
  Subtotal certificate accounts.............................     357,757     339,561
                                                                --------    --------
Subtotal deposits...........................................     564,085     539,659
Accrued interest............................................       2,823       2,713
                                                                --------    --------
Total deposits..............................................    $566,908    $542,372
                                                                ========    ========
Weighted average interest rate..............................        4.33%       4.35%
                                                                ========    ========

     Aggregate annual maturities of certificate accounts at December 31, 1999, are as follows:

                                                                (IN THOUSANDS)
                                                                --------------
2000........................................................       $247,348
2001........................................................         78,691
2002........................................................         23,585
2003........................................................          3,165
2004........................................................          4,968
                                                                   --------
Total.......................................................       $357,757
                                                                   ========

     Deposit accounts with balances greater than $100,000 were $75,157,000 and $68,685,000 at December 31, 1999 and 1998, respectively.

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE 7. BORROWINGS

     Borrowings at December 31 consist of the following:

                                                                   1999                   1998
                                                           --------------------    -------------------
                                                                       WEIGHTED               WEIGHTED
                                                                       AVERAGE                AVERAGE
                                                           BALANCE       RATE      BALANCE      RATE
                                                           -------     --------    -------    --------
                                                                     (DOLLARS IN THOUSANDS)
Federal Home Loan Bank advances maturing in:
1999...................................................                            $15,200     5.88%
2000...................................................    $ 48,555     5.94%       20,375     5.69%
2001...................................................      15,965     5.82%       10,900     5.88%
2002...................................................      11,934     5.82%       18,000     5.43%
2003...................................................      11,325     5.75%       11,325     5.75%
2004...................................................      20,000     5.81%
2008...................................................       1,025     5.90%        8,025     4.99%
2009...................................................       5,000     5.15%
Open line of credit....................................      68,595     4.74%        7,675     5.13%
                                                           --------      ----      -------      ----
Total FHLB advances....................................     182,399     5.42%       91,500     5.59%
Federal Reserve Bank line of credit....................       3,500     4.54%          477     4.12%
                                                           --------      ----      -------      ----
Totals.................................................    $185,899     5.41%      $91,977     5.58%
                                                           ========      ====      =======      ====

     The Company is required to maintain as collateral unencumbered one- to four-family mortgage loans such that the outstanding balance of FHLB advances does not exceed 60% of the book value of this collateral. The FHLB advances are also collateralized by the FHLB stock owned by the Company. The variable rate term FHLB advances at December 31, 1999, which are included above, total $30,000,000 and are at interest rates tied to the one-month LIBOR index.

     The Company is a Treasury Tax & Loan (TT&L) depository for the Federal Reserve Bank (FRB), and as such, it accepts TT&L deposits. The Company is allowed to borrow these deposits from the FRB until they are called. The interest rate is the federal funds rate less 25 basis points. U.S. Treasury Securities with a face value greater than or equal to the amount borrowed are pledged as a condition of borrowing TT&L deposits.

     At December 31, 1999, the Company had an irrevocable letter of credit outstanding with the FHLB for $725,000. This letter of credit is pledged against a municipal deposit with the Company. No amounts have been drawn against the letter of credit by the Company.

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE 8. INCOME TAXES

     The provision for income taxes consists of the following:

                                                                 1999      1998      1997
                                                                 ----      ----      ----
                                                                      (IN THOUSANDS)
Current tax expense:
  Federal...................................................    $3,540    $3,333    $2,802
  State.....................................................       120       432       577
                                                                ------    ------    ------
     Total current..........................................     3,660     3,765     3,379
                                                                ------    ------    ------
Deferred tax expense (credit):
  Federal...................................................      (108)     (127)      209
  State.....................................................       (27)      (32)       63
                                                                ------    ------    ------
     Total deferred.........................................      (135)     (159)      272
                                                                ------    ------    ------
Total provision for income taxes............................    $3,525    $3,606    $3,651
                                                                ======    ======    ======

     A summary of the source of differences between income taxes at the federal statutory rate and the provision for income taxes for the years ended December 31 follows:

                                                             1999                  1998                 1997
                                                      ------------------    ------------------    -----------------
                                                      AMOUNT     PERCENT    AMOUNT     PERCENT    AMOUNT    PERCENT
                                                      ------     -------    ------     -------    ------    -------
                                                                         (DOLLARS IN THOUSANDS)
Income before provision for income taxes..........    $10,902      100      $10,435      100      $9,687      100
                                                      =======      ===      =======      ===      ======      ===
Tax expense at federal statutory rate.............    $ 3,707       34      $ 3,552       34      $3,294       34
Increase (decrease) in taxes resulting from:
  State income taxes -- Net of federal tax
    benefit.......................................         57        1          264        3        422         4
  Cash surrender value of life insurance in excess
    of premiums...................................       (227)      (2)        (225)      (2)       (61)       (1)
  Other...........................................        (12)      --           15       --         (4)       --
                                                      -------      ---      -------      ---      ------      ---
Provision for income taxes........................    $ 3,525       33      $ 3,606       35      $3,651       37
                                                      =======      ===      =======      ===      ======      ===

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE 8. INCOME TAXES -- (CONTINUED)
     Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The major components of net deferred tax assets at December 31 are as follows:

                                                                 1999      1998
                                                                 ----      ----
                                                                 (IN THOUSANDS)
Deferred tax assets:
  Deferred compensation.....................................    $1,041    $1,010
  Allowance for loan losses.................................     1,066       830
  Excess servicing gains....................................        31        41
  Other.....................................................        14         4
                                                                ------    ------
     Total deferred tax assets..............................     2,152     1,885
                                                                ------    ------
Deferred tax liabilities:
  Deferred loan fees........................................       576       429
  Mortgage servicing rights.................................       239       262
  FHLB stock dividends......................................       159       164
  Depreciation and amortization.............................       163       174
  Unrealized securities gains...............................       320       634
  Other.....................................................        59        35
                                                                ------    ------
     Total deferred tax liabilities.........................     1,516     1,698
                                                                ------    ------
Net deferred tax asset......................................    $  636    $  187
                                                                ======    ======

NOTE 9. EMPLOYEE BENEFIT PLANS

     The Company has a participatory defined contribution 401(k) plan. The plan covers all employees with at least one year of service and who have attained age
21. The Company annually contributes 3% of an employee's gross earnings and may fund an additional discretionary dollar amount to the plan. The Company also matches 50% of the first 4% of the amount of each employee's contribution. In addition, each employee may contribute amounts in excess of 4%, up to the lesser of 15% of compensation or federal tax limits, with no Company participation. Total expense relating to this plan for 1999, 1998, and 1997 was $459,000, $442,000, and $379,000, respectively.

     The Company has an unfunded deferred retirement plan for directors. All members of the Company's Board of Directors are eligible under the plan. Directors of predecessor institutions who are members of an advisory board are eligible at the discretion of the Company. Currently, there are four advisory board members in the plan. The Company also has supplemental retirement plans for several of its executives. Total expense relating to these plans for 1999, 1998, and 1997 was $360,000, $809,000, and $513,000, respectively. The Company does not, as a policy, offer postretirement benefits other than the plans discussed above.

     The Company has stock option plans which provide for the grant of incentive stock options, nonqualified stock options, stock appreciation rights (SARs), or restricted stock. The plans provide that incentive stock option prices will not be less than the fair market value of the stock at the grant date and nonqualified stock option prices shall not be less than 90% of the fair value of the stock at the grant date. Options granted are eligible to be exercised equally over a three-year period. All options expire no later than ten years from the grant date.

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE 9. EMPLOYEE BENEFIT PLANS -- (CONTINUED)
     The fair value of each option granted is estimated on the grant date using the Black-Scholes methodology. The following assumptions were made in estimating fair value for options granted for the years ended December 31:

                                                                1999           1998           1997
                                                                ----           ----           ----
Dividend yield..............................................    3.00%          3.00%          4.50%
Risk-free interest rate.....................................    6.86%          5.41%          5.75%
Weighted average expected life (years)......................     7.0            7.0            7.0
Expected volatility.........................................    23.9%          22.2%          20.2%

     The weighted average fair value of options granted as of their grant date, using the assumptions shown above, was computed at $3.49, $3.11, and $1.45 per share for options granted in 1999, 1998, and 1997, respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee and directors' stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee and directors' stock options.

     No compensation cost has been recognized for the plan. Had compensation cost been determined on the basis of fair value, net income and earnings per share would have been reduced as follows:

                                                             1999             1998             1997
                                                             ----             ----             ----
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income:
  As reported...........................................    $7,377           $6,829           $6,036
                                                            ======           ======           ======
  Pro forma.............................................    $7,139           $6,665           $5,953
                                                            ======           ======           ======
Earnings per share:
  As reported:
     Basic..............................................    $ 0.85           $ 0.77           $ 0.68
     Diluted............................................      0.83             0.75             0.66
  Pro forma:
     Basic..............................................      0.82             0.75             0.67
     Diluted............................................      0.80             0.73             0.65

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE 9. EMPLOYEE BENEFIT PLANS -- (CONTINUED)
     A summary of stock option transactions for each of the three years in the period ended December 31, 1999, is as follows:

                                                      NUMBER OF      OPTION PRICE      WEIGHTED AVERAGE
                                                       SHARES         PER SHARE         EXERCISE PRICE
                                                      ---------      ------------      ----------------
Balance at January 1, 1997........................     607,620     $   1.77 - $8.38         $ 5.19
  Granted.........................................     113,000     $   1.77 - $7.88           8.36
  Exercised.......................................    (121,618)    $   1.77 - $7.88           4.09
                                                      --------                              ------
Balance at December 31, 1997......................     599,002     $   1.77 - $8.38           6.02
  Granted.........................................      95,600     $ 12.75 - $13.25          13.14
  Exercised.......................................    (100,138)    $   1.77 - $8.38           5.34
                                                      --------                              ------
Balance at December 31, 1998......................     594,464     $  1.77 - $13.25           7.27
  Granted.........................................     106,000     $11.875 - $12.50          12.39
  Exercised.......................................     (50,314)    $   1.77 - $8.25           3.53
  Expired.........................................      (3,600)    $          12.75          12.75
                                                      --------                              ------
Balance at December 31, 1999......................     646,550     $  1.77 - $13.25         $ 8.38
                                                      ========                              ======

     The following is a summary of the options outstanding at December 31, 1999:

                                                         OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                                                 -----------------------------------    -------------------
                                                              WEIGHTED
                                                              AVERAGE       WEIGHTED               WEIGHTED
                                                             REMAINING      AVERAGE                AVERAGE
                                                            CONTRACTUAL     EXERCISE               EXERCISE
            EXERCISE PRICE RANGE                 NUMBER     LIFE - YEARS     PRICE      NUMBER      PRICE
            --------------------                 ------     ------------    --------    ------     --------
$1.77 -- $2.94...............................     43,150        2.3          $ 2.82      43,150     $ 2.82
$3.06 -- $4.78...............................     79,600        2.3            4.08      79,600       4.08
$6.38 -- $8.38...............................    325,800        6.3            7.51     294,333       7.42
$11.875 -- $13.25............................    198,000        9.5           12.75      30,667      13.15
                                                 -------        ---          ------     -------     ------
  Total......................................    646,550        6.5          $ 8.38     447,750     $ 6.77
                                                 =======        ===          ======     =======     ======

NOTE 10. STOCKHOLDERS' EQUITY

     The Board of Directors of the Company is authorized to issue cumulative preferred stock in series and to establish the relative rights and preferences of each series with respect to rates, redemption rights and prices, conversion terms, voluntary liquidation rights, and voting powers. Cumulative preferred stock will rank prior to common stock as to dividend rights and liquidation preferences. Under Wisconsin state law, preferred stockholders are entitled to vote as a separate class or series in certain circumstances, including any amendment which would adversely change the specific terms of such series of stock or which would create or enlarge any class or series ranking prior thereto in rights and preferences (excluding substituting the surviving entity in a merger or consolidation of the Company).

     The Savings Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank's capital

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE 10. STOCKHOLDERS' EQUITY -- (CONTINUED) amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by federal and state regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1999, that the Savings Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1999, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Savings Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Savings Bank's category.

     The Savings Bank's actual and regulatory capital amounts (in thousands) and ratios are as follows:

                                                                                                TO BE WELL
                                                                                             CAPITALIZED UNDER
                                                                         FOR CAPITAL         PROMPT CORRECTIVE
                                                       ACTUAL         ADEQUACY PURPOSES      ACTION PROVISIONS
                                                   ---------------    ------------------    -------------------
                                                   AMOUNT    RATIO     AMOUNT     RATIO      AMOUNT      RATIO
                                                   ------    -----     ------     -----      ------      -----
                                                                      (DOLLARS IN THOUSANDS)
DECEMBER 31, 1999:
Risk-based capital (to risk-weighted assets).....  $76,326   14.0%    >=$43,770   >=8.0%    >=$54,713   >=10.0%
Tier I (core) capital (to risk-weighted
  assets)........................................  $72,416   13.2%    >=$21,885   >=4.0%    >=$32,828   >= 6.0%
Tier I (core) capital (to adjusted assets).......  $72,416    8.6%    >=$33,546   >=4.0%    >=$41,783   >= 5.0%
Tangible equity (to tangible assets).............  $72,416    8.6%    >=$33,546   >=4.0%    >=$41,783   >= 5.0%
State of Wisconsin capital (to total assets).....  $77,197    9.2%    >=$50,377   >=6.0%          N/A       N/A

DECEMBER 31, 1998:
Risk-based capital (to risk-weighted assets).....  $72,055   15.7%    >=$36,620   >=8.0%    >=$45,775   >=10.0%
Tier I (core) capital (to risk-weighted
  assets)........................................  $68,524   15.0%    >=$18,310   >=4.0%    >=$27,465   >= 6.0%
Tier I (core) capital (to adjusted assets).......  $68,524    9.6%    >=$28,697   >=4.0%    >=$35,872   >= 5.0%
Tangible equity (to tangible assets).............  $68,524    9.6%    >=$28,697   >=4.0%    >=$35,872   >= 5.0%
State of Wisconsin capital (to total assets).....  $73,414   10.2%    >=$43,181   >=6.0%          N/A       N/A

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE 10. STOCKHOLDERS' EQUITY -- (CONTINUED)
     Following are reconciliations of the Savings Bank's stockholder's equity under generally accepted accounting principles to capital as determined by regulations:

                                                                 RISK-     TIER I     STATE OF
                                                                 BASED     (CORE)     WISCONSIN
                                                                CAPITAL    CAPITAL     CAPITAL
                                                                -------    -------    ---------
                                                                        (IN THOUSANDS)
As of December 31, 1999:
  Regulatory capital........................................    $76,326    $72,416     $77,197
  Unrealized gains on available-for-sale securities.........        479        479
  Investments in and advances to nonincludable
     subsidiaries...........................................        392        392
  Allowance for loan losses.................................     (3,910)                (3,910)
                                                                -------    -------     -------
Stockholder's equity (First Northern Savings Bank only).....    $73,287    $73,287     $73,287
                                                                =======    =======     =======
Stockholders' equity (First Northern Capital Corp.).........    $76,795    $76,795     $76,795
                                                                =======    =======     =======
As of December 31, 1998:
  Regulatory capital........................................    $72,055    $68,524     $73,414
  Unrealized gains on available-for-sale securities.........        960        960
  Investments in and advances to nonincludable
     subsidiaries...........................................        399        399
  Allowance for loan losses.................................     (3,531)                (3,531)
                                                                -------    -------     -------
Stockholder's equity (First Northern Savings Bank only).....    $69,883    $69,883     $69,883
                                                                =======    =======     =======
Stockholders' equity (First Northern Capital Corp.).........    $76,093    $76,093     $76,093
                                                                =======    =======     =======

     The capital distribution regulations allow a well-capitalized bank to make capital distributions during a calendar year up to 100% of its net income to date plus the amount that would reduce by one half its surplus capital ratio at the beginning of the calendar year. Any distributions in excess of that amount requires prior OTS notice, with the opportunity for OTS to object to the distribution.

     Unlike the Savings Bank, the Company is not subject to these regulatory capital requirements or restrictions on the payment of dividends to it stockholders. However, the source of its future dividends may depend upon dividends from the Savings Bank.

     On October 18, 1996, the Company began a second stock repurchase program for its common stock to be used for the exercise of stock options. The program concluded on October 20, 1997, with a total of 60,800 shares being purchased at an average price of $8.62 per share. A third stock repurchase program began March 20, 1998, for up to 446,101 shares. The program concluded on December 31, 1999, with a total of 446,101 shares being repurchased at an average price of $11.81 per share.

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE 11. ACCUMULATED OTHER COMPREHENSIVE INCOME

     Comprehensive income is shown in the consolidated statements of stockholders' equity. The Company's accumulated other comprehensive income is comprised of the unrealized gain or loss on securities available-for-sale. The following shows the activity in accumulated other comprehensive income:

                                                                1999    1998    1997
                                                                ----    ----    ----
                                                                   (IN THOUSANDS)
Accumulated other comprehensive income at beginning of
  year......................................................    $960    $614    $385
                                                                ----    ----    ----
Activity:
  Unrealized gain (loss) on securities available-for-sale...    (795)    577     382
  Tax impact................................................     314    (231)   (153)
                                                                ----    ----    ----
Net change in unrealized gain (loss) on securities
  available-for-sale........................................    (481)    346     229
                                                                ----    ----    ----
Accumulated other comprehensive income at end of year.......    $479    $960    $614
                                                                ====    ====    ====

NOTE 12. EARNINGS PER SHARE

     The following shows the computation of the basic and diluted earnings per share for the years ended December 31:

                                                                              WEIGHTED
                                                                               AVERAGE
                                                                              NUMBER OF    EARNINGS
                                                                NET INCOME     SHARES      PER SHARE
                                                                ----------    ---------    ---------
                                                                       (DOLLARS IN THOUSANDS,
                                                                     EXCEPT PER SHARE AMOUNTS)
1999
Earnings per share -- Basic.................................      $7,377      8,704,183      $0.85
                                                                                             =====
Effect of stock options -- Net..............................                    176,782
                                                                              ---------
Earnings per share -- Diluted...............................      $7,377      8,880,965      $0.83
                                                                  ======      =========      =====
1998
Earnings per share -- Basic.................................      $6,829      8,851,486      $0.77
                                                                                             =====
Effect of stock options -- Net..............................                    241,167
                                                                              ---------
Earnings per share -- Diluted...............................      $6,829      9,092,653      $0.75
                                                                  ======      =========      =====
1997
Earnings per share -- Basic.................................      $6,036      8,834,937      $0.68
                                                                                             =====
Effect of stock options -- Net..............................                    245,300
                                                                              ---------
Earnings per share -- Diluted...............................      $6,036      9,080,237      $0.66
                                                                  ======      =========      =====

NOTE 13. SEGMENT INFORMATION

     First Northern Capital Corp., through a branch network of its subsidiary, First Northern Savings Bank, provides a full range of consumer and commercial financial institution services to individuals and businesses in Northeastern Wisconsin. These services include demand, time, and savings deposits; safe deposit services; credit cards; notary services; night depository; money orders, traveler's checks, and cashier's checks; savings bonds; secured and unsecured consumer, commercial, and real estate loans; ATM processing; cash management; and financial planning.

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE 13. SEGMENT INFORMATION -- (CONTINUED)
     While the Company's chief decision-makers monitor the revenue streams of various Company products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's financial institution operations are considered by management to be aggregated in one reportable operating segment.

NOTE 14. COMMITMENTS

     The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and forward commitments to sell mortgage loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract amounts reflect the extent of involvement the Company has in the particular class of financial instrument. The Company's maximum exposure to credit loss for commitments to extend credit is represented by the contract amount of those instruments. For forward commitments to sell loans, the contract amounts do not represent exposure to credit loss.

     Off-balance-sheet financial instruments whose contract amounts represent credit and/or interest rate risk at December 31 are as follows:

                                                                 1999       1998
                                                                 ----       ----
                                                                  (IN THOUSANDS)
Commitments to extend credit:
  Fixed rate (8.25% to 8.50% in 1999 and 6.375% to 7.50% in
     1998)..................................................    $   178    $ 4,656
  Adjustable rate (6.50% to 7.75% in 1999 and 5.75% to 8.00%
     in 1998)...............................................      2,554      3,618
Commitments to sell mortgage loans..........................         --      4,103
Unused overdraft protection lines of credit for checking
  accounts..................................................      1,462      1,522
Unused home equity lines of credit..........................     19,327     15,819
Unused commercial real estate line of credit................      3,195        102
Unused commercial letters of credit.........................        513        841
Unused credit card lines of credit..........................      6,606      4,577

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and generally require payment of a fee. As some commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates the creditworthiness of each customer on a case-by-case basis. The Company generally extends credit only on a secured basis. Collateral obtained varies, but consists primarily of one- to four-family residences.

     Commitments to extend credit on a fixed-rate basis expose the Company to a certain amount of interest rate risk if market rates of interest substantially increase during the commitment period.

     Forward commitments to sell mortgage loans represent commitments obtained by the Company from a secondary market agency to purchase mortgages from the Company and place them in a mortgage-related security pool with a defined yield. Commitments to sell loans expose the Company to interest rate risk if market rates of interest decrease during the commitment period. Commitments to sell loans are made to mitigate interest rate risk on the existing loan portfolio and on commitments to extend credit.

     Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE 14. COMMITMENTS -- (CONTINUED)
involved in extending loans to customers. The commitments are structured to allow for 100% collateralization on all standby letters of credit.

     The Company has no investments in nor is a party to transactions involving derivative investments, except mortgage-related securities which represent minimal risk to the Company.

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair value estimates, methods, and assumptions for the Company's financial instruments are summarized below.

     Cash and Cash Equivalents -- The carrying values approximate the fair values for these assets.

     Investment and Mortgage-Related Securities -- Fair values are based on quoted market prices where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     Loans Receivable and Loans Held-for-Sale -- For certain homogeneous categories of loans, such as fixed-rate residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings.

     Accrued Interest Receivable and Payable -- The carrying amounts reported in the consolidated statements of financial condition approximate their fair values.

     Federal Home Loan Bank Stock -- Fair value for the Federal Home Loan Bank stock is based on its redeemable (carrying) value, as a market for this stock is restricted.

     Deposits -- The fair value of deposits with no stated maturity, such as passbooks, negotiable order of withdrawal accounts, and variable rate insured money market accounts, is the amount payable on demand on the reporting date. The fair value of fixed-rate, fixed-maturity, certificate accounts is estimated using discounted cash flows with discount rates at interest rates currently offered for deposits of similar remaining maturities.

     Borrowings -- Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. The fair value of borrowed funds due on demand is the amount payable at the reporting date. The fair value of borrowed funds with fixed terms is estimated using discounted cash flows with discount rates at interest rates currently offered by lenders for similar remaining maturities.

     Off-Balance-Sheet Instruments -- The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the current interest rates, and the present creditworthiness of the counterparties. Since this amount is immaterial, no amounts for fair value are presented.

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)

     The carrying value and estimated fair value of financial instruments at December 31 were as follows:

                                                                 1999                      1998
                                                        ----------------------    ----------------------
                                                        CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                                         AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                                        --------    ----------    --------    ----------
                                                                         (IN THOUSANDS)
Financial assets:
  Cash and cash equivalents.........................    $ 12,372     $ 12,372     $  7,211     $  7,211
  Securities........................................      50,261       49,618       45,464       45,730
  Federal Home Loan Bank stock......................       9,250        9,250        5,250        5,250
     Total loans -- Net.............................     737,965      700,493      634,814      636,243
  Accrued interest receivable.......................       4,229        4,229        3,686        3,686
                                                        --------     --------     --------     --------
     Total financial assets.........................    $814,077     $775,962     $696,425     $698,120
                                                        ========     ========     ========     ========
Financial liabilities:
  Deposits..........................................    $564,085     $565,121     $539,659     $541,866
  Accrued interest payable..........................       2,823        2,823        2,713        2,713
  Borrowed funds....................................     185,899      184,559       91,977       92,522
                                                        --------     --------     --------     --------
     Total financial liabilities....................    $752,807     $752,503     $634,349     $637,101
                                                        ========     ========     ========     ========

     Limitations -- Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters that could affect the estimates. Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Deposits with no stated maturities are defined as having a fair value equivalent to the amount payable on demand. This prohibits adjusting fair value derived from retaining those deposits for an expected future period of time. This component, commonly referred to as a deposit base intangible, is neither considered in the above amounts nor is it recorded as an intangible asset on the statement of financial condition. Significant assets and liabilities that are not considered financial assets and liabilities include office properties and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE 16. CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

                       STATEMENTS OF FINANCIAL CONDITION

                                                                   DECEMBER 31,
                                                                ------------------
                                                                 1999       1998
                                                                 ----       ----
                                                                  (IN THOUSANDS)
                                      ASSETS
Cash........................................................    $ 3,129    $ 5,998
Investment in subsidiaries..................................     73,287     69,883
Other.......................................................        393        228
                                                                -------    -------
     Total Assets...........................................    $76,809    $76,109
                                                                =======    =======
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Other liabilities.........................................    $    14    $    16
                                                                -------    -------
     Total liabilities......................................         14         16
                                                                -------    -------
Stockholders' equity:
  Common stock..............................................      9,135      9,135
  Additional paid-in capital................................      8,780      9,126
  Retained earnings.........................................     64,468     60,582
  Accumulated comprehensive income..........................        479        960
  Treasury stock at cost....................................     (6,067)    (3,710)
                                                                -------    -------
     Total stockholders' equity.............................     76,795     76,093
                                                                -------    -------
     Total Liabilities and Stockholders' Equity.............    $76,809    $76,109
                                                                =======    =======

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE 16. CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS -- (CONTINUED)
                              STATEMENTS OF INCOME

                                                                 YEARS ENDED DECEMBER 31,
                                                                --------------------------
                                                                 1999      1998      1997
                                                                 ----      ----      ----
                                                                      (IN THOUSANDS)
Interest and dividend income................................    $  168    $  249    $  170
Equity in earnings of subsidiary............................     7,384     6,751     6,010
                                                                ------    ------    ------
  Total income..............................................     7,552     7,000     6,180
                                                                ------    ------    ------
Compensation................................................        12        12        12
Other operating expenses....................................       158       109       115
                                                                ------    ------    ------
  Total expenses............................................       170       121       127
                                                                ------    ------    ------
Income before provision for income taxes....................     7,382     6,879     6,053
Provision for income taxes..................................         5        50        17
                                                                ------    ------    ------
Net income..................................................    $7,377    $6,829    $6,036
                                                                ======    ======    ======

                            STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                                --------------------------
                                                                 1999      1998      1997
                                                                 ----      ----      ----
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................    $7,377    $6,829    $6,036
                                                                ------    ------    ------
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
  Equity in earnings of subsidiary..........................    (7,384)   (6,751)   (6,010)
  Change in other operating assets and liabilities..........        (3)       47        29
                                                                ------    ------    ------
       Total adjustments....................................    (7,387)   (6,704)   (5,981)
                                                                ------    ------    ------
Net cash provided by (used in) operating activities.........       (10)      125        55
                                                                ------    ------    ------
Cash flows from investing activities:
  Dividends received from subsidiary........................     3,500     6,355     2,915
  Purchase of investment available-for-sale.................      (111)       --        --
                                                                ------    ------    ------
Net cash provided by investing activities...................     3,389     6,355     2,915
                                                                ------    ------    ------
Cash flows from financing activities:
  Cash dividends paid.......................................    (3,491)   (3,192)   (2,826)
  Purchase of treasury stock................................    (2,935)   (2,333)     (441)
  Retirement of common stock................................        --       (18)       --
  Proceeds from exercise of stock options...................       178       534       487
                                                                ------    ------    ------
Net cash used in financing activities.......................    (6,248)   (5,009)   (2,780)
                                                                ------    ------    ------
Net increase (decrease) in cash.............................    (2,869)    1,471       190
Cash at beginning of year...................................     5,998     4,527     4,337
                                                                ------    ------    ------
Cash at end of year.........................................    $3,129    $5,998    $4,527
                                                                ======    ======    ======

                 FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE 17. SUBSEQUENT EVENT

     On February 21, 2000, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Mutual Savings Bank ("Mutual"), a Wisconsin-chartered mutual savings bank and OV Corp. (the "Merger Corp."), a wholly owned subsidiary of Mutual organized for the purpose of effecting the transactions contemplated by the Merger Agreement. The Merger Corp. will be the surviving corporation. The Merger Agreement provides for the acquisition of the Company by Mutual through a merger of the Company with and into the Merger Corp.

     Subject to the terms and conditions of the Merger Agreement, at the time of the merger, each outstanding share of the Company's common stock will be converted into the right to receive cash in the amount of $15.00 or 1.5 shares of common stock of the Merger Corp. or a combination of cash and shares of the Merger Corp.

     In connection with the Merger, the Company and Mutual will engage in a restructuring. As part of the restructuring, Mutual will form a mutual holding company. The mutual holding company will own a majority of the Merger Corp.'s common stock. The balance of the shares of the Merger Corp. will be offered for sale to Mutual's depositors and issued to First Northern stockholders in the Merger. As a result of the restructuring, the Savings Bank and Mutual will become wholly owned subsidiaries of the Merger Corp.

     The Merger and subsequent restructuring are subject to approval by the stockholders of the Company, depositors of Mutual, and various regulatory agencies.

     Concurrent with the execution of the Merger Agreement, the parties entered into a Stock Option Agreement by which the Company granted Mutual an irrevocable option to purchase up to 1,708,675 shares of the Company's stock equal to 19.9% of the number of shares of the Company's stock outstanding on February 21, 2000, at an exercise price of $9.0375 per share. The option would become exercisable under certain circumstances if the Company becomes the subject of a third party proposal for a competing transaction.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS.

OVERVIEW

     First Northern Capital Corp. (the "Company" or "First Northern") is a unitary savings and loan holding company, of which First Northern Savings Bank, S.A. (the "Savings Bank"), a Wisconsin chartered capital stock savings and loan association, is a wholly owned subsidiary.

     The Savings Bank was reorganized into First Northern on December 20, 1995, with each outstanding share of the Savings Bank's common stock converted into one share of the Company's common stock (the "Reorganization"). Consequently, the holders of all the outstanding stock of the Savings Bank acquired the same proportionate ownership interest in First Northern as they had held in the Savings Bank. The consolidated capital, assets, liabilities, income and other financial data of First Northern immediately following the Reorganization were substantially the same as those of the Savings Bank immediately prior to consummation of the Reorganization.

     The Savings Bank is the only direct subsidiary of the Company and its operations are the primary contributor to the Company's earnings and expenses. The Savings Bank's business consists primarily of attracting deposits from the general public and originating loans throughout its Northeastern Wisconsin branch network. Great Northern Financial Services Corporation ("GNFSC"), a wholly owned subsidiary of the Savings Bank, offers full brokerage services to the public through a network agreement with a registered broker-dealer and sells tax deferred annuities, credit life and disability insurance. Another wholly owned Savings Bank subsidiary, First Northern Investments, Inc. ("FNII"), manages a majority of the Savings Bank's investments, purchases automobile loans from Savings Financial Corp. ("SFC") and mortgage loan participations from its parent. SFC, which is 50% owned by the Savings Bank, originates, services and sells automobile loans to FNII and its other parent corporation.

     In connection with the following discussion, see the financial data in Item 1 and "Cautionary Factors" in Item 1 of this document regarding forward-looking statements and factors that could impact the business and financial prospects of the Company.

MERGER AGREEMENT

     On February 21, 2000, First Northern entered into a Merger Agreement with Mutual Savings Bank which provides for the acquisition of First Northern by Mutual. See Item 1. "Business--Merger Agreement with Mutual Saving Bank.", which is incorporated by reference herein.

BALANCE SHEET ANALYSIS

     LIQUIDITY. The Company's primary sources of funds are deposits (retail and wholesale), proceeds from principal and interest payments on loans, advances from the Federal Home Loan Bank (the "FHLB") of Chicago, and, to a lesser extent, maturities of investment securities and short-term investments, sales of loans, repurchase agreements, and operations. While scheduled loan repayments and maturing investments are a relatively predictable source of funds, deposit flows and loan prepayments are influenced to a great extent by interest rates, general economic conditions, and competition.

     Federal regulations historically have required First Northern to maintain minimum levels of liquid assets such as cash, certain time deposits, U.S. government and agency securities, and other obligations generally having remaining maturities of less than five years. Liquidity requirements have varied from time to time based upon economic conditions and deposit flows. The current requirement is 4% of the preceding calendar month's average net withdrawable deposits and borrowings payable on demand or in one year or less ("liquidity base") or of the average daily balance of the liquidity base during the preceding quarter. The Company's total liquidity ratio at December 31, 1999 was 5.45% and 5.49% at December 31, 1998. The liquidity ratio decreased at year-end 1999 as compared to year-end 1998 as a result of funding loan originations.

     Liquidity management is both a daily and long-term responsibility of management. The Company adjusts its investments in liquid assets based upon management's assessment of: (i) expected loan demand; (ii) expected deposit flows; (iii) yields available on interest-earning deposits; and (iv) the objectives of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits and short- to intermediate-term U.S. Government and agency obligations. If the Savings Bank requires funds beyond its ability to generate them from operations, it can borrow from the FHLB of Chicago (See "Borrowings").

     INVESTMENT AND MORTGAGE-RELATED SECURITIES. A substantial portion of the Company's investment securities (approximately $32.4 million at December 31, 1999 and $33.3 million at December 31, 1998) are held and managed by FNII. (See Notes to Consolidated Financial Statements -- Note 2 and Note 3 -- Securities Available-for-Sale and Securities Held-to-Maturity.)

     Interest-earning deposits increased $3.5 million in 1999 as a result of placing excess funds in overnight deposits until the funds (usually a day) are needed.

     The securities available-for-sale increased to $14.0 million at December 31, 1999, from $10.2 million at December 31, 1998. The increase in 1999 is the result of reinvesting interest earned on the investments held in available-for-sale into additional securities and the purchasing of additional mortgage-related securities. First Northern purchases mortgage-backed and mortgage-related securities that are guaranteed by government sponsored enterprises such as FHLMC, FNMA and GNMA.

     The securities held-to-maturity increased to $36.3 million at December 31, 1999 from $35.3 million at December 31, 1998, as a result of reinvesting interest earned on the investments held-to-maturity.

     LENDING ACTIVITIES. First Northern has traditionally concentrated on the origination of adjustable and fixed interest rate one- to four-family mortgage loans and consumer loans throughout its 19 offices. First Northern also originates construction, more than four-family ("multi-family") residential, commercial real estate loans and beginning in 1999, commercial loans. In addition, the Savings Bank will purchase one- to four-family and multi-family mortgage loans from other sources primarily within the State of Wisconsin. Adjustable interest rate mortgage loans are originated for First Northern's portfolio while fixed interest rate mortgage loans, particularly those with terms greater than 20 years, are primarily originated for sale in the secondary mortgage market. First Northern retains 15 and 20 year fixed interest rate mortgage loan originations in its portfolio. At December 31, 1999, approximately 75% of First Northern's mortgage loan portfolio were interest rate adjustable as compared to 76% at December 31, 1998.

     First Northern originates a variety of adjustable and fixed interest rate mortgage loan products based upon market demands and general economic conditions. Adjustable indexed interest rate mortgage loans at December 31, 1999, contain an interest rate adjustment provision tied to the national monthly median cost of funds ratio for Savings Association Insurance Fund ("SAIF") insured institutions, plus an additional mark-up of 2.95% to 4.25% (the "index") which varies with the mortgage loan product. Interest rates on indexed mortgage loans are adjusted, up or down, on predetermined dates fixed by contract, in relation to and based on the index or market interest rates. In the first six months of 1999, First Northern adjusted interest rates on indexed mortgage loans downward at or before the contractual interest rate adjustment date in response to decreasing market interest rates. If the adjustable indexed mortgage loans interest rates had not been decreased, these mortgage loans would have refinanced to a fixed interest rate mortgage loan or another indexed mortgage loan at a lesser interest rate. In the second quarter of 1999, the increasing market interest rates allowed First Northern to increase interest rates on certain mortgage loans. In 1999, First Northern decreased interest rates on approximately $28.0 million of its mortgage loans and increased interest rates on approximately $43.0 million of its mortgage loans.

     Adjustable indexed interest rate mortgage loans have an initial period, ranging from one to five years, during which the interest rate is fixed, with adjustments permitted thereafter, subject to annual and lifetime interest rate caps which vary with the product. Annual limits on interest rate increases are 1% to 2%, while aggregate lifetime interest rate increases over the term of the loan are currently at 6% above the original mortgage loan interest rate.

     First Northern's origination of second mortgage loans, automobile, boat, recreational vehicle and other types of consumer loans, which are generally of shorter maturities than first mortgage loans, enhances the matching of maturities of its assets and liabilities and offer a higher yield. Second mortgage loans are offered on both a fixed and adjustable interest rate basis; other consumer loans are generally offered on a fixed interest rate basis.

     At December 31, 1999, approximately 23% and as of December 31, 1998, approximately 35% of First Northern's consumer loan portfolio was interest rate adjustable.

     First Northern added commercial lending to its existing product lines in the second quarter of 1999. To manage the commercial banking department, First Northern hired an experienced commercial loan manager. During 1999, $5.0 million of commercial loans were originated as well as $14.4 million of commercial real estate loans which are reported in the mortgage loan originations.

     The following table sets forth First Northern's mortgage, consumer and commercial loan originations and purchases:

                        LOAN ORIGINATIONS AND PURCHASES

                                                                DURING THE YEAR ENDED
                                                                     DECEMBER 31,
                                                                ----------------------
                                                                  1999         1998
                                                                  ----         ----
                                                                    (IN THOUSANDS)
Mortgage loans originated and purchased:
  Construction -- residential...............................    $ 46,226     $ 31,115
  Construction -- commercial real estate....................       1,540        5,930
  Loans on existing property................................      80,051       59,021
  Refinancing...............................................      62,432      153,614
  Other loans...............................................       2,739        2,049
                                                                --------     --------
     Total mortgage loans originated and purchased..........     192,988      251,729
Consumer loans originated and purchased:
  Consumer..................................................      10,831        9,912
  Second mortgage...........................................      47,415       38,747
  Automobile................................................      72,264       48,661
  Education.................................................       2,143        2,317
                                                                --------     --------
     Total consumer loans originated and purchased..........     132,653       99,637
                                                                --------     --------
Commercial loans originated and purchased...................       5,032
                                                                --------     --------
     Total loans originated and purchased...................    $330,673     $351,366
                                                                ========     ========

     The dollar volume of First Northern's mortgage loan originations and purchases decreased in 1999 as compared to 1998 primarily as a result of a decline in the mortgage loan refinancing activity. In addition, First Northern continued to purchase mortgage loans in 1999 primarily from other Wisconsin financial institutions. In 1999, First Northern purchased $31.9 million of one-to four-family residential loans, $1.5 million of multi-family loans and $3.5 million of commercial real estate loans as compared to $15.0 million of one-to four-family residential, $1.7 million of multi-family and $0.6 million of commercial real estate loans in 1998. First Northern purchases loans when interest rates on these loans provide an opportunity to incrementally add to the profitability of the Company.

     First Northern's growth in the dollar amount of mortgage loans outstanding was $70.1 million or 14.3% for 1999 as compared to $38.7 million or 8.6% in 1998. The increase in the 1999 mortgage loan portfolio was the result of more adjustable interest rate mortgage loan originations which are retained in the portfolio, as opposed to 30 year fixed interest rate mortgage loan originations which are sold in the secondary market, and reduced mortgage loan refinancings.

     At December 31, 1999, First Northern had approximately $140.2 million fixed interest rate mortgage loans in its mortgage loan portfolio, compared to approximately $116.0 million of fixed interest rate mortgage loans at December 31, 1998.

     In 1999, First Northern sold $20.1 million of fixed interest rate mortgage loans as compared to $63.2 million in 1998. This decrease was the result of increasing interest rates on fixed interest rate mortgage loans and a shift in consumer preference toward adjustable interest rate mortgage loans.

     The consumer loan portfolio at December 31, 1999, increased $36.4 million as compared to December 31, 1998 as a result of increased consumer loan originations and purchases. The increase in consumer loan originations of $33.0 million was the result of increased second mortgage loan originations and an increase in the dollar amount of loan purchases from SFC. In 1999, First Northern and FNII purchased $63.7 million of automobile loans from SFC as compared to $40.9 million in 1998. This increase in purchases from SFC was the result of continued growth in the indirect automobile loan market. SFC originates indirect automobile loans in the State of Wisconsin and sells these loans to the Savings Bank or FNII and the other SFC shareholder while retaining the servicing of such loans.

     ASSET QUALITY. First Northern currently classifies any loan on which a payment is 90 days or more past due as non-performing. The following table summarizes non-performing loans and assets:

                        NON-PERFORMING LOANS AND ASSETS

                                                                 AT DECEMBER 31,
                                                                -----------------
                                                                1999         1998
                                                                ----         ----
                                                                   (DOLLARS IN
                                                                   THOUSANDS)
Non-accrual mortgage loans..................................    $243         $223
Non-accrual consumer loans..................................      40          123
                                                                ----         ----
  Total non-performing loans................................     283          346
Properties subject to foreclosure...........................     318           68
Foreclosed properties and repossessed assets................      63           38
                                                                ----         ----
  Total non-performing assets...............................    $664         $452
                                                                ====         ====
Non-performing loans as a percent of total loans............     .04%         .05%
                                                                ====         ====
Non-performing assets as a percent of total assets..........     .08%         .06%
                                                                ====         ====

     Total non-performing loans and assets increased in dollar amount in 1999 as compared to 1998, but decreased as a percentage of total loans. This low level of non-performing loans, as compared to state and national averages, was the result of the stable economy in First Northern's market areas and management's continued emphasis to maintain non-performing assets at low levels.

     Management also believes that allowances for losses on loans, real estate owned and repossessed assets are adequate. While management uses available information to recognize losses on loans, real estate owned and repossessed assets, future additions to the allowances may be necessary based on changes in economic conditions or regulatory requirements.

     A summary of the general loan loss allowances is shown below:

                          GENERAL LOAN LOSS ALLOWANCES

                                                                  AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                                 ---------------------------------------
                                                                    1999            1998          1997
                                                                    ----            ----          ----
                                                                         (DOLLARS IN THOUSANDS)
Balance at the beginning of the year.......................      $   3,531       $   3,177       $2,937
Provisions.................................................            472             420          320
Charge-offs................................................           (122)            (99)        (101)
Recoveries.................................................             29              33           21
                                                                 ---------       ---------       ------
Balance at the end of the year.............................      $   3,910       $   3,531       $3,177
                                                                 =========       =========       ======
Allowance as a percent of total loans......................            .53%            .56%         .53%
                                                                 =========       =========       ======
Allowance as a percent of non-performing loans.............       1,381.63%       1,020.52%      722.05%
                                                                 =========       =========       ======
Allowance as a percent of total assets.....................            .47%            .49%         .48%
                                                                 =========       =========       ======
Allowance as a percent of non-performing assets............         588.86%         781.19%      535.75%
                                                                 =========       =========       ======

     LIFE INSURANCE POLICIES. Life insurance policies or bank owned life insurance ("BOLI") increased $1.0 million in 1999 primarily as a result of the increased value. BOLI is long-term life insurance on the lives of certain current and past Savings Bank employees where the insurance policy benefits and ownership are retained by the Savings Bank. The cash value accumulation on BOLI is permanently tax deferred if the policy is held to the participant's death. Management believes this is an effective method to help offset a portion of future employee benefit costs.

     DEPOSITS. Deposits increased $24.5 million or 4.5% in 1999 as compared to $60.6 million or 12.6% in 1998. Deposit growth moderated in 1999 primarily as a result of the investment returns on competing investments in which consumers placed their funds. As of December 31, 1999 deposits totaled $566.9 million or 74.3% of total liabilities.

     First Northern experienced modest deposit growth in 1999 as a result of:
(i) Northeastern Wisconsin continuing to have good economic growth which has created new customers; and (ii) the utilization of wholesale and jumbo deposits. Competition for retail deposits in First Northern's market area has been and will continue to be very strong.

     First Northern establishes savings deposit interest rates to be competitive in each market area and to maintain a favorable interest rate spread. The deposit acquisition philosophy continues to be that an increase in deposit dollars will be sought only if the increase is incrementally profitable.

     Due to competition for retail deposits, First Northern will continue to seek alternative sources of funding, including wholesale and jumbo ($90,000 or more) deposits. At December 31, 1999, First Northern had a total of $53.2 million of wholesale brokered, corporate and municipal jumbo deposits as compared to $32.1 million at the end of 1998. Jumbo and wholesale deposits accounted for 86% of the deposit increase for 1999 and at times, were obtained at a slightly lower cost than retail deposits. This strategy of acquiring wholesale and jumbo deposits continues to be an integral part of the Savings Bank's deposit acquisition strategy for 2000.

     First Northern established an internet site (www.firstnorthern.com) in 1999 and utilized other websites to publicize deposit interest rates. Management believes the website aided in the acquisition of jumbo deposits. The First Northern website is anticipated to develop into another distribution channel for First Northern products and services in the year 2000 and beyond.

     First Northern believes that the household checking account is the basic account upon which further customer banking relationships can be developed. First Northern utilized aggressive pricing and marketing of the checking account and has been able to become the "primary financial institution" for many households. First Northern will continue to emphasize the number of households using First Northern's checking account services which is anticipated to increase associated non-interest fee income.

     To enhance this checking account relationship and to increase non-interest fee income, First Northern continued to expand its First Northern CheckCard (Debit Card) base. The First Northern CheckCard offers a checking account customer the opportunity to access a checking account anywhere in the world where VISA is accepted. First Northern aggressively marketed the First Northern CheckCard since 1997 and as a result of this aggressive marketing philosophy, the CheckCard has gained greater customer acceptance and increased product profitability.

     New deposit opportunities will be available as a result of the addition of the Commercial Banking Department in 1999. Efforts to obtain commercial checking and other commercial investments from new and existing commercial customers will be an area of emphasis for First Northern.

     The Taxpayers Relief Act of 1997 continues to offer investors and homeowners significant tax planning opportunities ranging from income tax savings, estate tax savings, lower capital gains rates, retirement and education benefits, and the elimination of certain taxes altogether. Although First Northern had anticipated that the new Roth and Education Individual Retirement Account would result in higher deposit growth, First Northern did not experience a significant deposit growth in these retirement accounts for the second straight year. Educational efforts will continue to be made to communicate the advantages of the Roth and Education Individual Retirement Accounts to existing and potential customers.

     The GNFSC Investment Center, established in April, 1995, posted a fifth straight year of profitability. Profits for 1999 were a record for the Investment Center. The Investment Center offers non-insured deposit products, such as fixed and variable tax-deferred annuities, stocks, mutual funds and brokerage products through a network agreement with a registered broker-dealer. The establishment of the Investment Center has resulted in increased customer retention and new customer relationships through the existing Savings Bank's branch network.

     First Northern's objective is to create a one-stop family financial banking center by offering a wide selection of checking accounts, short, intermediate and long-term certificates of deposit, insured retirement accounts, mutual funds, other investments and mortgage and consumer loans to meet a wide variety of customer needs.

     BORROWINGS. Borrowings, primarily from the FHLB of Chicago, increased $93.9 million at December 31, 1999, as compared to December 31, 1998, as a result of the Savings Bank's loan growth and modest deposit growth. The borrowings have maturities ranging from overnight to approximately nine years (See Notes to Consolidated Financial Statements -- Note 7-Borrowings). Management anticipates it will continue to utilize borrowings to fund its growth in interest-earning assets in 2000.

     STOCKHOLDERS' EQUITY. First Northern's stockholders' equity to total assets ratio at December 31, 1999, was 9.15%, as compared to 10.57% at December 31, 1998. First Northern employs methods which are intended to increase interest-earning assets and thus reduce the percentage of equity to total assets (known as leveraging). In addition to interest-earning asset growth, the Company has also repurchased its stock. The first stock repurchase program, which began in March of 1996 and was completed in September 1996, resulted in the repurchase of 456,934 shares at an average cost of $7.91 per share. A second stock repurchase program which began in October 1996 authorized the repurchase of 438,114 shares. The second stock repurchase program repurchased 60,800 shares at an average cost of $8.62 per share before it expired in October 1997. A third stock repurchase program was implemented in March of 1998 which authorized the repurchase of up to 446,101 shares. At December 31, 1999, all 446,101 shares authorized to be repurchased were at an average cost of $11.81 per share. First Northern may implement additional stock repurchase programs in the future if it is determined to be economically prudent and with the consent of Mutual per the Merger Agreement.

     The Wisconsin Department of Financial Institutions -- Division of Savings Institutions, which regulates the Savings Bank, requires maintenance of a minimum of six percent equity to total assets. In addition, the Office of Thrift Supervision ("OTS") capital rules require the Savings Bank to meet certain capital standards: (i) tier I (core) capital to risk-weighted assets; (ii) risk-based capital to risk-weighted assets; and (iii) tier I (core) capital to adjusted assets. The Savings Bank meets and exceeds all regulatory capital standards (See Notes to Consolidated Financial Statements -- Note
10 -- Stockholders' Equity).

ASSET AND LIABILITY MANAGEMENT

     The primary function of asset and liability management is to provide liquidity and maintain an appropriate balance between interest-earning assets and interest-bearing liabilities. Interest rate risk is the imbalance between interest-earning assets and interest-bearing liabilities at a given maturity or repricing date and is commonly referred to as the interest rate gap (the "gap"). A positive gap exists when there are more assets than liabilities maturing or repricing within the same time frame. A negative gap occurs when there are more liabilities than assets maturing or repricing within the same time frame. The following chart reflects First Northern's gap position as of December 31, 1999:

                            CUMULATIVE GAP POSITION

                                         3 MONTHS        4 TO 12        1 TO 5        OVER
                                          OR LESS        MONTHS         YEARS        5 YEARS       TOTAL
                                         --------        -------        ------       -------       -----
                                                              (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Mortgage loans (1)...............      $  26,677      $ 212,205      $221,665      $81,289      $541,836
  Consumer loans (2)...............         58,651         58,566        67,003       11,597       195,817
  Commercial loans.................          3,730             75           966            0         4,771
  Investment securities (3)........         28,666          6,975        20,816            0        56,457
  Mortgage-related securities
     (4)...........................            780          3,100         8,017        3,906        15,803
  Interest-earning deposits........          4,230             99             0            0         4,329
                                         ---------      ---------      --------      -------      --------
     Total rate-sensitive assets...        122,734        281,020       318,467       96,792       819,013
Interest-bearing liabilities:
  Passbook accounts (5)............          2,117          6,354        24,428       35,933        68,832
  NOW & variable rate insured money
     market accounts (5)...........         60,676          4,864        20,596       51,360       137,496
  Time deposits (5)................        112,860        168,264        76,633            0       357,757
  Advance payments by borrowers for
     taxes and insurance...........          1,944          1,943             0            0         3,887
  Borrowings.......................        108,161         40,773        35,940        1,025       185,899
                                         ---------      ---------      --------      -------      --------
     Total rate-sensitive
       liabilities.................        285,758        222,198       157,597       88,318       753,871
                                         ---------      ---------      --------      -------      --------
Gap................................      $(163,024)     $  58,822      $160,870      $ 8,474      $ 65,142
                                         =========      =========      ========      =======      ========
Cumulative gap.....................      $(163,024)     $(104,202)     $ 56,667      $65,142
                                         =========      =========      ========      =======
Cumulative gap as a percentage of
  total assets.....................          (19.4)%        (12.4)%         6.7%         7.8%
                                         =========      =========      ========      =======

-------------------------
(1) Excludes undisbursed loan proceeds of $17,852.
(2) Includes $1,085 of education loans held for sale.
(3) Includes $9,250 of FHLB stock; includes $13,548 of life insurance policies; excludes unrealized gains or losses.
(4) Excludes unrealized gains or losses.
(5) Does not include accrued interest, which totals $2,823 for all deposits.

     The calculation of a gap position is subjective by nature and requires management to make a number of assumptions as to when an asset or liability will reprice or mature. Assumptions used in estimating the maturity/repricing amounts and dates of the more significant asset and liability categories include: (i) investment securities -- based upon contractual maturities and if applicable, call dates; (ii) loans -- based upon contractual maturities, repricing date, if applicable, scheduled repayments of principal and projected prepayments of principal based upon the Company's historical experience; (iii) mortgage-related securities based upon an average of Wall Street estimates for prepayment speeds; and (iv) deposits based upon contractual maturities and various decay rates applied to the remaining deposit dollars. The decay rate, which varies with deposit product, is based on historical decay rates of First Northern.

     First Northern's overall asset and liability management goal is to maximize long-term profitability and returns to stockholders. First Northern's current strategy is to: (i) originate and retain adjustable interest rate mortgage loans; (ii) originate and retain 15 and 20 year fixed interest rate mortgage loans; (iii) originate and sell most 30 year fixed interest rate mortgage loans;
(iv) originate shorter maturity consumer loans; (v) emphasize the origination of adjustable interest rate home equity loans; (vi) counsel depositors to balance their deposits between short-, intermediate-, and long-term deposits; and (vii) offer new and attractive deposits and investment opportunities. In addition, borrowings with various terms are used to reach the targeted asset/liability mix. Currently, management's strategic goal for asset/liability management is to maintain a cumulative one (1) year gap within a range of a positive 10% to a negative 20%. Management believes this is an appropriate level to achieve First Northern's long-term goals, while controlling interest rate risk.

IMPACT OF YEAR 2000

     First Northern did not experience any problems to its critical operating systems on January 1, 2000. First Northern had tested and/or upgraded its systems (such as software, hardware, telephones, voicemail, heating, ventilating, air conditioners, alarms etc.) throughout 1999. The Company anticipated that all modifications, upgrades or replacement of all systems would not exceed $170,000 (pre-tax). At December 31, 1999, approximately $148,000 (pre-tax) had been spent. First Northern will continue to monitor its systems during 2000.

GRAMM-LEACH-BLILEY ACT

     Management anticipates the Gramm-Leach-Bliley Act will not have a significant impact on First Northern's operations in the near future; however, management will continue to evaluate and look for opportunities as a result of the Act and is unable to predict the impact on its operations at this time. See
Item 1. "Business -- Regulation -- Federal Regulation of Holding
Companies -- Gramm-Leach-Bliley Act."

AVERAGE BALANCE SHEET AND YIELD/RATE ANALYSIS

     The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets, the resultant yields, and the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made since First Northern does not have any tax exempt investments. Average balances are derived from average daily balances. The yield on securities available-for-sale are included in investment securities and mortgage-related securities and yields are calculated on the historical basis. The yields and rates are established by dividing income or expense dollars by the average balance of the asset or liability.

                 AVERAGE BALANCE SHEET, INTEREST AND RATE PAID

                                                                    YEAR ENDED DECEMBER 31,
                              ---------------------------------------------------------------------------------------------------
                                           1999                              1998                              1997
                              -------------------------------   -------------------------------   -------------------------------
                              AVERAGE     INTEREST     YIELD/   AVERAGE     INTEREST     YIELD/   AVERAGE     INTEREST     YIELD/
                              BALANCE    EARNED/PAID    RATE    BALANCE    EARNED/PAID    RATE    BALANCE    EARNED/PAID    RATE
                              -------    -----------   ------   -------    -----------   ------   -------    -----------   ------
                                                                    (DOLLARS IN THOUSANDS)
Interest-earning assets(1):
  Mortgage loans............  $500,111     $35,164      7.03%   $456,977     $33,510      7.33%   $426,748      31,443      7.37%
  Consumer loans............   175,577      13,816      7.87     160,706      13,273      8.26     148,614      12,529      8.43
  Commercial Loans..........     5,454         468      8.58
  Investment securities.....    38,789       2,336      6.02      34,828       2,138      6.14      29,154       1,844      6.33
  Interest-earning
    deposits................     1,702          82      4.82       2,623         147      5.60         762          45      5.91
  Mortgage-related
    securities..............    14,765         904      6.12       9,996         622      6.22      11,558         735      6.36
                              --------     -------      ----    --------     -------      ----    --------     -------      ----
    Total...................   736,398      52,770      7.17     665,130      49,690      7.47     616,836      46,596      7.55
  Interest-bearing
    liabilities:
  Passbook accounts.........    70,425       1,385      1.97      63,643       1,364      2.14      60,057       1,322      2.20
  NOW and variable rate
    insured money market
    accounts................   132,629       3,085      2.33     117,944       2,927      2.48     104,665       2,536      2.42
  Time deposits.............   350,423      19,090      5.45     327,674      18,979      5.79     307,423      17,579      5.72
  Advance payments by
    borrowers for taxes and
    insurance...............     7,002         162      2.31       6,680         155      2.32       6,652         149      2.24
  Borrowings................   124,186       6,964      5.61      95,890       5,578      5.82      82,644       4,905      5.94
                              --------     -------      ----    --------     -------      ----    --------     -------      ----
    Total...................   684,665      30,686      4.48     611,831      29,003      4.74     561,441      26,491      4.72
                              --------     -------      ----    --------     -------      ----    --------     -------      ----
  Net interest-earning
    assets and interest rate
    spread..................  $ 51,733                  2.69%   $ 53,299                  2.73%   $ 55,395                  2.83%
                              ========                  ====    ========                  ====    ========                  ====
  Average interest-earning
    assets, net interest
    income and net yield on
    average interest-earning
    assets..................  $736,398     $22,084      3.00%   $665,130     $20,687      3.11%   $616,836      20,150      3.26%
                              ========     =======      ====    ========     =======      ====    ========     =======      ====
  Average interest-earning
    assets to
    interest-bearing
    liabilities.............    107.6%                            108.7%                            109.9%
                              ========                          ========                          ========

-------------------------
(1) For the purpose of these computations, non-accruing loans and loans held-for-sale are included in the average loan amounts outstanding.

RATE VOLUME ANALYSIS OF NET INTEREST INCOME

     The interaction of changes in volume and rates earned or paid with regard to interest-earning assets and interest-bearing liabilities has a significant impact on net income between periods. The volume of interest-earning dollars in loans and investments compared to the volume of interest-bearing dollars in deposits and borrowings, combined with the interest rate spread, produces the changes in net interest income between periods.

     Information in the table below is provided in each category with respect to
(i) changes attributable to rate (changes in rate multiplied by prior volume),
(ii) changes attributable to volume (changes in volume multiplied by prior rate, and (iii) changes attributable to changes in rate/volume (changes in rate multiplied by changes in volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                                       RATE VOLUME ANALYSIS
                                                                      YEAR ENDED DECEMBER 31,
                                                                           1999 VS 1998
                                                               -------------------------------------
                                                                    INCREASE (DECREASE) DUE TO:
                                                               -------------------------------------
                                                                                    RATE/
                                                                RATE      VOLUME    VOLUME    TOTAL
                                                                ----      ------    ------    -----
                                                                          (IN THOUSANDS)
Interest-earning assets:
  Mortgage loans...........................................    $(1,371)   $3,154    $(129)    $1,654
  Consumer loans...........................................       (627)    1,228      (58)       543
  Commercial loans.........................................                           468        468
  Investment securities....................................        (42)      245       (5)       198
  Interest-earning deposits................................        (20)      (52)       7        (65)
  Mortgage-related securities..............................        (10)      297       (5)       282
                                                               -------    ------    -----     ------
     Total.................................................    $(2,070)   $4,872    $ 278      3,080
                                                               =======    ======    =====     ======
Interest-bearing liabilities:
  Passbook accounts........................................    $  (108)   $  141    $ (12)        21
  NOW and variable rate insured money market accounts......       (177)      357      (22)       158
  Time deposits............................................     (1,114)    1,302      (77)       111
  Advance payments by borrowers for taxes and insurance....         (1)        8                   7
  Borrowings...............................................       (201)    1,646      (59)     1,386
                                                               -------    ------    -----     ------
     Total.................................................    $(1,601)   $3,454    $(170)     1,683
                                                               =======    ======    =====     ------
Net change in net interest income..........................                                   $1,397
                                                                                              ======

                                                                       RATE VOLUME ANALYSIS
                                                                      YEAR ENDED DECEMBER 31,
                                                                           1998 VS 1997
                                                                -----------------------------------
                                                                    INCREASE (DECREASE) DUE TO:
                                                                -----------------------------------
                                                                                   RATE/
                                                                RATE     VOLUME    VOLUME    TOTAL
                                                                ----     ------    ------    -----
                                                                          (IN THOUSANDS)
Interest-earning assets:
  Mortgage loans............................................    $(171)   $2,250     $(12)    $2,067
  Consumer loans............................................     (253)    1,018      (21)       744
  Commercial loans Investment securities....................      (55)      360      (11)       294
  Interest-earning deposits.................................       (2)      110       (6)       102
  Mortgage-related securities...............................      (16)      (99)       2       (113)
                                                                -----    ------     ----     ------
  Total.....................................................    $(497)   $3,639     $(48)     3,094
                                                                =====    ======     ====     ------
Interest-bearing liabilities:
  Passbook accounts.........................................    $ (36)   $   80     $ (2)        42
  NOW and variable rate insured money market accounts.......       63       320        8        391
  Time deposits.............................................      215     1,171       14      1,400
  Advance payments by borrowers for taxes and insurance.....        5         1                   6
  Borrowings................................................      (99)      788      (16)       673
                                                                -----    ------     ----     ------
  Total.....................................................    $ 148    $2,360     $  4      2,512
                                                                =====    ======     ====     ------
Net change in net interest income...........................                                 $  582
                                                                                             ======

                                                                       RATE VOLUME ANALYSIS
                                                                     YEAR ENDED DECEMBER 31,
                                                                           1997 VS 1996
                                                                ----------------------------------
                                                                   INCREASE (DECREASE) DUE TO:
                                                                ----------------------------------
                                                                                  RATE/
                                                                RATE    VOLUME    VOLUME    TOTAL
                                                                ----    ------    ------    -----
                                                                          (IN THOUSANDS)
Interest-earning assets:
  Mortgage loans............................................    $763    $1,801     $48      $2,612
  Consumer loans............................................     (88)    1,908     (16)      1,804
  Commercial loans Investment securities....................      15       245       2         262
  Interest-earning deposits.................................       6       (25)     (2)        (21)
  Mortgage-related securities...............................     (14)       79      (2)         63
                                                                ----    ------     ---      ------
  Total.....................................................    $682    $4,008     $30       4,720
                                                                ====    ======     ===      ------
Interest-bearing liabilities:
  Passbook accounts.........................................    $(23)   $   33     $(1)          9
  NOW and variable rate insured money market accounts.......      92        54       2         148
  Time deposits.............................................     175       852       9       1,036
  Advance payments by borrowers for taxes and insurance.....      (2)      (11)                (13)
  Borrowings................................................      77     1,976      55       2,108
                                                                ----    ------     ---      ------
  Total.....................................................    $319    $2,904     $65       3,288
                                                                ====    ======     ===      ------
Net change in net interest income...........................                                $1,432
                                                                                            ======

                             RESULTS OF OPERATIONS

COMPARISON OF YEARS ENDED DECEMBER 31, 1999 AND 1998.

     GENERAL. Net income increased $548,000 in 1999 primarily as a result of an increase in interest-earning assets and a reduction in the effective income tax rate. Offsetting some of the increase in net income was a reduction of the gains on the sales of loans and a compression of the net interest margin. The net interest margin decreased as a result of the cost of new deposits and maturing deposits increasing faster than the interest earned on the loan portfolio.

     INTEREST INCOME. Interest income on mortgage loans increased $1.7 million as a result of increased dollars outstanding in the mortgage portfolio. The average mortgage loan portfolio increased $43.1 million in 1999. The average interest rate decreased in 1999 to 7.03% from 7.33% in 1998 primarily as the result of: (i) mortgage loans being originated at interest rates below the existing mortgage loan yield and (ii) downward interest rate adjustments to qualified interest rate adjustable mortgage loans in the first six months of 1999. As market interest rates increased, mortgage loan originations in the fourth quarter of 1999 equaled or exceeded the yield on the mortgage loan portfolio and in the third and fourth quarter of 1999 interest rates on qualified adjustable interest rate mortgage loans were increased.

     Interest income on consumer loans increased $543,000 as a result of an increase in the average portfolio of $14.9 million. The average interest rate on the consumer loan portfolio decreased to 7.87% in 1999 as compared to 8.26% in 1998 as a result of consumer loan originations being at interest rates below the yield on the consumer loan portfolio. Consumer loan origination interest rates exceeded the yield on the consumer loan portfolio beginning in the second half of 1999.

     Interest income on commercial loans was $468,000. The commercial loan portfolio had an average portfolio yield of 8.58% in 1999. First Northern began originating commercial loans late in the second quarter of 1999.

     Investment securities and mortgage-related interest income increased in 1999 as a result of increased dollars outstanding. First Northern purchases investment securities and mortgage-related securities when it incrementally adds to the overall profitability of the Company or to aid in its interest rate risk management.

     Interest-earning deposit interest income decreased $65,000 in 1999 primarily as the result of decreased interest-earning deposits outstanding.

     INTEREST EXPENSE. Interest on deposits increased $289,000 in 1999 as a result of increased deposits. Average deposits increased $44.2 million and the average cost of deposits decreased to 4.26% in 1999 from 4.57% in 1998. First Northern continued to utilize wholesale deposits in 1999 as a method to acquire deposits. There are times when wholesale deposits are a more cost effective method to acquire funds than retail deposits or borrowings.

     Borrowings continued to increase in 1999 and as a result, the interest expense on borrowings increased $1.4 million. The increases in interest-earning assets in 1999 and the modest growth in deposits necessitated the increase in borrowings. It is anticipated by the Company that borrowings will continue to be utilized throughout 2000 to fund its growth in interest-earning assets. First Northern primarily borrows from the FHLB of Chicago.

     Advance payments by borrowers for taxes and insurance ("escrow") interest expense increased in 1999 as a result of increased escrow dollars outstanding. The escrow interest rate for 1999 was 2.74% as compared to 2.83% for 1998. The escrow interest rate for 2000 will be 2.51%.

     PROVISIONS FOR LOAN LOSSES. The provision for loan losses increased $52,000 in 1999 primarily as a result of the growth in the loan portfolio and the composition of the loan portfolio specifically, the addition of commercial loans. The total loan loss allowance at December 31, 1999, is $3,910,000 or .53% of the total loan portfolio at December 31, 1999, as compared to $3,531,000 or
 .56% of the total loan portfolio at December 31, 1998.

     OTHER INCOME. Fees on serviced loans increased $12,000 primarily as a result of the increased dollar amount of serviced loans and a reduction in the dollar amount of mortgage loan prepayments. At December 31, 1999, First Northern serviced $151.4 million in loans as compared to $150.2 million at the end of 1998. As the principal of a mortgage loan which was sold with servicing retained prepays or repays, the mortgage servicing asset is reduced and netted against the fees on serviced loans thereby reducing the income on serviced loans. As mortgage loan repayments or prepayments decrease, the reduction to the mortgage servicing asset is reduced as well as the reduction to the income on serviced loans.

     Loan fees and service charges income decreased $32,000 as a result of decreased Wisconsin Housing and Economic Development Authority ("WHEDA") loans originations. First Northern originates mortgage loans for WHEDA and receives a fee for each origination. During 1999 the dollar amount of WHEDA originations decreased as a result of lack of consumer demand for the product.

     Deposit account service charges increased $114,000 primarily as the result of: (i) the increased number of NOW(checking) accounts and their associated fees; and (ii) customer usage of the CheckCard. CheckCard is a debit card where each time the Savings Bank's CheckCard is used a fee, which varies with each merchant, is paid to the Savings Bank by the debit card company. The Savings Bank promotes the use of its debit card by direct mail and internal promotions.

     Insurance commissions increased $37,000 primarily as a result of increased bonuses received from insurance carriers. First Northern attained a pre-determined threshold of insurance sales and insurance losses were below another threshold thereby earning approximately $85,700 in insurance bonuses in 1999. Insurance bonuses in 1998 were $0.

     Gains on the sales of loans decreased $662,000 as a result of reduced mortgage loan sales. The Savings Bank sold $20.1 million of mortgage loans in 1999 as compared to $63.2 million in 1998. (See Financial Condition--Balance Sheet--Lending Activities)

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     Other non-interest income increased $155,000 primarily as the result of life insurance owned by First Northern. First Northern purchased life insurance to partially offset the future cost of employee or director benefits. Interest earned on life insurance in 1999 was $714,000.

     OPERATING EXPENSES. Compensation expense increased $78,000 as a result of salary and benefit costs increases and the 1998 increased accruals for the director deferred retirement plan and supplemental executive retirement plan.

     Federal deposit insurance premiums increased $20,000 as a result of increased deposits.

     Occupancy expense increased $119,000 as a result of the Savings Bank's rental of approximately 14,000 square feet of additional office space in downtown Green Bay, which began in the third quarter of 1999. First Northern consolidated several of its back office support departments that had been located in three separate First Northern locations as a result of the growth in these areas.

     Data Processing expense increased $140,000 as the result of: (i) accelerated depreciation of $45,000 on personal computers ("PCs"); (ii) increased cost associated with First Northern's service bureau; (iii) depreciation of new teller software; and (iv) cost of data processing supplies.

     Furniture and equipment expense decreased $50,000 primarily as the result of a decrease in the cost of furniture and equipment service contracts and depreciation expense. Service contract expense was decreased as a result of eliminating individual service contracts and placing certain furniture and equipment under an insurance service agreement. Depreciation expense was decreased as a result of certain furniture and equipment that became fully depreciated.

     Marketing expense increased $66,000 to promote loan and deposit products. First Northern believes that growth in lending and deposits volumes is facilitated by increased marketing of those products.

     Other expenses increased $127,000 as a result of increased costs associated with the operations of SFC, costs associated with the operation of the debit card and the reversal by the Petroleum Environmental Clean-up Fund of a reimbursement, in the amount of $53,700, for environmental clean-up costs of a lot at a subdivision owned by GNFSC. First Northern is presently appealing this reversal.

     INCOME TAXES. The effective income tax rate for 1999 was 32.3% as compared to 34.6% for 1998. The decrease in the effective income tax rate was the result of the life insurance policies owned by First Northern and an increase in the earnings of FNII, which is not subject to state income taxes. Since First Northern intends to hold the life insurance until the participants' death, the life insurance interest income is not taxable. In addition, First Northern moved its indirect automobile loan portfolio to FNII at the beginning of the second quarter of 1998, which has reduced state franchise taxes. In March 1999, First Northern sold approximately $56.3 million in mortgage loan participations to FNII to further reduce its state franchise tax.

COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1997.

     GENERAL. Net income increased $793,000 in 1998 primarily as a result of the dollar increase in interest-earning assets, gains from the sales of loans and a reduction in the effective income tax rate.

     INTEREST INCOME. Interest income on mortgage loans increased $2,067,000 as a result of increased dollars outstanding in the mortgage loan portfolio. The average interest rate earned decreased as a result of: (i) mortgage loans being originated at interest rates below the existing mortgage loan portfolio yield;
(ii) downward interest rate adjustments to certain mortgage loans in its portfolio before their scheduled adjustment dates in response to the refinancing of existing adjustable interest rate mortgage loans; and (iii) the prepayments of mortgage loans with higher than market interest rates.

     Interest income on consumer loans increased $744,000 as a result of an increase of $12.1 million of consumer loans outstanding throughout 1998. The average interest rate earned on the consumer portfolio decreased to 8.26% in 1998 as compared to 8.43% in 1997 as a result of: (i) consumer loan originations at interest rates that were below the existing yield on the consumer loan portfolio; (ii) decreases in some of

First Northern's consumer loans which use the prime interest rate as an index; and (iii) prepayments to consumer loans that are at interest rates above market interest rates.

     Investment securities and interest-earning deposits interest income increased $294,000 and $102,000 respectively, as a result of increased dollars outstanding.

     The increase in the dollar amount of interest-earning deposits is the result of excess funds above the funding needs for loans and operations, being invested in short-term certificates of deposits or in overnight investments. These additional funds were created by strong deposit gains and sales of loans.

     Interest on mortgage-related securities decreased $113,000 as a result of prepayment and repayments to the underlying collateral (mortgage loans). The average interest rate earned on mortgage-related securities decreased to 6.22% from 6.36% primarily as the result of prepayments and repayments to higher than market interest rate securities and the purchase of mortgage-related securities at lower interest rates than existing yields on the mortgage-related securities portfolio.

     INTEREST EXPENSE. Interest expense on deposits increased $1,833,000 as a result of increased deposits. First Northern utilizes various time deposit terms and interest rates to attract new deposits and in 1998, utilized wholesale deposits as a method to acquire less expensive deposits.

     Interest expense on borrowings increased $673,000 in 1998 primarily as a result of increased average borrowings outstanding. First Northern primarily borrows from the FHLB of Chicago.

     Advance payments by borrowers for taxes and insurance ("escrow") interest expense increased modestly in 1998 as a result of the increased number of escrow accounts that were interest-bearing. Although the interest rate paid on escrow accounts of 2.83% was the same in 1998 as it was in 1997, and the average dollars in escrow were approximately equal, a number of non interest-bearing escrow accounts were replaced by interest-bearing escrow accounts thus increasing interest expense. The escrow interest rate for 1999 is 2.74%.

     PROVISIONS FOR LOAN LOSSES. First Northern provided an additional $420,000 to loan loss allowances in 1998. The total loan loss allowance at December 31, 1998, is $3,531,000 or .56% of the total loan portfolio at December 31, 1998, as compared to $3,177,000 or .53% of the total loan portfolio at December 31, 1997.

     OTHER INCOME. Fees on serviced loans decreased $146,000 primarily as the result of the amortization of the mortgage servicing asset in accordance with Financial Accounting Standards ("FASB") No. 122, "Accounting for Mortgage Servicing Rights." As the principal of a mortgage loan which was sold with servicing retained repays or prepays, the mortgage servicing asset is reduced and netted against the fees on serviced loans, thereby reducing the income on serviced loans. In 1998, the amortization of the mortgage loan servicing asset amounted to $215,000 and $38,900 in 1997.

     Deposit account service charges increased $73,000 primarily as the result of: (i) the increased number of NOW(checking) accounts and their associated fees; and (ii) customer usage of CheckCard.

     Insurance commissions decreased $32,000 primarily as a result of a reduction in the bonus received from insurance carriers.

     Gains on the sales of loans increased $683,000 as a result of increased loan sales. Loan sales in 1998 were $65.6 million as compared to $21.2 million in 1997.

     Other non-interest income increased $359,000 primarily as the result of BOLI. In December 1997, First Northern purchased $7.4 million of life insurance to partially offset the future cost of employee benefits. Interest earned on the $7.4 million of life insurance in 1998 was $396,000.

     OPERATING EXPENSES. Compensation expense increased $538,000 as a result of normal salary increases, the addition of 5 full-time equivalent employees and increased accruals for the director deferred retirement plan and supplemental executive retirement plan.

     Federal deposit insurance premiums increased $17,000 as a result of increased deposits and in 1997, the receipt of a $15,000 refund of deposit insurance premiums paid from prior periods.

     Data processing expense increased $73,000 primarily from increased depreciation expense and service contract expense on data processing equipment.

     Furniture and equipment expense decreased $21,000 as a result of a number of pieces of furniture and equipment being fully depreciated at the end of 1997.

     Telephone and postage expenses decreased $33,000 by negotiating a reduction to the cost of long distance calls and an increase in expense deferrals associated with the substantial increase in loan originations. Incremental telephone and postage expenses associated with loan originations are deferred and amortized back against interest income over the life of the loan, which results in an adjustment to the loan yield.

     Marketing expense increased $39,000 as a result of increased advertising and marketing of deposit and loan products. First Northern believes the growth in lending and deposit volumes is facilitated by increased marketing of those products and hence, increased costs.

     Other expenses increased $97,000 as a result of increased costs associated with the operations of SFC, costs associated with the issuance and operations of the debit card and an increase in bad checks and customer fraud.

     INCOME TAXES. The effective income tax rate for 1998 is 34.6% as compared to 37.7% for 1997. This decrease in the effective income tax rate is primarily the result of earnings on BOLI for which no income tax provision is provided and the increase in earnings at FNII which is not subject to state income taxes. Both activities have reduced state franchise taxes.

                                    BUSINESS

     OVERVIEW. First Northern Capital Corp. (the "Company" or "First Northern"), a unitary savings and loan holding company, was incorporated in Wisconsin in 1995 for the purpose of owning all of the outstanding stock of First Northern Savings Bank, S.A. (the "Savings Bank"), a Wisconsin chartered capital stock savings and loan association, which reorganized into the holding company structure effective December 20, 1995 (the "Reorganization"). At that date, each outstanding share of the Savings Bank's common stock was converted into one share of the Company's common stock. Consequently, the former holders of all the outstanding stock of the Savings Bank acquired the same proportionate ownership interest in First Northern as they had held in the Savings Bank. The consolidated capitalization, assets, liabilities, income and other financial data of First Northern immediately following the Reorganization were substantially the same as those of the Savings Bank immediately prior to consummation of the Reorganization. The Reorganization was effected to provide greater flexibility in meeting the Company's future financial and competitive needs. All data presented in this 10-K for dates and periods prior to December 20, 1995 relate to the Savings Bank. All references herein to First Northern or the Company for any date or period prior to consummation of the Reorganization shall be deemed to refer to the Savings Bank.

     The Savings Bank is the only direct subsidiary of the Company and its operations are the primary contributor to the Company's earnings and expenses. The Savings Bank's business consists primarily of attracting deposits from the general public and originating loans throughout its Northeastern Wisconsin branch network. Great Northern Financial Services Corporation ("GNFSC"), a wholly owned subsidiary of the Savings Bank, offers full brokerage services to the public, including the sale of tax deferred annuities and mutual funds, and sells credit life and disability insurance. Another wholly owned subsidiary, First Northern Investments, Inc. ("FNII"), manages a majority of the Savings Bank's investments and purchases automobile loans from Savings Financial Corporation ("SFC" ) and mortgage loans from the Savings Bank. The Savings Bank's 50% owned subsidiary, SFC, originates, services and sells automobile loans to FNII, the Saving Bank and its other parent corporation.

     First Northern is based in Green Bay, Wisconsin and conducts its business from 19 offices located in a contiguous, eight-county (Brown, Marinette, Manitowoc, Door, Shawano, Outagamie, Waupaca, and Calumet) area in Northeastern Wisconsin.

     On August 18, 1997, First Northern effected a 2-for-1 stock split in the form of a 100% stock dividend. Unless otherwise indicated, all shares and per share information have been restated to reflect the stock split.

     MERGER AGREEMENT WITH MUTUAL SAVINGS BANK. On February 22, 2000, First Northern, and Mutual Savings Bank, a Wisconsin-chartered mutual savings bank ("Mutual"), announced that they had entered into an Agreement and Plan of Merger, dated as of February 21, 2000 ( the "Merger Agreement"), by and among Mutual, First Northern and OV Corp., a Wisconsin corporation organized as a wholly owned subsidiary of Mutual for the purpose of effecting the transactions contemplated by the Merger Agreement ("Merger Corp."). The Merger Agreement provides for the acquisition of First Northern by Mutual through a merger of First Northern with and into Merger Corp. (the "Merger"), which will be the surviving corporation ("Survivor"). The Merger Agreement has been approved by the boards of directors of Mutual and First Northern.

     Subject to the terms and conditions of the Merger Agreement, at the time of the Merger, each outstanding share of First Northern common stock, par value $1.00 per share ("First Northern Common Stock"), will be converted into the right to receive cash in the amount of $15.00, or 1.5 shares of common stock, par value $.01 per share, of Survivor ("Survivor Common Stock"), or a combination of cash and shares of Survivor Common Stock (the "Merger Consideration"). Prior to the closing date, Mutual will select the percentage of the total Merger Consideration to be paid in the Survivor Common Stock, which may not be less than 40% or more than 70%; the balance will be paid in cash. Each First Northern stockholder will be entitled to elect to receive (a) cash,
(b) Survivor Common Stock or (c) as to First Northern stockholders holding not less than 170 shares of First Northern Common Stock, a combination of cash and Survivor Common Stock, with the percentage of such shares of their First Northern Common Stock equal to the lesser of the Stock Percentage and 50% converted into Survivor Common Stock and the balance converted into cash. Elections will be subject to proration if the cash or stock elections exceed the maximum amounts permitted under the Merger Agreement. Cash will be paid in lieu of any fractional shares of the Survivor Common Stock which holders of First Northern Common Stock would otherwise receive.

     In connection with the Merger, Mutual and First Northern will engage in a restructuring involving a number of steps (the "Restructuring"). As a part of the Restructuring, Mutual will form a mutual holding company in which Mutual's depositors will hold all the voting rights. The mutual holding company will own a majority of the Survivor Common Stock; the balance of the shares of Survivor Common Stock will be offered for sale to Mutual's depositors and issued to First Northern stockholders in the Merger. As a result of the Restructuring, Mutual Savings Bank and the Savings Bank, will become wholly owned subsidiaries of Survivor. Thus, Survivor will be a subsidiary mid-tier stock holding company.

     Consummation of the Merger is subject to the satisfaction of certain closing conditions set forth in the Merger Agreement, including approval by the stockholders of First Northern and approval by the OTS, the FDIC and the WDFI -- Administrator. The depositors of Mutual must also approve Mutual's plan for the Restructuring. The Merger is also subject to receipt of an opinion of counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and the receipt of an opinion of counsel or a private letter ruling from the Internal Revenue Service as to the federal income tax treatment of certain transactions contemplated by the Merger Agreement. In addition, the Merger is conditioned upon the approval for listing on the NASDAQ National Market of the shares of Survivor Common Stock to be issued in the Merger, which shares will be registered under the Securities Act of 1933 by a registration statement to be filed by Survivor with the Securities and Exchange Commission.

     Concurrently with the execution of the Merger Agreement, in order to induce Mutual to enter into the Merger Agreement, the parties entered into a Stock Option Agreement by which First Northern granted to Mutual an irrevocable option to purchase up to 1,708,675 shares of First Northern Common Stock, which equals 19.9% of the number of shares of First Northern Common Stock outstanding at February 21, 2000, at an exercise price of $9.0375 per share. The option would become exercisable under certain circumstances if First Northern becomes the subject of a third-party proposal for a competing transaction.

     CAUTIONARY FACTORS. This document contains or incorporates by reference various forward-looking statements concerning the Company's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may also be made by the Company from time to time in other reports and documents as well as oral presentations. When used in written documents or oral statements, the words "anticipate," "believe," "estimate," "expect," "objective" and similar expressions are intended to identify forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Company's control, that could cause the Company's actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Company: general economic conditions; legislative and regulatory initiatives; increased competition and other effects of the deregulation and consolidation of the financial services industry; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; unforeseen future costs and consequences of the year 2000 problem; and changes in the quality or composition of the Savings Banks loan and investment portfolios and the investment portfolio of FNII. Further, First Northern's Merger Agreement with Mutual is subject to regulatory, First Northern stockholder and Mutual depositor approvals and other closing conditions.

     THE THRIFT INDUSTRY. The operations of First Northern and the Savings Bank, as well as other savings associations and other financial institutions, are significantly influenced by general economic conditions, by the related monetary, tax and fiscal policies of the federal government and by the policies of regulatory authorities, including the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), the Office of Thrift Supervision ("OTS"), the Federal Deposit Insurance Corporation ("FDIC") and in the case of First Northern and the Savings Bank, the Wisconsin Department of Financial Institutions -- Division of Savings Institutions ("WDFI -- Administrator"). First Northern's results of operations are also affected by accounting principles and regulations adopted by the Financial Accounting Standards Board ("FASB") and other organizations. Deposit flows and costs of funds are influenced by interest rates on competing investments, general market rates of interest, the level of personal savings and the public perception of the financial strength of the industry. Lending activities are affected by the demand for mortgage financing and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and market forces acting upon the supply of housing and the availability of funds.

     RECAPITALIZATION OF SAIF. The Savings Association Insurance Fund ("SAIF") of the FDIC was recapitalized during 1996 by a one-time special assessment imposed on all SAIF members. The $2,856,000 assessment paid by First Northern had a significant impact on its 1996 financial results. However, the effect of the recapitalization is a significant reduction in federal deposit insurance premiums for SAIF-insured institutions on an ongoing basis.

     MARKET AREA AND COMPETITION. First Northern's primary market area is an eight county area in Northeastern Wisconsin, which surrounds Green Bay, the third largest city in Wisconsin. First Northern operates 19 offices located in 14 cities in this area. These counties and cities are serviced by four Green Bay area television stations and are included in the circulation of a Green Bay newspaper.

     Financial organizations, such as First Northern, experience intense competition in both attracting and retaining deposits and in making real estate and consumer loans. First Northern's management believes that its share of the deposit market is approximately 10% and that its mortgage lending market share in its primary market area is approximately 9%. Most direct competition for deposits has come from commercial banks, credit unions, stock brokerage firms and money market mutual funds. In addition to offering competitive types of accounts and interest rates, the principal methods used by First Northern to attract deposits include the offering of a variety of services, and convenient business hours and branch locations, with inter-branch deposit and withdrawal privileges at each location. Competition in originating real estate loans comes primarily from commercial banks and mortgage bankers. The primary factors in competing for loans are interest rates and interest rate adjustment provisions, loan fees and the quality of service to borrowers.

     The Wisconsin Statutes governing savings associations and their holding companies provide for regional reciprocal interstate banking which permits additional competitors to enter First Northern's primary market and may tend to create further concentration in the financial services industry. Under Wisconsin law, Wisconsin chartered savings institutions may open branches in Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota, Missouri and Ohio, provided that reciprocal legislation is adopted in such states (the "Regional States"). Currently, all but Missouri have adopted reciprocal legislation. A Wisconsin based savings and loan holding company is able to acquire a savings institution or holding company in any of the Regional States and such a holding company located in a Regional State is able to make similar acquisitions in Wisconsin. In addition, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which allows bank holding companies that are adequately capitalized and adequately managed to acquire banks anywhere in the nation regardless of whether the acquisition is prohibited under state law, also created further competition and concentration in the financial services industry.

     See "-- Regulation -- Federal Regulation of Holding
Companies -- Gramm-Leach-Bliley Act" below for a description of this significant new federal legislation which could have a far reaching impact on the financial services industry.

     LENDING ACTIVITIES. First Northern has traditionally concentrated on originations of adjustable and fixed interest rate one- to four-family mortgage loans and consumer loans. First Northern also originates five or more family residential, commercial real estate and short-term construction mortgage loans. Adjustable interest rate mortgage loans are originated for First Northern's portfolio; while 30 year fixed interest rate mortgage loans are primarily originated for sale in the secondary mortgage market. Fixed interest rate mortgage loans with terms of 15 and 20 years are retained in First Northern's mortgage loan portfolio. At December 31, 1999, approximately 75% of First Northern's mortgage loan portfolio was interest rate adjustable as compared to 76% at December 31, 1998.

     To aid in matching maturities of its assets and liabilities, First Northern originates second mortgage loans, automobile, boat, recreational vehicle and other types of consumer loans. These loans are generally of shorter maturities than first mortgage loans and are originated at both adjustable or fixed interest rates.

     First Northern started a commercial banking division in 1999, which originates commercial loans and commercial real estate loans. First Northern hired an experienced commercial banking manager to guide the development of this division. At December 31, 1999, the commercial banking division had originated commercial loans of $5.0 million and commercial real estate loans of $14.4 million, which are reported in mortgage loan originations.

     First Northern lends primarily in its eight county market area in Northeastern Wisconsin. At December 31, 1999, approximately 99.2% of the total dollar amount of First Northern's mortgage loans outstanding were on properties located in Wisconsin with the other 0.8% representing properties located primarily in other Midwestern states.

     First Northern's loan portfolio of $759.2 million before deductions at December 31, 1999 was 90.4% by dollar volume of its total assets. As of that date, approximately 63.4% by dollar volume of the loan portfolio consisted of conventional first mortgage loans secured by one- to four-family residences, with an additional 25.7% by dollar volume in consumer loans, 6.6% by dollar volume in multi-family (more than four) residential properties, 3.2% by dollar volume in commercial real estate properties, 0.6% by dollar volume in commercial loans and 0.5% by dollar volume in other properties.

     LOAN INTEREST RATES AND TERMS. Interest rates charged on First Northern's loans are affected primarily by the demand for such loans and the supply and cost of money available for lending purposes. These factors are in turn affected by general economic conditions and such other forces as monetary policies of the federal government, including the Federal Reserve Board, the general supply of money, tax policies and governmental budgetary matters. Certain lending activities of Wisconsin chartered savings associations are subject to Wisconsin usury laws.

     The maturities and average periods that loans actually remain outstanding, together with the variability of loan interest provisions, in each case as compared with the corresponding factors for loan funding sources, are the key determinants of a lender's exposure to interest rate risk. Loan sales may also be used as a means of reducing interest rate risk. First Northern's general policy, which is subject to review by management as a result of changing market and economic conditions, and other factors, is to retain all adjustable interest rate mortgage loans in its portfolio and to keep up to approximately 25% of the mortgage portfolio in fixed interest rate mortgage loans. The percentage of fixed mortgage loans held in the loan portfolio was increased from 20% to 25% in 1998 as a result of First Northern's asset and liability position which allowed for some additional interest rate risk and other investment opportunities in the market. First Northern estimates that generally not more than 5% of the total mortgage portfolio will be in 30 year fixed interest rate mortgage loans. This policy is part of First Northern's asset/liability management strategy.

     Mortgage loans made by First Northern generally are long-term loans, amortized on a monthly basis with principal and interest due each month. First Northern does not include a prepayment penalty on one-to four-family owner-occupied mortgage loans. Although the original contractual loan payment period for mortgage loans normally ranges from 15 to 30 years, First Northern's experience has been that, because of prepayments in connection with refinancing and sales of property, mortgage loans typically remain outstanding for a substantially shorter period. First Northern estimates that the average range of time mortgage loans are outstanding is approximately six to ten years.

     Management of First Northern is committed to managing the maturities of assets and liabilities. To aid in this , management's policy is to emphasize the origination of consumer and commercial loans and other loans having short maturities, such as three to six years, and mortgage loans which are interest rate adjustable or are eligible for sale in the secondary market. At December 31, 1999, consumer loans (second mortgage, automobile and other consumer loans) outstanding totaled $194.7 million. Consumer loan originations and purchases for the year ended December 31, 1999 were $132.7 million, of which $29.4 million or 22.2% were interest rate adjustable. Consumer loan originations and purchases in 1998 were $99.6 million, of which $32.8 million or 32.9% were interest rate adjustable, and in 1997 originations and purchases were $98.2 million, of which $29.2 million or 29.7% were interest rate adjustable.

     Since February 1985, First Northern has originated mortgage loans using contracts which contain interest rate adjustment clauses allowing a lifetime interest rate adjustment of between 5% to 8% over the original contract interest rate on all residential mortgage loans and subject to annual interest rate adjustment caps of up to 2%. First Northern's ability to successfully market such loans depends on, among other things, prevailing interest rates, the volatility of interest rates and the public's acceptance of adjustable interest rate mortgage loans. First Northern has generally fixed the interest rate for the first one, two, three or five years of the loan term. First Northern also maintains a policy of including a "due on sale" clause in its mortgage loans. This clause generally gives First Northern the right, subject to certain restrictions, to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the real property subject to the mortgage without first either obtaining First Northern's consent or repaying the loan.

     LOAN ORIGINATIONS. First Northern has general authority to lend anywhere in the United States; however, it has chosen to concentrate its mortgage origination activities in Northeastern Wisconsin with primary emphasis in the counties served by its offices. As of December 31, 1999, First Northern had only 93 loans secured by out-of-state properties, representing $4.3 million or 0.8% of the total dollars in its mortgage loan portfolio. First Northern's mortgage lending is subject to written, non-discriminatory underwriting guidelines and to loan origination procedures approved annually by First Northern's Board of Directors. Property appraisals by independent appraisers, in accordance with First Northern's appraisal policy, are required. Detailed loan applications are obtained to determine the borrower's ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and employment and income confirmations. Loans are reviewed and approved as directed by the underwriting guidelines established by the Board of Directors.

     At December 31, 1999, First Northern serviced for others $151.4 million of whole loans and participation interests in mortgage loans. In addition, as of December 31, 1999, First Northern had approximately $140.2 million of 15, 20 and 30 year fixed interest rate mortgages in its mortgage loan portfolio. See "Loan Interest Rates and Terms" above. In 1999, 1998 and 1997, First Northern sold $20.1, $63.2, and $18.7 million, respectively of fixed interest rate mortgage loans to the secondary market in accordance with First Northern's asset and liability management policy. First Northern also originates mortgage loans for the Wisconsin Department of Veterans Affairs ("WDVA") and the Wisconsin Housing and Economic Development Authority ("WHEDA"), which result in additional origination fees and servicing income. First Northern does not currently originate a significant amount of Federal Housing Administration ("FHA") insured or Veterans Administration ("VA") partially guaranteed loans.

     In addition to traditional mortgage lending activities, First Northern has participated in various state and local special loan programs. Many of these programs are designed specifically to make home ownership more available to qualified low/moderate income families. Through the Federal Home Loan Bank ("FHLB") of Chicago's Affordable Housing Program, First Northern has obtained funding for down payment and closing cost assistance to assist low income first-time home buyers.

     During 1999, First Northern purchased $31.9 million of single-family home loans, $1.5 million in multi-family loans and $3.5 million in commercial real estate loans from others. In 1998, First Northern purchased $15.0 million of single-family home loans, $1.7 million in multi-family loans, and $0.6 million in commercial real estate loans. In 1997, First Northern purchased $7.8 million of single-family loans, $3.7 million of multi-family loans, and $1.0 million of commercial real estate loans.

     First Northern requires borrowers to obtain title insurance or abstracts of title, depending on the type of mortgage product, on first mortgage real estate loans. Home equity loan borrowers are required to obtain a title search before and after the loan is originated to assure First Northern that the loan has been properly recorded and secured. Borrowers also must obtain hazard insurance prior to closing and, when required by the Department of Housing and Urban Development, flood insurance. Borrowers may be required to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which First Northern makes disbursements for items such as real estate taxes and private mortgage insurance premiums as they become due. First Northern is required by Wisconsin law to pay interest on mortgage escrow accounts for loans originated after January 31, 1983 that are secured by one- to four-family, owner-occupied residences. The interest rate is based on the annual average of passbook interest rates paid by all Wisconsin financial institutions (2.74% for 1999). Currently, approximately 84.2% of the escrow dollars are interest bearing. The interest rate paid on escrow dollars is adjusted annually. The interest rate to be paid on qualified mortgage escrow dollars in 2000 is 2.51%.

     Regulations of the WDFI-Administrator also limit the amount, which First Northern may lend up to specific percentages of the value of the real property securing the loan (referred to as "loan-to-value" ratios), as determined by an appraisal at the time the loan is originated. A loan secured by a first lien mortgage may not exceed 90% of the appraised value of the real estate security unless, among other things, the portion exceeding that percentage is insured or guaranteed by a mortgage insurance company against losses resulting from borrower default or the loan is guaranteed by a federal or state agency. First Northern's policy is to not make first mortgage loans in excess of 80% of the lower of the appraised value or the purchase price unless the excess is insured by private mortgage insurance or the loan is guaranteed by a federal or state agency. Real estate loans secured by other than a first lien must also conform generally to First Northern's policy of limiting loans to 80% of value; however, First Northern adjusted its policy in 1998 to allow loan amounts to equal 100% of value. All mortgage loan applications are reviewed by First Northern's corporate underwriting staff to ensure compliance with its uniform loan underwriting guidelines.

     The federal agencies regulating First Northern have also established real estate lending standards, which, among other things, create loan-to-value ratios for various real estate loan categories. First Northern's current underwriting standards, as stated above, conform with these real estate lending standards.

     First Northern has been expanding its consumer lending portfolio, which generally consists of home equity, automobile, boat, recreational vehicles, credit card and other loans, to obtain higher yields, to serve the needs of its customers and to aid in the management of interest rate risk. In addition, First Northern purchases automobile loans from its subsidiary, SFC, which originates automobile loans on an indirect basis for its parent companies. First Northern has historically experienced relatively low delinquencies and few losses on consumer loans.

     First Northern added commercial loans to its product line offering the second quarter of 1999. An experienced commercial loan manager with over 20 years of commercial lending experience was hired to develop the commercial banking area. In addition to the commercial and industrial loans originated, First Northern has experienced an increase in commercial real estate lending, which is reported in the mortgage loan originations as a result of the commercial loan product line. First Northern anticipates it will continue to emphasize commercial loan growth.

     LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of First Northern's loan portfolio (excluding loans held for sale) by type of collateral at the dates indicated. The table does not reflect loans sold and serviced for others. First Northern continues to service loans sold to others.

                                                                     YEAR ENDED DECEMBER 31,
                                -------------------------------------------------------------------------------------------------
                                      1999                1998                1997                1996                1995
                                -----------------   -----------------   -----------------   -----------------   -----------------
                                                                     (DOLLARS IN THOUSANDS)
Mortgage loans:
  One- to four-family
    residential...............  $465,737    61.35%  $416,974    64.36%  $393,563    64.74%  $376,189    66.72%  $352,449    69.08%
  Five or more family
    residential...............    35,815     4.72     32,013     4.94     24,506     4.03     20,154     3.57     17,591     3.45
  Commercial real estate......    17,699     2.33      7,546     1.16      9,269     1.52      9,975     1.77     10,028     1.97
  Construction-residential....    29,758     3.92     25,467     3.93     19,192     3.16     16,306     2.89     10,782     2.11
  Construction-commercial.....     6,910      .91      4,470     0.69      2,156     0.35      1,701     0.30      1,225     0.24
  Other.......................     3,769      .49      3,129     0.48      2,226     0.37      1,900     0.34      1,788     0.35
                                --------   ------   --------   ------   --------   ------   --------   ------   --------   ------
  Total mortgage loans........   559,688    73.72    489,599    75.56    450,912    74.17    426,225    75.59    393,863    77.20
  Consumer loans:
  Consumer....................    20,153     2.66     18,416     2.84     18,200     2.99     18,179     3.22     20,307     3.98
  Second mortgage.............    78,223    10.30     66,426    10.25     68,596    11.28     59,148    10.49     46,528     9.12
  Automobile..................    96,356    12.69     73,502    11.35     70,276    11.56     60,339    10.70     49,504     9.70
                                --------   ------   --------   ------   --------   ------   --------   ------   --------   ------
    Total consumer loans......   194,732    25.65    158,344    24.44    157,072    25.83    137,666    24.41    116,339    22.80
                                --------   ------   --------   ------   --------   ------   --------   ------   --------   ------
  Commercial loans............     4,771      .63
                                --------   ------   --------   ------   --------   ------   --------   ------   --------   ------
    Gross total loans.........   759,191   100.00%   647,943   100.00%   607,984   100.00%   563,891   100.00%   510,202   100.00%
                                           ======              ======              ======              ======              ======
    Less:
      Undisbursed loan
        proceeds..............    17,852              11,750              10,290               5,942               6,071
      Allowance for losses....     3,910               3,531               3,177               2,937               2,608
      Unearned loan fees......       549                 923                 988               1,017                 988
                                --------            --------            --------            --------            --------
      Net loans receivable....  $736,880            $631,739            $593,529            $553,995            $500,535
                                ========            ========            ========            ========            ========

     CONTRACTUAL MATURITIES OF LOANS. The following table presents information as of December 31, 1999 regarding loan maturities and contractual principal repayments by categories of loans during the periods indicated. Loans with adjustable interest rates are shown as maturing in the year of their contractual maturity.

                                       PRINCIPAL REPAYMENTS CONTRACTUALLY DUE IN YEAR(S) ENDED DECEMBER 31,
                              ---------------------------------------------------------------------------------------
                                                                2003-      2005-      2009-       AFTER
                               2000       2001       2002       2004       2008        2013        2013       TOTAL
                               ----       ----       ----       -----      -----      -----       -----       -----
                                                                  (IN THOUSANDS)
Loans:
  Mortgage................    $ 3,077    $ 1,684    $ 8,512    $12,455    $37,216    $101,204    $358,872    $523,020
  Mortgage
    construction(1).......      5,538      1,070                 4,735                  6,400      18,925      36,668
  Consumer loans..........     29,203     27,821     26,759     43,486     37,746      25,590       4,127     194,732
  Commercial..............      3,654          5        485        627                                          4,771
                              -------    -------    -------    -------    -------    --------    --------    --------
Total.....................    $41,472    $30,580    $35,756    $61,303    $74,962    $133,194    $381,924    $759,191
                              =======    =======    =======    =======    =======    ========    ========    ========

-------------------------
(1) First Northern's mortgage construction loans are originated for either the construction phase or the combined construction and full amortization term of the loan.

     Of the $717.7 million of loans contractually due after December 31, 2000, approximately $256.2 million have fixed interest rates and approximately $461.5 million have adjustable interest rates.

     Contractual maturities of loans do not reflect the actual life of the loan portfolio. The average life of mortgage loans is substantially less than their contractual terms because of loan prepayments. The average life of mortgage loans tends to increase, however, when current mortgage market interest rates exceed interest rates on existing mortgages and decrease when mortgage interest rates decline. The average life of consumer loans is affected by the general and local economy.

     MORTGAGE AND CONSUMER LOANS. The following table sets forth activity for First Northern's investment and held-for-sale loan portfolios for the periods indicated.

                                                            YEAR ENDED DECEMBER 31,
                                         -------------------------------------------------------------
                                           1999         1998         1997         1996         1995
                                           ----         ----         ----         ----         ----
                                                                (IN THOUSANDS)
Mortgage loans originated and
  purchased:
  Construction -- Residential........    $  46,226    $  31,115    $  25,709    $  25,695    $  17,265
  Construction -- Commercial.........        1,540        5,930                       901           51
  Loans on existing property.........       80,051       59,021       51,536       49,017       37,491
  Refinancing(1).....................       62,432      153,614       42,166       35,497       15,130
  Other loans........................        2,739        2,049        2,398        2,668        2,560
                                         ---------    ---------    ---------    ---------    ---------
     Total mortgage loans originated
       and purchased.................      192,988      251,729      121,809      113,778       72,497
Consumer loans originated and
  purchased:
  Other consumer.....................       10,831        9,912        8,670        7,615        8,773
  Second mortgage....................       47,415       38,747       36,896       32,548       30,474
  Automobile.........................       72,264       48,661       50,059       45,722       26,109
  Education..........................        2,143        2,317        2,568        2,382        2,895
                                         ---------    ---------    ---------    ---------    ---------
     Total consumer loans originated
       and purchased.................      132,653       99,637       98,193       88,267       68,251
                                         ---------    ---------    ---------    ---------    ---------
Commercial loans originated..........        5,032
Mortgage loans sold..................      (20,085)     (63,180)     (18,668)     (11,065)     (11,583)
Education loans sold.................       (2,040)      (2,391)      (2,491)      (3,187)     (10,489)
Loan repayments and other credits....     (197,300)    (245,836)    (154,750)    (134,104)    (112,140)
                                         ---------    ---------    ---------    ---------    ---------
Net increase in real estate loans and
  other loans........................    $ 111,248    $  39,959    $  44,093    $  53,689    $   6,536
                                         =========    =========    =========    =========    =========

-------------------------
(1) Refinanced mortgage loans are stated as gross dollars. Net new refinanced dollars for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, were $46.3 million, $95.0 million, $25.7 million, $24.9 million, and $10.8 million, respectively. Net new dollars are the additional dollars that were disbursed above an existing loan balance for the same borrower and property.

     First Northern is permitted to make secured and unsecured consumer loans including automobile, recreational vehicle, marine and other consumer loans, home equity, property improvement, manufactured housing, education and deposit account loans. At December 31, 1999, consumer loans represented 25.7% of total loans.

     LOAN FEE INCOME. A borrower on a one- to four-family owner-occupied residence may be charged a loan origination fee or a processing fee of up to 1% of the loan amount, with the actual amount being dependent upon, among other things, market conditions at the time of origination. These fees are in addition to appraisal and other third party fees paid by the borrower to First Northern at the time of application. Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amounts amortized as an adjustment to the related loan's yield. First Northern is amortizing these amounts using the level-yield method, adjusted for prepayments, over the contractual life of the related loans. Currently, there are no loan fees charged on consumer loans.

     USURY LIMITATION AND INTEREST RATE ADJUSTMENT PROVISIONS. Any loan secured by a real estate mortgage and made, refinanced, renewed, extended or modified after November 1, 1981, is not subject to a maximum interest rate. Consumer loans of $25,000 or less are generally subject to the Wisconsin Consumer Act which establishes disclosure requirements for interest rates and finance charges and, for transactions entered into before November 1, 1984, limits the maximum finance charges.

     Mortgage lenders have historically had authority under Wisconsin law to include interest adjustment clauses in loan contracts. Before June 12, 1976, the only limit on interest adjustment increases was the general usury ceiling. However, as of that date, Wisconsin law began to distinguish between two kinds of interest adjustment clauses in connection with loans on owner-occupied one-to four- family residential property: (1) those that tie interest adjustments to fluctuations in an approved index ("indexed" interest adjustment provisions); and (2) those that do not ("unindexed" interest adjustment provisions). Subject to certain statutory restrictions, interest adjustments under an unindexed interest adjustment provision are solely at the option of the lender.

     Under Wisconsin law, unindexed adjustable rate provisions contained in first lien mortgage loans made on one- to four-family owner-occupied dwellings may: (1) permit rate increases to be made as often as once every 6 months, upon 30 days' written notice, and in increments of up to 1% each; and (2) enable a lender that has waived a permitted interest rate increase to subsequently increase the interest rate to the level that would have been in effect had the opportunity for an increase not been waived.

     Mortgages that are subject to indexed interest rate adjustment provisions are treated in substantially the same way under Wisconsin law. However, instead of increases or decreases occurring solely at the discretion of the lender, interest rates may be increased, and must be decreased, in accordance with changes in the approved index. Unlike its unindexed adjustable rate counterpart, adjustments made under an indexed adjustable rate provision governed by the 1981 law may be made at intervals more frequent than 6 months.

     Borrowers may prepay their loan without penalty during the 30 days following notice of a rate increase, or at any time after 5 years from the date of the loan.

     First Northern has originated both unindexed and indexed adjustable interest rate mortgages. With both types of adjustable rate forms, First Northern has generally fixed the interest rate for the first one, two, three or five years of the loan term. The unindexed adjustable interest rate loans also provide for a maximum interest rate adjustment of 1% during each 12 month period thereafter. The indexed adjustable rate loan provides for a maximum interest rate adjustment of the lesser of the index or 1% to 2% depending on origination date of the loan, during each 12 month period. Since February 1985, First Northern has originated adjustable interest rate mortgage loans using contracts which contain interest rate adjustment clauses allowing a lifetime interest rate adjustment of between 5% and 8% over the original contract interest rate on all residential mortgage loans.

     First Northern has been able to exercise its escalation and de-escalation rights under the interest rate adjustments clauses on its mortgage loan portfolio. The use of the adjustment clause gives First Northern greater control over its income and portfolio retention due to its ability to increase or decrease interest yields on its mortgage portfolio. See "Loan Interest Rates and Terms" above.

     CLASSIFIED ASSETS AND DELINQUENCIES. When a borrower fails to make a required payment on a loan, First Northern or SFC attempts to have the deficiency cured by contacting the borrower. Contacts are made after a payment is more than 30 days past due and, in most cases, deficiencies are cured promptly. If the delinquency exceeds 90 days and is not cured through First Northern's normal collection procedures, First Northern will institute measures to remedy the default, including commencing a foreclosure action or accepting a voluntary deed of the secured property in lieu of foreclosure from the mortgagor or repossessing other collateral. If a foreclosure action is instituted and the loan is not reinstated, paid in full, or refinanced, the property is sold at a judicial sale at which, in most instances, First Northern is the buyer.

     Under Wisconsin law, a mortgagor is afforded a period of time, subsequent to the entry of judgment and prior to judicial sale, within which to redeem the equity in the property ("equity right of redemption"). The length of the equity right of redemption varies depending on the form of foreclosure proceedings selected by the lender, the type and condition of the real estate security and other factors. The majority of First Northern's residential foreclosures follow a form which provides a 6 month equity right of redemption and a waiver of any deficiency judgment against the borrower. Use of this process takes approximately 8-12 months from commencement of the action to judicial confirmation of the sale.

     The OTS has established a classification system for problem assets. Under the OTS regulation, problem assets are classified as "substandard," "doubtful," or "loss." Assets classified as loss are required to be charged-off. Assets classified as doubtful or substandard do not require a write-off of the amounts so classified but may necessitate additions to the general allowance for loan losses. An institution's determination as to the classification of its assets and the amount of valuation allowances are subject to review by the District Director of the OTS or the FDIC, who could order the establishment of additional loan loss allowances.

     The following table identifies the dollar amount of loans that are classified as substandard, doubtful or loss as of the dates indicated.

                                                                 AS OF DECEMBER 31,
                                                                --------------------
                                                                1999    1998    1997
                                                                ----    ----    ----
                                                                   (IN THOUSANDS)
Substandard.................................................    $638     441    $578
Doubtful....................................................      13       6      16
Loss........................................................      18      14
                                                                ----    ----    ----
Total Classified Assets.....................................    $669    $461    $594
                                                                ====    ====    ====

     The increase in the amount of total classified assets in 1999 was the result of an increase in overall delinquencies and the fact that December 31, 1998, total classified assets were very low.

     ALLOWANCES FOR LOSSES. Allowances for losses on loans, real estate, and repossessed assets are based on management's evaluation of various factors including, but not limited to, general economic conditions, loan portfolio composition, prior loss experience, estimated sales price of collateral, regulatory environment and holding and selling costs.

     While First Northern has a low level of non-performing assets and low historical charge-off experience, the inherent credit risk within the portfolio (primarily relating to the indirect automobile loan portfolio and commercial loans) has increased. It is this increased credit risk which primarily resulted in the increase in the loan loss allowance.

     Management believes that the allowances for losses on loans, real estate, and repossessed assets are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions or regulatory requirements.

     All of First Northern's loans are domestic. A summary of the allowance for loan losses is shown below.

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------------
                                                         1999      1998      1997      1996      1995
                                                         ----      ----      ----      ----      ----
                                                                    (DOLLARS IN THOUSANDS)
Mortgage loans:
  Balance, beginning of year........................    $1,813    $1,624    $1,453    $1,578    $1,499
  Provisions........................................       295       186       170        10        79
  Charge-offs:
     One- to four-family residential................                  (1)
  Recoveries:
     One- to four-family residential................                   4
     Commercial real estate.........................                             1         1
                                                        ------    ------    ------    ------    ------
  Net recoveries....................................                   3         1         1
                                                        ------    ------    ------    ------    ------
  Transfer of loss reserve..........................                                    (136)
                                                        ------    ------    ------    ------    ------
  Balance, end of year..............................     2,108     1,813     1,624     1,453     1,578
Consumer loans:
  Balance, beginning of year........................     1,718     1,553     1,484     1,030       901
  Provisions........................................        53       234       150       360       161
  Charge-offs:
     Consumer.......................................       (79)      (47)      (44)      (23)      (30)
     Automobile.....................................       (43)      (52)      (57)      (43)      (41)
                                                        ------    ------    ------    ------    ------
          Total charge-offs.........................      (122)      (99)     (101)      (66)      (71)
                                                        ------    ------    ------    ------    ------
  Recoveries:
     Consumer.......................................         9         7         8        11        21
     Automobile.....................................        20        23        12        13        18
                                                        ------    ------    ------    ------    ------
       Total recoveries.............................        29        30        20        24        39
                                                        ------    ------    ------    ------    ------
  Net charge-offs...................................       (93)      (69)      (81)      (42)      (32)
                                                        ------    ------    ------    ------    ------
  Transfer of loss reserve..........................                                     136
                                                        ------    ------    ------    ------    ------
  Balance, end of year..............................     1,678     1,718     1,553     1,484     1,030
                                                        ------    ------    ------    ------    ------
Commercial loans:
  Balance, beginning of period Provisions, charged
     to provision for loan losses...................       124
  Charge-offs
  Recoveries Net (charge-offs) or recoveries........        --        --        --        --        --
                                                        ------    ------    ------    ------    ------
     Balance, end of year...........................       124
                                                        ------    ------    ------    ------    ------
       Total allowance for loan losses..............    $3,910    $3,531    $3,177    $2,937    $2,608
                                                        ======    ======    ======    ======    ======
Foreclosed properties & repossessed assets:
     Balance, beginning of year.....................    $    6    $   --    $   --    $    1    $    1
     Provisions, charged to non-interest expense....         8        10                  13
     Charge-offs:
       One- to four-family residential..............       (14)       (4)                (14)
                                                        ------    ------    ------    ------    ------
     Balance, end of year...........................    $   --    $    6    $   --    $   --    $    1
                                                        ======    ======    ======    ======    ======
Total charge-offs to average loans outstanding......      0.02%     0.02%     0.02%     0.01%     0.01%
                                                        ======    ======    ======    ======    ======
Net charge-offs to average loans outstanding........      0.01%     0.01%     0.01%     0.01%     0.01%
                                                        ======    ======    ======    ======    ======

     Interest income on loans is accrued and credited to operations based on the principal amount outstanding. The accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest and/or when, in the opinion of management, full collection is unlikely.

When interest accruals are discontinued, uncollected interest credited to income in the current year is reversed and uncollected interest accrued in the prior year is charged to the allowance for loan losses. Management may elect to continue the accrual of interest when the loan is in the process of collection and the value of collateral is sufficient to cover the principal balance and accrued interest. Interest received on non-accrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

     The following tables show the Company's total allowance for loan losses and the allocation to the various categories of loans held for investment at the dates indicated.

                                                                        AT DECEMBER 31, 1999
                                                                ------------------------------------
                                                                                            % OF
                                                                                          LOANS IN
                                                                           ALLOWANCE      CATEGORY
                                                                           AS A % OF      TO TOTAL
                                                                           LOANS IN      OUTSTANDING
                                                                AMOUNT    CATEGORY(1)     LOANS(1)
                                                                ------    -----------    -----------
                                                                       (DOLLARS IN THOUSANDS)
Breakdown of allowance
Mortgage loans:
  One- to four-family residential...........................    $1,566       0.34%          61.35%
  Five or more family residential...........................       254       0.71            4.72
  Commercial real estate....................................       241       1.36            2.33
  Construction..............................................                 0.00            4.83
  Other.....................................................        30       0.80            0.49
  Classified mortgage loans.................................        17       3.00
                                                                ------       ----          ------
     Total mortgage loans...................................     2,108       0.38           73.72
Consumer loans:
  Consumer..................................................       239       1.18            2.66
  Second mortgage...........................................       657       0.84           10.30
  Automobile................................................       765       0.79           12.69
  Education.................................................                 0.00
  Classified consumer loans.................................        17       2.00
                                                                ------       ----          ------
     Total consumer loans...................................     1,678       0.86           25.65
Commercial loans(2).........................................       124       2.60            0.63
                                                                ------       ----          ------
Total allowance for loans...................................    $3,910       0.52%         100.00%
                                                                ======       ====          ======

-------------------------
(1) Percentages are calculated on gross loan balances.
(2) First Northern began originating commercial loans in the second quarter of 1999.

                                                                        AT DECEMBER 31, 1998
                                                                ------------------------------------
                                                                                            % OF
                                                                                          LOANS IN
                                                                           ALLOWANCE      CATEGORY
                                                                           AS A % OF      TO TOTAL
                                                                           LOANS IN      OUTSTANDING
                                                                AMOUNT    CATEGORY(1)     LOANS(1)
                                                                ------    -----------    -----------
                                                                       (DOLLARS IN THOUSANDS)
Breakdown of allowance
Mortgage loans:
  One- to four-family residential...........................    $1,475       0.35%          64.36%
  Five or more family residential...........................       150       0.47            4.94
  Commercial real estate....................................       141       1.87            1.16
  Construction..............................................                                 4.62
  Other.....................................................        38       1.21            0.48
  Classified mortgage loans.................................         9       3.00
                                                                ------       ----          ------
     Total mortgage loans...................................     1,813       0.37           75.56
Consumer loans:
  Consumer..................................................        96       0.52            2.84
  Second mortgage...........................................       269       0.41           10.25
  Automobile................................................     1,340       1.82           11.35
  Education.................................................                 0.00
  Classified consumer loans.................................        13       2.00
                                                                ------       ----          ------
     Total consumer loans...................................     1,718       1.08           24.44
                                                                ------       ----          ------
Total allowance for loans...................................    $3,531       0.54%         100.00%
                                                                ======       ====          ======

-------------------------
(1) Percentages are calculated on gross loan balances.

                                                                        AT DECEMBER 31, 1997
                                                                ------------------------------------
                                                                                            % OF
                                                                                          LOANS IN
                                                                           ALLOWANCE      CATEGORY
                                                                           AS A % OF      TO TOTAL
                                                                           LOANS IN      OUTSTANDING
                                                                AMOUNT    CATEGORY(1)     LOANS(1)
                                                                ------    -----------    -----------
                                                                       (DOLLARS IN THOUSANDS)
Breakdown of allowance
Mortgage loans:
  One- to four-family residential...........................    $1,324       0.34%          64.74%
  Five or more family residential...........................       135       0.55            4.03
  Commercial real estate....................................       127       1.37            1.52
  Construction..............................................                                 3.51
  Other.....................................................        24       1.08            0.37
  Classified mortgage loans.................................        14       3.00
                                                                ------       ----          ------
     Total mortgage loans...................................     1,624       0.36           74.17
Consumer loans:
  Consumer..................................................        85       0.47            2.99
  Second mortgage...........................................       250       0.37           11.28
  Automobile................................................     1,213       1.73           11.56
  Education.................................................                 0.00
  Classified consumer loans.................................         5       2.00
                                                                ------       ----          ------
     Total consumer loans...................................     1,553       0.99           25.83
                                                                ------       ----          ------
Total allowance for loans...................................    $3,177       0.52%         100.00%
                                                                ======       ====          ======

-------------------------
(1) Percentages are calculated on gross loan balances.

                                                                        AT DECEMBER 31, 1996
                                                                ------------------------------------
                                                                                            % OF
                                                                                          LOANS IN
                                                                           ALLOWANCE      CATEGORY
                                                                           AS A % OF      TO TOTAL
                                                                           LOANS IN      OUTSTANDING
                                                                AMOUNT    CATEGORY(1)     LOANS(1)
                                                                ------    -----------    -----------
                                                                       (DOLLARS IN THOUSANDS)
Breakdown of allowance
Mortgage loans:
  One- to four-family residential...........................    $1,180       0.31%          66.72%
  Five or more family residential...........................       121       0.60            3.57
  Commercial real estate....................................       114       1.14            1.77
  Construction..............................................                                 3.19
  Other.....................................................        18       0.95            0.34
  Classified mortgage loans.................................        20       3.00
                                                                ------       ----          ------
     Total mortgage loans...................................     1,453       0.34           75.59
Consumer loans:
  Consumer..................................................        83       0.46            3.22
  Second mortgage...........................................       211       0.36           10.49
  Automobile................................................     1,172       1.94           10.70
  Education.................................................                 0.00
  Classified consumer loans.................................        18       2.00
                                                                ------       ----          ------
     Total consumer loans...................................     1,484       1.08           24.41
                                                                ------       ----          ------
Total allowance for loans...................................    $2,937       0.52%         100.00%
                                                                ======       ====          ======

-------------------------
(1) Percentages are calculated on gross loan balances.

                                                                        AT DECEMBER 31, 1995
                                                                ------------------------------------
                                                                                            % OF
                                                                                          LOANS IN
                                                                           ALLOWANCE      CATEGORY
                                                                           AS A % OF      TO TOTAL
                                                                           LOANS IN      OUTSTANDING
                                                                AMOUNT    CATEGORY(1)     LOANS(1)
                                                                ------    -----------    -----------
                                                                       (DOLLARS IN THOUSANDS)
Breakdown of allowance
Mortgage loans:
  One- to four-family residential...........................    $1,359       0.39%          69.08%
  Five or more family residential...........................        98       0.56            3.45
  Commercial real estate....................................        97       0.97            1.97
  Construction..............................................                                 2.35
  Other.....................................................        16       0.89            0.35
  Classified mortgage loans.................................         8       2.05
                                                                ------       ----          ------
     Total mortgage loans...................................     1,578       0.40           77.20
Consumer loans:
  Consumer..................................................        79       0.39            3.98
  Second mortgage...........................................       137       0.29            9.12
  Automobile................................................       811       1.64            9.70
  Education.................................................                 0.00
  Classified consumer loans.................................         3       2.00
                                                                ------       ----          ------
     Total consumer loans...................................     1,030       0.89           22.80
                                                                ------       ----          ------
Total allowance for loans...................................    $2,608       0.51%         100.00%
                                                                ======       ====          ======

-------------------------
(1) Percentages are calculated on gross loan balances.

     The following table is a summary of non-performing loans and assets.

                                                                YEAR ENDED DECEMBER 31,
                                                -------------------------------------------------------
                                                  1999         1998        1997       1996       1995
                                                  ----         ----        ----       ----       ----
                                                                (DOLLARS IN THOUSANDS)
Non-accrual mortgage loans (90 days or more
  past due).................................    $     243    $     223    $   333    $   509    $   266
Non-accrual consumer loans..................           40          123        107        235        152
                                                ---------    ---------    -------    -------    -------
Total non-performing loans..................          283          346        440        744        418
Foreclosed properties, properties subject to
  foreclosure and repossessed assets........          381          106        153        189        136
                                                ---------    ---------    -------    -------    -------
Total non-performing assets.................    $     664    $     452    $   593    $   933    $   554
                                                =========    =========    =======    =======    =======
Non-performing loans as a percentage of
  total loans...............................          .04%         .05%       .07%       .13%       .08%
                                                =========    =========    =======    =======    =======
Non-performing assets as a percentage of
  total assets..............................          .08%         .06%       .09%       .15%       .10%
                                                =========    =========    =======    =======    =======
Loan loss allowances as a percentage of
  non-performing loans......................     1,381.63%    1,020.52%    722.05%    394.76%    623.92%
                                                =========    =========    =======    =======    =======
Loan loss allowances as a percentage of
  non-performing assets.....................       588.86%      781.19%    535.75%    314.79%    470.76%
                                                =========    =========    =======    =======    =======
Interest income that would have been
  recognized if non-accrual loans had been
  current(1)................................    $      12    $       9    $    13    $    25    $    12
                                                =========    =========    =======    =======    =======

-------------------------
(1) No accrued interest income was included in net income in any of the years presented from loans classified as non-accrual.

     In addition, management is not aware of any possible credit problems of borrowers not otherwise reflected herein which causes management to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms.

     INVESTMENT AND MORTGAGE-RELATED ACTIVITIES. First Northern is authorized to invest in obligations issued or fully guaranteed by the United States, certain federal agency obligations, certain time deposits, negotiable certificates of deposit issued by commercial banks, mortgage-backed and mortgage-related securities, investment grade corporate notes and other specified investments.

     The following table sets forth the composition of First Northern's investment and mortgage-related securities portfolio at December 31, 1999, 1998 and 1997.

                   INVESTMENT AND MORTGAGE-RELATED SECURITIES
                      PORTFOLIO COMPOSITION AT DECEMBER 31

                                                    1999                   1998                   1997
                                             -------------------    -------------------    -------------------
                                                         PERCENT                PERCENT                PERCENT
                                             CARRYING      OF       CARRYING      OF       CARRYING      OF
                                              VALUE       TOTAL      VALUE       TOTAL      VALUE       TOTAL
                                             --------    -------    --------    -------    --------    -------
                                                                  (DOLLARS IN THOUSANDS)
Interest-earning deposits................    $ 4,329       7.93%    $   861       1.86%    $   324       0.81%
Securities available-for-sale:
  U.S. government securities.............      3,192       5.85       3,303       7.13       3,290       8.24
  Federal agency obligations.............      3,465       6.35       3,822       8.25       2,002       5.01
  Mortgage-related securities............      5,554      10.17         996       2.15         932       2.33
  Asset Management Fund..................        546       1.00         534       1.15         500       1.25
  FHLMC stock............................      1,130       2.07       1,546       3.34       1,007       2.52
  Northwest Equities Corporation stock...        111       0.20
                                             -------     ------     -------     ------     -------     ------
     Total securities
       available-for-sale................     13,998      25.64      10,201      22.02       7,731      19.35
Securities held-to-maturity:
  U.S. government securities.............                                                    1,000       2.50
  Federal agency obligations.............     25,216      46.19      23,741      51.25      20,231      50.63
  Corporate issue obligations............        999       1.83
  Mortgage-related securities............     10,048      18.41      11,522      24.87      10,675      26.71
                                             -------     ------     -------     ------     -------     ------
     Total securities held-to-maturity...     36,263      66.43      35,263      76.12      31,906      79.84
                                             -------     ------     -------     ------     -------     ------
Total....................................    $54,590     100.00%    $46,325     100.00%    $39,961     100.00%
                                             =======     ======     =======     ======     =======     ======
Average remaining life or term to
  repricing for interest-earning
  deposits, securities available-
  for-sale and held-to-maturity(1).......              22 months              23 months              18 months

-------------------------
(1) For purposes of calculating the remaining life or term, securities available-for-sale are assumed to have a zero term.

     See Notes 2 and 3 of the Notes to Consolidated Financial Statements.

     The following table sets forth the maturity ranges for investment and mortgage-related securities, with their respective weighted average yields and the total market value.

                                                                     AT DECEMBER 31, 1999
                                      -----------------------------------------------------------------------------------

                                                                   OVER ONE              OVER FIVE
                                        ONE YEAR OR LESS        TO FIVE YEARS           TO TEN YEARS       OVER TEN YEARS
                                      --------------------   --------------------   --------------------   --------------
                                                  WEIGHTED               WEIGHTED               WEIGHTED
                                      AMORTIZED   AVERAGE    AMORTIZED   AVERAGE    AMORTIZED   AVERAGE      AMORTIZED
                                        COST       YIELD       COST       YIELD       COST       YIELD          COST
                                      ---------   --------   ---------   --------   ---------   --------     ---------
                                                                    (DOLLARS IN THOUSANDS)
AVAILABLE-FOR-SALE:
Investment and Mortgage-related
  Securities
    U.S. government obligations.....   $2,248        6.48%    $   994       4.69%
    Federal agency obligations......      500        5.70       2,995       6.25
    Mortgage-related securities.....                                                 $  938        5.54%       $4,817
    Asset Management Fund...........                              563       5.28
    FHLMC stock.....................       33       43.78
    Northwest Equities
      Corporation stock.............      111        3.06
                                       ------     -------     -------     ------     ------      ------        ------
        Total investment and
          mortgage-related
          securities available-
          for-sale..................   $2,892        6.64%    $ 4,552       5.79%    $  938        5.54%       $4,817
                                       ======     =======     =======     ======     ======      ======        ======
HELD-TO-MATURITY:
Investment and Mortgage-related
  Securities
    Federal agency obligations......   $4,700        5.97%    $17,900       5.76%    $2,616        5.99%
    Corporate issue obligations.....                              999       6.82
    Mortgage-related securities.....                              831       5.98      2,986        5.92        $6,231
                                       ------     -------     -------     ------     ------      ------        ------
        Total investment and
          mortgage-related
          securities held-to-
          maturity..................   $4,700        5.97%    $19,730       5.82%    $5,602        5.95%       $6,231
                                       ======     =======     =======     ======     ======      ======        ======

                                                AT DECEMBER 31, 1999
                                      -----------------------------------------
                                                         INVESTMENT AND
                                      OVER TEN          MORTGAGE-RELATED
                                       YEARS            SECURITIES TOTAL
                                      --------   ------------------------------
                                      WEIGHTED               APPROX.   WEIGHTED
                                      AVERAGE    AMORTIZED   MARKET    AVERAGE
                                       YIELD       COST       VALUE     YIELD
                                      --------   ---------   -------   --------
                                               (DOLLARS IN THOUSANDS)
AVAILABLE-FOR-SALE:
Investment and Mortgage-related
  Securities
    U.S. government obligations.....              $ 3,242    $ 3,192     5.93%
    Federal agency obligations......                3,495      3,465     6.17
    Mortgage-related securities.....    6.81%       5,755      5,554     6.61
    Asset Management Fund...........                  563        546     5.28
    FHLMC stock.....................                   33      1,130    43.78
    Northwest Equities
      Corporation stock.............                  111        111     3.06
                                        ----      -------    -------    -----
        Total investment and
          mortgage-related
          securities available-
          for-sale..................    6.81%     $13,199    $13,998     6.33%
                                        ====      =======    =======    =====
HELD-TO-MATURITY:
Investment and Mortgage-related
  Securities
    Federal agency obligations......              $25,216    $24,645     5.82%
    Corporate issue obligations.....                  999        999     6.82
    Mortgage-related securities.....    6.21%      10,048      9,976     6.10
                                        ----      -------    -------    -----
        Total investment and
          mortgage-related
          securities held-to-
          maturity..................    6.21%     $36,263    $35,620     5.93%
                                        ====      =======    =======    =====

     The following table sets forth the composition of First Northern's mortgage-related held-to-maturity securities portfolio at December 31, 1999, 1998 and 1997.

                                                                 MORTGAGE-RELATED PORTFOLIO COMPOSITION
                                                                             AT DECEMBER 31,
                                                                -----------------------------------------
                                                                   1999           1998           1997
                                                                   ----           ----           ----
                                                                         (DOLLARS IN THOUSANDS)
Federal Home Loan Mortgage Corporation......................    $     6,192    $     7,347    $     7,028
Federal National Mortgage Association.......................          3,856          4,175          3,647
                                                                -----------    -----------    -----------
  Total mortgage-related securities.........................    $    10,048    $    11,522    $    10,675
                                                                ===========    ===========    ===========
Average remaining contractual life or term to repricing for
  mortgage-related securities(1)............................     166 months     150 months     139 months

-------------------------
(1) The expected maturities for mortgage-related securities will differ from contractual maturities because borrowers may have the right to call or prepay mortgage obligations with or without prepayment penalties.

     DEPOSIT ACTIVITIES. First Northern has a number of different programs designed to attract both short-term and long-term deposits from the general public. These programs include regular passbook accounts, NOW checking accounts, money market deposit accounts, fixed rate and variable rate certificate accounts and negotiated rate certificates, as well as certain other accounts. Included among those programs are individual retirement accounts ("IRAs") and self-employed pension plan ("SEPP") accounts.

     The specific programs offered by First Northern have changed over time as new types of accounts and minimum denomination requirements have been authorized. Currently there are no statutory or regulatory required minimum denominations or interest rate ceilings on any deposit accounts. First Northern currently offers deposit accounts with minimum balance requirements and interest rates as follows:

                                                                MINIMUM
                        TYPE OR TERM                            BALANCE        INTEREST RATE
                        ------------                            -------        -------------
NOW Checking Accounts(1)....................................     Varies       Rate Set Weekly
Regular Deposit Accounts(2).................................       $100       Rate Set Weekly
Money Market Accounts.......................................     $2,500       Rate Set Weekly
Daily Advantage Money Market Account........................    $10,000       Rate Set Weekly
High Five Passbook..........................................     $5,000       Rate Set Weekly
91 Day through 60 Month Certificate.........................       $500       Rate Set Weekly
18 month IRA and SEPP Variable Certificates.................       $100       Rate Set Monthly
Jumbo Certificates..........................................    $90,000       Rate Set Daily

-------------------------
(1) Some of the NOW Checking Accounts offered by First Northern do not bear interest.

(2) As a practical matter, although subject to First Northern's right to impose a prior notice requirement, deposits may be invested in and withdrawn from passbook accounts without restriction. Interest is computed daily from the date of deposit to the date of withdrawal and credited quarterly at a rate established by the Investment Committee of management within regulatory limits.

     The following tables set forth the distribution of the average balances of the Company's deposit accounts and the weighted average effective interest rates on each category of deposits presented for the years indicated.

                                                                  FOR THE YEAR ENDED DECEMBER 31, 1999
                                                                 ---------------------------------------
                                                                                               WEIGHTED
                                                                                PERCENT         AVERAGE
                                                                 AVERAGE        OF TOTAL       EFFECTIVE
                                                                 BALANCE        DEPOSITS         RATE
                                                                 -------        --------       ---------
                                                                         (DOLLARS IN THOUSANDS)
CORE DEPOSITS:
  Non-interest bearing NOW checking.......................       $ 26,005          4.70%
  Interest bearing NOW checking...........................         38,348          6.93          1.11%
  Money market............................................         68,276         12.34          3.89
  Passbook................................................         70,425         12.72          1.97
                                                                 --------        ------          ----
     Total core deposits..................................        203,054         36.69          2.20
Certificate of deposit accounts...........................        350,423         63.31          5.45
                                                                 --------        ------          ----
Total deposits............................................       $553,477        100.00%         4.26%
                                                                 ========        ======          ====

                                                                  FOR THE YEAR ENDED DECEMBER 31, 1998
                                                                 ---------------------------------------
                                                                                               WEIGHTED
                                                                                PERCENT         AVERAGE
                                                                 AVERAGE        OF TOTAL       EFFECTIVE
                                                                 BALANCE        DEPOSITS         RATE
                                                                 -------        --------       ---------
                                                                         (DOLLARS IN THOUSANDS)
CORE DEPOSITS:
  Non-interest bearing NOW checking.......................       $ 22,899          4.50%
  Interest bearing NOW checking...........................         37,232          7.31          1.06%
  Money market............................................         57,813         11.35          4.38
  Passbook................................................         63,643         12.50          2.14
                                                                 --------        ------          ----
     Total core deposits..................................        181,587         35.66          2.04
Certificate of deposit accounts...........................        327,674         64.34          5.79
                                                                 --------        ------          ----
Total deposits............................................       $509,261        100.00%         4.57%
                                                                 ========        ======          ====

                                                                  FOR THE YEAR ENDED DECEMBER 31, 1997
                                                                 ---------------------------------------
                                                                                               WEIGHTED
                                                                                PERCENT         AVERAGE
                                                                 AVERAGE        OF TOTAL       EFFECTIVE
                                                                 BALANCE        DEPOSITS         RATE
                                                                 -------        --------       ---------
                                                                         (DOLLARS IN THOUSANDS)
CORE DEPOSITS:
  Non-interest bearing NOW checking.......................       $ 19,364          4.10%
  Interest bearing NOW checking...........................         35,036          7.42          1.06%
  Money market............................................         50,265         10.65          4.31
  Passbook................................................         60,057         12.72          2.20
                                                                 --------        ------          ----
     Total core deposits..................................        164,722         34.89          2.25
Certificate of deposit accounts...........................        307,423         65.11          5.72
                                                                 --------        ------          ----
Total deposits............................................       $472,145        100.00%         4.54%
                                                                 ========        ======          ====

     The following table presents certificates of deposits in amounts of $100,000 or more by maturity:

                                                                    AT DECEMBER 31,
                                                                -----------------------
                                                                 1999            1998
                                                                 ----            ----
                                                                (DOLLARS IN THOUSANDS)
Maturity:
  3 months or less..........................................    $30,820         $17,619
  Greater than 3 months -- 6 months.........................     10,186           7,350
  Greater than 6 months -- 12 months........................      9,843          10,499
  Greater than 12 months....................................     10,785          10,225
                                                                -------         -------
                                                                $61,634         $45,693
                                                                =======         =======

     BORROWED FUNDS. First Northern has a line of credit with the FHLB of Chicago and has borrowed from the FHLB on an overnight and fixed interest rate basis to assist with funding loan originations.

     From time to time, First Northern borrows funds under repurchase agreements. First Northern accepts funds from municipalities and school districts. When the amounts of such funds are in excess of FDIC insurance limits, First Northern collateralizes its obligation to repay such parties through repurchase agreements. Repurchase agreements are used to lock-in a profit spread to First Northern. Furthermore, because the repurchase agreements from municipalities and school districts are not considered deposits, First Northern does not pay premiums to the FDIC on such amounts. At December 31, 1999 and 1998, First Northern had no borrowings under repurchase agreements as compared to $0.9 million of borrowings under repurchase agreements at December 31, 1997. The weighted average interest rate of the repurchase agreements as of December 31, 1997 was 5.79%. See Note 7 of the Notes to Consolidated Financial Statements.

     The following table sets forth certain information regarding borrowings by First Northern at the end of and during the periods indicated:

                                                                AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                               ---------------------------------------
                                                                 1999            1998           1997
                                                                 ----            ----           ----
                                                                       (DOLLARS IN THOUSANDS)
Balance outstanding at end of year:
  Securities sold under agreement to repurchase............                                   $   900
  Fixed interest rate notes payable to FHLB................    $113,804        $83,825         75,075
  Overnight borrowings from FHLB...........................      68,595          7,675         26,065
  Other borrowings.........................................       3,500            477          1,237
Weighted average interest rate at end of year:
  Securities sold under agreements to repurchase...........                                      5.79%
  Fixed interest rate notes payable to FHLB................        5.80%          5.71%          5.85%
  Overnight borrowings from FHLB...........................        4.74%          5.13%          6.92%
  Other borrowings.........................................        4.54%          4.12%          5.27%
Maximum amount outstanding during the year:
  Securities sold under agreements to repurchase...........                    $   900        $ 1,500
  Fixed interest rate notes payable to FHLB................    $123,846         97,750         75,525
  Overnight borrowings from FHLB...........................      68,595         37,220         33,400
  Other borrowings.........................................       3,500          3,500          1,312
Average amount outstanding during the year:
  Securities sold under agreements to repurchase...........                    $   650        $ 1,217
  Fixed interest rate notes payable to FHLB................    $ 95,338         84,339         65,830
  Overnight borrowings from FHLB...........................      27,798          9,982         15,264
  Other borrowings.........................................       1,050            919            314
Weighted average interest rate during the year:
  Securities sold under agreements to repurchase...........                       5.79%          5.65%
  Fixed interest rate notes payable to FHLB................        5.71%          5.83%          5.97%
  Overnight borrowings from FHLB...........................        5.45%          5.79%          5.80%
  Other borrowings.........................................        4.74%          5.21%          5.49%

     Borrowings increased to $185.9 million at December 31, 1999, as compared to $92.0 million at December 31, 1998, primarily as a result of the loan portfolio growth, decreased loan sales and modest deposit growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     YIELDS EARNED AND RATES PAID. First Northern's net earnings depend primarily upon the spread between the income it receives from its loan and investment portfolios and its cost of money, consisting of interest paid on deposit accounts and borrowings.

     The following table sets forth First Northern's weighted average yields earned on mortgage loans, consumer loans, and investment and mortgage-related securities; the weighted average interest rates paid on deposits and borrowings; and the spread between yields earned and rates paid at the dates indicated.

Since the majority of First Northern's deposit accounts are market rate accounts, the cost of deposits will likely continue to be subject to interest rate fluctuations.

                                                                          AT DECEMBER 31,
                                                                ------------------------------------
                                                                1999    1998    1997    1996    1995
                                                                ----    ----    ----    ----    ----
Weighted average yield earned:
  Mortgage loans............................................    6.93%   7.03%   7.34%   7.16%   7.06%
  Consumer loans............................................    7.93    8.32    8.56    8.56    8.66
  Commercial loans..........................................    8.25
     Mortgage, consumer and commercial loans................    7.22    7.35    7.66    7.51    7.44
  Investment securities.....................................    6.13    5.92    6.41    6.14    6.33
  Mortgage-related securities...............................    6.29    6.06    6.37    6.44    7.02
     Total loan portfolio, investment securities, and
       mortgage-related securities..........................    7.14    7.25    7.57    7.43    7.39
Weighted average rate paid:
  Deposits..................................................    4.33    4.35    4.61    4.42    4.56
  FHLB and other borrowings(1)..............................    5.76    5.66    5.87    5.71    6.02
     Total deposits and FHLB and other borrowings...........    4.68    4.54    4.83    4.60    4.63
Interest rate spread at the end of the year.................    2.46    2.71    2.74    2.83    2.76

-------------------------
(1) At December 31, 1999, 1998, 1997 and 1996, overnight borrowing interest rates were unusually high or low and, for the purpose of this report, First Northern used an average of the overnight borrowing interest rates from the preceding week to more accurately reflect the cost at December 31 of the respective years.

     The following table shows average yields earned and rates paid using daily averages during the periods indicated.

                                                                      YEAR ENDED DECEMBER 31,
                                                                ------------------------------------
                                                                1999    1998    1997    1996    1995
                                                                ----    ----    ----    ----    ----
Average yield earned during the year:
  Mortgage loans............................................    7.03%   7.33%   7.37%   7.18%   6.99%
  Consumer loans............................................    7.87    8.26    8.43    8.50    8.44
  Commercial loans..........................................    8.58
  Investment securities(1)..................................    5.97    6.10    6.31    6.23    6.47
  Mortgage-related securities...............................    6.12    6.22    6.36    6.50    7.06
     All interest-earning assets............................    7.17    7.47    7.55    7.42    7.28
Average rate paid during the year:
  Deposits..................................................    4.23    4.54    4.51    4.43    4.42
  Borrowings................................................    5.61    5.82    5.94    5.78    6.79
     All interest-bearing liabilities.......................    4.48    4.74    4.72    4.56    4.59
Average interest rate spread(2).............................    2.69    2.73    2.83    2.86    2.69
Net yield on average interest-earning assets(3).............    3.00    3.11    3.26    3.31    3.17
Net yield on total interest-earning assets(4)...............    2.75    3.02    3.14    3.14    3.17

-------------------------
(1) Includes interest-earning deposits.

(2) Average yield on all interest-earning assets during the period less average rate paid on all interest-bearing liabilities.

(3) Net interest earned divided by average interest-earning assets for the year.

(4) Net interest earned divided by total interest-earning assets for the year.

     AVERAGE BALANCE SHEET AND RATE/YIELD ANALYSIS. "See Management's Discussion and Analysis of Financial Condition and Results of Operations."

     AVERAGE EQUITY TO AVERAGE ASSETS. The ratio of average equity to average assets measures a financial institution's financial strength. At December 31, 1999, savings and loan associations in Wisconsin were required to maintain an average equity to average assets ratio of at least 6.00%. At December 31, 1999, 1998, 1997, 1996 and 1995 the Savings Bank's average equity to average assets ratio was 9.99%, 10.83%, 11.24%, 12.14%, and 12.99%, respectively.

     CASH DIVIDENDS. The following schedule sets forth the cash dividends paid per year:

                                                                    YEAR ENDED DECEMBER 31,
                                                          --------------------------------------------
                                                          1999     1998     1997       1996      1995
                                                          ----     ----     ----       ----      ----
Cash Dividends Paid Per Share.........................    $0.40    $0.36    $0.32    $   0.30    $0.28
                                                          =====    =====    =====    ========    =====
Cash Dividends Payout Ratio...........................    47.1%    46.8%    47.1%     81.1%(1)   54.9%
                                                          =====    =====    =====    ========    =====
  (dividends declared per share divided by basic net
     income per share)

-------------------------
(1) The Cash Dividends Payout Ratio was significantly increased in 1996 as a result of the SAIF special assessment, which significantly reduced net income per share. Without the SAIF special assessment, the Cash Dividend Payout Ratio would have been 55.0%.

     SUBSIDIARIES. GNFSC, a wholly owned subsidiary of the Savings Bank, engages in the sale of credit life and disability insurance, and offers brokerage services to the public, including the sale of tax deferred annuities and mutual funds. First Northern's investment in GNFSC as of December 31, 1999 was $391,000.

     FNII, a wholly owned Savings Bank subsidiary, was established September 2, 1994 for the purpose of managing a majority of First Northern's investment portfolio. In April 1998, FNII began to purchase loans originated by SFC and the Savings Bank moved its indirect auto loan portfolio to FNII. In March 1999, the Savings Bank sold a $56.1 million mortgage loan participation to FNII. FNII managed approximately $32.4 million of investments, $51.3 million of mortgage loans and $75.3 million of indirect auto loans at December 31, 1999. First Northern's investment in FNII as of December 31, 1999 was $161,858,000.

     In March 1992, the Savings Bank acquired a 50% stock interest in SFC from another financial institution. SFC originates, sells, and services indirect automobile loans. As a result of this acquisition, SFC will on a regular basis, sell such loans to First Northern or FNII but retain the servicing of the loans. In April 1998, SFC began selling such loans to FNII but retains the servicing of the loans. First Northern's investment in SFC as of December 31, 1999 was $40,000.

     Keystone Financial Services, Inc. ("Keystone"), a wholly owned subsidiary of the Savings Bank, also engaged in the sale of credit life and disability insurance and tax deferred annuities and offered discount brokerage services for Prime Federal prior to the merger with and into First Northern. After the merger, First Northern transferred such business to GNFSC. Keystone is inactive, but will continue to be a wholly owned subsidiary of the Savings Bank for possible future use in a related or other area. First Northern's investment in Keystone as of December 31, 1999 was $100.

     Another wholly owned subsidiary of the Savings Bank, First Northern Financial Services, Inc., operated as a consumer lending subsidiary through 1981. As a result of legislative changes, First Northern now directly engages in consumer lending activities. First Northern Financial Services, Inc. is inactive, but it continues in existence for possible future use in a related or other area. First Northern's book value investment in First Northern Financial Services, Inc. as of December 31, 1999 was $100.

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") imposes restrictions on savings associations' powers. It essentially creates parallel regulation for state and federally chartered savings associations and prevents state associations, such as the Savings Bank, from exercising powers not authorized to federal associations or which the FDIC deems to constitute a serious risk to the safety, soundness or stability of an insured institution and/or the SAIF or to be inconsistent with sound banking principles. The FDIC has informed First Northern that the certain activities that GNFSC is performing are permissible for a federally chartered savings association but not a national bank. Therefore, First Northern is required to deduct its investment and loans to GNFSC when calculating its core, tangible and risked-based capital ratios.

Excerpts from Quarterly Report on Form 10-Q for the Quarter ended June 30, 2000

                          FIRST NORTHERN CAPITAL CORP.
                                AND SUBSIDIARIES

            UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                JUNE 30, 2000    DECEMBER 31, 1999
                                                                -------------    -----------------
                                                                          (IN THOUSANDS)
                           ASSETS
Cash........................................................      $ 10,735           $  8,043
Interest-earning deposits...................................           499              4,329
                                                                  --------           --------
          Cash and cash equivalents.........................        11,234             12,372
Securities available-for-sale, at fair value
  Investment securities.....................................        10,941              8,444
  Mortgage-related securities...............................         5,304              5,554
Securities held-to-maturity
  Investment securities (estimated fair value of
     $26,440 -- 2000; $25,644 -- 1999)......................        26,920             26,215
  Mortgage-related securities (estimated fair value of
     $9,442 -- 2000; $9,976 -- 1999)........................         9,515             10,048
Loans held for sale.........................................         2,083              1,085
Loans receivable............................................       795,094            736,880
Accrued interest receivable.................................         4,852              4,229
Foreclosed properties and repossessed assets................           456                382
Office properties and equipment.............................         8,092              7,463
Federal Home Loan Bank stock................................        12,500              9,250
Life insurance policies.....................................        14,076             13,548
Prepaid expense and other assets............................         3,808              4,153
                                                                  --------           --------
                                                                  $904,875           $839,623
                                                                  ========           ========

                        LIABILITIES
Deposits....................................................      $568,625           $566,908
Borrowings..................................................       247,353            185,899
Advance payments by borrowers for taxes and insurance.......         7,402              3,887
Other liabilities...........................................         5,891              6,134
                                                                  --------           --------
          Total liabilities.................................       829,271            762,828
Commitments and Contingencies (See Note 8)
                    STOCKHOLDERS' EQUITY
Cumulative preferred stock, $1 par value; 10,000,000 shares
  authorized; none outstanding..............................
Common stock, $1 par value; 30,000,000 shares authorized;
  shares issued: 9,134,735 -- 2000 and 1999 shares
  outstanding: 8,375,808 -- 2000; 8,548,658 -- 1999.........         9,135              9,135
Additional paid-in capital..................................         8,528              8,780
Retained earnings...........................................        65,971             64,468
Accumulated other comprehensive income......................           381                479
Treasury stock at cost (758,927 shares -- 2000; 586,077
  shares -- 1999)...........................................        (8,411)            (6,067)
                                                                  --------           --------
          Total stockholders' equity........................        75,604             76,795
                                                                  --------           --------
                                                                  $904,875           $839,623
                                                                  ========           ========

           See Notes to Unaudited Consolidated Financial Statements.

                          FIRST NORTHERN CAPITAL CORP.
                                AND SUBSIDIARIES

                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

                                                                   THREE MONTHS ENDED
                                                                        JUNE 30,
                                                                  --------------------
                                                                   2000         1999
                                                                  -------      -------
                                                                     (IN THOUSANDS,
                                                                    EXCEPT PER SHARE
                                                                        AMOUNTS)
Interest and dividend income:
  Loans.....................................................      $14,459      $11,944
  Investment securities.....................................          731          559
  Interest-earning deposits.................................           21           23
  Mortgage-related securities...............................          244          210
                                                                  -------      -------
          Total interest and dividend income................       15,455       12,736
Interest expense:
  Deposits..................................................        6,443        5,776
  Borrowings................................................        3,560        1,389
  Advance payments by borrowers for taxes and insurance.....           31           30
                                                                  -------      -------
          Total interest expense............................       10,034        7,195
                                                                  -------      -------
          Net interest income...............................        5,421        5,541
Provision for loan losses...................................          165          114
                                                                  -------      -------
          Net interest income after provision for loan
            losses..........................................        5,256        5,427
Non-interest income:
  Fees on serviced loans....................................           50           45
  Loan fees and service charges.............................           66           64
  Deposit account service charges...........................          409          336
  Insurance commissions.....................................           87          101
  Gain on sale of security..................................           10           --
  Gains on sales of loans...................................           43          140
  Other.....................................................          431          347
                                                                  -------      -------
          Total non-interest income.........................        1,096        1,033
Non-interest expense:
  Compensation, payroll taxes and other employee benefits...        2,067        1,964
  Federal insurance premiums................................           29           79
  Occupancy.................................................          308          209
  Data processing...........................................          409          399
  Furniture and equipment...................................          130           97
  Telephone and postage.....................................           99          100
  Marketing.................................................          162           99
  Other.....................................................          654          721
                                                                  -------      -------
          Total non-interest expense........................        3,858        3,668
          Income before income taxes........................        2,494        2,792
Income taxes................................................          774          917
                                                                  -------      -------
          Net income........................................      $ 1,720      $ 1,875
                                                                  =======      =======
          Basic net income per share........................      $  0.20      $  0.21
                                                                  =======      =======
          Diluted net income per share......................      $  0.20      $  0.21
                                                                  =======      =======
          Cash dividends paid per share.....................      $  0.11      $  0.10
                                                                  =======      =======

           See Notes to Unaudited Consolidated Financial Statements.

                          FIRST NORTHERN CAPITAL CORP.
                                AND SUBSIDIARIES

           UNAUDITED CONSOLIDATED STATEMENTS OF INCOME -- (CONTINUED)

                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                                  --------------------
                                                                   2000         1999
                                                                  -------      -------
                                                                     (IN THOUSANDS,
                                                                    EXCEPT PER SHARE
                                                                        AMOUNTS)
Interest and dividend income:
  Loans.....................................................      $28,104      $23,678
  Investment securities.....................................        1,409        1,104
  Interest-earning deposits.................................           40           41
  Mortgage-related securities...............................          498          395
                                                                  -------      -------
          Total interest and dividend income................       30,051       25,218
Interest expense:
  Deposits..................................................       12,602       11,506
  Borrowings................................................        6,541        2,787
  Advance payments by borrowers for taxes and insurance.....           43           42
                                                                  -------      -------
          Total interest expense............................       19,186       14,335
                                                                  -------      -------
          Net interest income...............................       10,865       10,883
Provision for loan losses...................................          330          174
                                                                  -------      -------
          Net interest income after provision for loan
            losses..........................................       10,535       10,709
Non-interest income:
  Fees on serviced loans....................................          105           81
  Loan fees and service charges.............................          124          117
  Deposit account service charges...........................          799          652
  Insurance commissions.....................................          198          161
  Gain on sale of security..................................           10           --
  Gains on sales of loans...................................           54          308
  Other.....................................................          814          634
                                                                  -------      -------
          Total non-interest income.........................        2,104        1,953
Non-interest expense:
  Compensation, payroll taxes and other employee benefits...        4,180        3,818
  Federal insurance premiums................................           59          160
  Occupancy.................................................          608          450
  Data processing...........................................          812          790
  Furniture and equipment...................................          242          200
  Telephone and postage.....................................          217          221
  Marketing.................................................          267          214
  Other.....................................................        1,309        1,303
                                                                  -------      -------
          Total non-interest expense........................        7,694        7,156
          Income before income taxes........................        4,945        5,506
Income taxes................................................        1,569        1,840
                                                                  -------      -------
          Net income........................................      $ 3,376      $ 3,666
                                                                  =======      =======
          Basic net income per share........................      $  0.40      $  0.42
                                                                  =======      =======
          Diluted net income per share......................      $  0.39      $  0.41
                                                                  =======      =======
          Cash dividends paid per share.....................      $  0.22      $  0.20
                                                                  =======      =======

           See Notes to Unaudited Consolidated Financial Statements.

                          FIRST NORTHERN CAPITAL CORP.
                                AND SUBSIDIARIES

           UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                ACCUMULATED
                                            ADDITIONAL                            OTHER-
                                   COMMON    PAID-IN     RETAINED   TREASURY   COMPREHENSIVE
                                   STOCK     CAPITAL     EARNINGS    STOCK        INCOME        TOTAL
                                   ------   ----------   --------   --------   -------------   -------
                                                             (IN THOUSANDS)
FOR THE SIX MONTHS ENDED JUNE 30,
  2000
Balance at January 1, 2000.......  $9,135     $8,780     $64,468    $(6,067)       $ 479       $76,795
  Comprehensive income:
     Net income..................                          3,376                                 3,376
     Other comprehensive
       losses....................                                                    (98)          (98)
                                                                                               -------
     Total comprehensive
       income....................                                                                3,278
  Cash dividends ($.11 per
     share)......................                         (1,873)                               (1,873)
  Purchase of treasury stock.....                                    (2,749)                    (2,749)
  Exercise of stock options......               (252)                   405                        153
                                   ------     ------     -------    -------        -----       -------
Balance at June 30, 2000.........  $9,135     $8,528     $65,971    $(8,411)       $ 381       $75,604
                                   ======     ======     =======    =======        =====       =======
FOR THE SIX MONTHS ENDED JUNE 30,
  1999
Balance at January 1, 1999.......  $9,135     $9,126     $60,582    $(3,710)       $ 960       $76,093
  Comprehensive income:
     Net income..................                          3,666                                 3,666
     Other comprehensive
       losses....................                                                   (234)         (234)
                                                                                               -------
     Total comprehensive
       income....................                                                                3,432
  Cash dividends ($.10 per
     share)......................                         (1,755)                               (1,755)
  Purchase of treasury stock.....                                    (1,151)                    (1,151)
  Exercise of stock options......               (291)                   495                        204
                                   ------     ------     -------    -------        -----       -------
Balance at June 30, 1999.........  $9,135     $8,835     $62,493    $(4,366)       $ 726       $76,823
                                   ======     ======     =======    =======        =====       =======

           See Notes to Unaudited Consolidated Financial Statements.

                          FIRST NORTHERN CAPITAL CORP.
                                AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................  $  3,376   $  3,666
  Adjustments to reconcile net income to cash provided by
     operating activities:
     Provision for losses on loans..........................       330        174
     Provision for depreciation and amortization............       444        424
     Gains on sales of loans................................       (54)      (308)
     Gain on sale of security...............................       (10)        --
     Loans originated for sale..............................    (3,601)   (15,767)
     Proceeds from loan sales...............................     2,657     18,686
     Increase in interest receivable........................      (623)      (221)
     Increase in interest payable...........................       747         23
     Increase in other assets...............................       (24)      (936)
     Decrease in other liabilities..........................      (777)      (236)
                                                              --------   --------
          Net cash provided by operating activities.........     2,465      5,505
Cash flows from investing activities:
  Proceeds from maturities of available-for-sale investment
     securities.............................................     1,750      1,000
  Proceeds from maturities of held-to-maturity investment
     securities.............................................     1,996      7,057
  Purchases of available-for-sale investment securities.....    (4,510)      (495)
  Purchases of held-to-maturity investment securities.......    (2,679)    (9,467)
  Principal payments on available-for-sale mortgage-related
     securities.............................................       111        177
  Principal payments on held-to-maturity mortgage-related
     securities.............................................     1,688      1,096
  Purchase of available-for-sale mortgage-related
     securities.............................................        --     (2,982)
  Purchases of held-to-maturity mortgage-related
     securities.............................................      (991)    (1,491)
  Proceeds from the sale of securities......................       121         --
  Net increase in loans receivable..........................   (58,672)   (38,323)
  Purchases of office properties and equipment..............    (1,073)      (266)
  Purchase of Federal Home Loan Bank stock..................    (3,250)      (500)
                                                              --------   --------
          Net cash used by investing activities.............   (65,509)   (44,194)
Cash flows from financing activities:
  Net increase in deposits..................................     1,431      8,766
  Net increase in short-term borrowings.....................     7,315     19,188
  Proceeds from long-term borrowings........................    95,020     20,195
  Repayments of long-term borrowings........................   (40,881)   (13,202)
  Cash dividend paid........................................    (1,873)    (1,755)
  Purchase of treasury stock................................    (2,749)    (1,151)
  Proceeds from exercise of stock options...................       128        204
  Net increase in advance payments by borrowers for taxes
     and insurance..........................................     3,515      3,483
                                                              --------   --------
          Net cash provided by financing activities.........    61,906     35,728
          Decrease in cash and cash equivalents.............    (1,138)    (2,961)
Cash and cash equivalents at beginning of period............    12,372      7,211
                                                              --------   --------
          Cash and cash equivalents at end of period........  $ 11,234   $  4,250
                                                              ========   ========
Supplemental Information to the Statement of Cash Flows:
  Interest on deposits......................................  $ 12,315   $ 11,468
  Interest on borrowings....................................     6,080      2,726
  Income taxes..............................................     2,729      1,970
  Loans transferred to foreclosed properties and repossessed
     assets.................................................       186        143

           See Notes to Unaudited Consolidated Financial Statements.

                          FIRST NORTHERN CAPITAL CORP.
                                AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

GENERAL

     1. The consolidated financial statements include the accounts of First Northern Capital Corp. ("First Northern" or the "Company") and its wholly-owned subsidiary First Northern Savings Bank, S.A. and its subsidiaries (collectively, the "Savings Bank"): Great Northern Financial Services Corporation ("GNFSC"), First Northern Investments Incorporated ("FNII"), Keystone Financial Services, Incorporated ("Keystone") and First Northern Financial Services, Incorporated. All significant intercompany balances and transactions have been eliminated according to generally accepted accounting principles. The Savings Bank's ownership of Savings Financial Corporation ("SFC"), a 50% owned subsidiary, is accounted for by the equity method.

     2. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X. The financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial information. In the opinion of First Northern, the accompanying Unaudited Consolidated Statements of Financial Condition, Unaudited Consolidated Statements of Income, Unaudited Consolidated Statement of Stockholders' Equity and Unaudited Consolidated Statements of Cash Flows contain all adjustments, which are of a normal recurring nature, necessary to present fairly the consolidated financial position of the Company and subsidiaries at June 30, 2000 and December 31, 1999, the results of their income for the three and six months ended June 30, 2000 and 1999, the changes in stockholders' equity for the six months ended June 30, 2000 and 1999, and their cash flows for the six months ended June 30, 2000 and 1999. The accompanying Unaudited Consolidated Financial Statements and related notes should be read in conjunction with First Northern's 1999 Annual Report on Form 10-K. Operating results for the three and six months ended June 30, 2000, are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

                          FIRST NORTHERN CAPITAL CORP.
                                AND SUBSIDIARIES

      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     3. Securities Available-for-Sale

     The amortized cost and estimated fair values of securities available-for-sale are as follows:

                                                                   GROSS        GROSS
                                                     AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED
                                                       COST        GAINS        LOSSES     FAIR VALUE
                                                     ---------   ----------   ----------   ----------
                                                                      (IN THOUSANDS)
At June 30, 2000:
Investment securities:
  U.S. government and agency securities............   $ 9,506      $   26       $(124)      $ 9,408
  Asset Management Funds...........................       579                     (18)          561
  Federal Home Loan Mortgage Corporation stock.....        33         939          --           972
                                                      -------      ------       -----       -------
                                                       10,118         965        (142)       10,941
                                                      -------      ------       -----       -------
Mortgage-related securities:
  Federal Home Loan Mortgage Corporation...........     1,875                     (97)        1,778
  Federal National Mortgage Association............     1,708                                 1,708
  Government National Mortgage Association.........     1,907                     (89)        1,818
                                                      -------      ------       -----       -------
                                                        5,490                    (186)        5,304
                                                      -------      ------       -----       -------
                                                      $15,608      $  965       $(328)      $16,245
                                                      =======      ======       =====       =======
At December 31, 1999:
Investment securities:
  U.S. government and agency securities............   $ 6,737      $    6       $ (86)      $ 6,657
  Asset Management Funds...........................       563                     (17)          546
  Federal Home Loan Mortgage Corporation stock.....        33       1,097                     1,130
  Northwest Equities Corporation stock.............       111                                   111
                                                      -------      ------       -----       -------
                                                        7,444       1,103        (103)        8,444
                                                      -------      ------       -----       -------
Mortgage-related securities:
  Federal Home Loan Mortgage Corporation...........     1,938                     (92)        1,846
  Federal National Mortgage Association............     1,862                                 1,862
  Government National Mortgage Association.........     1,955                    (109)        1,846
                                                      -------      ------       -----       -------
                                                        5,755                    (201)        5,554
                                                      -------      ------       -----       -------
                                                      $13,199      $1,103       $(304)      $13,998
                                                      =======      ======       =====       =======

     At June 30, 2000, the U.S. government and agency securities available-for-sale have the following maturities:

                                                              AMORTIZED   ESTIMATED
                                                                COST      FAIR VALUE
                                                              ---------   ----------
                                                                  (IN THOUSANDS)
Due in one year or less.....................................   $  999       $1,000
Due after one year through 5 years..........................    8,507        8,408
                                                               ------       ------
                                                               $9,506       $9,408
                                                               ======       ======

     Expected maturities from mortgage-related securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                          FIRST NORTHERN CAPITAL CORP.
                                AND SUBSIDIARIES

      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     4. Securities Held-to-Maturity

     The amortized cost and estimated fair values of mortgage-related securities held-to-maturity are as follows:

                                                                   GROSS        GROSS
                                                     AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED
                                                       COST        GAINS        LOSSES     FAIR VALUE
                                                     ---------   ----------   ----------   ----------
                                                                      (IN THOUSANDS)
At June 30, 2000:
Investment securities:
  U.S. government and agency securities............   $25,921                   $(480)      $25,441
  Corporate Bonds..................................       999        --            --           999
                                                      -------       ---         -----       -------
          Total investment securities..............    26,920        --          (480)       26,440
                                                      -------       ---         -----       -------
Mortgage-related securities:
  Federal Home Loan Mortgage Corporation...........     6,419       $10           (58)        6,371
  Federal National Mortgage Association............     3,096        --           (25)        3,071
                                                      -------       ---         -----       -------
          Total mortgage-related securities........     9,515        10           (83)        9,442
                                                      -------       ---         -----       -------
          Total investment securities and
            mortgage-related securities............   $36,435       $10         $(563)      $35,882
                                                      =======       ===         =====       =======
At December 31, 1999:
Investment securities:
  U.S. government and agency securities............   $25,216                   $(571)      $24,645
  Corporate bond...................................       999        --            --           999
                                                      -------       ---         -----       -------
          Total investment securities..............    26,215        --          (571)       25,644
                                                      -------       ---         -----       -------
Mortgage-related securities:
  Federal Home Loan Mortgage Corporation...........     6,192       $15           (60)        6,147
  Federal National Mortgage Association............     3,856         1           (28)        3,829
                                                      -------       ---         -----       -------
          Total mortgage-related securities........    10,048        16           (88)        9,976
                                                      -------       ---         -----       -------
          Total investment securities and
            mortgage-related securities............   $36,263       $16         $(659)      $35,620
                                                      =======       ===         =====       =======

     At June 30, 2000, the investment securities have the following maturities:

                                                              AMORTIZED   ESTIMATED
                                                                COST      FAIR VALUE
                                                              ---------   ----------
                                                                  (IN THOUSANDS)
Due in one year or less.....................................   $ 6,001     $ 5,977
Due after one year through 5 years..........................    18,623      18,224
Due after 5 years through 10 years..........................     2,296       2,239
                                                               -------     -------
                                                               $26,920     $26,440
                                                               =======     =======

                          FIRST NORTHERN CAPITAL CORP.
                                AND SUBSIDIARIES

      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     5. Loans Receivable

     The composition of loans follows:

                                                              JUNE 30,   DECEMBER 31,
                                                                2000         1999
                                                              --------   ------------
                                                                  (IN THOUSANDS)
First mortgage loans:
  One to four family residential............................  $489,180     $465,737
  Five or more family residential...........................    37,843       35,815
  Commercial real estate....................................    22,727       17,699
  Construction-residential..................................    36,326       29,758
  Construction-commercial...................................     6,769        6,910
  Other.....................................................     3,909        3,769
                                                              --------     --------
                                                               596,754      559,688
Consumer loans:
  Consumer..................................................    23,207       20,153
  First mortgage............................................    88,472       78,223
  Automobile................................................    98,326       96,356
                                                              --------     --------
                                                               210,005      194,732
Commercial loans............................................    10,661        4,771
                                                              --------     --------
                                                               817,420      759,191
Less:
  Undisbursed loan proceeds.................................    17,667       17,852
  Allowance for losses......................................     4,218        3,910
  Unearned loan fees........................................       441          549
                                                              --------     --------
                                                                22,326       22,311
                                                              --------     --------
                                                              $795,094     $736,880
                                                              ========     ========

     6. The weighted average number of shares outstanding, including common stock equivalents, for the three months ended June 30, 2000 and 1999 were 8,657,170 and 8,901,033, respectively and for the six months ended June 30, 2000 and 1999 there were 8,685,923 and 8,943,369, respectively.

     7. Certain amounts in the 1999 financial statements have been reclassified to conform to the 2000 presentations.

     8. Off-balance sheet financial instruments whose contract amounts represent credit and/or interest rate risk at June 30, 2000 are as follows:

Commitment to extend credit:
  Fixed rate (8.50% to 8.625%)............................   $   622
  Adjustable rate (7.625% to 10.00%)......................     4,350
Commitment to sell loans (8.50% to 8.625%)................       898
Unused overdraft protection lines of credit for checking
  accounts................................................     1,396
Unused equity lines of credit.............................    21,154
Unused commercial lines of credit.........................     7,494
Unused commercial letters of credit.......................     1,153
Unused credit card lines of credit........................     7,796

                          FIRST NORTHERN CAPITAL CORP.
                                AND SUBSIDIARIES

      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     9. On February 21, 2000, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Mutual Savings Bank ("Mutual"), a Wisconsin-chartered mutual savings bank and a wholly owned subsidiary of Mutual organized for the purpose of effecting the transactions contemplated by the Merger Agreement. Mutual intends to assign the rights and obligations of this subsidiary to Bank Mutual Corporation ("Bank Mutual"). The Merger Agreement provides for the acquisition of the Company by Mutual through a merger of the Company into Bank Mutual.

     Subject to the terms and conditions of the Merger Agreement, at the time of the merger, each outstanding share of the Company's common stock will be converted into the right to receive cash in the amount of $15.00 or 1.5 shares of common stock of the Bank Mutual or a combination of cash and shares of Bank Mutual.

     In connection with the Merger, the Company and Mutual will engage in a restructuring. As part of the restructuring, Mutual will form a mutual holding company. The mutual holding company will own a majority of Bank Mutual's common stock. The balance of the shares of Bank Mutual will be offered for sale to Mutual's depositors and issued to First Northern stockholders in the Merger. As a result of the restructuring, the Savings Bank and Mutual will become wholly owned subsidiaries of Bank Mutual.

     The Merger and Mutual restructuring and stock offering are subject to approval by the stockholders of the Company (for the Merger), depositors of Mutual (for the restructuring), and various regulatory agencies (for all transactions).

     Concurrent with the execution of the Merger Agreement, the parties entered into a Stock Option Agreement by which the Company granted Mutual an irrevocable option to purchase up to 1,708,675 shares of the Company's stock equal to 19.9% of the number of shares of the Company's stock outstanding on February 21, 2000, at an exercise price of $9.0375 per share. The option would become exercisable under certain circumstances if the Company becomes the subject of a third party proposal for a competing transaction.

     Through June 30, 2000, First Northern has incurred direct expenditures relating to the merger of $321,000. If the merger is not consummated, these expenditures will be expensed.

MANAGEMENTS' DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

                               CAUTIONARY FACTORS

     This document contains various forward-looking statements concerning the Company's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may also be made by the Company from time to time in other reports and documents as well as oral presentations. When used in written documents or oral statements, the words "anticipate," "believe," "estimate," "expect," "objective" and similar expressions are intended to identify forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Company's control, that could cause the Company's actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Company: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Savings Bank's and FNII's loan and investment portfolios; the status of our proposed merger with Mutual Savings Bank; and other factors referred to in the reports filed with the Securities and Exchange Commission.

                              RECENT DEVELOPMENTS

     Merger Agreement with Mutual Savings Bank. On February 22, 2000, First Northern, and Mutual Savings Bank, a Wisconsin-chartered mutual savings bank ("Mutual"), announced that they had entered into an Agreement and Plan of Merger, dated as of February 21, 2000 ( the "Merger Agreement"), by and among Mutual, First Northern and OV Corp., a Wisconsin corporation organized as a wholly owned subsidiary of Mutual for the purpose of effecting the transactions contemplated by the Merger Agreement. Mutual intends to assign the rights and obligations of this subsidiary to Bank Mutual Corporation ("Bank Mutual"). The Merger Agreement provides for the acquisition of First Northern by Mutual through a merger of First Northern with and into Bank Mutual (the "Merger"), which will be the surviving corporation ("Bank Mutual"). The Merger Agreement has been approved by the boards of directors of Mutual and First Northern.

     Subject to the terms and conditions of the Merger Agreement, at the time of the Merger, each outstanding share of First Northern common stock, par value $1.00 per share ("First Northern Common Stock"), will be converted into the right to receive cash in the amount of $15.00, or 1.5 shares of common stock, par value $.01 per share, of Bank Mutual ("Bank Mutual Common Stock"), or a combination of cash and shares of Bank Mutual Common Stock (the "Merger Consideration"). Prior to the closing date, Mutual will select the percentage of the total Merger Consideration to be paid in Bank Mutual Common Stock, which may not be less than 40% or more than 70%; the balance will be paid in cash. Each First Northern stockholder will be entitled to elect to receive (a) cash, (b) Bank Mutual Common Stock or (c) as to First Northern stockholders holding not less than 170 shares of First Northern Common Stock, a combination of cash and Bank Mutual Common Stock, with the percentage of such shares of their First Northern Common Stock equal to the lesser of the Stock Percentage and 50% converted into Bank Mutual Common Stock and the balance converted into cash. Elections will be subject to proration if the cash or stock elections exceed the maximum amounts permitted under the Merger Agreement. Cash will be paid in lieu of any fractional shares of Bank Mutual Common Stock which holders of First Northern Common Stock would otherwise receive.

     In a separate transaction related to the Merger, Mutual will engage in a restructuring involving a number of steps (the "Restructuring"). As a part of the Restructuring, Mutual will form a mutual holding company in which Mutual's depositors will hold all the voting rights. The mutual holding company will own a majority of Bank Mutual Common Stock; the balance of the shares of Bank Mutual Common

Stock will be offered for sale to Mutual's depositors and issued to First Northern stockholders in the Merger. As a result of the Restructuring, Mutual Savings Bank and the Savings Bank will become wholly owned subsidiaries of Bank Mutual. Thus, Bank Mutual will be a subsidiary mid-tier stock holding company.

     Consummation of the Merger is subject to the satisfaction of certain closing conditions set forth in the Merger Agreement, including approval by the stockholders of First Northern and approval by the OTS, the FDIC and the WDFI -- Administrator. The depositors of Mutual must also approve Mutual's plan for the Restructuring. The Merger is also subject to receipt of an opinion of counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code as to the federal income tax treatment of certain transactions contemplated by the Merger Agreement. In addition, the Merger is conditioned upon the approval for listing on the NASDAQ National Market of the shares of Bank Mutual Common Stock to be issued in the Merger, which shares will be registered under the Securities Act of 1933.

     At August 7, 2000, First Northern and Mutual continued the process of filing all necessary regulatory filings with the OTS and Securities and Exchange Commission and anticipates that the acquisition of First Northern by Mutual will be completed by the end of 2000.

     Concurrently with the execution of the Merger Agreement, in order to induce Mutual to enter into the Merger Agreement, the parties entered into a Stock Option Agreement by which First Northern granted to Mutual an irrevocable option to purchase up to 1,708,675 shares of First Northern Common Stock, which equals 19.9% of the number of shares of First Northern Common Stock outstanding at February 21, 2000, at an exercise price of $9.0375 per share. The option would become exercisable under certain circumstances if First Northern becomes the subject of a third-party proposal for a competing transaction.

                              FINANCIAL CONDITION

BALANCE SHEET

     Cash and Cash Equivalents. Cash and cash equivalents decreased $1.1 million at June 30, 2000, as compared to December 31, 1999, primarily because the Savings Bank maintained additional cash at December 31, 1999, as a precaution against possible events associated with Year 2000 concerns. Shortly after December 31, 1999, the cash was redeployed by paying down short-term borrowings.

     Securities Available-for-Sale. Investment securities available-for-sale increased $2.5 million as of June 30, 2000, as compared to December 31, 1999, primarily as a result of the reinvestment of maturing securities, the interest earnings on securities being reinvested and the purchase of additional securities, partially offset by decreased market value. (See Notes to Unaudited Consolidated Financial Statements -- 3. Securities Available-for-Sale)

     Mortgage-related securities available-for-sale decreased $0.3 million at June 30, 2000, as compared to December 31, 1999, as a result of prepayments and repayments of the underlying securities.

     Securities Held-to-Maturity. Investment securities held-to-maturity increased $0.7 million as of June 30, 2000 as compared to December 31, 1999 as a result of additional investment securities purchases.

     Mortgage-related securities held-to-maturity decreased $0.5 million as a result of prepayments and repayments of the underlying securities.

     Loans Held for Sale. At June 30, 2000, First Northern had $2.1 million of fixed interest rate mortgage and education loans classified as held for sale as compared to $1.1 million at December 31, 1999. The increase in loans held for sale is primarily the result of education loans originated during the six months of 2000, all of which are contractually assigned to be sold.

     Loans Receivable. Loans receivable increased $58.2 million at June 30, 2000, as compared to December 31, 1999, as a result of: (i) increased adjustable interest rate mortgage loan originations and purchases; (ii) reduced prepayments or refinancing of mortgage loans; and (iii) commercial lending. Loan originations and purchases are as follows:

                        LOAN ORIGINATIONS AND PURCHASES

                                                     THREE MONTHS ENDED     SIX MONTHS ENDED
                                                          JUNE 30,              JUNE 30,
                                                     -------------------   -------------------
                                                       2000       1999       2000       1999
                                                     --------   --------   --------   --------
                                                       (IN THOUSANDS)        (IN THOUSANDS)
Mortgage loans originated and purchased:
  Construction....................................   $ 13,019   $ 20,822   $ 28,332   $ 29,643
  Loans on existing property......................     25,584     18,365     42,831     27,072
  Refinancing.....................................      5,993     18,124     11,179     47,326
  Other loans.....................................      1,234      1,238      1,807      1,479
                                                     --------   --------   --------   --------
          Total mortgage loans originated and
            purchased.............................     45,830     58,549     84,149    105,520
Consumer loans originated and purchased:
  Consumer........................................      5,149      4,697      7,560      6,450
  First mortgage..................................     14,867     15,261     25,853     24,390
  Automobile......................................     12,939     20,412     28,213     32,269
  Education.......................................         94         71      1,272      1,021
                                                     --------   --------   --------   --------
          Total consumer loans originated and
            purchased.............................     33,049     40,441     62,898     64,130
Commercial loans..................................      1,858      2,887      7,166      2,887
                                                     --------   --------   --------   --------
          Total loans originated and purchased....   $ 80,737   $101,877   $154,213   $172,537
                                                     ========   ========   ========   ========

     Mortgage loan originations and purchases decreased $12.7 million for the second quarter of 2000, as compared to the same period in 1999 and $21.4 million for the first six months of 2000 as compared to the first six months of 1999, primarily as the result of decreased refinancing of existing First Northern mortgage loans. Purchase mortgage loan originations increased in the second quarter of 2000 primarily as a result of increased purchase activity within First Northern's market. Although total mortgage loan originations decreased for the second quarter of 2000 and the first six months of 2000, the mortgage loan portfolio outstanding increased $20.2 and $37.1 million, respectively (before deductions for undisbursed loan proceeds, allowance for loan losses and unearned loan fees). The increased mortgage loan portfolio was primarily the result of:
(i) increased adjustable interest rate mortgage loan originations; (ii) reduced prepayments of principal on outstanding loans; and (iii) reduced refinancing of existing mortgage loans, all of which, management believes, is attributable to the increase of interest rates on fixed interest rate mortgage loans.

     First Northern added commercial banking services to its existing product lines in the second quarter of 1999. To manage the commercial banking department, First Northern hired a commercial loan manager with 20 years of commercial banking experience. At June 30, 2000, First Northern's commercial loan portfolio outstanding was at $10.7 million and management anticipates that this segment of its loan portfolio will continue to increase. Management believes commercial banking will enable First Northern to enhance its interest earning assets and its interest rate spread management.

     Consumer loan originations and purchases decreased $7.4 million in the second quarter of 2000 and $1.2 million in the first six months of 2000 as compared to the same periods in 1999, primarily as the result of decreased indirect automobile originations through SFC. As market interest rates rose, the indirect automobile interest loan interest rates also rose. This increase in the interest rates on indirect automobile loans decreased the volume of originations.

                                   LOAN SALES

                                                         THREE MONTHS ENDED    SIX MONTHS ENDED
                                                              JUNE 30,             JUNE 30,
                                                         ------------------    -----------------
                                                          2000       1999       2000      1999
                                                         -------    -------    ------    -------
                                                                     (IN THOUSANDS)
Mortgage Loans.........................................  $1,818     $6,753     $2,121    $16,392
Education Loans........................................     316      1,985        482      1,986
                                                         ------     ------     ------    -------
          Total Loans Sold.............................  $2,134     $8,738     $2,603    $18,378
                                                         ======     ======     ======    =======

     Loans sold in the second quarter of 2000 and for the six months ended June 30, 2000, as compared to the same periods in 1999, decreased as a result of the reduction in 30 year fixed interest rate mortgage loan originations. First Northern retains all adjustable interest rate mortgage loan originations in its portfolio; retains the majority of 15 and 20 year fixed interest rate mortgage loans; and sells most 30 year fixed interest rate mortgage loans in the secondary market. First Northern is contractually committed to sell its current education loan portfolio as well as, future originations.

     Office Properties and Equipment. First Northern entered into an operating lease for approximately 14,000 square feet of office space in the third quarter of 1999. This office space centralized the loan servicing, loan origination processing, information systems, marketing and customer support services departments of the Savings Bank. The additional leased space is needed to accommodate growth in these areas. Total annual cost of this office space and its associated equipment is approximately $152,000 (after-tax).

     Federal Home Loan Bank Stock. Stock in the Federal Home Loan Bank ("FHLB") increased $3.3 million to $12.5 million at June 30, 2000, as compared to $9.3 million at December 31, 1999. This increase in FHLB stock is the result of increased borrowings outstanding from the FHLB of Chicago. The FHLB requires member institutions to purchase one share of FHLB stock for every $20,000 of FHLB borrowings. The FHLB borrowings are secured by First Northern's 1-4 family residential mortgage loans.

     Life Insurance Policies. Life insurance policies or bank owned life insurance ("BOLI") increased $0.5 million in the first six months of 2000 as a result of the increased value of the policies. BOLI is long-term life insurance on the lives of certain current and past Savings Bank employees where the insurance policy benefits and ownership are retained by the Savings Bank. The cash value accumulation on BOLI is permanently tax deferred if the policy is held to the participant's death. Management believes this an effective method to help offset a portion of future employee benefit costs.

     Deposits. Deposits increased $0.9 million for the second three months of 2000 and $1.7 million for the first six months of 2000 as a result of offering competitive interest rates and the acquisition of "jumbo" (certificates of deposit in excess of $100,000) deposits. Jumbo deposits consist of wholesale, negotiated retail and municipal deposits which at times, are a cheaper source of funds than retail deposits or borrowing. First Northern's total jumbo deposits were $53.1 million at June 30, 2000.

     Borrowings. FHLB borrowings increased $61.5 million in the first six months of 2000, primarily to fund the growth of the loan portfolio. First Northern will borrow monies if borrowing is a less costly form of funding for loans and investments than the cost of acquiring deposits. First Northern anticipates that it will continue to utilize borrowings in 2000 if borrowings incrementally add to the overall profitability of the Company.

     Advance Payments by Borrowers for Taxes and Insurance. Advance payments by borrowers for taxes and insurance ("escrow") increased $3.5 million at June 30, 2000, as compared to December 31, 1999. The increase of escrow dollars was the result of the payments received for First Northern's customers' escrow accounts.

     Stockholders' Equity. First Northern paid a cash dividend of $0.11 per share on May 15, 2000, to stockholders of record on May 8, 2000. The increase of $0.01 per share represents a 10.0% increase over the second quarter of 1999 cash dividend of $0.10 per share. The cash dividend payout ratio was 55.00% and 47.62% for the quarter ended June 30, 2000 and 1999, respectively and 55.00% and 47.62% for the six months ended June 30, 2000 and 1999, respectively.

     On March 20, 2000, First Northern approved a fourth stock repurchase program to repurchase up to 429,315 shares (5% of total shares then outstanding) in the open market. At June 30, 2000, 210,500 shares had been purchased at an average price of $13.06 per share.

ASSET QUALITY

     First Northern currently classifies any loan on which a payment is greater than 90 days past due as non-performing. The following table summarizes non-performing loans and assets:

                        NON-PERFORMING LOANS AND ASSETS

                                                             AT JUNE 30,   AT DECEMBER 31,
                                                                2000            1999
                                                             -----------   ---------------
                                                                (DOLLARS IN THOUSANDS)
Non-accrual mortgage loans.................................     $177            $243
Non-accrual consumer loans.................................       78              40
                                                                ----            ----
          Total non-performing loans.......................      255             283
Properties subject to foreclosure..........................      397             318
Foreclosed properties and repossessed assets...............       59              63
                                                                ----            ----
          Total non-performing assets......................     $711            $664
                                                                ====            ====
Non-performing loans as a percent of total loans...........     0.03%           0.04%
                                                                ====            ====
Non-performing assets as a percent of total assets.........     0.08%           0.08%
                                                                ====            ====

     Total non-performing loans decreased as of June 30, 2000, as compared to December 31, 1999, primarily as a result of a decrease in non-performing mortgage loans. Management believes non-performing loans and assets, expressed as a percentage of total loans and assets, are far below state and national averages for financial institutions. There are no material accruing loans which, at June 30, 2000, management has reason to believe will become non-performing or result in potential losses.

     In addition, management believes that First Northern's allowance for loan losses are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions. Furthermore, various regulatory agencies, as an integral part of their examination process, periodically review First Northern's allowances for losses on loans and real estate owned. Such agencies may require First Northern to recognize additions to the allowances based on the agencies' judgement of information available to them at the time of their examination.

     All of First Northern's loans are domestic, meaning the loans are secured by real estate or other collateral located in the continental United States.

     A summary of the allowance for losses is shown below.

                              LOAN LOSS ALLOWANCE

                                                               AT AND FOR THE     AT AND FOR THE
                                                              SIX MONTHS ENDED      YEAR ENDED
                                                               JUNE 30, 2000     DECEMBER 31, 1999
                                                              ----------------   -----------------
                                                                     (DOLLARS IN THOUSANDS)
Mortgage loans:
  Balance at the beginning of the period....................     $   2,108           $   1,813
  Provisions for the period.................................           290                 295
  Charge-offs:
       One-to-four family residential.......................            --                  --
  Recoveries:
     One to four family residential.........................             3                  --
                                                                 ---------           ---------
  Net recoveries............................................             3                  --
                                                                 ---------           ---------
  Balance at the end of the period..........................         2,401               2,108
Consumer loans:
  Balance at the beginning of the period....................         1,678               1,718
  Provisions for the period.................................            30                  53
  Charge-offs:
     Consumer...............................................           (26)                (79)
     Automobile.............................................           (12)                (43)
                                                                 ---------           ---------
          Total charge-offs.................................           (38)               (122)
  Recoveries:
     Consumer...............................................            10                   9
     Automobile.............................................             3                  20
                                                                 ---------           ---------
          Total recoveries..................................            13                  29
                                                                 ---------           ---------
  Net charge-offs...........................................           (25)                (93)
                                                                 ---------           ---------
Balance at the end of the period............................         1,683               1,678
                                                                 ---------           ---------
Commercial loans:
  Balance at the beginning of the period....................           124
  Provisions for the period.................................            10                 124
                                                                 ---------           ---------
Balance at the end of the period............................           134                 124
                                                                 ---------           ---------
          Total loan loss allowances at the end of the
            period..........................................     $   4,218           $   3,910
                                                                 =========           =========
Allowance as a percent of total loans.......................          0.53%               0.53%
                                                                 =========           =========
Allowance as a percent of non-performing loans..............      1,654.12%           1,381.63%
                                                                 =========           =========
Allowance as a percent of total assets......................          0.47%               0.47%
                                                                 =========           =========
Allowance as a percent of non-performing assets.............        593.25%             588.86%
                                                                 =========           =========

RESULTS OF OPERATIONS

  Average Balance Sheet and Yield/Rate Analysis

     The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets, the resultant yields, and the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made since First Northern's investment portfolio does not contain tax-exempt securities. Average balances are derived from average daily balances. The yields and rates are established by dividing income or expense dollars by the average balance of the asset or liability. The yields and rates for the three months ended June 30, 2000 and 1999, have been annualized.

                                                        SIX MONTHS ENDED JUNE 30,
                                       -----------------------------------------------------------
                                                   2000                           1999
                                       ----------------------------   ----------------------------
                                                  INTEREST                       INTEREST
                                       AVERAGE    EARNED/    YIELD/   AVERAGE    EARNED/    YIELD/
                                       BALANCE      PAID      RATE    BALANCE      PAID      RATE
                                       -------    --------   ------   -------    --------   ------
                                                         (DOLLARS IN THOUSANDS)
Interest-earning assets(1):
  Mortgage loans.....................  $557,371   $19,771     7.09%   $485,549   $17,154     7.07%
  Consumer loans.....................   204,224     7,968     7.80%    162,835     6,476     7.95%
  Commercial loans...................     7,961       365     9.17%      1,191        48     8.06%
  Investment securities(2)...........    44,773     1,409     6.29%     37,222     1,104     5.93%
  Interest-earning deposits..........     1,610        40     4.97%      1,836        41     4.47%
  Mortgage-related securities(2).....    15,756       498     6.32%     13,113       395     6.02%
                                       --------   -------     ----    --------   -------     ----
          TOTAL                         831,695    30,051     7.23%    701,746    25,218     7.19%
Interest-bearing liabilities:
  Passbook accounts..................    70,595       673     1.91%     68,865       682     1.98%
  NOW and variable rate insured money
     market accounts.................   137,427     1,805     2.63%    130,510     1,477     2.26%
  Time deposits......................   354,698    10,124     5.71%    345,218     9,347     5.42%
  Advance payments by borrowers for
     taxes and insurance.............     3,952        43     2.18%      3,573        42     2.35%
  Borrowings.........................   215,535     6,541     6.07%    101,085     2,787     5.51%
                                       --------   -------     ----    --------   -------     ----
          TOTAL......................   782,207    19,186     4.91%    649,251    14,335     4.42%
                                       --------   -------     ----    --------   -------     ----
Net interest-earning assets balance
  and interest rate spread...........  $ 49,488               2.32%   $ 52,495               2.77%
                                       ========               ====    ========               ====
Average interest-earning assets, net
  interest income and net yield on
  average interest-earning assets....  $831,695   $10,865     2.61%   $701,746   $10,883     3.10%
                                       ========   =======     ====    ========   =======     ====
Average interest-earning assets to
  interest-bearing liabilities.......     106.3%                         108.1%
                                       ========                       ========

-------------------------

(1) For the purpose of these computations, non-accruing loans are included in the average loan amounts outstanding.

(2) For the purpose of these computations, the available-for-sale investment securities and mortgage-related securities are presented and yields calculated based upon the historical cost basis.

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                                          1999
                                                              ----------------------------
                                                                         INTEREST
                                                              AVERAGE    EARNED/    YIELD/
                                                              BALANCE      PAID      RATE
                                                              -------    --------   ------
                                                                 (DOLLARS IN THOUSANDS)
Interest-earning assets(1):
  Mortgage loans............................................  $500,111   $35,164     7.03%
  Consumer loans............................................   175,577    13,816     7.87%
  Commercial loans..........................................     5,454       468     8.58%
  Investment securities(2)..................................    38,789     2,336     6.02%
  Interest-earning deposits.................................     1,702        82     4.82%
  Mortgage-related securities(2)............................    14,765       904     6.12%
                                                              --------   -------     ----
          TOTAL.............................................   736,398    52,770     7.17%
Interest-bearing liabilities:
  Passbook accounts.........................................    70,425     1,385     1.97%
  NOW and variable rate insured money market accounts.......   132,629     3,085     2.33%
  Time deposits.............................................   350,423    19,090     5.45%
  Advance payments by borrowers for taxes and insurance.....     7,002       162     2.31%
  Borrowings................................................   124,186     6,964     5.61%
                                                              --------   -------     ----
          TOTAL.............................................   684,665    30,686     4.48%
                                                              --------   -------     ----
Net interest-earning assets balance and interest rate
  spread....................................................  $ 51,733               2.69%
                                                              ========               ====
Average interest-earning assets, net interest income and net
  yield on average interest-earning assets..................  $736,398   $22,084     3.00%
                                                              ========   =======     ====
Average interest-earning assets to interest-bearing
  liabilities...............................................     107.6%
                                                              ========

-------------------------

(1) For the purpose of these computations, non-accruing loans are included in the average loan amounts outstanding.

(2) For the purpose of these computations, the available-for-sale investment securities and mortgage-related securities are presented and yields calculated based upon the historical cost basis.

  Rate Volume Analysis of Net Interest Income

     The interaction of changes in volume and rates earned or paid with regard to interest-earning assets and interest-bearing liabilities has a significant impact on net income between periods. The volume of interest-earning dollars in loans and investments compared to the volume of interest-bearing dollars in deposits and borrowings combined with the interest rate spread produces the changes in net interest income between periods.

     The following table sets forth the relative contribution of changes in volume and effective interest rates on changes in net interest income for the periods indicated.

                                                               SIX MONTH ENDED JUNE 30,
                                                          -----------------------------------
                                                                     2000 VS 1999
                                                          -----------------------------------
                                                              INCREASE (DECREASE) DUE TO:
                                                          -----------------------------------
                                                                             RATE/
                                                          RATE     VOLUME    VOLUME    TOTAL
                                                          ----     ------    ------    -----
                                                                    (IN THOUSANDS)
Interest-earning assets:
  Mortgage loans......................................    $  49    $2,561     $  7     $2,617
  Consumer loans......................................     (122)    1,645      (31)     1,492
  Commercial loans....................................        7       272       38        317
  Investments securities..............................       67       224       14        305
  Interest-earning deposits...........................        5        (5)      (1)        (1)
  Mortgage-related securities.........................       20        79        4        103
                                                          -----    ------     ----     ------
          TOTAL.......................................    $  26    $4,776     $ 31      4,833
                                                          =====    ======     ====     ------
Interest-bearing liabilities:
  Passbook accounts...................................    $ (24)   $   16     $ (1)        (9)
  NOW and variable rate insured money market
     accounts.........................................      237        78       13        328
  Time deposits.......................................      506       257       14        777
  Advance payments by borrowers for taxes and
     insurance........................................       (3)        4       --          1
  Borrowings..........................................      283     3,151      320      3,754
                                                          -----    ------     ----     ------
          TOTAL.......................................    $ 999    $3,506     $346      4,851
                                                          =====    ======     ====     ------
Net change in net interest income.....................                                 $  (18)
                                                                                       ======

                                                                YEAR ENDED DECEMBER 31,
                                                         -------------------------------------
                                                                     1999 VS 1998
                                                         -------------------------------------
                                                              INCREASE (DECREASE) DUE TO:
                                                         -------------------------------------
                                                                              RATE/
                                                          RATE      VOLUME    VOLUME    TOTAL
                                                          ----      ------    ------    -----
                                                                    (IN THOUSANDS)
Interest-earning assets:
  Mortgage loans.......................................  $(1,371)   $3,154    $(129)    $1,654
  Consumer loans.......................................     (627)    1,228      (58)       543
  Commercial loans.....................................       --        --      468        468
  Investments securities...............................      (42)      245       (5)       198
  Interest-earning deposits............................      (20)      (52)       7        (65)
  Mortgage-related securities..........................      (10)      297       (5)       282
                                                         -------    ------    -----     ------
          TOTAL........................................  $(2,070)   $4,872    $ 278      3,080
                                                         =======    ======    =====     ------
Interest-bearing liabilities:
  Passbook accounts....................................  $  (108)   $  141    $ (12)        21
  NOW and variable rate insured money market
     accounts..........................................     (177)      357      (22)       158
  Time deposits........................................   (1,114)    1,302      (77)       111
  Advance payments by borrowers for taxes and
     insurance.........................................       (1)        8       --          7
  Borrowings...........................................     (201)    1,646      (59)     1,386
                                                         -------    ------    -----     ------
          TOTAL........................................  $(1,601)   $3,454    $(170)     1,683
                                                         =======    ======    =====     ------
Net change in net interest income......................                                 $1,397
                                                                                        ======

     The following table set forth the weighted average yields at the dates indicated.

                                                                AT JUNE 30,
                                                                ------------
                                                                2000    1999
                                                                ----    ----
Weighted average rate of return at June 30:
  Mortgage loans............................................    7.13%   6.93%
  Consumer loans............................................    8.15    8.06
  Commercial loans..........................................    9.17    7.68
  Mortgage loans, consumer loans and commercial loans.......    7.43    7.22
  Investment securities.....................................    6.42    5.91
  Mortgage-related securities...............................    6.36    6.15
  Total loan portfolio, mortgage-backed and investment
     securities.............................................    7.35    7.13
Weighted average rate paid at June 30:
  Deposits..................................................    4.62%   4.19%
  Borrowings................................................    6.64    5.49
  Total deposits and borrowings.............................    5.23    4.42
  Spread at June 30.........................................    2.12    2.71

  Statements of Income

     General. Net income decreased 8.3% for the second quarter of 2000 and 7.9% for the six months ended June 30, 2000 as compared to the same periods in 1999. This decrease was primarily the result of a reduction of the net interest margin and increased operating expenses.

     Interest and Dividend Income. Interest income on loans increased $2,515,000 in the second quarter of 2000 and $4,426,000 in the first six months of 2000 as a result of the increased dollar amount of mortgage, consumer, and commercial loans outstanding. The average mortgage loans outstanding increased $71.8 million or 14.8% in the second quarter of 2000 as compared to the same period in 1999 and average consumer loans outstanding increased $41.4 million. Commercial loans, which were introduced to First Northern customers in the second quarter of 1999, had a balance outstanding at June 30, 2000 of $10.7 million. The yield on the mortgage loan portfolio increased in the first six months of 2000 as compared to the first six months of 1999 as a result of interest rates on mortgage loan originations being more than the yield on the existing portfolio and escalations to interest rate adjustable mortgage loans in the portfolio. Since September of 1999, the interest rates on mortgage loan originations have exceeded the yield on the existing mortgage portfolio. See Financial
Condition -- Balance Sheet -- Loans Receivable. Consumer loan yields decreased during the first six months of 2000 as compared to the same period in 1999 as a result of interest rates on originations and purchases being below the portfolio average yield.

     Interest income on investment securities increased $172,000 for the three months ended June 30, 2000 and $305,000 for the six months ended June 30, 2000, as a result of an increase in the dollar amount of investment securities outstanding and an increase in the yield earned on investment securities.

     Interest income on interest-earning deposits increased slightly for the second quarter of 2000 and six months ended June 30, 2000 primarily as a result of additional interest-earning deposits outstanding.

     Interest income on mortgage-related securities increased $34,000 for the second quarter of 2000 and $103,000 for the six months ended June 30, 2000 as a result of the increased average mortgage-related securities outstanding and the increase in the average interest rate earned.

     Interest Expense. Interest expense on deposits increased $667,000 for the three months ended June 30, 2000 and $1,096,000 for the six months ended June 30, 2000 primarily as the result of increased cost of deposits and increased deposits outstanding. The average cost of deposits increased as a result of rising general market interest rates and competition's deposit interest rates offered. Since June 1999, the Federal Open Market Committee ("FOMC") has increased interest rates substantially. The rise in FOMC interest rates raises the interest rate expectations of consumers and hence the need to increase interest rates on new or renewing deposits.

     First Northern has utilized various time deposit terms and "special" interest rates on various time deposit terms to attract new deposits. In addition, the Savings Bank has acquired jumbo deposits to aid in its deposit growth. See Financial Condition -- Balance Sheet -- Deposits.

     Interest expense on borrowings increased $2,171,000 in the second quarter of 2000 and $3,754,000 in the first six months of 2000 as compared to the same periods in 1999 as a result of increased dollars outstanding and increased average interest paid on those borrowings. First Northern's growth in interest earning assets outpaced the growth in deposits thereby necessitating an increase in borrowings. First Northern anticipates it will continue to emphasize growth in interest earning assets and will fund a portion of that growth with borrowings. First Northern primarily borrows from the Federal Home Loan Bank of Chicago and staggers the borrowing maturities from overnight to 9 years in term.


     Provision for Loan Losses. First Northern provided $165,000 to its general loan loss allowance in the second quarter of 2000 as compared to $114,000 for the second quarter of 1999, and $330,000 for the first six months of 2000 as compared to $174,000 for the same period in 1999. The increased provisions were the result of growth in loans, especially those that have higher inherent credit losses. Multi-family mortgage loans increased $0.5 million in the second quarter of 2000 and $2.0 million for the six months ended June 30, 2000. Commercial loans increased $0.9 million in the second quarter of 2000 and $5.9 million for the six months ended June 30, 2000. Consumer loans increased $8.2 million in the second quarter of 2000 and $15.3 million for the six months ended June 30, 2000. Mortgage loans, other than multi-family, increased $20.2 million in the second quarter of 2000 and $35.5 million for the six months ended June 30, 2000.



     First Northern uses a risk-based assessment of the unidentified inherent losses in its loan portfolio to determine the level of loan loss allowance. The assessment is based on internal reviews intended to determine the adequacy of the allowance in view of presently known factors. Management believes the current loan loss allowance is their best estimate of the inherent credit losses in the portfolio.


     Non-Interest Income. Fees on serviced loans increased $5,000 in the second quarter of 2000 and $24,000 in the first six months of 2000 as a result of decreased repayments or prepayments on loans sold (with servicing retained). As the principal of a mortgage loan which was sold, repays or prepays, the mortgage servicing asset is reduced and netted from fees on serviced loans, thereby reducing the income on the serviced loans. When the repayments or prepayments decrease, such as in the second quarter of 2000 and the first six months of 2000, the amortization from the mortgage servicing assets also decreases and hence, the income on serviced loans increases. First Northern's mortgage loan servicing asset at June 30, 2000 was $528,800.

     Loan fees and service charges increased slightly in the second quarter and first six months of 2000 primarily as the result of late charges collected on loans and fees collected from the Savings Bank's line-of-credit home equity loans.

     Income from deposit account service charges increased $73,000 in the second quarter and $147,000 in the first six months of 2000 as a result of debit card fee income and fees from customers who overdraw their checking account and other depository fees. Each time First Northern's debit card is used, a fee which varies with each merchant, is paid to the Savings Bank by the debit card company. The Savings Bank promotes the use of its debit card by direct mail.

     Insurance commissions decreased $14,000 in the second quarter and increased $37,000 in the first six months of 2000. The second quarter of 2000 decrease was the result of decreased insurance bonus in 2000 as compared to the insurance bonuses in 1999. The increase for the six months was the result of insurance bonuses. If First Northern obtains a predetermined threshold of insurance sales and insurance losses are below another threshold, insurance bonuses are earned. First Northern received $49,000 in insurance bonuses in the first quarter of 2000.

     Gains on the sale of loans decreased $97,000 and $254,000 for the second quarter and six months ended June 30, 2000, respectively as a result of decreased loan sales. First Northern sold $2,134,000 of loans in the second quarter of 2000 as compared to $8,738,000 in the second quarter of 1999 and

$2,603,000 of loans in the six months ended June 30, 2000 as compared to $18,378,000 for the same period in 1999. Loan sales decreased substantially in the second quarter of 2000 and the first six months of 2000 as a result of decreased thirty-year fixed interest rate mortgage loan originations, which are sold to the secondary market.

     Other income increased $84,000 for the three months ended June 30, 2000 and $180,000 for the six months ended June 30, 2000, as compared to the same periods last year as a result of: (i) ATM surcharges; (ii) interest income on Bank Owned Life Insurance; and (iii) interest from officers' life insurance.

     Non-Interest Expense. Compensation expense increased $103,000 for the three months ended and $362,000 for the six months ended June 30, 2000 as a result of:
(i) increased number of employees; (ii) increased compensation to existing employees; (iii) increased education and training costs; (iv) reduced expense deferrals associated with loan originations; and (v) 2000 being a leap year which added one additional day of compensation for hourly paid employees.

     Federal insurance premiums decreased $50,000 for the second quarter of 2000 and $101,000 for the six months ended June 30, 2000 as a result of a decrease in federal deposit premiums charged First Northern and other Savings Association Insurance Fund ("SAIF") insured institutions. Beginning in the year 2000, the Financing Income Corporation Obligations ("FICO") bonds interest cost was spread to all insured financial institutions rather than just the SAIF insured institutions. Thus, the deposit insurance cost to SAIF institutions was reduced.

     Occupancy expense increased $99,000 in the second quarter of 2000 and $158,000 for the six months ended June 30, 2000 primarily as a result of the Savings Bank's rental of approximately 14,000 square feet of office space in downtown Green Bay. This rental space consolidated various operational departments into one location whereas previously they were located in three separate Savings Bank offices.

     Data processing expense increased $10,000 in the three months ended June 30, 2000 and $22,000 for the six months ended June 30, 2000, as a result of an increase in service bureau expense and service contracts on data processing equipment. Service bureau expense increased as a result of increased contract cost, additional transactions processed and additional products offered.

     Furniture and equipment expense increased $33,000 in the second quarter of 2000 and $42,000 in the first six months of 2000 as a result of increased cost of service contracts on equipment and increased depreciation on furniture and equipment at the remodeled Kiel Office.

     Marketing expense increased $63,000 in the second quarter of 2000 and $53,000 in the first six months of 2000 primarily as a result of increased marketing of First Northern's products and services.

     Other expenses decreased $67,000 in the three months ended June 30, 2000 and increased slightly for the six months ended June 30, 2000. The decrease was primarily the result of a $53,700 environmental clean-up cost of a lot at a subdivision owned by GNFSC in 1999.

     Income Taxes. The effective income tax rate for the second quarter of 2000 was 31.0% and 31.7% for the six months ended June 30, 2000 as compared to 32.8% in the second quarter of 1999 and 33.4% for the six months ended June 30, 2000. The decrease in the effective income tax rate was the result of the purchase of BOLI and an increase in the earnings of FNII, which is not subject to state income taxes. Since First Northern intends to hold the life insurance policies until the participants' death, BOLI interest income is not taxable. In addition, First Northern moved its indirect automobile loan portfolio to FNII at the beginning of the second quarter of 1999, which has reduced state income taxes. In March 1999, First Northern moved approximately $56.3 million in mortgage loan participations to FNII and further reduced its state income tax.

     Legislation. The Gramm-Leach-Bliley Act ("Act") passed by Congress could significantly alter the environment in which First Northern and the Savings Bank operate. This Act tore down the former artificial statutory barriers between financial institutions, insurance companies, and investment firms and may lead to increased competition among such entities. In addition, the Act will prevent the sale of unitary thrift holding companies, such as First Northern, to commercial companies. Finally, the Act placed additional obligations on First Northern and the Savings Bank in the areas of customer privacy, CRA-related agreements, and the operation of ATMs.

                        LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY

     Historically, federal regulations have required the Savings Bank to maintain a minimum percentage of liquid assets to net withdrawable accounts plus short-term borrowings. The required percentage (liquidity ratio) has varied from time to time based upon economic conditions and deposit flows. The liquidity ratio is set by the Office of Thrift Supervision ("OTS") and it is currently 4% of average of net withdrawable accounts plus short-term borrowings payable on demand or in one year or less during the current calendar quarter. In general, liquid assets, for the purposes of calculating the liquidity ratio, include cash, certain time deposits, and U.S. government and agency obligations. The Savings Bank has historically maintained a liquidity ratio that exceeds the OTS requirement. The Savings Bank's quarterly average liquidity ratio at June 30, 2000, was 7.09%. At December 31, 1999, its monthly average liquidity ratio was 7.15%. The slight decrease in the liquidity ratio at June 30, 2000, is mainly attributable to the growth in the loan portfolio. The Savings Bank believes that its maintenance of excess liquidity, above the 4% federally required liquidity ratio, is an appropriate strategy to aid in proper asset/liability management.

     Liquidity management is both a daily and long-term responsibility of management. The Savings Bank adjusts its investments in liquid assets based upon management's assessment of: (i) expected loan demand; (ii) expected deposit flows; (iii) yields available on interest-earning deposits; and (iv) the objectives of its asset/liability management program. Excess liquidity is invested generally in interest-earning overnight deposits and other short-term government and agency obligations. When the Savings Bank requires funds beyond its ability to generate them internally, it can borrow funds from the FHLB of Chicago or other sources. The FHLB of Chicago limits advances to member institutions to an aggregate amount not to exceed 35% of the member institution's total assets. Wisconsin law permits First Northern, without the prior written approval of the Wisconsin Department of Financial
Institutions -- Division of Savings Institutions, to borrow an aggregate amount not to exceed 50% of its total assets.

CAPITAL RESOURCES AND REGULATORY INFORMATION

     First Northern's net worth to total assets ratio at June 30, 2000, for State of Wisconsin regulatory requirements was 8.40%, or 2.4% over the Wisconsin minimum legal requirement of 6.00% of total assets established by the Division of Savings Institutions of the Department of Financial Institutions, which regulates First Northern.

     As of June 30, 2000, the most recent notification from the OTS categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Savings Bank must maintain minimum tangible, core and risk based ratios as set forth in the following table. As a state-chartered savings institution, the Savings Bank is also subject to a minimum capital requirement of the State of Wisconsin. Management believes that, at June 30, 2000, the Savings Bank exceeded all capital adequacy requirements to which it is subject. There are no conditions or events since that notification that management believes have changed the Savings Bank's categorization as well capitalized.

     The Savings Bank's required and actual capital amounts and ratios are presented in the following table.

                                                                                    TO BE WELL CAPITALIZED
                                                                MINIMUM REQUIRED         UNDER PROMPT
                                                                  FOR CAPITAL          CORRECTIVE ACTION
                                                 ACTUAL        ADEQUACY PURPOSES          PROVISIONS
                                             ---------------   ------------------   ----------------------
                                             AMOUNT    RATIO    AMOUNT     RATIO      AMOUNT        RATIO
                                             ------    -----    ------     -----      ------        -----
                                                                 (DOLLARS IN THOUSANDS)
AS OF JUNE 30, 2000:
Risk-based capital (to risk-weighted
  assets)..................................  $74,979   12.60%  >=$47,703   >=8.00%   >=$59,629     >=10.00%
  Tier 1 (core) capital (to risk-weighted
    assets)................................  $70,787   11.90%  >=$23,852   >=4.00%   >=$35,777      >=6.00%
  Tier 1 (core) capital (to adjusted
    assets)................................  $70,787   7.80%   >=$36,170   >=4.00%   >=$45,212      >=5.00%
  Tangible equity (to tangible assets).....  $70,787   7.80%   >=$36,170   >=4.00%   >=$45,212      >=5.00%
  State of Wisconsin capital (to total
    assets)................................  $75,698   8.40%   >=$54,320   >=6.00%         N/A         N/A
AS OF DECEMBER 31, 1999:
Risk-based capital (to risk-weighted
  assets)..................................  $76,326   14.00%  >=$43,770   >=8.00%   >=$54,713     >=10.00%
  Tier 1 (core) capital (to risk-weighted
    assets)................................  $72,416   13.20%  >=$21,885   >=4.00%   >=$32,828      >=6.00%
  Tier 1 (core) capital (to adjusted
    assets)................................  $72,416   8.60%   >=$33,546   >=4.00%   >=$41,783      >=5.00%
  Tangible equity (to tangible assets).....  $72,416   8.60%   >=$33,546   >=4.00%   >=$41,783      >=5.00%
  State of Wisconsin capital (to total
    assets)................................  $77,197   9.20%   >=$50,377   >=6.00%         N/A         N/A

------------------------------------------------------
------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE AFFAIRS OF MUTUAL SAVINGS OR BANK MUTUAL MAY CHANGE AFTER THE DATE OF THIS PROSPECTUS. DELIVERY OF THIS DOCUMENT AND THE SALES OF SHARES MADE HEREUNDER DOES NOT MEAN OTHERWISE.

                             ---------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Summary....................................    3
Risk Factors...............................   19
The Parties................................   22
How We Intend to Use the Proceeds from the
  Offering.................................   24
Policy Regarding Dividends.................   26
Market for Bank Mutual Common Stock........   27
Regulatory Capital Compliance..............   28
Capitalization.............................   30
Pro forma Financial Data...................   32
Mutual Savings' Operating Strategy.........   45
Certain Effects of the First Northern
  Merger on Bank Mutual....................   47
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   51
Business of Mutual Savings Bank............   68
Management.................................   95
Regulation.................................  107
Taxation...................................  119
The Restructuring and the Offering.........  120
Restrictions on Acquisition of Bank
  Mutual...................................  136
Description of Capital Stock of Bank
  Mutual...................................  138
Legal and Tax Opinions.....................  140
Experts....................................  140
Registration Requirements..................  141
Where You Can Find Additional
  Information..............................  141
Index to Financial Statements..............  142

                             ---------------------
     UNTIL THE LATER OF OCTOBER   , 2000 OR 25 DAYS AFTER COMMENCEMENT OF THE
OFFERING, ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                UP TO 8,701,000

                                   SHARES OF

                                  COMMON STOCK

                               [BANK MUTUAL LOGO]
                          PROPOSED HOLDING COMPANY FOR
                              MUTUAL SAVINGS BANK
                              --------------------

                                   PROSPECTUS
                              --------------------

                               [RYAN, BECK LOGO]

                               SEPTEMBER   , 2000

------------------------------------------------------
------------------------------------------------------

PROSPECTUS SUPPLEMENT

                            BANK MUTUAL CORPORATION

                MUTUAL SAVINGS BANK SAVINGS AND INVESTMENT PLAN

     Bank Mutual Corporation is providing this prospectus supplement to participants in the Mutual Savings Bank Savings and Investment Plan, a 401(k) plan. As a participant in the 401(k) plan, you will be able to direct the 401(k) plan to purchase common stock of Bank Mutual in its offering with amounts allocated to your account under the 401(k) plan.

     This prospectus supplement relates to your initial election to direct that all or a portion of your account be invested in a fund made up of Bank Mutual common stock. If the offering is oversubscribed and the total amount you allocate cannot be used to purchase Bank Mutual common stock, the amount which cannot be used for purchase will be reinvested in the other funds available under the 401(k) plan. If you cannot acquire all the Bank Mutual common stock you want in the offering you may direct the investment of your account in the Bank Mutual stock fund after the offering is completed, although those purchases will be on the open market, at the then-current market price rather than the subscription offering price.

     The prospectus of Bank Mutual dated September   , 2000 accompanying this
prospectus supplement includes detailed information with respect to the offering and the financial condition, results of operations and business of Mutual Savings. You should read this prospectus supplement, which provides information with respect to the 401(k) plan, only in conjunction with the prospectus.

     PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 19 OF THE PROSPECTUS.

     THESE SHARES OF STOCK ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, ARE NOT GUARANTEED BY MUTUAL SAVINGS, AND ARE SUBJECT TO INVESTMENT AND MARKET RISK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this prospectus supplement is September   , 2000.

                               TABLE OF CONTENTS

THE OFFERING................................................     S-3
  Securities Offered........................................     S-3
  Election to Purchase Common Stock in the Offering;
     Priorities.............................................     S-3
  Participation Limits......................................     S-4
  Value of 401(k) Plan Assets...............................     S-4
  Method of Directing Transfer..............................     S-4
  Time for Directing Transfer...............................     S-4
  Irrevocability of Transfer Direction......................     S-4
  Direction to Purchase Common Stock After the Subscription
     Offering...............................................     S-5
  Purchase Price of Common Stock............................     S-5
  Nature of a Participant's Interest in the Common Stock....     S-5
  Voting Rights of Common Stock.............................     S-5
DESCRIPTION OF THE 401(k) PLAN..............................     S-6
  Introduction..............................................     S-6
  Reference to Full Text of Plan............................     S-6
  Eligibility and Participation.............................     S-6
  Contributions Under the 401(k) Plan.......................     S-6
  Limitations on 401(k) Plan Contributions..................     S-7
  Vesting Under the 401(k) Plan.............................     S-8
  Investment of Contributions and Account Balances..........     S-8
  Withdrawals and Distributions From the 401(k) Plan........    S-11
  Trustees..................................................    S-11
  Plan Administrator........................................    S-12
  Reports to 401(k) Plan Participants.......................    S-12
  Amendment and Termination.................................    S-12
  Merger, Consolidation or Transfer.........................    S-12
  Federal Income Tax Consequences...........................    S-12
  Additional ERISA Considerations...........................    S-15
  SEC Reporting and Short-Swing Profit Liability of Officers
     and Directors..........................................    S-16

                                  THE OFFERING

SECURITIES OFFERED

     Bank Mutual is offering participation interests in the Mutual Savings Bank Savings and Investment Plan, a 401(k) plan. The participation interests can, if you so elect, represent indirect ownership of Bank Mutual's common stock. The 401(k) plan may acquire up to 500,000 shares of Bank Mutual common stock to be held in a Bank Mutual common stock fund maintained by the plan. Only employees of Mutual Savings may become participants in the 401(k) plan.

     The priority of your elected investment in the Bank Mutual stock fund is governed by the priorities in the Mutual stock offering, which are described below. You may have a priority either (a) because you were a participant at January 31, 1999, or other specified dates, in the Mutual CD fund of the 401(k) plan; or (b) because, outside of the 401(k) plan, you meet one of the conditions discussed below for priority.

     Information with regard to the 401(k) plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of Mutual Savings is contained in the attached prospectus. The address of the principal executive office of Mutual Savings is 4949 West Brown Deer Road, P. O. Box 245034, Brown Deer, WI 53224-9534. Mutual Savings' telephone number is (414) 354-1500.

ELECTION TO PURCHASE COMMON STOCK IN THE OFFERING; PRIORITIES

     In connection with the offering, the 401(k) plan now permits you to transfer all or part of your account balances in the 401(k) plan to the Bank Mutual stock fund to be used to purchase common stock issued in the offering. The Bank Mutual stock fund will purchase common stock in accordance with your directions. In the event the stock offering is oversubscribed, i.e. there are more orders for common stock than shares available for sale in the offering, and the full amount you allocated cannot be used to purchase common stock in the offering, the amount that cannot be invested in common stock will be reinvested in the other investment funds of the 401(k) plan in accordance with your then existing investment election, in proportion to your investment direction allocation percentages (or, if you made no allocations to other investment funds, in the investment funds from which their amount was removed, on a proportionate basis). If you do not direct the investment of your account balances in the Bank Mutual stock fund, your account balances will remain in the other investment funds of the 401(k) plan as previously directed by you.

     Bank Mutual is offering the shares of common stock of Bank Mutual in what we call a "subscription offering." Subscription rights to purchase stock have been granted to Mutual Savings' depositors in the order of priority listed below:

     (1) Depositors with accounts at Mutual Savings with total balances of at least $50 on January 31, 1999 (the "eligibility record date");

     (2) Our employee stock ownership plan;

     (3) Depositors with accounts at Mutual Savings with total balances of at least $50 on June 30, 2000;

     (4) Any depositors of Mutual Savings on the voting record date, who do not qualify in earlier priorities; and

     (5) Directors, officers and employees of Mutual Savings who do not qualify in earlier priorities.

Also, under the First Northern merger agreement and our plan of restructuring, some shares of Bank Mutual common stock will be issued to First Northern shareholders.

     The shares of Bank Mutual common stock not purchased in the subscription offering or issued in the First Northern merger may be offered in what we call a "community offering." The community offering, should it occur, will take place at the end of the subscription offering or, at the discretion of Bank Mutual, concurrently with or during the subscription offering.

     The 401(k) plan itself was a depositor of Mutual Savings at the eligibility record date. Therefore, the 401(k) plan itself has subscription rights to the offering. The 401(k) plan is "passing through" those rights to 401(k) plan participants who had invested in the Mutual CD fund of the 401(k) plan on January 31, 1999, June 30, 2000 or the voting record date. Those rights are being allocated to those persons because the 401(k) plan held the Mutual CD for the benefit of participants who had invested in that fund. We will determine priority rights in the same order as priority rights in the subscription offering, so that persons having higher priorities will be more likely to receive shares in the event the subscription offering is over-subscribed or 401(k) plan participants together wish to acquire more shares through the 401(k) plan than the 401(k) plan is able to purchase.

     In addition, if you individually qualify to participate in the subscription offering, you may subscribe through the 401(k) plan. In that case, your 401(k) plan subscriptions will have whatever priority you personally have. For example, if you personally had an account with a balance of at least $50 at January 31, 1999, you will be in the first priority category for investments through the 401(k) plan. Similarly, if you have never had a Mutual Savings account but are a Mutual employee, you will be in the fifth priority. Therefore, if the subscription offering is over-subscribed, participants with higher priorities will be more likely to receive the shares that they want than those with lower priorities.

     Common stock so purchased will be placed in the newly created Bank Mutual stock fund and allocated to your 401(k) plan account.

PARTICIPATION LIMITS

     If you participated in the Mutual CD fund of the 401(k) plan at January 31, 1999, June 30, 2000 or the voting record date, your investment in the Bank Mutual stock fund of the 401(k) plan will not be counted against your personal limits for purchase under the Bank Mutual stock offering. Therefore, you may purchase shares through the 401(k) plan and still buy up to 80,000 shares outside the 401(k) plan (subject to the other limits under the stock offering).

     If you were not a January 31, 1999, June 30, 2000 or voting record date participant in the Mutual CD fund, your participation in the Bank Mutual stock fund will count against limitations on your purchase of shares in the Bank Mutual stock offering, and thus reduce what you could otherwise buy outside of the 401(k) plan.

VALUE OF 401(K) PLAN ASSETS

     As of June 30, 2000, the market value of the assets of the 401(k) plan totaled approximately $3.9 million. The plan administrator informed each participant of the value of his or her account balance under the 401(k) plan as of June 30, 2000.

METHOD OF DIRECTING TRANSFER

     You will receive a form on which you can elect to transfer all or a portion of your account balance in the 401(k) plan to the Bank Mutual stock fund in connection with the offering. If you wish to use all or part of your account balance in the 401(k) plan to purchase common stock issued in the offering, you should indicate that decision on the election form.

TIME FOR DIRECTING TRANSFER


     If you wish to purchase common stock with your 401(k) account balances, you must return your election form to Eugene H. Maurer, Jr., Mutual Savings Bank, no later than 10:00 a.m. central time on October 16, 2000.


IRREVOCABILITY OF TRANSFER DIRECTION

     You may not revoke your election to transfer amounts credited to your account in the 401(k) plan to the Bank Mutual stock fund. After the Bank Mutual stock offering, however, you will be able to change the investment of your accounts under the 401(k) plan as explained below.

DIRECTION TO PURCHASE COMMON STOCK AFTER THE SUBSCRIPTION OFFERING

     Whether you choose to purchase stock in the subscription offering, or attempt to purchase stock in the offering but are unable to do so because the offering is oversubscribed, you will also be able to purchase stock after the offering. You may direct that a certain percentage of your future contributions or your account balance in the 401(k) plan be transferred to the Bank Mutual stock fund and invested in common stock, or to the other investment funds available under the 401(k) plan. You may change your investment allocation at any time. Investment elections are implemented as soon as administratively practicable. Special restrictions may apply to transfers directed to and from the Bank Mutual stock fund by the participants who are subject to the provisions of section 16(b) of the Securities Exchange Act relating to the purchase and sale of securities by officers, directors and principal shareholders of Bank Mutual.

PURCHASE PRICE OF COMMON STOCK

     The funds transferred to the Bank Mutual stock fund will be invested in a savings account or CD of Mutual Savings Bank and used to purchase common stock in the subscription offering, except in the event of an over-subscription, as discussed above. The 401(k) plan will pay $10.00 per share for shares purchased in the subscription offering, which will be the same price paid by all other persons in the subscription offering.

     After the subscription offering, the 401(k) plan will acquire Bank Mutual common stock in open market transactions at the prevailing price. Mutual Savings Bank will pay transaction fees associated with the purchase, sale or transfer of the common stock.

NATURE OF A PARTICIPANT'S INTEREST IN THE COMMON STOCK

     The 401(k) plan assets, including Bank Mutual common stock, are held in trust for participants of the 401(k) plan. Shares of common stock acquired by the 401(k) plan at your direction will be allocated to your account. Because each participant makes his own investment decisions for his or her own account, the decisions of other participants should not affect the earnings allocated to your account.

VOTING RIGHTS OF COMMON STOCK

     The trustee of the trust holding 401(k) plan assets generally will exercise voting rights attributable to all common stock held by the Bank Mutual stock fund as directed by participants with accounts invested in the fund. When stockholders have a right to vote on a matter, you will have voting instruction rights reflecting your proportionate interest in the fund. The trustee will vote the common stock according to the voting instructions the trustee receives from the participants. Shares with respect to which the trustee receives no voting instructions from participants will be voted in the same proportion as shares for which the trustee receives voting instructions unless the Mutual Savings Bank Investment Committee directs the trustee to vote the unvested shares in a different manner.

                         DESCRIPTION OF THE 401(K) PLAN

INTRODUCTION

     The Mutual Savings Bank Savings and Investment Plan is a tax-qualified plan. It contains a 401(k) feature which permits participants to defer current compensation to their account balances. The plan also permits participant direction of investment. In connection with the offering, the 401(k) Plan has been amended to permit investment by participants in stock of Bank Mutual. As a result of the amendment, up to 100% of the assets of the 401(k) Plan can be invested in Bank Mutual common stock.

     Mutual Savings Bank intends that the 401(k) plan, in operation, will comply with the requirements of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, commonly referred to as ERISA. Mutual Savings Bank may amend the 401(k) plan from time to time in the future, as it sees fit or to maintain compliance with Federal law. Since the 401(k) plan is governed by the ERISA, Federal law provides you with various rights and protections as a participant in the 401(k) plan. However, your benefits under the 401(k) plan are not insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

REFERENCE TO FULL TEXT OF PLAN

     The following statements are summaries of certain provisions of the 401(k) plan. They are not complete and are qualified in their entirety by the full text of the 401(k) plan. You may obtain a copy of the 401(k) plan by filing a request with Mutual Savings Bank, Attention: Linda T. Finger, Benefits Administrator. We urge each employee to read carefully the full text of the 401(k) plan.

ELIGIBILITY AND PARTICIPATION

     Any employee of Mutual Savings Bank is eligible to become a participant in the 401(k) plan on the January 1 or July 1 following completion of one year of service and attainment of age 21. You are considered to have completed one year of service if you remain employed on the first anniversary of your date of employment and completed 1,000 hours of service during the 12 month period ending on that date. If you do not earn 1,000 hours of service during that period, you will be considered to have completed one year of service if you remain employed on any subsequent anniversary of your date of employment and completed at least 1,000 hours of service during the 12 month period ending on that date.

     The 401(k) plan year is January 1 to December 31. As of June 30, 2000, there were 320 active employees eligible to participate in the 401(k) plan.

CONTRIBUTIONS UNDER THE 401(K) PLAN

     401(k) plan contributions. As a participant in the 401(k) plan, you are permitted to defer a portion of your compensation on a pre-tax basis, and to have that amount contributed to the 401(k) plan on your behalf. The amount that you may defer may range from 0% to 10%, subject to the limitations of the Internal Revenue Code. For purposes of the 401(k) plan, "compensation" means any earnings reportable on Internal Revenue Service Form W-2 as wages for Federal income tax purposes (exclusive of reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation and welfare benefits), plus elective contributions, for the plan year. Elective contributions are amounts excludable from your gross income and contributed to this 401(k) plan or a section 125 cafeteria plan. In 2000, the maximum amount of your annual compensation that can be taken into account under the 401(k) plan is limited to $170,000 per the Internal Revenue Code. This limit is subject to increase pursuant to an annual cost of living adjustment. You may elect to modify the amount contributed to the 401(k) plan by filing a new elective deferral agreement with the 401(k) plan administrator which will be effective the first day of the following January, except that you may discontinue your elected deferrals at any time.

     Employer contributions. If you make elective deferral contributions, your employer will at the same time make matching contributions to the 401(k) plan equal to 20% of your elective deferral, on deferrals of up to 5% of your compensation. Your elective contributions in excess of 5% of your compensation will not be matched. In addition, your employer may contribute an additional matching contribution for any plan year. This additional matching contribution would be allocated among the accounts of those plan participants who remain in the employ of Mutual Savings on the last day of the plan year and who had completed 1,000 hours of service during the plan year in proportion to their contributions not in excess of 5% of compensation.

LIMITATIONS ON 401(K) PLAN CONTRIBUTIONS

     Limitation on employee elective deferrals. The amount of your elective deferral contributions may not currently exceed $10,500 per calendar year. The Internal Revenue Service will periodically increase this annual limitation. If you defer salary in excess of this limitation, your gross income for Federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for Federal income tax purposes, as earned and received by the participant in the tax year in which the distribution is made.

     Limitations on annual additions and benefits. In any plan year the contributions and forfeitures you receive under the 401(k) plan and Mutual's employee stock ownership plan, in the aggregate, cannot exceed the lesser of $30,000 or 25% of your compensation, as defined in the 401(k) plan. To the extent contributions and forfeitures exceed these limitations correction will be made in the 401(k) plan by having the plan administrator:

     (1) distribute any elective deferrals and gains attributable to those elective deferrals, to the extent that the distribution or return would reduce the "excess amount" in the participant's accounts;

     (2) allocate any "excess amount" remaining after the return of any elective deferrals to plan participants in the same manner as employer matching contributions, excluding any participant whose allocation would otherwise exceed these limitations; and

     (3) hold any excess amount remaining after the return of elective deferrals and reallocation in a "Section 415 Suspense Account" to be used to reduce employer contributions to the 401(k) plan for the next year.

     Limitation on plan contributions for highly compensated employees. The Internal Revenue Code contains an actual deferral percentage test which limits the amount of elective deferral contributions and an actual contribution percentage test which limits the amount of matching contributions that may be made to the 401(k) plan in any plan year on behalf of highly compensated employees. Under each test the average contributions on behalf of highly compensated participants may not exceed the average contributions for all other participants by more than a percentage specified in the Internal Revenue Code. Mutual will advise you if these rules limit a contribution or allocation which would otherwise be made for you. Also, Mutual Savings may exercise its discretion to make special additional contributions for individuals who are not highly compensated in order to facilitate passage of the actual deferral percentage and actual contribution percentage tests. Mutual will notify you if any special additional contribution is made on your behalf.

     Highly compensated employees for a plan year include:

     (1) an employee who, during the plan year or the preceding plan year, was at any time an owner of more than 5% of the stock of Bank Mutual, or stock possessing more than 5% of the total combined voting power of all stock of Bank Mutual; or

     (2) an employee who, for the preceding plan year, received compensation from Mutual Savings Bank in excess of $80,000, and, if Mutual Savings Bank elects for a plan year, was in the group consisting of the top 20% of employees when ranked on the basis of compensation paid during the plan year. The $80,000 amount is adjusted annually to reflect increases in the cost of living.

     The trustee will distribute amounts contributed by highly compensated employees that exceed the actual deferral percentage limitation in any plan year, together with any income allocable. These contributions must be distributed before the close of the following plan year first to highly compensated employees with the greatest dollar amount of deferrals, until the plan satisfies the actual deferral percentage test. Moreover,

Mutual Savings will be subject to a 10% excise tax on these contributions unless, together with any income allocable thereto, they are distributed before the close of the first 2 1/2 months following the plan year to which the contributions relate. In addition, the trustee will distribute any matching contributions on behalf of highly compensated employees that exceed the actual contribution percentage limitation in any plan year, together with any income allocable thereto, before the close of the following plan year. A 10% excise tax will also be imposed on Mutual Savings Bank with respect to these contributions, unless such contributions, plus any income allocable thereto, are distributed within 2-1/2 months following the close of the plan year in which they arose.

VESTING UNDER THE 401(K) PLAN

     At all times, you have a fully vested, nonforfeitable interest in your accounts holding elective deferral contributions and employer matching contributions made on your behalf.

INVESTMENT OF CONTRIBUTIONS AND ACCOUNT BALANCES

     All amounts credited to your accounts under the 401(k) plan are held in trusts which are administered by trustees appointed by Mutual Savings' board of directors.

     Prior to the effective date of the offering, you and the other participants were provided the opportunity to direct the investment of your accounts into one of the following funds:

     - Mutual Savings Bank Certificate of Deposit Fund

     - Warburg Pincus Fixed Income Common Fund

     - Invesco Value total Return Fund

     - Dreyfus Founders Balanced Fund

     - Oppenheimer Quest Balanced Value A

     - American Century Income & Growth Fund

     - Dreyfus Appreciation Fund

     - Janus Twenty Fund

     - Deutsche International Equity Fund

     The 401(k) plan now provides that in addition to the funds specified above, you may direct the investment of all or a portion of your account in the Bank Mutual stock fund.

     You may elect to have both past contributions and earnings, as well as future contributions to your account, invested in the Bank Mutual stock fund or among the funds listed above, or a combination. You may change your investment election at any time. Changes are implemented as soon as administratively practicable. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. If you make an election to direct investment of assets into the Bank Mutual stock fund, you may change your investment at a future date. This may be done by: (i) filing an investment change form with the Human Resources Department of Mutual Savings Bank; (ii) by calling (1-800-784-6696); or (iii) by the Internet at (http://www.wtl.com/mr401k). Allocations out of the Bank Mutual stock fund will be implemented by sale of Bank Mutual stock on the open market. The proceeds of the sale will be allocated to your account and reinvested in the other funds as you direct.

A. CURRENT FUNDS

     Prior to the effective date of the offering, the trustee invested 401(k) plan accounts in the nine funds specified above. The following table provides performance data with respect to the investment funds available under the 401(k) plan. The information about the Mutual Savings Bank CD has been provided by Mutual

Savings Bank. The information about the remaining funds, which are mutual funds, has been drawn from fund prospectuses and a publication of Bloomberg LP.

                                                  YTD %
                                                  TOTAL       1999       1998       1997      TOTAL      TOTAL
                              INVESTMENT          RETURN     TOTAL      TOTAL      TOTAL     % RETURN   % RETURN
   FUND OBJECTIVE                FUND            07/19/00   % RETURN   % RETURN   % RETURN    5 YRS      10 YRS
   --------------             ----------         --------   --------   --------   --------   --------   --------
Stable Asset.........   Mutual Savings CD          5.44       5.37       5.83       5.90       5.97        n/a
Corporate Bond.......   Warburg Pincus             1.73      (0.04)      6.51       8.80       7.20       7.22
                        Fixed-Income Common
Mixed Assets.........   Invesco Total Return      (4.63)     (1.36)     13.63      25.04      10.68        n/a
Mixed Assets.........   Dreyfus Founders           2.43      (2.22)     13.96      16.92      14.90      11.47
                        Balanced
Growth & Income......   Oppenheimer Quest         (1.13)     11.23      28.18      31.01      21.67      16.24
                        Balanced Value A
Growth & Income......   American Century          (1.87)     17.96      27.66      34.31      28.02      21.43
                        Growth & Income
Growth Equity........   Janus Twenty              (2.90)     64.90      73.39      29.70      45.22      26.88
Growth Equity........   Dreyfus Appreciation       3.30       9.97      30.85      27.85      26.10      16.81
                        Fund
International........   Deutsche International    (6.79)     32.22      20.82      17.37      21.44      19.25
                        Equity

Past performance is no guarantee of future results. Actual investment performance may differ from what is reflected above based upon your beginning account balance, transfers within your account and the timing of deposits to your account. Investment return and principal value of the mutual funds will fluctuate so that shares, when redeemed, may be worth more or less than their original cost.

     The following is a brief description of each of the 401(k) plan's nine existing investment funds:

          Mutual Savings Bank CD Fund invests in certificates of deposit of Mutual Savings Bank for short terms approximating one year. The CDs are insured by the FDIC up to $100,000 for each covered depositor.

          Warburg Pincus Fixed-Income Common Fund is an open-end fund whose investment objective seeks to provide high current income consistent with reasonable risk and also capital appreciation. The fund seeks to achieve its objective by investing primarily in fixed-income securities denominated primarily in U. S. dollars.

          Invesco Total Return Fund is an open-end fund which seeks to provide a high total return on investment through capital appreciation and current income. The fund seeks to meet its objective by investing its assets primarily in a combination of equity securities and fixed-income securities. The fund seeks reasonably consistent total returns over a variety of market cycles.

          Dreyfus Founders Balanced Fund is an open-end fund whose investment objective seeks to provide current income and capital appreciation. The fund seeks to achieve its objective by investing in a balanced portfolio of dividend paying common stocks, U. S. and foreign government obligations and a variety of corporate fixed-income securities.

          Oppenheimer Quest Balanced Value A Fund is an open-end fund whose investment objective seeks a combination of growth of capital and investment income. The fund invests mainly in common stocks of U. S. issuers that the portfolio manager believes are undervalued in the marketplace. The fund also invests in other equity securities, such as preferred stock and convertible securities.

          American Century Growth & Income Fund is an open-end fund which seeks to provide dividend growth, current income and capital appreciation. The fund seeks to meet its objective by investing its assets primarily in large company stocks. The fund may invest in the stocks of small and medium sized companies.

          Janus Twenty Fund seeks growth of capital. The fund invest primarily in common stocks. Security selection is based on analysis of economic and stock market cycles to determine if investing in equity securities is favorable at any given time. In unfavorable markets, the fund will invest in senior securities or short-term interest bearing securities.

          Dreyfus Appreciation Fund is an open-end fund whose investment objective seeks long-term capital growth. The fund seeks to achieve its objective by investing primarily in common stocks of domestic and foreign issuers. The fund may also invest in debt securities of foreign governments.

          Deutsche International Equity Fund is an open-end, no-load fund whose investment objective seeks long-term capital appreciation. The fund seeks to achieve its objective by investing in foreign equity securities or other securities with equity characteristics

     Please see the prospectuses for each of the above funds (other than the Mutual Savings Bank CD fund) for more detailed information. You can obtain additional copies of any of these prospectuses from Mr. Eugene H. Maurer, Mutual Savings Bank, 4949 West Brown Deer Road, P. O. Box 245034, Brown Deer, WI 53224-9534. Phone: (414) 354-1500.

     You as an individual participant do not have voting rights with respect to any of the investment funds other than the Bank Mutual stock fund.

     Upon request you are entitled to receive the following information with respect to the 401(k) plan's investment funds:

     (i) a description of the annual operating expenses of each investment alternative (e.g. investment management fees, administrative fees, transaction costs) which reduce the rate of return to participants and beneficiaries, and the aggregate amount of such expenses expressed as a percentage of average net assets of the investment alternative;

     (ii) copies of any prospectuses, financial statements and reports, and of any other materials relating to the investment alternatives available under the plan, to the extent such information is provided to the plan;

     (iii) a list of the assets held in the portfolio of each common or collective fund (that is not a registered mutual fund) and for each fixed rate investment contract, name of the issuer, the contract term and the rate of return;

     (iv) information concerning the current value of, as well as the past and current investment performance of, each available investment alternative, determined, net of expenses, on a reasonable and consistent basis; and

     (v) information concerning the value of any investment alternatives held in your account.

     To receive any of the information above, contact Mr. Eugene H. Maurer, Mutual Savings Bank, 4949 West Brown Deer Road, P. O. Box 245034, Brown Deer, WI 53224-9534. Phone: (414) 354-1500.

B. THE BANK MUTUAL STOCK FUND

     Any amounts allocated to the Bank Mutual stock fund in advance of the offering will be held in a Mutual Savings Bank savings account or certificate of deposit. On the closing date of the offering, those amounts will be applied to purchase Bank Mutual stock. The funds of 401(k) plan participants with higher priorities in the subscription offering will be invested before those of participants of those with lower priorities. In the event the offering is over-subscribed and all of the cash in the fund may not be used to purchase Bank Mutual common stock, the amount that cannot be invested in accordance with participant elections will be reinvested in the other investment funds in accordance with each participant's existing investment election (or, if you made no allocations to other investment funds, in the investment funds from which their amount was removed, on a proportionate basis). However, commencing after the closing date of the offering, participants will have the ability to direct amounts into the Bank Mutual stock fund the same as in any fund under the plan.

     For periods after the offering, the plan fiduciaries will, to the extent practicable, use all amounts allocated to the Bank Mutual stock fund, including cash dividends paid on common stock held in the Bank Mutual stock fund, to purchase shares of common stock of Bank Mutual on the open market. Only whole shares of Bank Mutual will be purchased. Each person who elects to invest in the Bank Mutual stock fund will have two sub-accounts in such fund, i.e., a stock sub-account and a cash sub-account (a money market account or savings deposit account holding cash that will be used to buy whole shares). The cash sub-account may be invested in Mutual Savings accounts. Periodically, when the cash sub-account has sufficient cash, the plan will use such cash to purchase stock. It is expected that all purchases will be made at prevailing market prices. Under certain circumstances, the plan fiduciaries may be required to limit the daily volume of shares purchased.

     As of the date of this prospectus supplement, none of the shares of common stock have been issued or are outstanding and there is no established market for the common stock. Accordingly, there is no record of the historical performance of the Bank Mutual stock fund. Performance will be dependent upon a number of factors, including the financial condition and profitability of Bank Mutual and Mutual Savings Bank and market conditions for the common stock generally.

WITHDRAWALS AND DISTRIBUTIONS FROM THE 401(K) PLAN

     Distribution upon termination of employment. Payment of your account balance will be made upon your termination of employment in a lump-sum payment. Payment will be made in cash except to the extent that your account is invested in Bank Mutual common stock, in which case you may receive the portion of your account so invested in shares of Bank Mutual common stock (no fractional shares will be distributed). Alternatively, the lump-sum payment may be directly rolled over to another qualified employee benefit plan or individual retirement account. Payment generally is made as soon as administratively possible after termination of your employment. However, if your account balance exceeds $5,000, distribution will be made on the first of the month after your 65th birthday unless you elect to receive an earlier distribution.

     Distribution upon death. If you die prior to distribution of your account balance, your account balance will be paid to your beneficiary in a lump sum as soon as administratively practicable following your death. Alternatively, if your spouse is your beneficiary, your account balance may be directly rolled over to an individual retirement account.

     Withdrawals prior to termination of employment. You may withdraw amounts from your account during employment only under limited circumstances: (i) if you are still employed after you attain age 70 1/2; or (ii) if you suffer a financial hardship, provided that the amount you withdraw does not exceed the amount actually needed. Hardship distributions may only be made to you from your elective contribution account balance. Hardship distributions may not be made from your matching contribution account balance. If you receive a hardship distribution, you will not be permitted to make any additional elective contributions (or receive matching contributions with respect thereto) until January 1 following the one year anniversary of the date of the hardship withdrawal.

     Nonalienation of benefits. Except for Federal tax liens or a qualified domestic relations order, your benefits payable under the 401(k) plan cannot be alienated. Examples of alienation include transferring your benefits voluntarily and a creditor placing a lien on your benefits. Any attempt to alienate your benefits, whether voluntary or involuntary, shall be void.

TRUSTEES

     Two separate trusts have been created to hold the assets of the plan. The trustee of each trust is appointed by the Board of Directors of Mutual Savings Bank. Currently the trustee of one of the trusts is Charles Schwab Trust Company. The trustee of the other trust is Mutual Savings Bank. The Mutual Savings Bank Investment Committee directs the trustees with respect to the investment funds which are to be available under the plan. The Mutual Savings Bank Investment Committee is also appointed by the Board of Directors of Mutual Savings Bank.

PLAN ADMINISTRATOR

     The 401(k) plan is administered by Mutual Savings Bank as the plan administrator. Mutual's address is 4949 West Brown Deer Road, P. O. Box 245034, Milwaukee, WI 53224-9534, telephone number (414) 354-1500. The plan administrator is responsible for the administration of the 401(k) plan, interpretation of the provisions of the 401(k) plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) plan, maintenance of 401(k) plan records, books of account and all other data necessary for the proper administration of the 401(k) plan, preparation and filing of all returns and reports relating to the 401(k) plan which are required to be filed and for all disclosures required to be made to participants, beneficiaries and others.

REPORTS TO 401(K) PLAN PARTICIPANTS

     The plan administrator, or its designee, will furnish you with a quarterly statement showing:

     (1) the current market value of each fund as of the end of the quarter; and

     (2) the amount of contributions and earnings allocated to your account for that period.

AMENDMENT AND TERMINATION

     It is the intention of Mutual Savings to continue the 401(k) plan indefinitely. Nevertheless, Mutual Savings may terminate the 401(k) plan at any time. Mutual Savings reserves the right to make, from time to time, any amendment or amendments to the 401(k) plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Mutual Savings may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

MERGER, CONSOLIDATION OR TRANSFER

     In the event of the merger or consolidation of the 401(k) plan with another plan, or the transfer of the trust assets to another plan, the 401(k) plan requires that you would, if either the 401(k) plan or the other plan then terminated, receive a benefit immediately after the merger, consolidation or transfer which is no less than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the plan had then terminated.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material Federal income tax aspects of the 401(k) plan. However, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. The consequences under state and local income tax laws may not be the same as under the Federal income tax laws. You are urged to consult your tax advisors with respect to any distribution from the 401(k) plan and transactions involving the 401(k) plan.

     The 401(k) plan is tax-qualified and the related trust is exempt from tax under the Internal Revenue Code. The 401(k) plan will be administered to comply in operation with the requirements of the Internal Revenue Code as of the effective date of any change in the law. Mutual Savings expects to timely adopt any amendments to the 401(k) plan that may be necessary to maintain the qualified status of the 401(k) plan under the Internal Revenue Code.

     Assuming that the 401(k) plan is administered in accordance with the requirements of the Internal Revenue Code, participation in the 401(k) plan under existing federal income tax laws will have the following effects:

     (1) The contributions to your account and the investment earnings on the account are not includible in your Federal taxable income until the contributions or earnings are actually distributed or withdrawn from the 401(k) plan. Special tax treatment may apply to the taxable portion of any distribution that includes Bank Mutual common stock or qualifies as a lump-sum distribution, as described below; and

     (2) Income earned on assets held by the trust will not be taxable to the trust.

     Lump-sum distribution. A distribution from the 401(k) plan to you or your beneficiary will qualify as a lump-sum distribution if it:

     (1) is made within one calendar year;

     (2) is on account of your death or, if you have completed 5 years of plan participation, on account of your disability, separation from service (after completion of 5 years of plan participation) or after you attain age 59 1/2; and

     (3) consists of your entire balance under the 401(k) plan and all other profit sharing plans, if any, maintained by Mutual Savings. The portion of any lump-sum distribution that is required to be included in your taxable income for Federal income tax purposes, consists of the entire amount of the lump-sum distribution less the amount of after-tax contributions, if any, made by you to the 401(k) plan or any other profit sharing plan maintained by Mutual Savings which is included as part of the lump-sum distribution.

     Averaging rules. The portion of the total taxable amount of a lump-sum distribution that is attributable to participation after 1973 in the 401(k) plan or in any other profit-sharing plan maintained by Mutual Savings, referred to as the ordinary income portion, will be taxable generally as ordinary income for Federal income tax purposes.

     If you turned 50 by 1985, you may elect to have your lump-sum distribution taxed under a ten-year income averaging rule which would allow you to pay a separate tax on the lump-sum distribution that would approximate the tax (under the rates in effect in 1986) that would have been due if the distribution had been received in ten equal annual installments; you also may elect to have that portion of the lump-sum distribution attributable to your pre-1974 participation in a plan treated as a long-term capital gain and taxed at a rate of 20%.

     Common stock included in lump-sum distribution. If a lump-sum distribution includes common stock, the distribution generally will be taxed in the manner described above under lump-sum distributions, except that you may elect to have the total taxable amount reduced by the amount of any net unrealized appreciation with respect to such common stock, i.e., the net unrealized appreciation is the excess of the value of such common stock at the time of the distribution over the cost or other basis to the trust. You need not have completed five years of participation in order to elect this special treatment with respect to net unrealized appreciation.

     Example: Assume the 401(k) plan purchases 100 shares of common stock in the offering at $10 per share. Ten dollars would be the cost basis of the stock to the 401(k) plan. If the 401(k) plan distributes the common stock to you in a lump-sum distribution when the stock is trading at $18 per share, you will be taxed in the year of distribution on the $10 cost basis of the stock to the 401(k) plan. The additional $8 per share, or the net unrealized appreciation, will not be taxed until you sell the stock.

     The tax basis of such common stock for purposes of computing gain or loss on its subsequent sale will be the value of the common stock at the time of distribution less the amount of net unrealized appreciation.

     Example: Assuming the same facts as above, your cost basis in the stock is $10, which is the $18 value of the stock at the time of distribution minus the $8 of net unrealized appreciation.

     Any gain on a sale or other taxable disposition of such common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such common stock. Any gain on a sale or other taxable disposition of the common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered short-term, or long-term capital gain depending upon the length of the holding period of the common stock.

     Example: Assume you sell 50 shares of the stock in January, seven months after you receive the distribution, for $20 per share. You will be taxed as follows: You will not be taxed again on the $10 cost basis you recognized as income at the time of distribution. The $8 in net unrealized appreciation will be taxed at long-term capital gains rates. However, the $2 appreciation in the value of the stock that occurred since the distribution will be taxed at short-term capital gains rates since you have only held the stock for seven months following its distribution to you.

     You may instead elect not to have the special rule apply to the net unrealized appreciation. In this case, your net unrealized appreciation will be taxed in the year of the distribution.

     Contribution to another qualified plan or to an individual retirement account. You may defer Federal income taxation of all or any portion of the total taxable amount of a lump-sum distribution, including the proceeds from the sale of any common stock included in the lump-sum distribution, to the extent that such amount, or a portion thereof, is rolled over, i. e., contributed, within 60 days after the date of its receipt by you, to another qualified plan or to an individual retirement account. If less than the total taxable amount of a lump-sum distribution is contributed to another qualified plan or to an individual retirement account within the applicable 60-day period, the amount not so contributed must be included in your income for Federal income tax purposes and will not be eligible for the special averaging rules or for capital gains treatment.

     Example: You receive a distribution of 500 shares of stock and $3,000 cash from the 401(k) plan on June 30. If you intend to roll your distribution over to another tax qualified plan or individual retirement account, you must do so no later than August 29, which is 60 days after you received the distribution. If you roll over all the stock but none of the cash, you must include the $3,000 cash in your income for the calendar year in which the distribution is made to you.

     You generally may defer the Federal income taxation of any portion of any other distribution made on account of your separation from service, if the amount is distributed within one taxable year, and is contributed, within 60 days after the date of its receipt by you, to an individual retirement account.

     You have the right to elect to have the plan directly roll over all or any portion of an "eligible rollover distribution" to another qualified plan or to an individual retirement account. If you do not elect to have an eligible rollover distribution so transferred directly to another qualified plan or to an individual retirement account, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. An eligible rollover distribution means any amount distributed from the 401(k) plan except:

     (1) a distribution that is (a) one of a series of substantially equal periodic payments made, not less frequently than annually, over your life or the joint lives of you and your designated beneficiary, or (b) for a specified period of ten years or more;

     (2) any amount that is required to be distributed under the minimum distribution rules; and

     (3) any other distributions excepted under applicable federal law.

     If your beneficiary is your surviving spouse, he or she also may defer federal income taxation of all or any portion of a distribution from the 401(k) plan to the extent that such amount, or a portion thereof, is contributed within 60 days after the date of its receipt by your surviving spouse, to an individual retirement account. Any amount received by your surviving spouse that is not contributed to another qualified plan or to an individual retirement account within the applicable 60-day period, and any amount received by a nonspouse beneficiary will be included in such beneficiary's income for Federal tax purposes in the year in which it is received.

     If all or any portion of the total taxable amount of a lump-sum distribution is contributed within the applicable 60-day period to an individual retirement account or directly rolled to an individual retirement account, any subsequent distribution from the individual retirement account will not be eligible for the special averaging rules, for capital gains treatment or for the special treatment of net unrealized appreciation.

     Additional Tax on Early Distributions. If you receive a distribution from the 401(k) plan prior to attaining age 59 1/2 it will be subject to an additional federal income tax equal to 10% of the taxable amount of the distribution. The 10% additional income tax will not apply, however, to the extent the distribution is rolled over into an IRA or another qualified plan or the distribution is made for certain reasons, including a distribution:

     (1) made to a beneficiary, or to your estate, on or after your death;

     (2) attributable to your disability;

     (3) part of a series of substantially equal periodic payments not less frequently than annually made for your life or life expectancy or the joint lives or joint life expectancies of you and your beneficiary;

     (4) made to you after separation from service under the 401(k) plan after attainment of age 55;

     (5) made to pay medical expenses to the extent deductible for Federal income tax purposes;

     (6) made to an alternate payee pursuant to a qualified domestic relations order;

     (7) made to satisfy a Federal tax levy; or

     (8) made to effect the distribution of excess contributions or excess deferrals.

ADDITIONAL ERISA CONSIDERATIONS

     As noted above, the 401(k) plan is subject to certain provisions of ERISA, including special provisions relating to control over the 401(k) plan's assets by participants and beneficiaries. The 401(k) plan's feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a "fiduciary" because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as your employer, the plan administrator, or a plan trustee is liable under the fiduciary responsibility provisions of ERISA for any loss which results from your exercise of control over the assets in your 401(k) plan account.

     Because you will be entitled to invest all or a portion of your account balance in the 401(k) plan in Bank Mutual common stock, the regulations under section 404(c) of ERISA require that the 401(k) plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by the ERISA. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights. Under these procedures, only those individuals who are actively involved in the processing of participant investment elections, the maintenance and distribution of account information and compliance with the reporting and disclosure requirements of ERISA would have access to information relating to participant directed transactions involving employer securities, including purchase, holding and sale and the exercise of voting, tender and similar rights. Those persons would be charged with the responsibility not to use or divulge that information in any way except in carrying out such responsibilities. Further, no other officers or employees of Mutual Savings or its affiliates shall be permitted access to such information (except as it relates to the requesting person's own account). Mr. Eugene H. Maurer, Jr., Mutual Savings Bank, 4949 West Brown Deer Road, P. O. Box 245034, Milwaukee, WI 53224-9534 (phone: 414-354-1500) is the plan fiduciary responsible for monitoring compliance with these confidentiality procedures. In addition Mr. Maurer shall appoint an independent fiduciary to carry out any activities relating to any situations that Mr. Maurer determines have a potential for undue employer influence on participants with respect to the exercise of their rights as shareholders with respect to Bank Mutual stock such as, for example, tender offers, exchange offers and contested board elections.

SEC REPORTING AND SHORT-SWING PROFIT LIABILITY OF BANK MUTUAL OFFICERS AND DIRECTORS

     Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as Bank Mutual. Section 16(a) requires the filing of reports of beneficial ownership and changes in that ownership. In addition to the reporting requirements, section 16(b) provides for the recovery by Bank Mutual of profits realized by an officer, director or any person beneficially owning more than 10% of Bank Mutual's common stock resulting from non-exempt purchases and sales of Bank Mutual common stock within any six-month period.

     Unless there is an exemption, discretionary transactions in and beneficial ownership of the common stock through the Bank Mutual stock fund of the 401(k) plan by officers, directors and persons beneficially owning more than 10% of the common stock of Bank Mutual generally must be reported to the SEC by such individuals. The SEC has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons. Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of common stock distributed from the 401(k) plan for six months following such distribution and are prohibited from directing additional purchases within the Bank Mutual stock fund for six months after receiving such a distribution.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
              Legal Fees and Expenses...............................................         $800,000
              Financial Advisor.....................................................          200,000
              Accounting Fees and Expenses..........................................          300,000
              Appraisal/Business Plan Fees..........................................          150,000
              Conversion Agent......................................................           80,000
              Printing Fees and Expenses............................................          275,000
              Postage and Mailing Expenses..........................................          275,000
              Stock Certificate Expenses............................................            8,000
              Transfer Agent Fees...................................................           50,000
              Marketing Agent Fees and Expenses.....................................          930,000
              Filing Fees:
                      OTS...........................................................           10,000
                      Nasdaq (including entry and listing fees).....................           95,000
                      SEC...........................................................           23,000
                      NASD..........................................................            9,000
                      IRS Ruling Request............................................            5,000
              Other.................................................................          415,000
                                                                                             --------
                                *Total..............................................       $3,625,000


-----------------
* All amounts are estimated. Expenses relate to a combination of the restructuring, the stock issuance and the First Northern merger because the transactions are in many respects intermingled. Represents Mutual's expenses, but does not include First Northern's.

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Bank Mutual will be incorporated under federal law, and indemnification of its directors will be governed by federal law, and OTS regulations thereunder. Federal regulations define areas for indemnity coverage by federal savings banks, such as Mutual Savings (the "Bank") as follows:

         (a) Any person against who any action is brought or threatened because that person is or was a director or officer of the Bank shall be indemnified by the Bank, as the case may be, for:

                     (i) Any amount for which such person becomes liable under a judgment in such action; and

                     (ii) Reasonable costs and expenses, including reasonable
             attorney's fees, actually paid or incurred by such person in defending or settling such action, or in enforcing his or her rights to indemnification if the person attains a favorable judgment in such enforcement action, which may be advanced in certain instances.

         (b) Indemnification provided for in subparagraph (a) shall be made to such officer or director only if the requirements of this paragraph are met:

                     (i) The Bank shall make the indemnification provided by
             subparagraph (a) in connection with any such action which results in a final judgment on the merits in favor of such officer or director.

                     (ii) The Bank shall make the indemnification provided by
             subparagraph (a) in case of settlement of such action, final judgment against such director or officer or final judgment in favor of such director or officer other than on the merits, if a majority of the disinterested directors of the Bank determines that such a director or officer was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have believed under the circumstances was in the best interest of the Bank or its members.

         (c) As used in this paragraph:

                     (i) "action" means any judicial or administrative
             proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

                     (ii) "final judgment" means a judgment, decree, or order
             which is not appealable and as to which the period for appeal has expired with no appeal taken:

                     (iii) "settlement" includes the entry of a judgment by
             consent or by confession or a plea of guilty or nolo contendere.

         Regulations promulgated by the OTS subject Bank Mutual to the same indemnification regulations applicable to the Bank as described above.

         The Bank has a directors and officers liability policy providing for insurance against certain liabilities incurred by directors and officers of the Bank while serving in their capacities as such, and Bank Mutual and the MHC will continue coverage, which is intended to be increased to reflect Bank Mutual's status as a publicly-traded company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

         Not Applicable.

ITEM 26.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         See the Exhibit Index following the Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 22.  UNDERTAKINGS.

         Bank Mutual hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and



                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this Registration Statement, or otherwise, Bank Mutual has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Bank Mutual of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Bank Mutual will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Brown Deer, State of Wisconsin, on September 7, 2000.





                                   BANK MUTUAL CORPORATION
                                   (Registrant)

                                   By:      /s/  Michael T. Crowley, Jr.
                                            -----------------------------------
                                            Michael T. Crowley, Jr.
                                            Chairman and Chief Executive Officer
                                            of Mutual Savings Bank, which is
                                            forming Bank Mutual Corporation
                                            pursuant to the Plan of
                                            Reorganization




         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.*



                  SIGNATURE                              TITLE
  /s/ Michael T. Crowley, Jr.                 Chairman and Chief Executive Officer;
-------------------------------------         Director
Michael T. Crowley, Jr.

  /s/ Eugene H. Maurer, Jr.                   Senior Vice President and Chief Financial Officer
-------------------------------------         (principal financial officer)
Eugene H. Maurer, Jr.

  /s/ Marlene M. Scholz                       Controller (principal accounting officer)
-------------------------------------
Marlene M. Scholz

  THOMAS H. BUESTRIN**                        Director
-------------------------------------
Thomas H. Buestrin

  MICHAEL T. CROWLEY, SR.**                   Director
-------------------------------------
Michael T. Crowley, Sr.

  R.W. DWYER, JR.**                           Director
-------------------------------------
R.W. Dwyer, Jr.

  HERBERT W. ISERMANN**                       Director
-------------------------------------
Herbert W. Isermann

  WILLIAM J. MIELKE**                         Director
-------------------------------------
William J. Mielke

  DAVID J. ROLFS**                            Director
-------------------------------------
David J. Rolfs




*Each of the above signatures is affixed as of September 7, 2000. Capacities indicated are with Mutual Savings Bank, which is forming Bank Mutual Corporation pursuant to the Plan of Reorganization.




**By     /s/ Michael T. Crowley, Jr.
     --------------------------------
        Attorney-in-fact

                                   BANK MUTUAL
                       ("BANK MUTUAL" OR THE "REGISTRANT")

                                  EXHIBIT INDEX
                                       TO
                         FORM S-1 REGISTRATION STATEMENT

         The following exhibits are filed with or incorporated by reference in this Registration Statement:




EXHIBIT      DESCRIPTION                                   INCORPORATED HEREIN      PREVIOUSLY          FILED
                                                             BY REFERENCE TO           FILED          HEREWITH

1.1          Agency Agreement between Mutual Savings                                     X
             Bank and Ryan Beck (draft form of)
1.2(a)       Agreement between Mutual Savings Bank and                                   X
             Ryan, Beck & Co. executed February 3, 2000
1.2(b)       Confirming amendment thereto dated June                                     X
             14, 2000
2.1          Plan of Restructuring from Mutual Savings                                   X
             Bank to Mutual Holding Company of Mutual
             Savings Bank, as amended and restated
             July 31, 2000*
2.2          Agreement and Plan of Merger, dated as of                                   X
             February 21, 2000, by and among Mutual
             Savings Bank, OV Corp. and First Northern
             Capital Corporation*
3(i)         Charter of Bank Mutual                                                      X
3(ii)        Bylaws of Bank Mutual                                                       X
4.1          Charter of Bank Mutual                      Exhibit 3(i) above
4.2          Stock Issuance Plan of Mutual Savings,                                      X
             as amended and restated July 31, 2000
4.3          Plan of Restructuring                       Exhibit 2.1 above
5.1          Opinion of Quarles & Brady LLP as to the                                    X
             legality of the securities being
             registered
8.1          Opinion of Quarles & Brady LLP as to the                                    X
             tax consequences of the transaction

10.1         Mutual Savings Benefit Restoration Plan                                     X
10.2         Mutual Savings' Outside Directors'                                          X
             Retirement Plan

EXHIBIT      DESCRIPTION                                   INCORPORATED HEREIN      PREVIOUSLY          FILED
                                                             BY REFERENCE TO           FILED          HEREWITH
10.3         Mutual Savings Executive Excess Benefit                                     X
             Plan
10.4         Agreement regarding deferred compensation                                   X
             Agreement dated May 16, 1988 between
             Mutual Savings and Michael T. Crowley, Sr.
10.5(a)      Employment Agreement between Mutual                                         X
             Savings and Michael T. Crowley Jr.
10.5(b)      Amendment thereto dated February 17, 1998                                   X
10.6(a)      Employment Agreement between Mutual                                         X
             Savings and Michael T. Crowley, Sr. dated
             December 31, 1993
10.6(b)      Amendment thereto dated February 17, 1998                                   X
10.7         Form of Employment Agreements of other                                      X
             Mutual Savings executive officers
23.1         Consent of Ernst & Young LLP, Mutual                                        X
             Savings' independent accountants
23.2         Consent of Wipfli Ullrich Bertelson LLP,                                    X
             First Northern's independent accountants
23.3         Consents of Quarles & Brady LLP             Contained in Exhibits
                                                         5.1 and 8.1
23.4         Consent of RP Financial, appraiser                                          X
23.5         Consent of Michael Meeuwsen, named as a                                     X
             prospective director
23.6         Consent of Ernst & Young LLP, First         Contained in Exhibit
             Northern's former independent accountants   23.1
24.1         Powers of Attorney                          On Signatures page
27.1         Financial Data Schedule                                                     X
99.1(a)      RP Financial Appraisal as of June 9, 2000**                                 X
99.1(b)      RP Financial Appraisal Update as of
             August 25, 2000**                                                           X
99.2         Marketing Materials, including                                              X
             Q&A brochure and share order form


------------------


* Without exhibits or schedules, which will be furnished to the Commission upon request.
** Portions of this exhibit are being filed via EDGAR. The registrant has filed the balance of the exhibit in paper form, pursuant to a continuing hardship request.









                                      EI-2